Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.
Item 8. Financial Statements and Supplementary Data.
Annex A - Kinder Morgan Energy Partners, L.P. Items 6, 7 and 8
Exhibit 99.1

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

We are a limited liability company, formed in Delaware in February 2001, which has elected to be treated as a corporation for United States federal income tax purposes. Our shares trade on the New York Stock Exchange under the symbol “KMR.” Our voting shares are owned by Kinder Morgan G.P., Inc., of which Kinder Morgan, Inc. (formerly Knight Inc.) owns all the outstanding common equity. Kinder Morgan G.P., Inc. is the general partner of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners L.P. and its subsidiary operating limited partnerships and their subsidiaries, subject to Kinder Morgan G.P., Inc.’s right to approve specified actions.

Kinder Morgan, Inc., a Kansas corporation and a private company, is one of the largest energy transportation and storage companies in North America, operating, either for itself or on behalf of Kinder Morgan Energy Partners, L.P., or owning an interest in approximately 37,000 miles of pipelines that transport primarily natural gas, crude oil, petroleum products and carbon dioxide, and approximately 170 terminals that store, transfer and handle products like gasoline and coal. On May 30, 2007, Kinder Morgan, Inc. merged with a wholly owned subsidiary of Kinder Morgan Holdco LLC, with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed Knight Inc until July 15, 2009 when its name was changed back to Kinder Morgan, Inc. Kinder Morgan Holdco LLC is a private company owned by Richard D. Kinder, our Chairman and Chief Executive Officer; our co-founder William V. Morgan; former Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; other members of Kinder Morgan, Inc.’s senior management, most of whom are also senior officers of Kinder Morgan G.P., Inc. and us; and affiliates of (i) Goldman Sachs Capital Partners, (ii) Highstar Capital, (iii) The Carlyle Group, and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the Going Private transaction.

The acquisition was accounted for under the purchase method of accounting, as required by Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The purchase price of Kinder Morgan, Inc. has been “pushed-down” and allocated to the assets and liabilities of its subsidiary companies, including us. As a result of this transaction, we have adopted a new basis of accounting for our assets and liabilities. Therefore, in the accompanying financial information, transactions and balances prior to the closing of the Going Private transaction (the amounts labeled “Pre-Acquisition Basis”) reflect the historical basis of accounting for our assets and liabilities, while the amounts subsequent to the closing (the amounts labeled “Post-Acquisition Basis”) reflect the push-down of Kinder Morgan, Inc.’s new accounting basis to our financial statements. Additional information on this transaction and its effect on our financial information is contained in Note 2 of the accompanying Notes to Consolidated Financial Statements.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in the United States in terms of market capitalization, and is a leading pipeline transportation and energy storage company in North America. Kinder Morgan Energy Partners, L.P. owns an interest in or operates approximately 26,000 miles of pipelines and approximately 170 terminals. Kinder Morgan Energy Partners, L.P.’s pipelines transport natural gas, gasoline, crude oil, carbon dioxide and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. Kinder Morgan Energy Partners, L.P. is also the leading provider of carbon dioxide for enhanced oil recovery projects in North America.

We are a limited partner in Kinder Morgan Energy Partners, L.P. and manage and control its business and affairs pursuant to a delegation of control agreement. Our success is dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance. The following discussion should be read in conjunction with the accompanying financial statements and related notes. In addition, you should read these consolidated financial statements in conjunction with Kinder Morgan Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Current Report on Form 8-K filed June 12, 2009(attached as Annex A).

Noncontrolling Interests in Consolidated Subsidiaries

On January 1, 2009, we and Kinder Morgan Energy Partners L.P. adopted the provisions of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment to ARB No. 51 ("SFAS No. 160"). Based on the effective date of the pronouncement, the audited consolidated financial statements in the Annual Reports on Form 10-K for the year ended December 31, 2008 as originally filed for Kinder Morgan Energy Partners

1

L.P. and us did not reflect the adoption of SFAS No. 160.  For further information on Kinder Morgan Energy Partners L.P. adoption of SFAS No. 160, see its Current Report on Form 8-K filed on June 12, 2009, which is attached as Annex A.

Business

Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and Kinder Morgan Energy Partners, L.P.’s limited partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. subject to Kinder Morgan G.P., Inc.’s right to approve specified actions.

Results of Operations

Our results of operations consist of the offsetting expenses and receipts associated with our managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P. and our equity in the earnings of Kinder Morgan Energy Partners, L.P. attributable to the i-units we own. At December 31, 2008, through our ownership of i-units, we owned approximately 29.3% of all of Kinder Morgan Energy Partners, L.P.’s outstanding limited partner interests. We use the equity method of accounting for our investment in Kinder Morgan Energy Partners, L.P. and record earnings as described below. Our percentage ownership in Kinder Morgan Energy Partners, L.P. changes over time upon the distribution of additional i-units to us or upon issuances of additional common units or other equity securities by Kinder Morgan Energy Partners, L.P.

Our earnings, as reported in the accompanying Consolidated Statements of Income, represent equity in earnings of Kinder Morgan Energy Partners, L.P. attributable to the i-units we own, reduced by a deferred income tax provision and adjusted for the push down effect of Kinder Morgan, Inc.’s purchase of us and Kinder Morgan Energy Partners, L.P. The deferred income tax provision is calculated based on the book/tax basis difference created by our recognition, under accounting principles generally accepted in the United States of America, of our share of the earnings of Kinder Morgan Energy Partners, L.P. Our earnings per share (both basic and diluted) is our net income divided by our weighted-average number of outstanding shares during each period presented. There are no securities outstanding that may be converted into or exercised for our shares.

Notwithstanding the consolidation of Kinder Morgan Energy Partners L.P. and its subsidiaries into Kinder Morgan, Inc.’s financial statements, it is not liable for, and its assets are not available to satisfy, the obligations of Kinder Morgan Energy Partners and/or its subsidiaries and vice versa. Responsibility for payments of obligations reflected in Kinder Morgan, Inc.’s or Kinder Morgan Energy Partners L.P.’s financial statements is a legal determination based on the entity that incurs the liability.

Kinder Morgan Energy Partners, L.P.’s acquisitions from Kinder Morgan, Inc. of the Trans Mountain pipeline system in April 2007, the one-third interest in the Express pipeline system (“Express”) and the full interest of the net assets of the Jet Fuel pipeline system (“Jet Fuel”) in August 2008 were accounted for as transfers of net assets between entities under common control. The carrying amounts of net assets recognized in the balance sheets of each combining entity were carried forward to the balance sheet of the combined entity, and no other assets or liabilities were recognized as a result of the combination (that is, no recognition was made for a purchase premium or discount representing any difference between the cash consideration and the book value of the net assets acquired). Trans Mountain (included in the Kinder Morgan Canada segment) has been incorporated into Kinder Morgan Energy Partners’ financial statements beginning January 1, 2006, the date of common control. Kinder Morgan Canada recorded charges of $377.1 million in 2007 related to the impairment of Trans Mountain goodwill. This amount is included in Kinder Morgan Canada’s 2007 net loss of $293.6 million. Due to the immaterial impact of Express and Jet Fuel operations and earnings, Kinder Morgan Energy Partners, L.P. and we have only included these operations and earnings in our financial statements for the four months ended December 31, 2008.

For the years ended December 31, 2008, 2007 and 2006, Kinder Morgan Energy Partners, L.P. reported limited partners’ net income (loss) of $499.0 million, ($21.3) million and $490.8 million, respectively. Our net income (loss) for the year ended December 31, 2008, seven months ended December 31, 2007, five months ended May 31, 2007 and year ended December 31, 2006 was $83.2 million, $50.4 million, ($41.3) million and $84.1 million, respectively.

2

Following is summarized restated income statement information and segment earnings contribution by business segment for Kinder Morgan Energy Partners, L.P. Additional information on Kinder Morgan Energy Partners, L.P.’s results of operation and financial position are contained in its Annual Report on Form 10-K for the year ended December 31, 2008, and Current Report on Form 8-K filed June 12, 2009, attached as Annex A

Kinder Morgan Energy Partners, L.P.

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Segment Earnings Contribution:
Product Pipelines	$546.2	$569.6	$491.2
Natural Gas Pipelines	760.6	600.2	574.8
CO2	759.9	537.0	488.2
Terminals	523.8	416.0	408.1
Kinder Morgan Canada	141.2	(293.6)	76.5
Total Segment Earnings	2,731.7	1,829.2	2,038.8
Depreciation, Depletion and Amortization Expenses	(702.7)	(547.0)	(432.8)
Amortization of Excess Cost of Investments	(5.7)	(5.8)	(5.7)
General Administrative Expenses	(297.9)	(278.7)	(238.4)
Interest and Other Non-Operating Expenses1	(406.9)	(400.4)	(342.4)
Net Income	1,318.5	597.3	1,019.5
Net Income Attributable to Noncontrolling Interests	(13.7)	(7.0)	(15.4)
Net Income Attributable to Kinder Morgan Energy Partners, L.P.	$1,304.8	$590.3	$1,004.1

General Partner’s Interest in Net Income	$805.8	$611.6	$513.3

Limited Partners’ Interest in Net Income	$499.0	$(21.3)	$490.8
____________
1	Includes unallocated interest income and income tax expense, interest and debt expense.

Income Taxes

We are a limited liability company that has elected to be treated as a corporation for financial and tax reporting purposes. Our entire income tax provision (benefit) consists of deferred income tax, and deferred income tax assets and liabilities are recognized for temporary differences between the basis of our assets and liabilities. Under our new basis of accounting, we have excluded nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P. Prior to the Going Private transaction we recognized temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes including nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective.

We are a party to a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this tax indemnification agreement, Kinder Morgan, Inc. agreed to indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and for any taxes arising out of a transaction involving the i-units we own to the extent the transaction does not generate sufficient cash to pay our taxes with respect to such transaction.

The year ended December 31, 2008 provision for income taxes of $59.0 million consists of $49.8 million of federal income tax expense, $1.6 million of state income tax expense, and $7.7 million of out of period adjustments attributable to the nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P. These income tax expenses were offset by approximately $0.1 million of other items.

The seven months ended December 31, 2007 provision for income taxes of $15.0 million consists of $23.1 million of federal income tax expense and $0.5 million of state income taxes. These income tax expenses were offset by a tax benefit of $8.6 million attributable to the nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P.

The five months ended May 31, 2007 benefit for income taxes of $23.3 million consists of $22.6 million of federal income tax benefit and $0.7 million of state income tax expenses.

3

The year ended December 31, 2006 provision for income taxes of $47.0 million consists of $45.9 million of federal income tax expense and $1.1 million of state income taxes.

See Notes 6 and 7 of the accompanying Notes to Consolidated Financial Statements for additional information on income taxes and the out of period adjustments, respectively.

Liquidity and Capital Resources

Our authorized capital structure consists of two classes of interests: (1) our listed shares and (2) our voting shares, collectively referred to in this document as our “shares.” Additional classes of interests may be approved by our board and holders of a majority of our shares, excluding shares held by Kinder Morgan, Inc. and its affiliates. Our only off-balance sheet arrangement is our equity investment in Kinder Morgan Energy Partners, L.P.

The number of our shares outstanding will at all times equal the number of i-units of Kinder Morgan Energy Partners, L.P., all of which we own. Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash but we make distributions on our shares in additional shares or fractions of shares. At the same time Kinder Morgan Energy Partners, L.P. makes a distribution on its common units and i-units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares. On February 13, 2009, we paid a share distribution of 0.024580 shares per outstanding share (1,917,189 total shares) to shareholders of record as of January 30, 2009, based on the $1.05 per common unit distribution declared by Kinder Morgan Energy Partners, L.P.

On May 15, 2007, we issued 5.7 million listed shares in a public offering at a price of $52.26 per share. We used the net proceeds of $297.9 million from the sale to purchase 5.7 million i-units from Kinder Morgan Energy Partners, L.P.

Kinder Morgan Energy Partners, L.P.’s partnership agreement requires that it distribute 100% of available cash, as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available cash consists generally of all of Kinder Morgan Energy Partners, L.P.’s cash receipts, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP, L.P.

Kinder Morgan Energy Partners, L.P.’s general partner is granted discretion by the partnership agreement, which discretion has been delegated to us, subject to the approval of the general partner in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When we determine Kinder Morgan Energy Partners, L.P.’s quarterly distributions, we consider current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

The general partner and owners of Kinder Morgan Energy Partners, L.P.’s common units and Class B units receive distributions in cash, while we, the sole owner of Kinder Morgan Energy Partners, L.P.’s i-units, receive distributions in additional i-units. For each outstanding i-unit, a fraction of an i-unit will be issued. The fraction is calculated by dividing the amount of cash being distributed per Kinder Morgan Energy Partners, L.P. common unit by the average closing price of our shares over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the New York Stock Exchange. The cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to the general partner, although Kinder Morgan Energy Partners, L.P. does not distribute cash to i-unit owners but retains the cash for use in its business.

Available cash is initially distributed 98% to the limited partners and 2% to the general partner. These distribution percentages are modified to provide for incentive distributions to be paid to the general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

Kinder Morgan Energy Partners, L.P.’s available cash for each quarter is distributed:

•
first, 98% to the owners of all classes of units pro rata and 2% to the general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

•
second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to the general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

4

•
third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to the general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

•
fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to the general partner.

Incentive distributions are generally defined as all cash distributions paid to the general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed. The general partner’s incentive distribution for the distributions that Kinder Morgan Energy Partners, L.P. declared for 2008 was $800.8 million. The general partner’s incentive distribution that Kinder Morgan Energy Partners, L.P. paid during 2008 to the general partner (for the fourth quarter of 2007 and the first nine months of 2008) was $754.6 million. The difference between declared and paid distributions is due to the fact that distributions for the fourth quarter of each year are declared and paid in the first quarter of the following year.

We expect that our expenditures associated with managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P. and the reimbursement for these expenditures received by us from Kinder Morgan Energy Partners, L.P. will continue to be equal. As stated above, the distributions we expect to receive on the i-units we own will be in the form of additional i-units. Therefore, we expect neither to generate nor to require significant amounts of cash in ongoing operations. We currently have no debt and have no plans to incur any debt. Any cash received from the sale of additional shares will immediately be used to purchase additional i-units. Accordingly, we do not anticipate any other sources or needs for additional liquidity.

Recent Accounting Pronouncements

Refer to Note 8 of the accompanying Notes to Consolidated Financial Statements for information regarding recent accounting pronouncements.

Information Regarding Forward-looking Statements

This filing includes forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to pay dividends or make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of our operations and those of Kinder Morgan Energy Partners, L.P. may differ materially from those expressed in these forward-looking statements. Please see “Information Regarding Forward-Looking Statements” for Kinder Morgan Energy Partners, L.P. included in Annex A. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•	price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal and other bulk materials and chemicals in North America;

•	economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

•
changes in tariff rates charged by Kinder Morgan Energy Partners L.P.’s pipeline subsidiaries implemented by the Federal Energy Regulatory Commission, other regulatory agency or the California Public Utilities Commission;

•	Kinder Morgan Energy Partners, L.P.’s ability to acquire new businesses and assets and integrate those operations into its existing operations, as well as the ability to expand its facilities;

•	difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from Kinder Morgan Energy Partners L.P.’s terminals or pipelines;

•	Kinder Morgan Energy Partners, L.P.’s ability to successfully identify and close acquisitions and make cost-saving changes in operations;

•
shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use Kinder Morgan Energy Partners, L.P.’s services or provide services or products to it;

5

•
crude oil and natural gas production from exploration and production areas that Kinder Morgan Energy Partners L.P. serves, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains and the Alberta oil sands;

•
changes in laws or regulations, third-party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect Kinder Morgan Energy Partners, L.P.’s business or its ability to compete;

•
changes in accounting pronouncements that impact the measurement of Kinder Morgan Energy Partners, L.P.’s  or our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

•
our ability to offer and sell equity securities, and Kinder Morgan Energy Partners’ ability to offer and sell equity securities and its ability to sell debt securities or obtain debt financing in sufficient amounts to implement that portion of Kinder Morgan Energy Partners’ business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of its facilities;

•
Kinder Morgan Energy Partners, L.P.’s indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at competitive disadvantages compared to its competitors that have less debt or have other adverse consequences;

•	interruptions of electric power supply to Kinder Morgan Energy Partners, L.P.’s facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

•	our or Kinder Morgan Energy Partners, L.P.’s ability to obtain insurance coverage without significant levels of self-retention of risk;

•	acts of nature, sabotage, terrorism or other similar acts causing damage greater than Kinder Morgan Energy Partners, L.P.’s insurance coverage limits;

•	capital and credit markets conditions, including availability of credit generally, as well as inflation and interest rates;

•	the political and economic stability of the oil producing nations of the world;

•	national, international, regional and local economic, competitive and regulatory conditions and developments;

•	our ability to achieve cost savings and revenue growth;

•	foreign exchange fluctuations;

•	the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

•
the extent of Kinder Morgan Energy Partners L.P.’s success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

•
engineering and mechanical or technological difficulties that Kinder Morgan Energy Partners L.P. may experience with operational equipment, in well completions and workovers, and in drilling new wells;

•	the uncertainty inherent in estimating future oil and natural gas production or reserves that Kinder Morgan Energy Partners L.P. may experience;

•	the ability of Kinder Morgan Energy Partners L.P. to complete expansion projects on time and on budget;

•	the timing and success of Kinder Morgan Energy Partners L.P.’s business development efforts; and

•
unfavorable results of litigation and the fruition of contingencies referred to in Kinder Morgan Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008 attached hereto as Annex A.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this filing are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

6

See Item 1A “Risk Factors” for a more detailed description of these and other factors that may affect the forward-looking statements. When considering forward-looking statements, one should keep in mind the risk factors described in “Risk Factors” above. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

The nature of our business and operations is such that no activities or transactions of the type requiring discussion under this item are conducted or entered into.

7

Item 8.	Financial Statements and Supplementary Data.

8

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Kinder Morgan Management, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan Management, LLC and its subsidiary (the "Company") at December 31, 2008 and 2007, and the results of their operations and their cash flows for the year ended December 31, 2008 and the period from June 1, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Kinder Morgan Management, LLC's 2008 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audits of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 8, as to which the date is September 18, 2009.

9

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Kinder Morgan Management, LLC:

In our opinion, the accompanying consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the results of the operations and the cash flows for the period from January 1, 2007 to May 31, 2007, and the year ended December 31, 2006 of Kinder Morgan Management, LLC and its subsidiary (the "Company") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 8, as to which the date is September 18, 2009.

10

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Post-Acquisition Basis		Pre-Acquisition Basis
	Year Ended December 31,	Seven Months Ended December 31,	Five Months Ended May 31,	Year Ended December 31,
	2008	2007	2007	2006
	(In millions)		(In millions)
Equity in Earnings (Loss) of Kinder Morgan Energy Partners, L.P.	$142.2	$65.4	$(64.6)	$131.1
Provision (Benefit) for Income Taxes	59.0	15.0	(23.3)	47.0

Net Income (Loss)	$83.2	$50.4	$(41.3)	$84.1

Earnings (Loss) Per Share, Basic and Diluted	$1.11	$0.71	$(0.65)	$1.40

Number of Shares Used in Computing Basic and Diluted Earnings Per Share	75.1	71.1	63.7	60.1

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Post-Acquisition Basis		Pre-Acquisition Basis
	Year Ended December 31,	Seven Months Ended December 31,	Five Months Ended May 31,	Year Ended December 31,
	2008	2007	2007	2006
	(In millions)		(In millions)
Net Income (Loss)	$83.2	$50.4	$(41.3)	$84.1
Other Comprehensive Income (Loss), Net of Tax:
Change in Fair Value of Derivatives Utilized for Hedging Purposes (Net of Tax Benefit (Expense) of $(37.6),$45.6, $6.6, and $17.3, respectively)	66.4	(80.7)	(5.8)	(30.5)
Reclassification of Change in Fair Value of Derivatives to Net Income (Net of Tax of $38.0, $13.9, $7.4, and $39.4, respectively)	67.0	24.5	6.5	69.7
Change in Foreign Currency Translation Adjustment (Net of Tax Benefit (Expense) of $19.0, $(2.3), $(2.5) and $1.8, respectively)	(33.6)	4.1	2.2	(3.2)
Minimum Pension Liability Adjustments, and reclassification of post retirement benefit and pension plan actuarial gains/losses and prior service costs/credits to net income (Net of Tax Benefit (Expense) of $(0.2) and $0.2, respectively)	0.4	(0.3)	-	-
Total Other Comprehensive Income (Loss)	100.2	(52.4)	2.9	36.0

Comprehensive Income (Loss)	$183.4	$(2.0)	$(38.4)	$120.1

The accompanying notes are an integral part of these consolidated financial statements.

11

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(In millions)	(In millions)
ASSETS

Current Assets
Accounts Receivable – Related Party	$7.2	$28.6
Prepayments and Other	0.8	2.3
	8.0	30.9

Investment in Kinder Morgan Energy Partners, L.P.	2,454.1	2,155.0

Deferred Tax Assets	-	27.9

Total Assets	$2,462.1	$2,213.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1.3	$1.3
Accrued Expenses and Other	6.6	29.5
	7.9	30.8

Deferred Tax Liabilities	122.1	-

Shareholders’ Equity
Voting Shares - Unlimited Authorized; 2 Voting Shares Issued and Outstanding	0.1	0.1
Listed Shares - Unlimited Authorized; 77,997,904 and 72,432,480 Listed Shares Issued and Outstanding, Respectively	2,630.1	2,374.8
Retained Deficit	(272.4)	(66.0)
Accumulated Other Comprehensive Loss	(25.7)	(125.9)
Total Shareholders’ Equity	2,332.1	2,183.0

Total Liabilities and Shareholders’ Equity	$2,462.1	$2,213.8

The accompanying notes are an integral part of these consolidated financial statements.

12

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Post-Acquisition Basis
	Year Ended December 31, 2008		Seven Months Ended December 31, 2007
	Shares	Amount	Shares	Amount
	(Dollars in millions)
Voting Shares
Beginning Balance	2	$0.1	2	$0.1
Ending Balance	2	0.1	2	0.1

Listed Shares
Beginning Balance	72,432,480	2,374.8	70,030,041	2,258.6
Share Dividends	5,565,424	289.6	2,402,439	-
Share Issuance Costs	-	-	-	116.4
Revaluation of Kinder Morgan Energy Partners, L.P. Investment	-	-	-	(0.2)
Purchase Accounting Adjustment	-	(34.3)	-	-
Ending Balance	77,997,904	2,630.1	72,432,480	2,374.8

Retained Deficit
Beginning Balance		(66.0)		-
Net Income		83.2		50.4
Share Dividends		(289.6)		(116.4)
Ending Balance		(272.4)		(66.0)

Accumulated Other Comprehensive Loss (Net of Tax Benefits)
Derivatives
Beginning Balance		(129.7)		(73.5)
Change in Fair Value of Derivatives Utilized for Hedging Purposes		66.4		(80.7)
Reclassification of Change in Fair Value of Derivatives to Net Income		67.0		24.5
Ending Balance		3.7		(129.7)
Foreign Currency Translation
Beginning Balance		4.1		-
Currency Translation Adjustment		(33.6)		4.1
Ending Balance		(29.5)		4.1
Employee Benefit Plans
Beginning Balance		(0.3)		-
SFAS No. 158 Amortization/Adjustments		0.4		(0.3)
Ending Balance		0.1		(0.3)
Total Accumulated Other Comprehensive Loss		(25.7)		(125.9)

Total Shareholders’ Equity	77,997,906	$2,332.1	72,432,482	$2,183.0

13

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (continued)

	Pre-Acquisition Basis
	Five Months Ended May 31,2007		Year Ended December 31, 2006
	Shares	Amount	Shares	Amount
	(Dollars in millions)
Voting Shares
Beginning Balance	2	$0.1	2	$0.1
Ending Balance	2	0.1	2	0.1

Listed Shares
Beginning Balance	62,301,674	2,109.4	57,918,371	1,958.5
Listed Shares Issued	5,700,000	297.9	-	-
Share Dividends	2,028,367	105.2	4,383,303	186.5
Share Issuance Costs	-	-	-	(0.1)
Revaluation of Kinder Morgan Energy Partners, L.P. Investment	-	-	-	(35.5)
Ending Balance	70,030,041	2,512.5	62,301,674	2,109.4

Retained Deficit
Beginning Balance		(387.0)		(284.6)
Net Income (Loss)		(41.3)		84.1
Share Dividends		(105.2)		(186.5)
Ending Balance		(533.5)		(387.0)

Accumulated Other Comprehensive Loss (Net of Tax Benefits)
Derivatives
Beginning Balance		(139.1)		(178.3)
Change in Fair Value of Derivatives Utilized for Hedging Purposes		(5.8)		(30.5)
Reclassification of Change in Fair Value of Derivatives to Net Income		6.5		69.7
Ending Balance		(138.4)		(139.1)
Foreign Currency Translation
Beginning Balance		(3.3)		(0.1)
Currency Translation Adjustment		2.2		(3.2)
Ending Balance		(1.1)		(3.3)
Employee Retirement Benefits
Beginning Balance		(0.3)		-
Adjustment to Initially Apply SFAS No. 158		-		(0.3)
Ending Balance		(0.3)		(0.3)
Total Accumulated Other Comprehensive Loss		(139.8)		(142.7)

Total Shareholders’ Equity	70,030,043	$1,839.3	62,301,676	$1,579.8

The accompanying notes are an integral part of these consolidated financial statements.

14

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents

	Post-Acquisition Basis		Pre-Acquisition Basis
	Year Ended December 31, 2008	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007	Year Ended December 31, 2006
	(In millions)		(In millions)
Cash Flows From Operating Activities
Net Income (Loss)	$83.2	$50.4	$(41.3)	$84.1
Adjustments to Reconcile Net Income to Net Cash Flows from Operating Activities
Deferred Income Taxes	59.0	15.0	(23.3)	47.0
Equity in (Earnings) Loss of Kinder Morgan Energy Partners, L.P.	(142.2)	(65.4)	64.6	(131.1)
Decrease (Increase) in Accounts Receivable	21.4	(16.1)	2.2	7.6
Decrease (Increase) in Other Current Assets	1.5	1.0	0.7	(0.6)
Increase (Decrease) in Accounts Payable	-	-	0.1	(1.4)
Increase (Decrease) in Other Current Liabilities	(22.9)	15.1	(3.0)	(5.6)
Net Cash Flows Provided by Operating Activities	-	-	-	-

Cash Flows From Investing Activities
Purchase of i-units of Kinder Morgan Energy Partners, L.P.	-	-	(297.9)	-
Net Cash Flows Used in Investing Activities	-	-	(297.9)	-

Cash Flows From Financing Activities
Shares Issued	-	-	297.9	-
Net Cash Flows Provided by Financing Activities	-	-	297.9	-

Net Increase in Cash and Cash Equivalents	-	-	-	-
Cash and Cash Equivalents at Beginning of Period	-	-	-	-
Cash and Cash Equivalents at End of Period	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

15

KINDER MORGAN MANAGEMENT, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      General

Kinder Morgan Management, LLC is a publicly traded Delaware limited liability company that was formed on February 14, 2001. Kinder Morgan G.P., Inc., of which Kinder Morgan, Inc. (formerly Knight Inc.) indirectly owns all of the outstanding common equity, is the general partner of Kinder Morgan Energy Partners, L.P. and owns all of our voting shares. Kinder Morgan G.P., Inc., pursuant to a delegation of control agreement among us, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P., has delegated to us, to the fullest extent permitted under Delaware law and Kinder Morgan Energy Partners, L.P.’s limited partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to the general partner’s right to approve specified actions. We are a limited partner in Kinder Morgan Energy Partners, L.P. through our ownership of its i-units, and manage and control its business and affairs pursuant to the delegation of control agreement. Our success is dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance, see Note 5. Unless the context requires otherwise, references to “we,” “us,” “our,” or the “Company” are intended to mean Kinder Morgan Management, LLC and its consolidated subsidiary, Kinder Morgan Services LLC.

2.      Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include the accounts of Kinder Morgan Management, LLC and its wholly owned subsidiary, Kinder Morgan Services LLC. All material intercompany transactions and balances have been eliminated.

On May 30, 2007, Kinder Morgan, Inc. merged with a wholly owned subsidiary of Kinder Morgan Holdco LLC, with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed Knight Inc. until July 15, 2009 when its name was changed back to Kinder Morgan, Inc. Kinder Morgan Holdco LLC is a private company owned by Richard D. Kinder, our Chairman and Chief Executive Officer; our co-founder William V. Morgan; former Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; other members of its senior management, most of whom are also senior officers of Kinder Morgan G.P., Inc. and us; and affiliates of (i) Goldman Sachs Capital Partners, (ii) Highstar Capital, (iii) The Carlyle Group, and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the Going Private transaction. The acquisition was accounted for under the purchase method of accounting, as required by Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The purchase price of Kinder Morgan, Inc. has been “pushed-down” and allocated to the assets and liabilities of its subsidiary companies, including us. As a result of this transaction, we have adopted a new basis of accounting for our assets and liabilities. Therefore, in the accompanying financial information, transactions and balances prior to the closing of the Going Private transaction (the amounts labeled “Pre-Acquisition Basis”) reflect the historical basis of accounting for our assets and liabilities, while the amounts subsequent to the closing (the amounts labeled “Post-Acquisition Basis”) reflect the push-down of Kinder Morgan, Inc.’s new accounting basis to our financial statements.

The purchase price of Kinder Morgan, Inc. was allocated to the assets it acquired and the liabilities it assumed based on their fair values. The push-down of this allocation of fair value to us caused a step-up in the recorded value of our investment in Kinder Morgan Energy Partners, L.P. of approximately $224.1 million and the recording of a deferred tax asset. The difference between the book value of our investment in Kinder Morgan Energy Partners, L.P. (reflected within the caption “Investment in Kinder Morgan Energy Partners, L.P.” in the accompanying Consolidated Balance Sheets) and our share of Kinder Morgan Energy Partners L.P.’s recognized net assets at book value (our ownership percentage in Kinder Morgan Energy Partners, L.P. multiplied by the total partners’ capital on Kinder Morgan Energy Partner’s, L.P.’s Consolidated Balance Sheets) consists of two pieces. First, an amount related to the difference between the recognized net assets at book value and the fair value of those net assets, and secondly, a premium in excess of the fair value of those underlying net assets referred to as equity method goodwill.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Accounting for Investment in Kinder Morgan Energy Partners, L.P.

We use the equity method of accounting for our investment in Kinder Morgan Energy Partners, L.P., which investment is further described in Notes 3 and 4. Kinder Morgan Energy Partners, L.P. is a publicly traded limited partnership and is traded on the New York Stock Exchange under the symbol “KMP.” We record, in the period in which it is earned, our share of the

16

earnings of Kinder Morgan Energy Partners, L.P. attributable to the i-units we own, which beginning June 1, 2007, includes an adjustment to reflect the impact of the push down of the purchase price of Kinder Morgan, Inc. on our equity investment in Kinder Morgan Energy Partners, L.P. We also record our proportionate share of Kinder Morgan Energy Partners’ Accumulated Other Comprehensive Income as an adjustment to our investment in Kinder Morgan Energy Partners. We receive distributions from Kinder Morgan Energy Partners, L.P. in the form of additional i-units, which increase the number of i-units we own. We issue additional shares (or fractions thereof) of the Company to our existing shareholders in an amount equal to the additional i-units received from Kinder Morgan Energy Partners, L.P. At December 31, 2008, through our ownership of i-units, we owned approximately 29.3% of all of Kinder Morgan Energy Partners, L.P.’s outstanding limited partner interests.

In addition, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method to determine whether current events or circumstances warrant adjustments to our carrying value in accordance with APB Opinion No. 18. The impairment test under APB No. 18 considers whether there is an inability to recover the carrying value of an investment that is other than temporary. As of December 31, 2008, we believed no such impairment had occurred on our investment in Kinder Morgan Energy Partners, L.P.

Accounting for Share Distributions

Our board of directors declares and we make additional share distributions at the same times that Kinder Morgan Energy Partners, L.P. declares and makes distributions on the i-units to us, so that the number of i-units we own and the number of our shares outstanding remain equal. We account for the share distributions we make by charging retained earnings and crediting outstanding shares with amounts that equal the number of shares distributed multiplied by the closing price of the shares on the date the distribution is payable. As a result, we expect that our retained earnings will always be in a deficit position because (i) distributions per unit for Kinder Morgan Energy Partners, L.P. (which serve to reduce our retained earnings) are based on ”Available Cash” as defined by its partnership agreement, which amount generally exceeds the earnings per unit (which serve to increase our retained earnings) and (ii) the impact on our retained earnings attributable to our equity in the earnings of Kinder Morgan Energy Partners, L.P. is recorded after a provision for income taxes.

Earnings Per Share

Both basic and diluted earnings per share are computed based on the weighted-average number of shares outstanding during each period, adjusted for share splits. There are no securities outstanding that may be converted into or exercised for shares.

Cash Flow Information

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. No cash payments for interest or income taxes were made during the periods presented.

3.      Capitalization

Our authorized capital structure consists of two classes of interests: (1) our listed shares and (2) our voting shares, collectively referred to in this document as our “shares.” Prior to the May 2001 initial public offering of our shares, our issued capitalization consisted of $100,000 contributed by Kinder Morgan, G.P., Inc. for two voting shares. At December 31, 2008, Kinder Morgan, Inc. owned approximately 11.1 million, or approximately 14.3% of our outstanding shares.

On February 13, 2009, we paid a share distribution of 0.024580 shares per outstanding share (1,917,189 total shares) to shareholders of record as of January 30, 2009, based on the $1.05 per common unit distribution declared by Kinder Morgan Energy Partners, L.P. This distribution was paid in the form of additional shares or fractions thereof based on the average market price of a share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares.

4.      Business Activities and Related Party Transactions

At no time after our formation and prior to our initial public offering did we have any operations or own any interest in Kinder Morgan Energy Partners, L.P. Upon the closing of our initial public offering in May 2001, we became a limited partner in Kinder Morgan Energy Partners, L.P. and, pursuant to a delegation of control agreement, we assumed the management and control of its business and affairs. Under the delegation of control agreement, Kinder Morgan G.P., Inc. delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of Kinder Morgan G.P., Inc.’s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.’s right to approve certain transactions. Kinder Morgan Energy Partners, L.P. will either pay directly or reimburse us for all expenses we incur in performing under the delegation of control agreement and will be obligated to indemnify us against claims and liabilities provided that we have acted in good faith and in a manner we believed to be in, or not opposed to, the best interests of Kinder Morgan Energy Partners, L.P. and

17

the indemnity is not prohibited by law. Kinder Morgan Energy Partners, L.P. consented to the terms of the delegation of control agreement including Kinder Morgan Energy Partners, L.P.’s indemnity and reimbursement obligations. We do not receive a fee for our service under the delegation of control agreement, nor do we receive any margin or profit on the expense reimbursement. We incurred approximately $263.5 million, $135.8 million, $116.9 million and $215.5 million of expenses during the year ended December 31, 2008, the seven months ended December 31, 2007, the five months ended May 31, 2007 and the year ended December 31, 2006, respectively, on behalf of Kinder Morgan Energy Partners, L.P. The expense reimbursements by Kinder Morgan Energy Partners, L.P. to us are accounted for as a reduction to the expense incurred by us. The net monthly balance payable or receivable from these activities is settled in cash in the following month. At December 31, 2008, $7.2 million, primarily a receivable from Kinder Morgan Energy Partners, L.P. is recorded in the caption “Accounts Receivable—Related Party” in the accompanying Consolidated Balance Sheet.

Kinder Morgan Services LLC is our wholly owned subsidiary and provides centralized payroll and employee benefits services to us, Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and Kinder Morgan Energy Partners, L.P.’s operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc., a subsidiary of Kinder Morgan G.P., Inc., are assigned to work for one or more members of the Group. When they do so, they remain under our ultimate management and control. The direct costs of all compensation, benefits expenses, employer taxes and other employer expenses for these employees are allocated and charged by Kinder Morgan Services LLC to the appropriate members of the Group, and the members of the Group reimburse Kinder Morgan Services LLC for their allocated shares of these direct costs. There is no profit or margin charged by Kinder Morgan Services LLC to the members of the Group. The administrative support necessary to implement these payroll and benefits services is provided by the human resource department of Kinder Morgan, Inc., and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. The effect of these arrangements is that each member of the Group bears the direct compensation and employee benefits costs of its assigned or partially assigned employees, as the case may be, while also bearing its allocable share of administrative costs. Pursuant to its limited partnership agreement, Kinder Morgan Energy Partners, L.P. reimburses Kinder Morgan Services LLC for its share of these administrative costs, and such reimbursements are accounted for as described above. Additionally, Kinder Morgan Energy Partners, L.P. reimburses us with respect to costs incurred or allocated to us in accordance with Kinder Morgan Energy Partners, L.P.’s limited partnership agreement, the delegation of control agreement among Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P., us and others, and our limited liability company agreement. During the year ended December 31, 2008, the seven months ended December 31, 2007, the five months ended May 31, 2007 and the year ended December 31, 2006, expenses totaled approximately $310.7 million, $163.7 million, $112.1 million and $248.3 million, respectively.

5.      Summarized Financial Information for Kinder Morgan Energy Partners, L.P.

Kinder Morgan Energy Partners, L.P.’s acquisition Kinder Morgan, Inc. of the Trans Mountain pipeline system in April 2007, the one-third interest in Express and a full interest in the net assets of Jet Fuel in August 2008 were accounted for as transfers of net assets between entities under common control. The carrying amounts of net assets recognized in the balance sheets of each combining entity were carried forward to the balance sheet of the combined entity, and no other assets or liabilities were recognized as a result of the combination (that is, no recognition was made for a purchase premium or discount representing any difference between the cash consideration and the book value of the net assets acquired) Trans Mountain (included in the Kinder Morgan Canada segment) has been incorporated into Kinder Morgan Energy Partners’ financial statements beginning January 1, 2006, the date of common control. Kinder Morgan Canada recorded charges of $377.1 million in 2007 related to the impairment of Trans Mountain goodwill. This amount is included in Kinder Morgan Canada’s 2007 net loss of $293.6 million. Due to the immaterial impact of Express and Jet Fuel operations and earnings, Kinder Morgan Energy Partners, L.P. and we have only included the operations and earnings of Express and Jet Fuel in our financial statements for the four months ended December 31, 2008.

Following is summarized income statement information for Kinder Morgan Energy Partners, L.P., a publicly traded limited partnership in which we own a significant interest. Additional information on Kinder Morgan Energy Partners, L.P.’s results of operations and financial position are contained in its Annual Report on Form 10-K for the year ended December 31, 2008 and Current Report on Form 8-K filed June 12, 2009, attached as Annex A

18

Summarized Kinder Morgan Energy Partners, L.P. Income Statement Information

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Operating Revenues	$11,740.3	$9,217.7	$9,048.7
Operating Expenses	10,188.8	8,410.0	7,757.1
Operating Income	$1,551.5	$807.7	$1,291.6

Income from Continuing Operations	$1,317.2	$423.4	$1,005.2

Net Income	$1,318.5	$597.3	$1,019.5

Summarized Kinder Morgan Energy Partners, L.P. Balance Sheet Information

	As of December 31,
	2008	2007
	(In millions)
Current Assets	$1,244.4	$1,209.7
Noncurrent Assets	$16,641.4	$13,968.1

Current Liabilities	$1,782.1	$2,558.3
Noncurrent Liabilities	$9,987.4	$8,129.6
Kinder Morgan Energy Partners, L.P. Partners’ Capital	$6,045.6	$4,435.7
Noncontrolling Interests	$70.7	$54.2

6.      Income Taxes

We are a limited liability company that has elected to be treated as a corporation for federal income tax purposes. Our entire income tax provision (benefit) consists of deferred income tax and deferred income tax assets and liabilities are recognized for temporary differences between the basis of our assets and liabilities for financial and tax reporting purposes. Our deferred tax liabilities balance was $122.1 million as of December 31, 2008 and our deferred tax assets balance was $27.9 million as of December 31, 2007 as presented in the accompanying Consolidated Balance Sheets. Under our new basis of accounting, we have excluded nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P. Prior to the Going Private transaction we recognized temporary differences between the basis of our assets and liabilities for financial reporting and tax purposes including nondeductible goodwill associated with our investment in Kinder Morgan Energy Partners, L.P. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Currently, our only such temporary difference results from our investment in Kinder Morgan Energy Partners, L.P.

	Post-Acquisition Basis		Pre-Acquisition Basis
	Year Ended December 31, 2008	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007	Year Ended December 31, 2006
Federal Income Tax Rate	35.0%	35.0%	35.0%	35.0%
Other1	5.4%	(13.2)%	-	-
State Income Tax, Net of Federal Benefit	1.1%	1.1%	1.1%	0.9%
Effective Tax Rate	41.5%	22.9%	36.1%	35.9%
__________
1	Primarily changes in nondeductible goodwill and an out of period adjustment; See Note 7, “Out of Period Adjustment” for further discussion.

We entered into a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this tax indemnification agreement, Kinder Morgan, Inc. agreed to indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and for any taxes arising out of a transaction involving the i-units we own to the extent the transaction does not generate sufficient cash to pay our taxes with respect to such transaction.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007 and its adoption did not result in a cumulative effect adjustment to the opening

19

balance of the “Retained Deficit” on the accompanying Consolidated Balance Sheet.

For the five months ended May 31, 2007, seven months ended December 31, 2007, and year ended December 31, 2008, we had no unrecognized tax benefits on the balance sheet. In the event interest or penalties are incurred with respect to income tax matters, our policy will be to include such items in income tax expense. We did not have an accrual for interest and penalties at May 31 and December 31, 2007, or at December 31, 2008. At December 31, 2008, tax years 2004 through 2008 remained subject to examination by the Internal Revenue Service or applicable states. We do not expect any material change in the balance of our unrecognized tax benefits over the next twelve months.

7.      Out of Period Adjustment

Effective with the closing of the Going Private transaction (which was accounted for as a purchase business combination under SFAS No. 141, Business Combinations) and our change to a new basis of accounting reflecting the push down of the purchase price to us, we now provide for deferred taxes on only the portion of the book/tax basis difference in our investment in Kinder Morgan Energy Partners, L.P. that is not attributable to non-tax-deductible goodwill. We developed an estimate that was used to determine the provision for deferred income taxes and the net deferred tax balances included in our Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”). Subsequent to the February 29, 2008 filing of our 2007 Form 10-K, we determined that the information used in making this estimate was deficient in some respects and, therefore, a revised estimate was developed.

Our consolidated financial statements for the year ended December 31, 2008 reflect the revised calculation, including the correction of our previously reported amounts. This change had the effects of (i) increasing our provision for deferred income taxes by $7.7 million (resulting in a reduction to net income of $7.7 million or $0.10 per diluted share) and (ii) creating incremental deferred income tax liability of $63.8 million, of which only the $7.7 million referred to above in (i) had an effect on our results of operations due to the application of purchase accounting. This change has not had and will not have an effect on the distributions we receive from Kinder Morgan Energy Partners, L.P. in the form of additional i-units or the share distributions we declare. In addition, the deferred tax balance may not represent the taxes that we would owe in the event of liquidation of Kinder Morgan Energy Partners, L.P. as our tax liabilities on liquidation may be impacted by our tax indemnification agreement with Kinder Morgan, Inc.

We evaluated the impact of the error and determined that it was not material to our consolidated financial statements in 2007 or 2008, and accordingly have recorded the related effects in our consolidated financial statements for the year ended December 31, 2008 (see Note 6).

8.      Recent Accounting Pronouncements

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

This Statement was adopted by us effective January 1, 2008, at which time no financial assets or liabilities, not previously required to be recorded at fair value by other authoritative literature, were designated to be recorded at fair value. As such, the adoption of this Statement did not have any impact on our consolidated financial statements.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. This Statement changes the accounting and reporting for noncontrolling interests in consolidated financial statements. A noncontrolling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.

Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated income

20

statement (consolidated net income and comprehensive income will be determined without deducting minority interest, however, earnings-per-share information will continue to be calculated on the basis of the net income attributable to the parent’s shareholders); and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently and similarly—as equity transactions.

This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for us). SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied; however, its presentation and disclosure requirements have been applied retrospectively for all periods presented in this report. The adoption of this Statement did not have any impact on our consolidated financial statements.

On December 4, 2007, the FASB issued SFAS No. 141(revised 2007), (“SFAS 141 (R)”), Business Combinations. Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.

Significant provisions of SFAS No. 141(R) concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for us). The adoption of this Statement did not have a material impact on our consolidated financial statements.

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, among other things, (i) a tabular summary of the fair value of derivative instruments and their gains and losses, (ii) disclosure of derivative features that are credit-risk–related to provide more information regarding an entity’s liquidity, and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us). This Statement expands and enhances disclosure requirements only, and as such, the adoption of this Statement did not have any impact on our consolidated financial statements.

On April 25, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3 Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The adoption of this FSP did not have a material impact on our consolidated financial statements.

On May 9, 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities.

Statement No. 162 establishes that the GAAP hierarchy should be directed to entities because it is the entity, and not its auditor that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Statement No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, and is only effective for nongovernmental entities. We do not expect the adoption of this Statement to have any effect on our consolidated financial statements.

On June 16, 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. As participating securities, these

21

instruments should be included in the calculation of basic earnings per share. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The adoption of this FSP did not have an impact on our consolidated financial statements.

On November 24, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 08-6, or EITF 08-6, Equity Method Investment Accounting Considerations. EITF 08-6 clarifies certain accounting and impairment considerations involving equity method investments. This Issue is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The guidance in this Issue is to be applied prospectively for all financial statements presented. The adoption of this Issue did not have any impact on our consolidated financial statements.

On December 11, 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. These pronouncements require enhanced disclosure and transparency by public entities about their involvement with variable interest entities and their continuing involvement with transferred financial assets. The disclosure requirements in these pronouncements are effective for annual and interim periods ending after December 15, 2008 (December 31, 2008 for us). The adoption of these pronouncements did not have any impact on our consolidated financial statements.

On December 30, 2008, the FASB issued FSP No. FAS 132(R)-1, Employer’s Disclosures About Postretirement Benefit Plan Assets, effective for financial statements ending after December 15, 2009 (December 31, 2009 for us). This FSP requires additional disclosure of pension and post retirement plan holdings regarding (i) investment asset classes, (ii) fair value measurement of assets, (iii) investment strategies, (iv) asset risk and (v) rate-of-return assumptions. We do not expect this FSP to have a material effect on our consolidated financial statements.

On December 31, 2008, the Securities and Exchange Commission (“SEC”) issued its final rule Modernization of Oil and Gas Reporting, which revises the disclosures required by oil and gas companies. The SEC disclosure requirements for oil and gas companies have been updated to include expanded disclosure for oil and gas activities, and certain definitions have also been changed that will impact the determination of oil and gas reserve quantities. The provisions of this final rule are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009. We do not expect this final rule to have a material impact on our consolidated financial statements.

9.      Subsequent Event

On February 26, 2009, Kinder Morgan Energy Partners priced a public offering of 5,500,000 of its common units at a price of $46.95 per unit, excluding an additional 825,000 common units that may be issued pursuant to an underwriters’ over-allotment option. Kinder Morgan Energy Partners expects to receive net proceeds, after commissions and underwriting expenses, of approximately $250 million for the issuance of these 5,500,000 common units, and it intends to use the proceeds to reduce the borrowings under its bank credit facility.

Selected Quarterly Financial Data (Unaudited)

Quarterly Operating Results for 2008 and 2007

	2008–Three Months Ended
	Post-Acquisition Basis
	March 31	June 30	September 30	December 31
	(In millions except per share amounts)
Equity in Earnings of Kinder Morgan Energy Partners, L.P.	$46.5	$47.5	$35.8	$12.4
Provision for Income Taxes	24.4	17.6	12.9	4.1
Net Income	$22.1	$29.9	$22.9	$8.3

Earnings Per Share, Basic and Diluted	$0.30	$0.40	$0.30	$0.11

Number of Shares Used in Computing Basic and Diluted Earnings Per Share	73.1	74.4	75.7	77.2

22

	2007
	Pre-Acquisition Basis		Post-Acquisition Basis
	Three Months Ended March 31	Two Month Ended May 31	One Month Ended June 30	Three Months Ended September 30	Three Months Ended December 31
	(In millions except per share amounts)		(In millions except per share amounts)
Equity in Earnings (Loss) of Kinder Morgan Energy Partners, L.P.	$(77.5)	$12.9	$11.4	$17.4	$36.6
Provision (Benefit) for Income Taxes	(28.0)	4.7	4.1	6.3	4.6
Net Income (Loss)	$(49.5)	$8.2	$7.3	$11.1	$32.0

Earnings (Loss) Per Share, Basic and
Diluted	$(0.79)	$0.13	$0.10	$0.16	$0.45

Number of Shares Used in Computing Basic and Diluted Earnings Per Share	62.8	65.0	70.0	70.6	71.8

Supplemental Information on Oil and Gas Producing Activities (Unaudited)

We do not directly have oil and gas producing activities, however, our equity method investee, Kinder Morgan Energy Partners, L.P., does have significant oil and gas producing activities. The Supplementary Information on Oil and Gas Producing Activities that follows is presented as required by SFAS No. 69, Disclosures about Oil and Gas Producing Activities, and represents our equity interest in the oil and gas producing activities of Kinder Morgan Energy Partners, L.P. Our proportionate share of Kinder Morgan Energy Partners, L.P.’s capitalized costs, costs incurred and results of operations from oil and gas producing activities consisted of the following:

	Successor Company		Predecessor Company
	Year Ended December 31, 2008	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007	Year Ended December 31, 2006
	(In millions)		(In millions)
Net Capitalized Costs	$399.4	$353.6	$351.9	$330.3
Costs Incurred for the Period Ended	142.1	44.7	25.1	79.1
Results of Operations for the Period Ended	10.3	5.1	3.6	21.2
Percentage of Ownership of Kinder Morgan Energy Partners, L.P.	28.70%	28.63%	28.63%	26.50%

Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations or declines based upon future conditions. Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing investments in wells and field infrastructure under current operating conditions. Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

The standardized measure of discounted cash flows is based on assumptions including year-end market pricing, future development and production costs and projections of future abandonment costs. A discount factor of 10% is applied annually to the future net cash flows.

23

The table below represents our proportionate share of Kinder Morgan Energy Partners, L.P.’s (i) estimate of proved crude oil, natural gas liquids and natural gas reserves and (ii) standardized measure of discounted cash flows.

	December 31,
	2008	2007	2006
	(Dollars in millions)
Proved Reserves
Crude Oil (MBbls)	22.6	34.7	32.9
Natural Gas Liquids (MBbls)	2.0	3.2	2.7
Natural Gas (MMcf)1	0.4	0.3	0.1
Standardized Measure of Discounted Cash Flows for the Year Ended	$189.0	$1,167.5	$585.0
Percentage Ownership of Kinder Morgan Energy Partners, L.P.	28.70%	28.63%	26.50%
__________
1	Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees Fahrenheit.

24

Annex A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2009

KINDER MORGAN ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11234 (Commission File Number)	76-0380342 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 1, 2009, we adopted the provisions of Financial Accounting Standards Board Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment to ARB No. 51" ("SFAS No. 160"). Based on the effective date of the pronouncement, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 (the "Form 10-K") did not reflect the adoption of SFAS No. 160. Accordingly, the following sections of our Form 10-K have been updated solely to reflect the retrospective presentation and disclosure requirements of SFAS No. 160 that were not yet effective for the financial statements originally filed with the Form 10-K, and are filed herewith as Exhibit 99.1 and incorporated herein by reference:

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 8. Financial Statements and Supplementary Data

No Items of the Form 10-K other than those identified above are being adjusted or otherwise revised by this filing.

This Current Report on Form 8-K should be read in conjunction with the Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and other filings with the Securities and Exchange Commission. Information in the Form 10-K is generally stated as of December 31, 2008, and this filing does not reflect any subsequent information or events other than the adoption of the presentation and disclosure requirements of SFAS No. 160 described above. More current information is contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and other filings with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

23.1	Consent of PricewaterhouseCoopers LLP.
99.1	Selected Items of the Annual Report on Form 10-K for the year ended December 31, 2008, as revised.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

	By:	KINDER MORGAN G.P., INC.,
its general partner

		By:	KINDER MORGAN MANAGEMENT, LLC,
its delegate

Dated: June 12, 2009			By:	/s/ Kimberly Dang
Kimberly Dang
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Selected Items of the Annual Report on Form 10-K for the year ended December 31, 2008, as revised.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491, 333-142584, 333-153598 and 333-156783-02) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No, 160 discussed in Note 18, as to which the date is June 10, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K .

/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 10, 2009

Exhibit 99.1

Table of Contents
Item*	Description	Page
6.	Selected Financial Data	1-3
7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	3-42
8.	Financial Statements and Supplementary Data	42-138

* Item number corresponds to the similar item number in our Form 10-K for the year ended December 31, 2008.

Item 6. Selected Financial Data

          The following tables set forth, for the periods and at the dates indicated, our summary historical financial and operating data. The table is derived from our consolidated financial statements and notes thereto, and should be read in conjunction with those audited financial statements. See also Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report for more information.

	Year Ended December 31,
	2008(6)	2007(7)	2006(8)	2005(9)	2004(10)
	(In millions, except per unit and ratio data)
Income and Cash Flow Data:
Revenues	$11,740.3	$9,217.7	$9,048.7	$9,745.9	$7,893.0
Costs, Expenses and Other:
Gas purchases and other costs of sales	7,716.1	5,809.8	5,990.9	7,167.3	5,767.0
Operations and maintenance	1,010.2	1,024.6	777.0	719.5	488.6
Fuel and power	272.6	237.5	223.7	178.5	146.4
Depreciation, depletion and amortization	702.7	540.0	423.9	341.6	281.1
General and administrative	297.9	278.7	238.4	216.7	170.5
Taxes, other than income taxes	186.7	153.8	134.4	106.5	79.1
Other expense (income)	2.6	365.6	(31.2)	-	-

Operating income	1,551.5	807.7	1,291.6	1,015.8	960.3

Other income/(expense):
Earnings from equity investments	160.8	69.7	74.0	89.6	81.8
Amortization of excess cost of equity investments	(5.7)	(5.8)	(5.6)	(5.5)	(5.6)
Interest, net	(388.2)	(391.4)	(337.8)	(259.0)	(192.9)
Other, net	19.2	14.2	12.0	3.3	2.2
Income tax provision	(20.4)	(71.0)	(29.0)	(24.5)	(19.7)
Income from continuing operations	1,317.2	423.4	1,005.2	819.7	826.1
Income (loss) from discontinued operations(1)	1.3	173.9	14.3	(0.2)	15.1

Net income	1,318.5	597.3	1,019.5	819.5	841.2
Net income attributable to noncontrolling interests	(13.7)	(7.0)	(15.4)	(7.3)	(9.6)
Net income attributable to Kinder Morgan Energy Partners, L.P.	1,304.8	590.3	1,004.1	812.2	831.6
Less: General Partner’s interest in net income	(805.8)	(611.6)	(513.3)	(477.3)	(395.1)
Limited Partners’ interest in net income (loss)	$499.0	$(21.3)	$490.8	$334.9	$436.5

Basic Limited Partners’ net income (loss) per unit:
Income (loss) per unit from continuing operations(2)	$1.94	$(0.82)	$2.12	$1.58	$2.14
Income from discontinued operations	-	0.73	0.07	-	0.08
Net income (loss) per unit	$1.94	$(0.09)	$2.19	$1.58	$2.22

Diluted Limited Partners’ net income (loss) per unit:
Income (loss) per unit from continuing operations(2)	$1.94	$(0.82)	$2.12	$1.58	$2.14
Income from discontinued operations	-	0.73	0.06	-	0.08
Net income (loss) per unit	$1.94	$(0.09)	$2.18	$1.58	$2.22

Per unit cash distribution declared(3)	$4.02	$3.48	$3.26	$3.13	$2.87
Ratio of earnings to fixed charges(4)	$3.77	$2.13	$3.64	3.76	4.84
Additions to property, plant and equipment	$2,533.0	$1,691.6	$1,182.1	$863.1	$747.3

Balance Sheet Data (at end of period):
Net property, plant and equipment	$13,241.4	$11,591.3	$10,106.1	$8,864.6	$8,168.9
Total assets	$17,885.8	$15,177.8	$13,542.2	$11,923.5	$10,552.9
Long-term debt(5)	$8,274.9	$6,455.9	$4,384.3	$5,220.9	$4,722.4

(1)
Represents income or loss from the operations of our North System natural gas liquids pipeline system. 2008 and 2007 amounts include gains of $1.3 million and $152.8 million, respectively, on disposal of our North System. For more information on our discontinued operations, see Note 3 to our consolidated financial statements included elsewhere in this report.

(2)
Represents income from continuing operations per unit. Basic Limited Partners’ income per unit from continuing operations was computed by dividing the interest of our unitholders in income from continuing operations by the weighted average number of units outstanding during the period. Diluted Limited Partners’ income per unit from continuing operations reflects the maximum potential dilution that could occur if units whose issuance depends on the market price of the units at a future date were considered outstanding, or if, by application of the treasury stock method, options to issue units were exercised, both of which would result in the issuance of additional units that would then share in our net income.

(3)	Represents the amount of cash distributions declared with respect to that year.

(4)
For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, equity earnings (including amortization of excess cost of equity investments) and unamortized capitalized interest, plus fixed charges and distributed income of equity investees. Fixed charges are defined as the sum of interest on all indebtedness (excluding capitalized interest), amortization of debt issuance costs and that portion of rental expense which we believe to be representative of an interest factor.

(5)
Excludes value of interest rate swaps. Increases to long-term debt for value of interest rate swaps totaled $951.3 million as of December 31, 2008, $152.2 million as of December 31, 2007, $42.6 million as of December 31, 2006, $98.5 million as of December 31, 2005 and $130.2 million as of December 31, 2004.

(6)
Includes results of operations for the terminal assets acquired from Chemserve, Inc. and the Phoenix, Arizona refined petroleum products storage terminal acquired from ConocoPhillips since effective dates of acquisition. We acquired the terminal assets from Chemserve effective August 15, 2008, and we acquired the Phoenix, Arizona products terminal effective December 10, 2008.

(7)
Includes results of operations for an approximate 50.2% interest in the Cochin pipeline system, the Vancouver Wharves marine terminal, and terminal assets acquired from Marine Terminals, Inc. since effective dates of acquisition. We acquired the remaining 50.2% interest in Cochin that we did not already own from affiliates of BP effective January 1, 2007. We acquired the Vancouver Wharves bulk marine terminal operations from British Columbia Railway Company effective May 30, 2007, and we acquired certain bulk terminal assets from Marine Terminals, Inc. effective September 1, 2007. Also includes Trans Mountain since January 1, 2007 as discussed below in note (8).

(8)
Includes results of operations for the net assets of Trans Mountain acquired on April 30, 2007 from Knight Inc. (formerly Kinder Morgan, Inc.) since January 1, 2006. Also includes results of operations for the oil and gas properties acquired from Journey Acquisition-I, L.P. and Journey 2000, L.P., the terminal assets and operations acquired from A&L Trucking, L.P. and U.S. Development Group, Transload Services, LLC, and Devco USA L.L.C. since effective dates of acquisition. The April 5, 2006 acquisition of the Journey oil and gas properties were made effective March 1, 2006. The assets and operations acquired from A&L Trucking and U.S. Development Group were acquired in three separate transactions in April 2006. We acquired all of the membership interests in Transload Services, LLC effective November 20, 2006, and we acquired all of the membership interests in Devco USA L.L.C. effective December 1, 2006. We also acquired a 66 2/3% ownership interest in Entrega Pipeline LLC effective February 23, 2006, however, our earnings were not materially impacted during 2006 because regulatory accounting provisions required capitalization of revenues and expenses until the second segment of the Entrega Pipeline was complete and in-service.

(9)
Includes results of operations for the 64.5% interest in the Claytonville unit, the seven bulk terminal operations acquired from Trans-Global Solutions, Inc., the Kinder Morgan Staten Island terminal, the terminal facilities located in Hawesville, Kentucky and Blytheville, Arkansas, General Stevedores, L.P., the North Dayton natural gas storage facility, the Kinder Morgan Blackhawk terminal, the terminal repair shop acquired from Trans-Global Solutions, Inc., and the terminal assets acquired from Allied Terminals, Inc. since effective dates of acquisition. We acquired the 64.5% interest in the Claytonville unit effective January 31, 2005. We acquired the seven bulk terminal operations from Trans-Global Solutions, Inc. effective April 29, 2005. The Kinder Morgan Staten Island terminal, the Hawesville, Kentucky terminal and the Blytheville, Arkansas terminal were each acquired separately in July 2005. We acquired all of the partnership interests in General Stevedores, L.P. effective July 31, 2005. We acquired the North Dayton natural gas storage facility effective August 1, 2005. We acquired the Kinder Morgan Blackhawk terminal in August 2005 and the terminal repair shop in September 2005. We acquired the terminal assets from Allied Terminals, Inc. effective November 4, 2005.

(10)
Includes results of operations for the seven refined petroleum products terminals acquired from ExxonMobil, Kinder Morgan Wink Pipeline, L.P., an additional 5% interest in the Cochin Pipeline System, Kinder Morgan River Terminals LLC and its consolidated subsidiaries, TransColorado Gas Transmission Company LLC, interests in nine refined petroleum products terminals acquired from Charter Terminal Company and Charter-Triad Terminals, LLC, and the Kinder Morgan Fairless Hills terminal since effective dates of acquisition. We acquired the seven refined petroleum products terminals from ExxonMobil effective March 9, 2004. We acquired Kinder Morgan Wink Pipeline, L.P. effective August 31, 2004. The additional interest in Cochin was acquired effective October 1, 2004. We acquired Kinder Morgan River Terminals LLC and its consolidated subsidiaries effective October 6, 2004. We acquired TransColorado effective November 1, 2004, the interests in the nine Charter Terminal Company and Charter-Triad Terminals, LLC refined petroleum products terminals effective November 5, 2004, and the Kinder Morgan Fairless Hills terminal effective December 1, 2004.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

          The following discussion and analysis should be read in conjunction with our consolidated financial statements included elsewhere in this report. Additional sections in this report which should be helpful to the reading of our discussion and analysis include the following: (i) a description of our business strategy found in Items 1 and 2 Business and Properties-(c) Narrative Description of Business-Business Strategy;” (ii) a description of developments during 2008, found in Items 1 and 2 Business and Properties-(a) General Development of Business-Recent Developments;” and (iii) a description of risk factors affecting us and our business, found in Item 1A Risk Factors.” In addition to any uncertainties described in this discussion and analysis, our Risk Factors” disclosure provides a more detailed description of a variety of risks that could have a material adverse effect on our business, financial condition, cash flows and results of operations.

General

          Our business model is built to support two principal components:

▪ helping customers by providing energy, bulk commodity and liquids products transportation, storage and distribution; and

▪ creating long-term value for our unitholders.

          To achieve these objectives, we focus on providing fee-based services to customers from a business portfolio consisting of energy-related pipelines, bulk and liquids terminal facilities, and carbon dioxide and petroleum reserves. Our reportable business segments are based on the way our management organizes our enterprise, and each of our five segments represents a component of our enterprise that engages in a separate business activity and for which discrete financial information is available.

          Our five reportable business segments are:

▪ Products Pipelines-the ownership and operation of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets, plus the ownership and/or operation of associated product terminals and petroleum pipeline transmix facilities;

▪ Natural Gas Pipelines-the ownership and operation of major interstate and intrastate natural gas pipeline and storage systems;

▪ CO2-(i) the production, transportation and marketing of carbon dioxide, referred to as CO2, to oil fields that use CO 2  to increase production of oil, (ii) ownership interests in and/or operation of oil fields in West Texas, and (iii) the ownership and operation of a crude oil pipeline system in West Texas;

▪ Terminals-the ownership and/or operation of liquids and bulk terminal facilities and rail transloading and materials handling facilities located throughout the United States; and

▪ Kinder Morgan Canada-(i) the ownership and operation of the Trans Mountain pipeline system that transports crude oil and refined petroleum products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia, Canada and the state of Washington; and (ii) the 33 1/3% interest in the Express pipeline system and the Jet Fuel pipeline system we acquired from Knight effective August 28, 2008. Following the acquisition of these two businesses, the operations of our Trans Mountain, Express and Jet Fuel pipeline systems have been combined to represent our Kinder Morgan Canada” segment.

          As an energy infrastructure owner and operator in multiple facets of the United States’ and Canada’s various energy businesses and markets, we examine a number of variables and factors on a routine basis to evaluate our current performance and our prospects for the future. Many of our operations are regulated by various U.S. and Canadian regulatory bodies. The profitability of our products pipeline transportation business is generally driven by the utilization of our facilities in relation to their capacity, as well as the prices we receive for our services. Transportation volume levels are primarily driven by the demand for the petroleum products being shipped or stored, and the prices for shipping are generally based on regulated tariffs that are adjusted annually based on changes in the U.S. Producer Price Index. Because of the overall effect of utilization on our products pipeline transportation business, we seek to own refined products pipelines located in, or that transport to, stable or growing markets and population centers.

          With respect to our interstate natural gas pipelines and related storage facilities, the revenues from these assets tend to be received under contracts with terms that are fixed for various periods of time. To the extent practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate risk of reduced volumes and prices by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity. However, changes, either positive or negative, in actual quantities transported on our interstate natural gas pipelines may not accurately measure or predict associated changes in profitability because many of the underlying transportation contracts, sometimes referred to as take-or-pay contracts, specify that we receive the majority of our fee for making the capacity available, whether or not the customer actually chooses to utilize the capacity.

          Our CO2 sales and transportation business, like our natural gas pipelines business, generally has take-or-pay contracts, although the contracts in our CO 2  business typically have minimum volume requirements. In the long term, our success in this business is driven by the demand for CO 2 . However, short-term changes in the demand for CO 2  typically do not have a significant impact on us due to the required minimum transport volumes under many of our contracts. In the oil and gas producing activities within our CO 2  business segment, we monitor the amount of capital we expend in relation to the amount of production that is added or the amount of declines in oil and gas production that are postponed. In that regard, our production during any period and the reserves that we add during that period are important measures. In addition, the revenues we receive from our crude oil, natural gas liquids and CO 2  sales are affected by the prices we realize from the sale of these products. Over the long term, we will tend to receive prices that are dictated by the demand and overall market price for these products. In the shorter term, however, published market prices are likely not indicative of the revenues we will receive due to our risk management, or hedging, program in which the prices to be realized for certain of our future sales quantities are fixed, capped or bracketed through the use of financial derivative contracts, particularly for crude oil.

          As with our pipeline transportation businesses, the profitability of our terminals businesses is generally driven by the utilization of our terminals facilities in relation to their capacity, as well as the prices we receive for our services, which in turn are driven by the demand for the products being shipped or stored. The extent to which changes in these variables affect our terminals businesses in the near term is a function of the length of the underlying service contracts, the extent to which revenues under the contracts are a function of the amount of product stored or transported, and the extent to which such contracts expire during any given period of time. To the extent practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate the risk of reduced volumes and pricing by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity. In addition, weather-related factors such as hurricanes, floods and droughts may impact our facilities and access to them and, thus, the profitability of certain terminals for limited periods of time or, in relatively rare cases of severe damage to facilities, for longer periods.

          In our discussions of the operating results of individual businesses which follow, we generally identify the important fluctuations between periods that are attributable to acquisitions and dispositions separately from those that are attributable to businesses owned in both periods. We believe that we have a history of making accretive acquisitions and economically advantageous expansions of existing businesses. Our ability to increase earnings and increase distributions to our unitholders will, to some extent, be a function of completing successful acquisitions and expansions. We continue to have opportunities for expansion of our facilities in many markets, and we expect to continue to have such opportunities in the future, although the level of such opportunities is difficult to predict.

          Our ability to make accretive acquisitions is a function of the availability of suitable acquisition candidates and, to some extent, our ability to raise necessary capital to fund such acquisitions, factors over which we have limited or no control. Thus, we have no way to determine the extent to which we will be able to identify accretive acquisition candidates, or the number or size of such candidates in the future, or whether we will complete the acquisition of any such candidates.

          On November 24, 2008, we announced that we expect to declare cash distributions of $4.20 per unit for 2009, a 4.5% increase over our cash distributions of $4.02 per unit for 2008. Our expected growth in distributions in 2009 assumes an average West Texas Intermediate crude oil price of $68 per barrel in 2009 with some minor adjustments for timing, quality and location differences. Based on actual prices received through the first seven weeks of 2009 and the forward curve, adjusted for the same factors as the budget, our average realized price for 2009 is currently projected to be $43 per barrel. Although the majority of the cash generated by our assets is fee based and is not sensitive to commodity prices, our CO 2  business segment is exposed to commodity price risk related to the price volatility of crude oil and natural gas liquids. We hedge the majority of our crude oil production, but do have exposure to unhedged volumes, the majority of which are natural gas liquids volumes. For 2009, we expect that every $1 change in the average WTI crude oil price per barrel will impact our CO 2  segment’s cash flows by approximately $6 million (or approximately 0.2% of our combined business segments’ anticipated distributable cash flow). This sensitivity to the average WTI price is very similar to what we experienced in 2008. Our 2009 cash distribution expectations do not take into account any capital costs associated with financing any payment we may be required to make of reparations sought by shippers on our Pacific operations’ interstate pipelines.

Basis of Presentation

          As discussed in Note 3 of the accompanying notes to our consolidated financial statements, our financial statements and the financial information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect the August 28, 2008 transfer of both the 33 1/3% interest in the Express pipeline system net assets and the Jet Fuel pipeline system net assets from Knight as of the date of transfer. Accordingly, we have included the financial results of the Express and Jet Fuel pipeline systems within our Kinder Morgan Canada business segment disclosures presented in this report for all periods subsequent to August 28, 2008.

Critical Accounting Policies and Estimates

          Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets and liabilities, our revenues and expenses during the reporting period and our disclosure of contingent assets and liabilities at the date of our financial statements.

          We routinely evaluate these estimates, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

          In preparing our consolidated financial statements and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining:

▪ the economic useful lives of our assets;

▪ the fair values used to allocate purchase price and to determine possible asset impairment charges;

▪ reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities;

▪ provisions for uncollectible accounts receivables;

▪ exposures under contractual indemnifications; and

▪ unbilled revenues.

          For a summary of our significant accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this report. We believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed as follows.

          Environmental Matters

          With respect to our environmental exposure, we utilize both internal staff and external experts to assist us in identifying environmental issues and in estimating the costs and timing of remediation efforts. We expense or capitalize, as appropriate, environmental expenditures that relate to current operations, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. We do not discount environmental liabilities to a net present value, and we recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

          Our recording of our environmental accruals often coincides with our completion of a feasibility study or our commitment to a formal plan of action, but generally, we recognize and/or adjust our environmental liabilities following routine reviews of potential environmental issues and claims that could impact our assets or operations. These adjustments may result in increases in environmental expenses and are primarily related to quarterly reviews of potential environmental issues and resulting environmental liability estimates.

          These environmental liability adjustments are recorded pursuant to our management’s requirement to recognize contingent environmental liabilities whenever the associated environmental issue is likely to occur and the amount of our liability can be reasonably estimated. In making these liability estimations, we consider the effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. For more information on our environmental disclosures, see Note 16 to our consolidated financial statements included elsewhere in this report.

          Legal Matters

          We are subject to litigation and regulatory proceedings as a result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement. Generally, if no amount within this range is a better estimate than any other amount, we record a liability equal to the low end of the range. Any such liability recorded is revised as better information becomes available.

          As of December 31, 2008, our most significant ongoing litigation proceedings involved our West Coast Products pipelines. Tariffs charged by certain of these pipeline systems are subject to certain proceedings at the FERC involving shippers’ complaints regarding the interstate rates, as well as practices and the jurisdictional nature of certain facilities and services. Generally, the interstate rates on our product pipeline systems are grandfathered” under the Energy Policy Act of 1992 unless substantially changed circumstances” are found to exist. To the extent substantially changed circumstances” are found to exist, our West Coast Products pipeline operations may be subject to substantial exposure under these FERC complaints and could, therefore, owe reparations and/or refunds to complainants as mandated by the FERC or the United States’ judicial system. For more information on our FERC regulatory proceedings, see Note 16 to our consolidated financial statements included elsewhere in this report.

          Intangible Assets

          Intangible assets are those assets which provide future economic benefit but have no physical substance. We account for our intangible assets according to the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations” and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.” These accounting pronouncements introduced the concept of indefinite life intangible assets and provided that all identifiable intangible assets having indefinite useful economic lives, including goodwill, will not be subject to regular periodic amortization. Such assets are not to be amortized until their lives are determined to be finite. Instead, the carrying amount of a recognized intangible asset with an indefinite useful life must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

          There have not been any significant changes in these policies and estimates during 2008; however, during the second quarter of 2008, we changed the date of our annual goodwill impairment test date to May 31 of each year (from January 1), and we have determined that our goodwill was not impaired as of May 31, 2008. Although our change to a new testing date, when applied to prior periods, does not yield different financial statement results, this change constitutes a change in the method of applying an accounting principle, as discussed in paragraph 4 of SFAS No. 154, Accounting Changes and Error Corrections.” For more information on this change, see Note 2 to our consolidated financial statements included elsewhere in this report.

          As of December 31, 2008 and 2007, our goodwill was $1,058.9 million and $1,077.8 million, respectively. Included in our December 31, 2008 goodwill balance is $203.6 million related to our Trans Mountain pipeline system, which we acquired from Knight on April 30, 2007. Following the provisions of generally accepted accounting principles, this transaction caused Knight to consider the fair value of the Trans Mountain pipeline system and to determine whether goodwill related to these assets was impaired. Knight recorded a goodwill impairment charge of $377.1 million in the first quarter of 2007. This impairment is also reflected on our books due to the accounting principles for transfers of assets between entities under common control, which require us to account for Trans Mountain as if the transfer had taken place on January 1, 2006.

          Our remaining intangible assets, excluding goodwill, include customer relationships, contracts and agreements, technology-based assets and lease value. These intangible assets have definite lives, are being amortized on a straight-line basis over their estimated useful lives and are reported separately as Other intangibles, net” in our accompanying consolidated balance sheets. As of December 31, 2008 and 2007, these intangibles totaled $205.8 million and $238.6 million, respectively. For more information on our goodwill and other intangible assets, see Note 8 to our consolidated financial statements included elsewhere in this report.

          Estimated Net Recoverable Quantities of Oil and Gas

          We use the successful efforts method of accounting for our oil and gas producing activities. The successful efforts method inherently relies on the estimation of proved reserves, both developed and undeveloped. The existence and the estimated amount of proved reserves affect, among other things, whether certain costs are capitalized or expensed, the amount and timing of costs depleted or amortized into income and the presentation of supplemental information on oil and gas producing activities. The expected future cash flows to be generated by oil and gas producing properties used in testing for impairment of such properties also rely in part on estimates of net recoverable quantities of oil and gas.

          Proved reserves are the estimated quantities of oil and gas that geologic and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change.

          Hedging Activities

          We engage in a hedging program that utilizes derivative contracts to mitigate (offset) our exposure to fluctuations in energy commodity prices and to balance our exposure to fixed and variable interest rates, and we believe that these hedges are generally effective in realizing these objectives. However, the accounting standards regarding hedge accounting are complex, and even when we engage in hedging transactions that are effective economically, these transactions may not be considered effective for accounting purposes.

          According to the provisions of current accounting standards, to be considered effective, changes in the value of a derivative contract or its resulting cash flows must substantially offset changes in the value or cash flows of the item being hedged. A perfectly effective hedge is one in which changes in the value of the derivative contract exactly offset changes in the value of the hedged item or expected cash flow of the future transactions in reporting periods covered by the derivative contract. The ineffective portion of the gain or loss and any component excluded from the computation of the effectiveness of the derivative contract must be reported in earnings immediately; accordingly, our financial statements may reflect some volatility due to these hedges.

          In addition, it is not always possible for us to engage in a hedging transaction that completely mitigates our exposure to unfavorable changes in commodity prices. For example, when we purchase a commodity at one location and sell it at another, we may be unable to hedge completely our exposure to a differential in the price of the product between these two locations. Even when we cannot enter into a completely effective hedge, we often enter into hedges that are not completely effective in those instances where we believe to do so would be better than not hedging at all, but because that the part of the hedging transaction that is not effective in offsetting undesired changes in commodity prices (the ineffective portion) is required to be recognized currently in earnings, our financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into a completely effective hedge.

          2008 Hurricanes and Fires

          In September 2008, two hurricanes struck the Gulf Coast communities of southern Texas and Louisiana and a third hurricane made U.S. landfall near the South Carolina-North Carolina border. The three named hurricanes-Hanna, Gustav, and Ike-caused wide-spread damage to residential and commercial property, but our primary assets in those areas experienced only relatively minor damage. Our Terminals, Products Pipelines, Natural Gas Pipelines and CO 2  business segments were negatively impacted by these hurricanes and we realized a combined $11.1 million decrease in net income due to incremental expenses associated with the clean-up and asset damage from these storms (but excluding estimates for lost business and lost revenues). This decrease is described in the footnotes to the tables below.

          Additionally, in the third quarter of 2008, we experienced fire damage at three separate terminal locations. The largest was an explosion and fire at our Pasadena, Texas liquids terminal facility on September 23, 2008. The fire primarily damaged a manifold system used for liquids distribution. We intend to repair the damaged portions of each separate terminal facility, and we recognized a combined $7.2 million decrease in net income from our Terminals’ business segment due to incremental expenses and asset damage associated with these fires (excluding estimates for lost business and lost revenues). This decrease is described in the footnotes to the tables below.

Results of Operations

          Consolidated

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments(a)
Products Pipelines(b)	$546.2	$569.6	$491.2
Natural Gas Pipelines(c)	760.6	600.2	574.8
CO2(d)	759.9	537.0	488.2
Terminals(e)	523.8	416.0	408.1
Kinder Morgan Canada(f)	141.2	(293.6)	76.5
Segment earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	2,731.7	1,829.2	2,038.8

Depreciation, depletion and amortization expense(g)	(702.7)	(547.0)	(432.8)
Amortization of excess cost of equity investments	(5.7)	(5.8)	(5.7)
General and administrative expenses(h)	(297.9)	(278.7)	(238.4)
Interest and other non-operating expenses(i)	(406.9)	(400.4)	(342.4)
Net income	1,318.5	597.3	1,019.5
Net income attributable to noncontrolling interests(j)	(13.7)	(7.0)	(15.4)
Net income attributable to Kinder Morgan Energy Partners, L.P.	$1,304.8	$590.3	$1,004.1

(a)
Includes revenues, earnings from equity investments, allocable interest income and other, net, less operating expenses, allocable income taxes, and other expense (income). Operating expenses include natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses, and taxes, other than income taxes.

(b)
2008 amount includes (i) a combined $10.0 million decrease in income from the proposed settlement of certain litigation matters related to our Pacific operations’ East Line pipeline and other legal liability adjustments; (ii) a $10.0 million decrease in income associated with environmental liability adjustments; (iii) a $3.6 million decrease in income resulting from unrealized foreign currency losses on long-term debt transactions; (iv) a combined $2.7 million decrease in income resulting from refined product inventory losses and certain property, plant and equipment write-offs; (v) a $0.3 million decrease in income related to hurricane clean-up and repair activities; and (vi) a $1.3 million gain from the 2007 sale of our North System. 2007 amount includes (i) a $152.8 million gain from the sale of our North System; (ii) a $136.8 million increase in expense associated with rate case and other legal liability adjustments; (iii) a $15.9 million increase in expense associated with environmental liability adjustments; (iv) a $15.0 million increase in expense for a litigation settlement reached with Contra Costa County, California; (v) a $3.2 million increase in expense from the settlement of certain litigation matters related to our West Coast refined products terminal operations; and (vi) a $1.8 million increase in income resulting from unrealized foreign currency gains on long-term debt transactions. 2006 amount includes a $16.5 million increase in expense associated with environmental liability adjustments, and a $5.7 million increase in income resulting from certain transmix contract settlements.

(c)
2008 amount includes (i) a $13.0 million gain from the sale of our 25% equity ownership interest in Thunder Creek Gas Services, LLC; (ii) a combined $5.6 million increase in income resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas; (iii) a $0.5 million decrease in expense associated with environmental liability adjustments; (iv) a $5.0 million increase in expense related to hurricane clean-up and repair activities, and (v) a $0.3 million increase in expense associated with legal liability adjustments. 2007 amount includes an expense of $1.0 million, reflecting our portion of a loss from the early extinguishment of debt by Red Cedar Gathering Company, and a $0.4 million decrease in expense associated with environmental liability adjustments. 2006 amount includes a $1.5 million increase in expense associated with environmental liability adjustments, a $15.1 million gain from the combined sale of our Douglas natural gas gathering system and Painter Unit fractionation facility, and a $6.3 million reduction in expense due to the release of a reserve related to a natural gas purchase/sales contract.

(d)
2008 amount includes a $0.3 million increase in expense associated with environmental liability adjustments. 2007 amount includes a $0.2 million increase in expense associated with environmental liability adjustments. 2006 amount includes a $1.8 million loss on derivative contracts used to hedge forecasted crude oil sales.

(e)
2008 amount includes (i) a $7.2 million decrease in income related to fire damage and repair activities; (ii) a $5.7 million decrease in income related to hurricane clean-up and repair activities; (iii) a combined $2.8 million increase in expense from the settlement of certain litigation matters related to our Elizabeth River bulk terminal and our Staten Island liquids terminal, and other legal liability adjustments; and (iv) a $0.6 million decrease in expense associated with environmental liability adjustments. 2007 amount includes (i) a $25.0 million increase in expense from the settlement of certain litigation matters related to our Cora coal terminal; (ii) a $2.0 million increase in expense associated with environmental liability adjustments; (iii) a $1.2 million increase in expense associated with legal liability adjustments; and (iv) an increase in income of $1.8 million from property casualty gains associated with the 2005 hurricane season. 2006 amount includes an $11.3 million increase in income from the net effect of a property casualty insurance gain and incremental repair and clean-up expenses (both associated with the 2005 hurricane season).

(f)
2008 amount includes a $19.3 million decrease in expense associated with favorable changes in Canadian income tax rates, and an $18.9 increase in expense from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash regulatory accounting adjustments. 2007 amount includes losses of $349.2 million for periods prior to our acquisition date of April 30, 2007 (including a $377.1 million goodwill impairment expense associated with a non-cash reduction in the carrying value of Trans Mountain’s goodwill), and a $1.3 million decrease in income from an oil loss allowance. 2006 amount represents earnings for a period prior to our acquisition date of April 30, 2007.

(g)
2008 amount includes a $6.9 million increase in expense from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash regulatory accounting adjustments. 2007 and 2006 amounts include Trans Mountain expenses of $6.3 million and $19.0 million, respectively, for periods prior to our acquisition date of April 30, 2007.

(h)
Includes unallocated litigation and environmental expenses. 2008 amount includes (i) a $5.6 million increase in non-cash compensation expense, allocated to us from Knight (we do not have any obligation, nor do we expect to pay any amounts related to this expense); (ii) a $0.9 million increase in expense for certain Express pipeline system acquisition costs; (iii) a $0.4 million expense resulting from the write-off of certain acquisition costs pursuant to a newly adopted accounting principle; (iv) a $0.1 million increase in expense related to hurricane clean-up and repair activities; and (v) a $2.0 million decrease in expense due to the adjustment of certain insurance related liabilities. 2007 amount includes (i) a $26.2 million increase in expense, allocated to us from Knight, associated with closing the going-private transaction (we do not have any obligation, nor do we expect to pay any amounts related to this expense); (ii) a $5.5 million expense for Trans Mountain general and administrative expenses for periods prior to our acquisition date of April 30, 2007; (iii) a $2.1 million expense due to the adjustment of certain insurance related liabilities; (iv) a $1.7 million increase in expense associated with the 2005 hurricane season; (v) a $1.5 million expense for certain Trans Mountain acquisition costs; and (vi) a $0.8 million expense related to the cancellation of certain commercial insurance policies. 2006 amount includes (i) an $18.8 million expense for Trans Mountain general and administrative expenses for periods prior to our acquisition date of April 30, 2007; (ii) a $2.4 million increase in expense related to the cancellation of certain commercial insurance policies; and (iii) a $0.4 million decrease in expense related to the allocation of general and administrative expenses on hurricane related capital expenditures for the replacement and repair of assets (capitalization of overhead expense).

(i)
Includes unallocated interest income and income tax expense, and interest and debt expense. 2008 amount includes (i) a $7.1 million decrease in interest expense from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash Trans Mountain regulatory accounting adjustments; (ii) a $2.0 million increase in imputed interest expense related to our January 1, 2007 Cochin Pipeline acquisition; and (iii) a $0.2 million increase in interest expense related to the proposed settlement of certain litigation matters related to our Pacific operations’ East Line pipeline. 2007 amount includes a $2.4 million increase in imputed interest expense related to our January 1, 2007 Cochin Pipeline acquisition, and a $1.2 million expense for Trans Mountain interest expense for periods prior to our acquisition date of April 30, 2007. 2006 amount includes a $6.3 million expense for Trans Mountain interest expenses.

(j)
2008, 2007 and 2006 amounts include a $0.4 million decrease, a $3.9 million decrease, and a $3.5 million increase, respectively, in net income attributable to noncontrolling interests, related to the effect from all of the 2008, 2007 and 2006 items previously disclosed in these footnotes.

          For the year 2008, net income attributable to Kinder Morgan Energy Partners, LP (which includes all of our limited partner unitholders and our general partner) was $1,304.8 million on revenues of $11,740.3 million. This compares with net income attributable to Kinder Morgan Energy Partners, LP of $590.3 million on revenues of $9,217.7 million in 2007 and net income attributable to Kinder Morgan Energy Partners, LP of $1,004.1 million on revenues of $9,048.7 million in 2006. Our 2007 net income included an impairment expense of $377.1 million associated with a non-cash reduction in the carrying value of Trans Mountain’s goodwill. Included within the certain items footnoted in the table above, and discussed above in -Intangibles,” the goodwill impairment charge was recognized by Knight in March 2007. Following our purchase of Trans Mountain from Knight on April 30, 2007, the financial results of Trans Mountain since January 1, 2006, including the impact of the goodwill impairment, are reflected in our results. For more information on this acquisition and the goodwill impairment, see Notes 3 and 8 to our consolidated financial statements included elsewhere in this report.

          Segment earnings before depreciation, depletion and amortization expenses

          Because our partnership agreement requires us to distribute 100% of our available cash to our partners on a quarterly basis (available cash as defined in our partnership agreement generally consists of all our cash receipts, less cash disbursements and changes in reserves), we consider each period’s earnings before all non-cash depreciation, depletion and amortization expenses, including amortization of excess cost of equity investments, to be an important measure of our success in maximizing returns to our partners. We also use segment earnings before depreciation, depletion and amortization expenses (defined in the table above and sometimes referred to in this report as EBDA) internally as a measure of profit and loss used for evaluating segment performance and for deciding how to allocate resources to our five reportable business segments.

          As a result of internal growth and expansion across our business portfolio, as well as incremental contributions from asset acquisitions, our total segment earnings before depreciation, depletion and amortization increased $902.5 million (49%) in 2008, when compared to 2007. The certain items described in the footnotes to the table above (including the goodwill impairment expense) accounted for $367.5 million of the overall increase (combining to decrease segment EBDA by $26.5 million in 2008 and to decrease segment EBDA by $394.0 million in 2007). The remaining $535.0 million (24%) increase in year-to-year segment earnings before depreciation, depletion and amortization resulted from incremental earnings from our CO 2 , Natural Gas Pipelines, Terminals and Kinder Morgan Canada business segments. Specifically, in 2008, we benefitted from higher revenues from crude oil and carbon dioxide sales, the start-up of the Rockies Express-West natural gas pipeline, improved margins from our Texas intrastate natural gas pipeline group, incremental earnings from expanded bulk and liquids terminal operations, and a full year impact of Trans Mountain and its expansions.

          The overall increase in our earnings compared to last year was tempered by such factors as (i) a continued slowing economy; (ii) the negative impact of higher energy prices-primarily in the first three quarters on demand for petroleum products-which negatively impacted our deliveries of gasoline, diesel and jet fuel in 2008; (iii) increases in average construction and fuel costs-which negatively impacted both our capital expansion programs and our existing operations when compared to 2007; (iv) a weakening of the Canadian dollar-relative to the U.S. dollar and primarily since the end of the third quarter of 2008; and (v) lower crude oil, natural gas liquids and natural gas prices in the fourth quarter of 2008.

          In light of the economic uncertainties we are taking cost reduction measures for 2009. We are reducing our travel costs and compensation costs, decreasing the use of outside consultants, reducing overtime where possible and reviewing capital and operating budgets to identify the costs we can reduce without compromising operating efficiency, maintenance or safety.

          In 2007, total segment earnings before depreciation, depletion and amortization decreased $209.6 million (10%) when compared to the previous year, and combined, the certain items described in the footnotes to the table above decreased total segment earnings before depreciation, depletion and amortization by $489.1 million in 2007, relative to 2006 (combining to decrease total segment EBDA by $394.0 million in 2007 and to increase segment EBDA by $95.1 million in 2006).

          The remaining $279.5 million (14%) increase in segment earnings before depreciation, depletion and amortization in 2007 versus 2006 was driven by increased margins on natural gas transport, storage and processing activities, incremental earnings from dry-bulk product and petroleum liquids terminal operations, higher crude oil and natural gas liquids revenues, incremental earnings from completed expansion projects, and our acquisitions of both the Trans Mountain pipeline system and the remaining interest in the Cochin pipeline system that we did not already own.

          Products Pipelines

	Year Ended December 31,

	2008	2007	2006

	(In millions, except operating statistics)
Revenues(a)	$815.9	$844.4	$776.3
Operating expenses(b)	(291.0)	(451.8)	(308.3)
Other income (expense)(c)	(1.3)	154.8	-
Earnings from equity investments(d)	24.4	32.5	16.3
Interest income and Other, net-income (expense)(e)	2.0	9.4	12.1
Income tax benefit (expense)(f)	(3.8)	(19.7)	(5.2)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$546.2	$569.6	$491.2

Gasoline (MMBbl)	398.4	435.5	449.8
Diesel fuel (MMBbl)	157.9	164.1	158.2
Jet fuel (MMBbl)	117.3	125.1	119.5

Total refined product volumes (MMBbl)	673.6	724.7	727.5
Natural gas liquids (MMBbl)	27.3	30.4	34.0

Total delivery volumes (MMBbl)(g)	700.9	755.1	761.5

(a)	2008 amount includes a $5.1 million decrease in revenues from the proposed settlement of certain litigation matters related to our Pacific operations’ East Line pipeline.

(b)
2008, 2007 and 2006 amounts include increases in expense of $9.2 million, $15.9 million and $13.5 million, respectively, associated with environmental liability adjustments. 2008 amount also includes a combined $5.0 million increase in expense from the proposed settlement of certain litigation matters related to our Pacific operations’ East Line pipeline and other legal liability adjustments, a $0.5 million increase in expense resulting from refined product inventory losses, and a $0.2 million increase in expense related to hurricane clean-up and repair activities. 2007 amount also includes a $136.7 million increase in expense associated with rate case and other legal liability adjustments, a $15.0 million expense for a litigation settlement reached with Contra Costa County, California, and a $3.2 million increase in expense from the settlement of certain litigation matters related to our West Coast refined products terminal operations.

(c)
2008 and 2007 amounts include gains of $1.3 million and $152.8 million, respectively, from the 2007 sale of our North System. 2008 amount also includes a $2.2 million decrease in income resulting from certain property, plant and equipment write-offs.

(d)
2008 amount includes an expense of $1.3 million associated with our portion of environmental liability adjustments on Plantation Pipe Line Company, and an expense of $0.1 million reflecting our portion of Plantation Pipe Line Company’s expenses related to hurricane clean-up and repair activities. 2007 amount includes an expense of $0.1 million associated with our portion of legal liability adjustments on Plantation Pipe Line Company. 2006 amount includes an expense of $4.9 million associated with our portion of environmental liability adjustments on Plantation Pipe Line Company.

(e)
2008 and 2007 amounts include a $3.6 million decrease in income and a $1.8 million increase in income, respectively, resulting from unrealized foreign currency losses and gains on long-term debt transactions. 2006 amount includes a $5.7 million increase in income resulting from transmix contract settlements.

(f)
2008 amount includes a $0.5 million decrease in expense reflecting the tax effect (savings) on our proportionate share of environmental expenses incurred by Plantation Pipe Line Company and described in footnote (d), and a $0.1 million decrease in expense reflecting the tax effect (savings) on the incremental legal expenses described in footnote (b). 2006 amount includes a $1.9 million decrease in expense reflecting the tax effect (savings) on our proportionate share of environmental expenses incurred by Plantation Pipe Line Company and described in footnote (d).

(g)	Includes Pacific, Plantation, Calnev, Central Florida, Cochin, and Cypress pipeline volumes.

         Earnings before depreciation, depletion and amortization expenses decreased by $23.4 million in 2008 compared to 2007 and increased $78.4 million in 2007 compared to 2006. Combined, the certain items described in the footnotes to the table above account for $9.0 million of the decrease in 2008 compared to 2007, and a $5.5 million decrease in the results between 2007 and 2006. Following is information related to the remaining increases and decreases in the segment’s (i) earnings before depreciation, depletion and amortization expenses (EBDA); and (ii) operating revenues in both 2008 and 2007, when compared to the respective prior year:

Year Ended December 31, 2008 versus Year Ended December 31, 2007
	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
North System	$(28.1)	n/a	$(41.1)	n/a
Pacific operations	(9.8)	(4)%	(0.7)	0%
Plantation Pipeline	(2.4)	(6)%	1.8	4%
Southeast Terminals	9.4	22%	13.7	20%
Cochin Pipeline System	6.6	15%	(11.6)	(15)%
Central Florida Pipeline	5.8	16%	6.0	13%
West Coast Terminals	3.9	8%	7.5	10%
All other (including eliminations)	0.2	0%	1.0	1%
Total Products Pipelines	$(14.4)	(2)%	$(23.4)	(3)%

Year Ended December 31, 2007 versus Year Ended December 31, 2006
	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Cochin Pipeline System	$30.0	212%	$39.2	110%
West Coast Terminals	12.3	34%	7.5	12%
Plantation Pipeline	8.6	27%	1.0	2%
Transmix operations	8.0	36%	10.6	32%
Pacific operations	5.8	2%	18.4	5%
Calnev Pipeline	5.1	11%	3.4	5%
Southeast Terminals	5.0	13%	(12.9)	(16)%
North System	4.9	21%	(2.6)	(6)%
All other (including eliminations)	4.2	11%	3.5	7%
Total Products Pipelines	$83.9	17%	$68.1	9%

          The decrease in both segment earnings before depreciation, depletion and amortization expenses and segment revenues in 2008 versus 2007 attributable to our North System were due to our October 2007 divestiture of the pipeline system and our 50% ownership interest in the Heartland Pipeline Company (collectively referred to in this report as our North System) to ONEOK Partners, L.P. Following purchase price adjustments, we received approximately $295.7 million in cash for the sale. We accounted for our North System business as a discontinued operation pursuant to generally accepted accounting principles which require that our income statement be formatted to separate the divested business from our continuing operations; however, as discussed above, because the sale of our North System does not change the structure of our internal organization in a manner that causes a change to our reportable business segments, we have included the North System’s operating results within our Products Pipelines business segment disclosures for all periods presented in this discussion and analysis. This decision was based on the way our management organizes segments internally to make operating decisions and assess performance.

          Our North System generated $28.1million of earnings before depreciation, depletion and amortization expenses in 2007 prior to the effective sale date of October 5, 2007. In addition, we recognized a $152.8 million gain on disposal of the North System in the fourth quarter of 2007. We also recorded incremental gain adjustments of $1.3 million in 2008. The gains, unlike the earnings before depreciation, depletion and amortization expenses, are not reflected in the operating results above. For more information regarding this divestiture, see Note 3 to our consolidated financial statements included elsewhere in this report. For information on our reconciliation of segment information with our consolidated general-purpose financial statements, see Note 15 to our consolidated financial statements included elsewhere in this report.

          The decrease in earnings before depreciation, depletion and amortization from our Pacific operations in 2008 compared to 2007 was primarily due to an increase in system-wide operating and maintenance expenses. The increase primarily reflects lower product gains in 2008, due both to lower physical gains and to the impact of unfavorable changes in diesel fuel versus gasoline prices; lower capitalized overhead credits, due to lower capital spending in 2008; higher labor and payroll expenses due to an increase in headcount; and incremental expenses associated with litigation and right-of-way liability adjustments.

          Total revenues earned by our Pacific operations in 2008 were essentially flat compared to 2007, as higher pipeline delivery revenues were largely offset by lower fee-based terminal revenues. The year-over-year increase in refined products delivery revenues resulted from both higher average tariff rates in 2008 and a more favorable delivery mix of higher-rate East Line volumes versus lower-rate West Line volumes. The increase was offset by decreases of 7% and 5%, respectively, in gasoline and diesel fuel delivery volumes, relative to last year, as U.S. gasoline and diesel demand has trailed year-earlier levels.

          The decrease in earnings from our equity investment in Plantation was due to lower overall net income earned by Plantation Pipe Line Company, mainly due to lower product transportation and pipeline service revenues. For the year 2008, pipeline throughput volumes dropped 10% compared to the previous year. The 2008 drop in delivery volumes was due to a combination of decreased demand due to lower product consumption, supply disruptions caused by hurricane related refinery outages, and a volume shift by customers to competing pipelines.

          When compared to last year, our Products Pipelines business segment benefitted from higher earnings before depreciation, depletion and amortization expenses from our Southeast terminal operations, our Cochin and Central Florida pipeline systems, and our West Coast terminal operations. The improved performances from our Southeast and West Coast terminal operations were primarily related to higher margins on liquids inventory sales, increased earnings from incremental terminal throughput and storage activity at higher rates, and incremental returns from the completion of a number of capital expansion projects that modified and upgraded terminal infrastructure, enabling us to provide additional terminal and ethanol related services to our customers.

          We continue to invest in projects that have now added ethanol storage and blending capabilities to six separate terminal facilities included in our Southeast terminal operations, and we are currently in the process of securing commercial commitments to support the installation of ethanol handling infrastructure at our remaining Southeast terminals. In addition, in the fourth quarter of 2008, we completed construction of four new fuel storage tanks with a combined capacity of 320,000 barrels at two military bases in the state of California.

          The increase in earnings before depreciation, depletion and amortization expenses from our Cochin Pipeline was driven largely by a year-end 2008 reduction in income tax expense, related to lower Canadian operating results in 2008 and to Canadian income tax liability adjustments. The decrease in income tax expense more than offset a 15% year-over-year drop in operating revenues that was primarily related to lower pipeline transportation revenues. The decrease in delivery revenues was due both to a continued decrease in demand for propane in Eastern Canadian and Midwestern U.S. petrochemical and fuel markets since the end of 2007 and to Cochin’s ceasing of ethane transportation in July 2007.

          The increase in earnings from our Central Florida Pipeline was chiefly revenue related, driven by incremental ethanol terminal revenues that began in April 2008 and by incremental ethanol pipeline transportation revenues that began in October 2008. The increase in revenues was also related to higher product delivery revenues, driven by an increase in the average tariff as a result of a mid-year tariff rate increase on product deliveries.

          For all segment assets combined, revenues for 2008 from refined petroleum products deliveries increased a slight 0.8%, but total volumes delivered fell 7.1%, when compared to 2007. Compared to last year, the segment’s volumes were negatively impacted by reductions in demand, driven primarily by higher crude oil and refined product prices and weaker economic conditions, and partly by lost business associated with hurricanes in the third quarter of 2008. The decrease in delivery volumes included an 8.5% drop in gasoline volumes, a 3.8% drop in diesel fuel volumes, and a 6.2% decline in total jet fuel volumes. Excluding deliveries by Plantation Pipeline, total segment revenues from refined petroleum products deliveries increased 1.5% in 2008, when compared to last year, and total refined products delivery volumes decreased 5.9%. Although Plantation sustained no hurricane damage in 2008, the pipeline system pumped reduced volumes in the third quarter of 2008 due to hurricane-induced refinery shut-downs and to extended delays in restarting certain refineries impacted by the hurricanes.

          All of the assets in our Products Pipelines business segment produced higher earnings before depreciation, depletion and amortization expenses in 2007 than in 2006. The overall increase in segment earnings before depreciation, depletion and amortization in 2007 compared to 2006 was driven largely by incremental earnings from our Cochin pipeline system. The higher earnings and revenues from Cochin were largely attributable to our January 1, 2007 acquisition of the remaining approximate 50.2% ownership interest that we did not already own. Upon closing of the transaction, we became the operator of the pipeline. For more information on this acquisition, see Note 3 to our consolidated financial statements included elsewhere in this report.

          Other increases in segment earnings before depreciation, depletion and amortization expenses in 2007 compared with 2006 included the following:

▪ an increase from our West Coast terminal operations-due mainly to higher operating revenues, lower operating expenses and incremental gains from asset sales. The increases in terminal revenues were driven by higher throughput volumes from our combined Carson/Los Angeles Harbor terminal system, and from our Linnton and Willbridge terminals located in Portland, Oregon. The increase in volumes at our Carson terminal was partly due to completed storage expansion projects since the end of 2006. The decrease in operating expenses was largely related to higher environmental expenses recognized in 2006, due to adjustments to accrued environmental liabilities;

▪ an increase from our approximate 51% equity investment in Plantation Pipe Line Company-due to higher overall net income earned by Plantation, largely resulting from both higher pipeline revenues and lower year-to-year operating expenses. The increase in revenues was largely due to a higher oil loss allowance percentage in 2007, relative to 2006, and the drop in operating expenses was due to decreases in both refined products delivery volumes and pipeline integrity expenses;

▪ an increase from our petroleum pipeline transmix operations-reflecting incremental revenues from our Greensboro, North Carolina transmix facility and higher processing revenues from our Colton, California facility. We constructed and placed into service our Greensboro facility in May 2006, and the increases in earnings and revenues from our Colton facility, which processes transmix generated from volumes transported to the Southern California and Arizona markets by our Pacific operations’ pipelines, were primarily due to a year-to-year increase in average processing contract rates;

▪ an increase from our Pacific operations-largely revenue related, attributable to increases in both products transportation volumes and average tariff rates. Combined mainline delivery and terminal revenues increased 5% in 2007, compared to 2006, due largely to higher delivery volumes to Arizona, the completed expansion of our East Line pipeline during the summer of 2006, and higher deliveries to various West Coast military bases;

▪ an increase from our Calnev Pipeline-driven by higher year-over-year revenues, due to increased military and commercial tariff rates in 2007, and higher terminal revenues associated with ethanol blending at our Las Vegas terminal that more than offset a 2% drop in refined products delivery volumes; and

▪ an increase from our Southeast terminal operations-driven by higher overall liquids throughput volumes; and

▪ an increase from our North System-mainly due to lower combined operating expenses, due to its sale in the fourth quarter of 2007 (the decline in expense was greater than the associated decline in revenue).

          Combining all of the segment’s operations, while revenues from refined petroleum products deliveries increased 6.2% in 2007, compared to the prior year, total refined products delivery volumes decreased 0.4%. Gasoline delivery volumes decreased 3.2% (primarily due to Plantation), while diesel and jet fuel volumes were up 3.7% and

4.7%, respectively, in 2007 versus 2006. Excluding Plantation, which continued to be impacted by a competing pipeline that began service in mid-2006, total refined products delivery volumes increased by 0.8% in 2007, when compared to 2006. Volumes on our Pacific operations and our Central Florida pipelines were up 1% and 2%, respectively, in 2007, and while natural gas liquids delivery volumes were down in 2007 versus 2006, revenues were up substantially due to our increased ownership in the Cochin pipeline system.

          Natural Gas Pipelines

	Year Ended December 31,

	2008	2007	2006

	(In millions, except operating statistics)
Revenues	$8,422.0	$6,466.5	$6,577.7
Operating expenses(a)	(7,804.0)	(5,882.9)	(6,057.8)
Other income (expense)(b)	2.7	3.2	15.1
Earnings from equity investments(c)	113.4	19.2	40.5
Interest income and Other, net-income (expense)(d)	29.2	0.2	0.7
Income tax benefit (expense)	(2.7)	(6.0)	(1.4)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$760.6	$600.2	$574.8

Natural gas transport volumes (Trillion Btus)(e)	2,156.3	1,712.6	1,440.9

Natural gas sales volumes (Trillion Btus)(f)	866.9	865.5	909.3

______________
(a)
2008, 2007 and 2006 amounts include a $0.5 million decrease in expense, a $0.4 million decrease in expense and a $1.5 million increase in expense, respectively, associated with environmental liability adjustments. 2008 amount also includes a combined $5.6 million increase in income resulting from unrealized mark to market gains and losses due to the discontinuance of hedge accounting at Casper Douglas, a $5.0 million increase in expense related to hurricane clean-up and repair activities, and a $0.3 million increase in expense associated with legal liability adjustments. Beginning in the second quarter of 2008, our Casper and Douglas gas processing operations discontinued hedge accounting. 2006 amount also includes a $6.3 million reduction in expense due to the release of a reserve related to a natural gas purchase/sales contract.

(b)	2006 amount represents a $15.1 million gain from the combined sale of our Douglas natural gas gathering system and Painter Unit fractionation facility.

(c)	2007 amount includes an expense of $1.0 million reflecting our portion of a loss from the early extinguishment of debt by Red Cedar Gathering Company.

(d)	2008 amount includes a $13.0 million gain from the sale of our 25% equity ownership interest in Thunder Creek Gas Services, LLC.

(e)
Includes Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, TransColorado Gas Transmission Company LLC, Rockies Express Pipeline LLC, and Texas intrastate natural gas pipeline group pipeline volumes.

(f)	Represents Texas intrastate natural gas pipeline group volumes.

          Combined, the certain items described in the footnotes to the table account for $14.4 million of the $160.4 million increase in earnings before depreciation, depletion and amortization (EBDA) between 2007 and 2008, and a $20.5 million decrease in EBDA between 2006 and 2007.

          Following is information related to the increases and decreases in the segment’s (i) remaining changes in earnings before depreciation, depletion and amortization expenses (EBDA); and (ii) changes in operating revenues in both 2008 and 2007, when compared to the respective prior year:

Year Ended December 31, 2008 versus Year Ended December 31, 2007

	EBDA Increase/(decrease)		Revenues increase/(decrease)

	(In millions, except percentages)
Rockies Express Pipeline	$97.0	769%	$-	-
Texas Intrastate Natural Gas Pipeline Group	37.7	11%	1,924.9	32%
Kinder Morgan Louisiana Pipeline	11.2	n/a	-	n/a
TransColorado Pipeline	11.1	26%	12.5	24%
Kinder Morgan Interstate Gas Transmission	5.4	5%	(1.8)	(1)%
Casper and Douglas gas processing	(8.1)	(38)%	24.6	24%
Trailblazer Pipeline	(5.6)	(11)%	(5.2)	(9)%
All others	(2.7)	(8)%	2.8	1096%
Intrasegment Eliminations	-	-	(2.3)	(170)%

Total Natural Gas Pipelines	$146.0	24%	$1,955.5	30%

Year Ended December 31, 2007 versus Year Ended December 31, 2006

	EBDA increase/(decrease)		Revenues increase/(decrease)

	(In millions, except percentages)
Texas Intrastate Natural Gas Pipeline Group	$57.0	19%	$(142.2)	(2)%
Casper and Douglas gas processing	8.6	67%	5.6	6%
Kinder Morgan Interstate Gas Transmission	1.2	1%	17.6	10%
Rockies Express Pipeline	(12.6)	n/a	(0.8)	n/a
Red Cedar Gathering Company	(7.4)	(20)%	-	-
All others	(0.9)	(1)%	8.4	8%
Intrasegment Eliminations	-	-	0.2	11%

Total Natural Gas Pipelines	$45.9	8%	$(111.2)	(2)%

          In 2008, our Natural Gas Pipelines business segment benefitted from incremental contributions from our 51% equity ownership interest in Rockies Express Pipeline LLC, the owner of the Rockies Express Pipeline. We account for our investment in Rockies Express under the equity method of accounting, and the increase in our equity earnings reflects higher net income earned in 2008 by Rockies Express, primarily due to the start-up of service on the Rockies Express-West pipeline segment in January and May 2008.

          The Rockies Express Pipeline began limited interim service in the first quarter of 2006 on its westernmost segment (the line that extends from Meeker, Colorado to Wamsutter, Wyoming), and the $12.6 million decrease in earnings before depreciation, depletion and amortization from Rockies Express in 2007 reflected lower net income, when compared to 2006, due primarily to incremental depreciation and interest expense allocable to another segment of the pipeline that was placed in service in February 2007 and, until the completion of the Rockies Express-West project, had limited natural gas reservation revenues and volumes.

          The segment realized increases in earnings before depreciation, depletion and amortization expenses in both 2008 and 2007 from strong year-over-year performances from our Texas intrastate natural gas pipeline group, which includes the operations of the following four natural gas pipeline systems: Kinder Morgan Tejas (including Kinder Morgan Border Pipeline), Kinder Morgan Texas Pipeline, Kinder Morgan North Texas Pipeline and our Mier-Monterrey Mexico Pipeline.

          The higher earnings in both 2008 and 2007, when compared to the respective prior years, were primarily due to higher sales margins on renewal and incremental sales contracts, increased transportation revenues from higher volumes and rates, greater value from natural gas storage activities, and higher natural gas processing margins. The earnings improvement in both years from higher natural gas sales margins reflected more favorable market conditions and year-over-year customer growth. The increases in earnings from transportation and storage activities in both 2008 and 2007 were partly driven by incremental natural gas transport and fee-based storage revenues due to a long-term contract with one of the group’s largest customers that became effective April 1, 2007. The increases in gas processing margins were largely due to more favorable price changes in natural gas liquids relative to the price of natural gas.

          With regard to natural gas sales activity, our intrastate group’s business strategy involves relying both on long and short-term natural gas sales and purchase agreements; however, the spot market activity of our Texas intrastate group, which involves purchasing and selling natural gas under short-term commitments at a single volume price, gives us greater flexibility to balance supply and demand in order to react to changing market conditions. Furthermore, our spot market transactions can often be accomplished under contract terms that are less complex than traditional long-term arrangements and allow us to take advantage of the large concentration of buyers and sellers (as pipeline interconnections) located close to a large consuming region (the state of Texas). We use this flexibility with regard to our natural gas sales activities to help optimize the margins we realize by capturing favorable differences due to changes in timing, location, prices and volumes. Generally, we attempt to lock-in an acceptable margin by capturing the difference between our average gas sales prices and our average gas purchase and cost of fuel prices.

          Because our intrastate group buys and sells significant quantities of natural gas, the variances from period to period in both segment revenues and segment operating expenses (which include natural gas costs of sales) are partly due to changes in our intrastate group’s average prices and volumes for natural gas purchased and sold. To the extent possible, we balance the pricing and timing of our natural gas purchases to our natural gas sales, and these contracts are frequently settled in terms of an index price for both purchases and sales. In order to minimize commodity price risk, we attempt to balance sales with purchases at the index price on the date of settlement.

          Following is information on other year-to-year increases and decreases in segment earnings before depreciation, depletion and amortization expenses in 2008 compared to 2007:

▪ incremental earnings from our Kinder Morgan Louisiana Pipeline-reflecting other non-operating income realized in 2008 pursuant to FERC regulations governing allowances for capital funds that are used for pipeline construction costs (an equity cost of capital allowance). The equity cost of capital allowance provides for a reasonable return on construction costs that are funded by equity contributions, similar to the allowance for capital costs funded by borrowings;

▪ an increase in earnings from our TransColorado Pipeline-reflecting natural gas transportation contract improvements, pipeline expansions completed since the end of 2007, and an increase in natural gas production in the Piceance and San Juan basins of New Mexico and Colorado.

▪ an increase in earnings from our Kinder Morgan Interstate Gas Transmission system-driven by lower power expenses, due to decreased electricity use and lower negotiated rates in 2008, a higher gross margin due to both higher operational natural gas sales margins and additional transportation revenues, and lower tax expenses payable to the state of Texas. (KMIGT’s operational gas sales are primarily made possible by collection of fuel in kind pursuant to its currently effective gas transportation tariff);

▪ a decrease in earnings from our Casper Douglas gas processing operations-primarily attributable to higher natural gas purchase costs, due to increases in both prices and volumes, relative to 2007. The higher cost of sales expense more than offset a year-to-year revenue increase resulting from both higher average prices on natural gas liquids sales and higher sales of excess natural gas; and

▪ a decrease in earnings from our Trailblazer Pipeline-mainly due to a 9% drop in revenues in 2008, relative to 2007, due mainly to lower revenues from both the sales of excess natural gas and backhaul natural gas transportation services.

          And following is information on other year-to-year increases and decreases in segment earnings before depreciation, depletion and amortization expenses in 2007 compared to 2006:

▪ an increase in earnings from our Casper Douglas operations-driven by an overall 6% increase in operating revenues, primarily attributable to higher natural gas liquids sales revenues due to increases in both prices and volume;

▪ a decrease in earnings from our 49% equity investment in the Red Cedar Gathering Company-mainly due to lower prices on incremental sales of excess fuel gas and to lower natural gas gathering revenues.

          CO2

	Year Ended December 31,
	2008	2007	2006
	(In millions, except operating statistics)
Revenues(a)	$1,133.0	$824.1	$736.5
Operating expenses(b)	(391.8)	(304.2)	(268.1)
Other income (expense)	-	-	-
Earnings from equity investments	20.7	19.2	19.2
Other, net-income (expense)	1.9	-	0.8
Income tax benefit (expense)	(3.9)	(2.1)	(0.2)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$759.9	$537.0	$488.2

Carbon dioxide delivery volumes (Bcf)(c)	732.1	637.3	669.2
SACROC oil production (gross)(MBbl/d)(d)	28.0	27.6	30.8
SACROC oil production (net)(MBbl/d)(e)	23.3	23.0	25.7
Yates oil production (gross)(MBbl/d)(d)	27.6	27.0	26.1
Yates oil production (net)(MBbl/d)(e)	12.3	12.0	11.6
Natural gas liquids sales volumes (net)(MBbl/d)(e)	8.4	9.6	8.9
Realized weighted average oil price per Bbl(f)(g)	$49.42	$36.05	$31.42
Realized weighted average natural gas liquids price per Bbl(g)(h)	$63.00	$52.91	$43.90
_________________
(a)	2006 amount includes a $1.8 million loss (from a decrease in revenues) on derivative contracts used to hedge forecasted crude oil sales.

(b)	2008 and 2007 amounts include increases in expense associated with environmental liability adjustments of $0.3 million and $0.2 million, respectively.

(c)	Includes Cortez, Central Basin, Canyon Reef Carriers, Centerline and Pecos pipeline volumes.

(d)	Represents 100% of the production from the field. We own an approximately 97% working interest in the SACROC unit and an approximately 50% working interest in the Yates unit.

(e)	Net to Kinder Morgan, after royalties and outside working interests.

(f)	Includes all Kinder Morgan crude oil production properties.

(g)	Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.

(h)	Includes production attributable to leasehold ownership and production attributable to our ownership in processing plants and third party processing agreements.

          Combined, the certain items described in the footnotes to the table above account for a $0.1 million decrease in earnings before depreciation, depletion and amortization expenses (EBDA) between 2007 and 2008, and $1.6 million of the $48.8 million increase in EBDA between 2006 and 2007. The items also account for a $1.8 million increase in revenues between 2006 and 2007. For each of the segment’s two primary businesses, following is information related to the remaining changes in (i) earnings before depreciation, depletion and amortization expenses; and (ii) operating revenues in both 2008 and 2007, when compared to the respective prior year:

Year Ended December 31, 2008 versus Year Ended December 31, 2007
	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Sales and Transportation Activities	$123.5	70%	$147.3	79%
Oil and Gas Producing Activities	99.5	28%	198.5	29%
Intrasegment Eliminations	-	-	(36.9)	(77)%

Total CO2	$223.0	42%	$308.9	37%
_________________

Year Ended December 31, 2007 versus Year Ended December 31, 2006
	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Sales and Transportation Activities	$(9.3)	(5)%	$(8.8)	(4)%
Oil and Gas Producing Activities	56.5	19%	81.6	14%
Intrasegment Eliminations	-	-	13.0	21%

Total CO2	$47.2	10%	$85.8	12%

          The segment’s overall $223.0 million (42%) increase in earnings before depreciation, depletion and amortization in 2008, when compared to 2007, was driven almost evenly by higher earnings from its carbon dioxide sales and transportation activities and its oil and gas producing activities. The earnings increase was largely revenue related, driven by increased crude oil, carbon dioxide, and natural gas liquids sales revenues, due primarily to increases in average crude oil (which also impacts the price of carbon dioxide) and natural gas plant product prices during the first three quarters of 2008.

          Generally, earnings for the segment’s oil and gas producing activities, which include the operations associated with its ownership interests in oil-producing fields and natural gas processing plants, are closely aligned with our realized price levels for crude oil and natural gas liquids products. Revenues from crude oil sales and natural gas plant products sales increased $186.2 million (40%) and $7.0 million (4%), respectively, in 2008 compared to 2007, driven by increases of 37% and 19%, respectively, in the realized weighted average price per barrel.

          Crude oil sales volumes increased 2% in 2008, when compared to last year, but natural gas liquids sales volumes dropped 13% in 2008, due primarily to the effects from Hurricane Ike, and in part to operational issues on a third party owned pipeline, which resulted in pro-rationing (production allocation). Hurricane Ike, which made landfall at Galveston, Texas, on September 13, 2008, temporarily shut-down third-party fractionation facilities, which caused a decline in liquids production volumes in and around the Permian Basin area through the end of November.

          Because prices of crude oil and natural gas liquids are subject to external factors over which we have no control, and because future price changes may be volatile, our CO 2  segment is exposed to commodity price risk related to the price volatility of crude oil and natural gas liquids. To some extent, we are able to mitigate this risk through a long-term hedging strategy that is intended to generate more stable realized prices by using derivative contracts as hedges to the exposure of fluctuating expected future cash flows produced by changes in commodity sales prices. Nonetheless, decreases in the prices of crude oil and natural gas liquids will have a negative impact on the results of our CO 2  business segment. All of our hedge gains and losses for crude oil and natural gas liquids are included in our realized average price for oil. Had we not used energy derivative contracts to transfer commodity price risk, our crude oil sales prices would have averaged $97.70 per barrel in 2008, $69.63 per barrel in 2007 and $63.27 per barrel in 2006. For more information on our hedging activities, see Note 14 to our consolidated financial statements included elsewhere in this report.

          The year-over-year increase in earnings before depreciation, depletion and amortization from the segment’s sales and transportation activities in 2008 was driven by a $87.9 million (137%) increase in carbon dioxide sales revenues and a $16.1 million (23%) increase in carbon dioxide and crude oil pipeline transportation revenues. The increase in carbon dioxide sales revenues was driven by a 75% increase in average sales prices and a 21% increase in average sales volumes, when compared to 2007. The increase in total pipeline transportation revenues was chiefly due to a 15% increase in carbon dioxide delivery volumes in 2008, relative to last year.

          The increase in average carbon dioxide sales prices reflect continued customer demand for carbon dioxide for use in oil recovery projects throughout the Permian Basin area and, in addition, a portion of our carbon dioxide contracts are tied to crude oil prices, which as discussed above, have increased since the end of 2007. We do not recognize profits on carbon dioxide sales to ourselves. The increases in carbon dioxide sales and delivery volumes were largely due to the January 17, 2008 start-up of the Doe Canyon carbon dioxide source field located in Dolores County, Colorado. We hold an approximately 87% working interest in Doe Canyon. Since July 2006, we have invested approximately $90 million to develop this source field. In addition, investments were also made to drill additional carbon dioxide wells at the McElmo Dome unit, increase transportation capacity on the Cortez Pipeline, and extend the Cortez Pipeline to the new Doe Canyon Deep unit.

          The overall $47.2 million (10%) increase in segment earnings before depreciation, depletion and amortization expenses in 2007 versus 2006 was driven by higher earnings from the segment’s oil and gas producing activities. The increase was largely due to higher oil production at the Yates oil field unit, higher realized average oil prices in 2007 relative to 2006, and higher earnings from natural gas liquids sales, largely due to increased recoveries at the Snyder, Texas gas plant and to an increase in our realized weighted average price per barrel.

          The year-to-year decrease in earnings before depreciation, depletion and amortization from the segment’s sales and transportation activities in 2007 was primarily due to a decrease in carbon dioxide sales revenues, resulting mainly from lower average prices for carbon dioxide, and partly from a 3% drop in carbon dioxide sales volumes. The segment’s average price received for all carbon dioxide sales decreased 9% in 2007, when compared to 2006. The decrease was mainly attributable to the expiration of a significant high-priced sales contract in December 2006.

          The $85.8 million (12%) increase in segment revenues in 2007, when compared to 2006, was mainly due to higher revenues from the segment’s oil and gas producing activities’ natural gas liquids and crude oil sales. Combined, plant product and crude oil sales revenues increased $77.9 million (14%) in 2007 compared to 2006.

          The increase in revenues from the sales of natural gas liquids and crude oil was driven by favorable sales price variances-our realized weighted average price per barrel for liquids products increased 21% in 2007, relative to 2006, and our average crude oil realization increased 15% in 2007 compared to the prior year. Plant product liquids volumes also increased 8%, but total crude oil sales volumes decreased 6% in 2007 compared to 2006, largely due to a 10% decline in gross production at the SACROC field unit. The decline in crude oil production at SACROC was mainly attributable to lower observed recoveries from certain project areas and partly attributable to an intentional slow down in development pace, given this reduction in recoveries.

          For more information on our ownership interests in the net quantities of proved oil and gas reserves and our measures of discounted future net cash flows from oil and gas reserves, please see Note 20 to our consolidated financial statements included elsewhere in this report.

          Terminals
	Year Ended December 31,

	2008	2007	2006

	(In millions, except operating statistics)
Revenues	$1,173.6	$963.7	$864.8
Operating expenses(a)	(631.8)	(536.4)	(461.9)
Other income (expense)(b)	(2.7)	6.3	15.2
Earnings from equity investments	2.7	0.6	0.2
Other, net-income (expense)	1.7	1.0	2.1
Income tax benefit (expense)(c)	(19.7)	(19.2)	(12.3)

Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$523.8	$416.0	$408.1

Bulk transload tonnage (MMtons)(d)	99.1	96.2	95.1

Liquids leaseable capacity (MMBbl)	54.2	47.5	43.5

Liquids utilization %	97.5%	95.9%	96.3%

(a)
2008 and 2007 amounts include a $0.6 million decrease in expense and a $2.0 million increase in expense, respectively, associated with environmental liability adjustments. 2008 amount also includes a $5.3 million increase in expense related to hurricane clean-up and repair activities; a combined $2.8 million increase in expense from the settlement of certain litigation matters related to our Elizabeth River bulk terminal and our Staten Island liquids terminal, and other legal liability adjustments; and a $1.9 million increase in expense related to fire damage and repair activities. 2007 amount also includes a $25.0 million increase in expense from the settlement of certain litigation matters related to our Cora coal terminal, and a $1.2 million increase in expense associated with legal liability adjustments. 2006 amount includes a $2.8 million increase in expense related to hurricane clean-up and repair activities.

(b)
2008 amount includes a decrease in income of $5.3 million from property casualty losses related to fire damage, and a decrease in income of $0.8 million from property casualty losses related to hurricane damage. 2007 and 2006 amounts include increases in income of $1.8 million and $15.2 million, respectively, from property casualty gains associated with the 2005 hurricane season.

(c)
2008 amount includes a decrease in expense (reflecting tax savings) of $0.4 million related to hurricane clean-up and repair expenses and casualty losses. 2006 amount includes a $1.1 million increase in expense associated with casualty gains and hurricane expenses.

(d)	Volumes for acquired terminals are included for all periods.

          Combined, the certain items described in the footnotes to the table above account for $11.3 million of the $107.8 increase in earnings before depreciation, depletion and amortization between 2007 and 2008, and a $37.7 million decrease in earnings before depreciation, depletion and amortization between 2006 and 2007. The segment’s remaining $96.5 million (22%) increase in earnings before depreciation, depletion and amortization expenses in 2008 compared to 2007, and its remaining $45.6 million (11%) increase in 2007 compared to 2006, were driven by a combination of internal asset expansions and strategic business acquisitions completed since the end of 2006.

          We have made and continue to seek terminal acquisitions in order to gain access to new markets, to complement and/or enlarge our existing terminal operations, and to benefit from the economies of scale resulting from increases in terminal storage, handling and throughput capacity. Beginning with our acquisition of the Vancouver Wharves bulk marine terminal on May 30, 2007 and including, among others, the terminal assets we acquired from Marine Terminals, Inc. effective September 1, 2007, we have invested approximately $179.0 million in cash to acquire both terminal assets and equity interests in terminal operations, and combined, these acquired operations accounted for incremental earnings before depreciation, depletion and amortization of $30.4 million, revenues of $86.6 million, equity earnings of $1.7 million, and operating expenses of $57.9 million in 2008.

          In 2007, we also benefitted significantly from the incremental contributions attributable to the bulk and liquids terminal businesses we acquired during 2007 and 2006. Combined, these acquired operations accounted for incremental amounts of earnings before depreciation, depletion and amortization of $31.2 million, revenues of $83.9 million, operating expenses of $53.2 million and equity earnings of $0.5 million, respectively, in 2007. All of the incremental 2008 and 2007 amounts listed above represent the earnings, revenues and expenses from acquired terminals’ operations during the additional months of ownership in 2008 and 2007, respectively, and do not include increases or decreases during the same months we owned the assets in the respective prior year. For more information on our acquisitions, see Note 3 to our consolidated financial statements included elsewhere in this report.

          For all other terminal operations (those owned during identical periods in both pairs of comparable years), earnings before depreciation, depletion and amortization expenses increased $66.1 million (15%) in 2008, and $14.4 million (4%) in 2007, when compared to the respective prior years. The increases in earnings represent net changes in terminal results at various locations, and the $66.1 million year-over-year increase in 2008 compared to 2007 for terminal operations owned during identical periods in both years included the following:

▪ a $27.8 million (25%) increase from our Gulf Coast terminal facilities, primarily our two large liquids terminal facilities located along the Houston Ship Channel in Pasadena and Galena Park, Texas. The increase was due mainly to higher liquids throughput volumes and increased liquids storage capacity as a result of expansions completed since the end of 2007;

▪ a $20.3 million (50%) increase from our Mid-Atlantic terminals, primarily our Pier IX bulk terminal located in Newport News, Virginia, due to higher period-over-period coal transfer volumes, and our Fairless Hills, Pennsylvania bulk terminal, largely due to incremental earnings from a new import fertilizer facility that began operations in the second quarter of 2008. The increases in coal throughput at Pier IX were largely due to an almost $70 million capital improvement project, completed in the first quarter of 2008, that involved the construction of a new ship dock and the installation of additional terminal equipment. The import fertilizer facility at Fairless Hills cost approximately $11.2 million to build, and included the construction of two storage domes, conveying equipment, and outbound loading facilities for both rail and truck;

▪ a $10.5 million (16%) increase from our Northeast terminals, largely due to higher earnings from our New York Harbor liquids terminals, which include our Perth Amboy, New Jersey terminal; our Carteret, New Jersey terminal; and our Kinder Morgan Staten Island terminal. The year-over-year increase in earnings from these terminals was driven by a combined 21% increase in liquids throughput volumes (resulting both from incremental business driven by strong demand for imported fuel and from tank expansions completed since the end of 2007), higher transfer and storage rates, and incremental revenues from ancillary terminal services; and

▪ a $7.0 million (30%) increase from our West region terminals, mainly from our Vancouver Wharves bulk marine terminal and from our Kinder Morgan North 40 terminal, a crude oil tank farm located in Edmonton, Alberta, Canada. We announced the construction of the North 40 terminal in June 2006, and we completed construction and began terminal operations in the second quarter of 2008. The increase from Vancouver Wharves was due largely to higher terminal revenues from liquids throughput and handling services.

          The $14.4 million (4%) increase in earnings before depreciation, depletion and amortization in 2007 compared to 2006 from terminal operations owned during identical periods in both years was largely due to the following:

▪ a $9.7 million (10%) increase from our two liquids terminal facilities located in Pasadena and Galena Park, Texas. The two terminals benefitted from both completed expansions that added new liquids tank and truck loading rack capacity since the end of 2006 and incremental business from ethanol and biodiesel storage and transfer activity. For the entire terminals segment combined, our expansion projects and acquisitions completed since the end of 2006 increased our liquids terminals’ leaseable capacity by 9% in 2007, more than offsetting a less than 1% drop in our overall utilization percentage;

▪ a $3.7 million (23%) increase from the combined operations of our Argo and Chicago, Illinois liquids terminals, due to increased ethanol throughput and incremental liquids storage and handling business;

▪ a $1.8 million (4%) increase from our Texas Petcoke terminals, due largely to higher petroleum coke throughput volumes in 2007 at our Port of Houston facility;

▪ a $1.2 million (15%) increase from our Pier IX bulk terminal, chiefly due to a 19% year-to-year increase in coal transfer volumes and higher rail incentives; and

▪ a $2.0 million (6%) decrease from our Lower River (Louisiana) terminals, primarily due to both lower revenues from our 66 2/3% interest in the International Marine Terminals partnership facility, a multi-product bulk terminal located in Sulphur Springs, Louisiana, and to higher income tax expense accruals. The decrease in revenues from IMT was mainly due to lower tonnage volumes and lower ship dockage revenues in 2007, and the increase in income tax expense was largely due to higher taxable income attributable to Kinder Morgan Bulk Terminals, Inc., our tax-paying subsidiary that owns many of our Louisiana bulk terminal businesses which handle non-qualifying products.

          Kinder Morgan Canada

	Year Ended December 31,

	2008	2007	2006(e)

	(In millions, except operating statistics)
Revenues	$196.7	$160.8	$137.8
Operating expenses	(67.9)	(65.9)	(53.3)
Other income (expense)(a)	-	(377.1)	0.9
Earnings from equity investments	(0.4)	-	-
Interest income and Other, net-income (expense)(b)	(6.2)	8.0	1.0
Income tax benefit (expense)(c)	19.0	(19.4)	(9.9)

Earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments(d)	$141.2	$(293.6)	$76.5

Transport volumes (MMBbl)	86.7	94.4	83.7

(a)	2007 amount represents a goodwill impairment expense recorded by Knight in the first quarter of 2007.

(b)
2008 amount includes a $19.3 million decrease in expense associated with favorable changes in Canadian income tax rates, and a $12.3 decrease in other non-operating income from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash Trans Mountain regulatory accounting adjustments.

(c)
2008 amount includes a $6.6 million increase in expense from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash Trans Mountain regulatory accounting adjustments.

(d)	2007 amount includes losses of $349.2 million for periods prior to our acquisition date of April 30, 2007, and a $1.3 million decrease in income from an oil loss allowance.

(e)	2006 amounts relate to periods prior to our acquisition date of April 30, 2007. See discussion below.

          After taking into effect the certain items described in footnotes to the table above, the remaining increases in earnings before depreciation, depletion and amortization totaled $83.9 million (147%) in 2008 versus 2007, and $56.9 million in 2007 versus 2006. The 2007 increase related entirely to our acquisition of Trans Mountain effective April 30, 2007, and the 2008 increase consisted of (i) higher earnings of $38.1 million (67%) from the Trans Mountain pipeline assets we owned in the same periods in both years (May through December); and (ii) incremental earnings of $45.8 million from periods we owned assets in 2008 only (Trans Mountain for the period January through April, and Express and Jet Fuel for the period September through December).

          The $38.1 million increase in earnings from assets owned during the same periods in both 2008 and 2007 was driven primarily by higher operating revenues, due largely to the completion of the Trans Mountain Pipeline Anchor Loop expansion project discussed elsewhere in this report.

          The Anchor Loop project boosted pipeline capacity from 260,000 to 300,000 barrels per day and resulted in higher period-to-period average toll rates. The higher tariffs became effective in June 2008, and more than offset an 8% decline in mainline throughput volumes, which resulted primarily from lower demand for water-borne exports out of Vancouver, British Columbia.

          Other
	Year Ended December 31,
	2008	2007	Earnings increase/(decrease)

	(In millions-income (expense), except percentages)
General and administrative expenses(a)	$(297.9)	$(278.7)	$(19.2)	(7)%

Unallocable interest expense, net of interest income(b)	$(397.6)	$(395.8)	$(1.8)	-
Unallocable income tax benefit (expense)	(9.3)	(4.6)	(4.7)	(102)%

Interest and other non-operating expenses	$(406.9)	$(400.4)	$(6.5)	(2)%

Net income attributable to noncontrolling interests(c)	$(13.7)	$(7.0)	$(6.7)	(96)%

	Year Ended December 31,
	2007	2006	Earnings increase/(decrease)

	(In millions-income (expense), except percentages)
General and administrative expenses(a)	$(278.7)	$(238.4)	$(40.3)	(17)%

Unallocable interest expense, net of interest income(b)	$(395.8)	$(342.4)	$(53.4)	(16)%
Unallocable income tax benefit (expense)	(4.6)	-	(4.6)	-

Interest and other non-operating expenses	$(400.4)	$(342.4)	$(58.0)	(17)%

Net income attributable to noncontrolling interests(c)	$(7.0)	$(15.4)	$8.4	55%

(a)
Includes such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services. 2008 amount includes (i) a $5.6 million increase in non-cash compensation expense, allocated to us from Knight (we do not have any obligation, nor do we expect to pay any amounts related to this expense); (ii) a $0.9 million increase in expense for certain Express pipeline system acquisition costs; (iii) a $0.4 million expense resulting from the write-off of certain acquisition costs pursuant to a newly adopted accounting principle; (iv) a $0.1 million increase in expense related to hurricane clean-up and repair activities; and (v) a $2.0 million decrease in expense due to the adjustment of certain insurance related liabilities. 2007 amount includes (i) a $26.2 million increase in expense, allocated to us from Knight, associated with closing the going-private transaction (we do not have any obligation, nor do we expect to pay any amounts related to this expense); (ii) a $5.5 million expense related to Trans Mountain expenses for periods prior to our acquisition date of April 30, 2007; (iii) a $2.1 million expense due to the adjustment of certain insurance related liabilities; (iv) a $1.7 million increase in expense associated with the 2005 hurricane season; (v) a $1.5 million expense for certain Trans Mountain acquisition costs; and (vi) a $0.8 million expense related to the cancellation of certain commercial insurance policies. 2006 amount includes (i) an $18.8 million expense related to Trans Mountain expenses; (ii) a $2.4 million increase in expense related to the cancellation of certain commercial insurance policies; and (iii) a $0.4 million decrease in expense related to the allocation of general and administrative expenses on hurricane related capital expenditures for the replacement and repair of assets (capitalization of overhead expense).

(b)
2008 amount includes (i) a $7.1 million decrease in interest expense from the amounts previously reported in our 2008 fourth quarter earnings release issued on January 21, 2009, due to certain non-cash Trans Mountain regulatory accounting adjustments; (ii) a $2.0 million increase in imputed interest expense related to our January 1, 2007 Cochin Pipeline acquisition; and (iii) a $0.2 million increase in interest expense related to the proposed settlement of certain litigation matters related to our Pacific operations’ East Line pipeline. 2007 amount includes a $2.4 million increase in expense related to imputed interest on our Cochin Pipeline acquisition, and a $1.2 million expense for Trans Mountain expenses for periods prior to our acquisition date of April 30, 2007. 2006 amount includes Trans Mountain expenses of $6.3 million.

(c)
2008, 2007 and 2006 amounts include a $0.4 million decrease, a $3.9 million decrease, and a $3.5 million increase, respectively, in net income attributable to noncontrolling interests, related to the effect from all of the 2008, 2007 and 2006 items previously disclosed in the footnotes to the tables included in -Results of Operations.”

          Items not attributable to any segment include general and administrative expenses, unallocable interest income and income tax expense, interest expense and net income attributable to noncontrolling interests. Overall, our total general and administrative expenses increased $19.2 million (7%) in 2008 compared to 2007, and $40.3 million (17%) in 2007 compared to 2006. However, the certain items described in footnote (a) to the tables above resulted in a combined $32.8 million decrease in expense in 2008 compared to 2007, and a combined $17.0 million increase in expense in 2007 compared to 2006.

          The remaining $52.0 million (22%) and $23.3 million (11%) increases in general and administrative expenses in 2008 and 2007 were largely due to (i) higher compensation-related expenses-comprising salary and benefit expenses, payroll taxes and other employee and contractor related expenses; and (ii) higher shared corporate services expenses-including legal services, corporate secretary, tax, human resources, information technology and other shared services. These increases in administrative expenses were associated with our larger year-over-year asset base and included incremental expenses and higher corporate overhead associated with the assets and operations we have acquired since the end of 2005, including the Trans Mountain, Express (one-third interest) and Jet Fuel pipeline systems we acquired from Knight, and the acquired bulk and liquids terminal operations that are described above in -Terminals.” Acquiring assets and supporting internal growth initiatives result in increased spending levels and expenses; however, we continue to manage aggressively our infrastructure expenses in order to operate our assets in the most efficient manner possible.

          Unallocable interest expense, net of interest income, increased $1.8 million (less than 1%) in 2008 compared to 2007, and $53.4 million (16%) in 2007 compared to 2006. The certain items described in footnote (b) to the tables above decreased interest expense by $8.5 million in 2008 and decreased interest expense by $2.7 million in 2007, when compared to the respective prior year periods.

          The remaining $10.3 million (3%) increase in expense in 2008 compared to 2007 was driven by a 22% increase in average borrowings (excluding the value of interest rate swap agreements), partially offset by a 15% drop in our weighted average interest rate. The decrease in our weighted average borrowing rate in 2008 reflects a general decrease in variable interest rates since the end of last year-the weighted average interest rate on all of our borrowings was approximately 5.44% during 2008 and 6.40% during 2007. The remaining $56.1 million (17%) increase in interest expense in 2007 compared to 2006 was due to both higher average debt levels and higher effective interest rates. In 2007, average borrowings increased 17% and the weighted average interest rate on all of our borrowings increased from 6.2% in 2006 to 6.4% in 2007.

          The year-over-year increases in our average borrowings was largely due to the capital spending (for asset expansion and improvement projects, including additional pipeline construction costs) and the external business acquisitions we have made since the end of 2005. Generally, we initially fund both our discretionary capital spending (including payments for pipeline project construction costs) and our acquisition outlays from borrowings under our commercial paper program or our long-term revolving bank credit facility. From time to time, we issue senior notes and equity in order to refinance our commercial paper borrowings. For more information on our capital expansion and acquisition expenditures, see -Liquidity and Capital Resources-Investing Activities.”

          As of December 31, 2008, approximately 34% of our $8,563.6 million consolidated debt balance (excluding the value of interest rate swap agreements) was subject to variable interest rates-either as short-term or long-term variable rate debt obligations or as fixed-rate debt converted to variable rates through the use of interest rate swaps. As of December 31, 2007, approximately 42% of our $7,066.1 million consolidated debt balance was subject to variable interest rates.

          The incremental unallocable income tax expense, in both 2008 and 2007, relates to higher year-to-year corporate income tax accruals for the Texas margin tax, an entity-level tax initiated January 1, 2007 and imposed on the amount of our total revenue that is apportioned to the state of Texas.

          Net income attributable to noncontrolling interests, which represents the allocation of our consolidated net income attributable to all outstanding ownership interests in our operating limited partnerships and their consolidated subsidiaries that are not held by us, increased in 2008 and decreased in 2007, when compared to the respective prior year. Both the increase, in 2008, and the drop, in 2007, was due to overall lower partnership net income in 2007, relative to both 2008 and 2006.

Liquidity and Capital Resources

          General

          As of December 31, 2008, we believe our balance sheet and liquidity positions remained strong. Cash on hand was $62.5 million at the close of the year, and on December 19, 2008, we demonstrated our continued access to the term debt market by issuing $500 million in senior notes that mature on February 1, 2019. Also in December 2008, we took advantage of the general decrease in variable interest rates since the start of the year by terminating two of our existing fixed-to-variable interest rate swap agreements, and we received combined proceeds of $194.3 million from the early termination of these swap agreements (we terminated a third swap agreement in January 2009 and received additional proceeds of $144.4 million). Similarly, we demonstrated continued access to the equity market by raising $176.6 million in cash from the public offering of 3,900,000 additional common units on December 22, 2008.

          In addition, our diverse set of energy assets generated $2,235.9 million in cash from operations in 2008, and based on long-term contracted customer commitments and current cost estimates, we expect to realize incremental returns from completed capital expansion projects that are currently in process. We also had, at December 31, 2008, $1.47 billion of borrowing capacity available under our $1.85 billion bank credit facility (discussed below in -Short-term Liquidity”) and, at Knight’s third quarter board meeting on October 15, 2008, Knight’s board indicated its willingness to contribute up to $750 million of equity to us over the subsequent 18 months, if necessary, in order to support our capital raising efforts.

          Our primary cash requirements, in addition to normal operating expenses, are debt service, sustaining capital expenditures (defined as capital expenditures which do not increase the capacity of an asset), expansion capital expenditures and quarterly distributions to our common unitholders, Class B unitholder and general partner. In addition to utilizing cash generated from operations, we could meet our cash requirements for expansion capital expenditures through borrowings under our credit facility, issuing long-term notes or additional common units or the proceeds from purchases of additional i-units by KMR with the proceeds from issuances of additional KMR shares.

In general, we expect to fund:

▪ cash distributions and sustaining capital expenditures with existing cash and cash flows from operating activities;

▪ expansion capital expenditures and working capital deficits with retained cash (resulting from including i-units in the determination of cash distributions per unit but paying quarterly distributions on i-units in additional i-units rather than cash), additional borrowings, the issuance of additional common units or the proceeds from purchases of additional i-units by KMR;

▪ interest payments with cash flows from operating activities; and

▪ debt principal payments with additional borrowings, as such debt principal payments become due, or by the issuance of additional common units or the proceeds from purchases of additional i-units by KMR.

          Credit Ratings and Capital Market Liquidity

          As part of our financial strategy, we try to maintain an investment-grade credit rating, which involves, among other things, the issuance of additional limited partner units in connection with our acquisitions and internal growth activities in order to maintain acceptable financial ratios. As a publicly traded limited partnership, our common units are attractive primarily to individual investors, although such investors represent a small segment of the total equity capital market. We believe that some institutional investors prefer shares of KMR over our common units due to tax and other regulatory considerations, and we are able to access this segment of the capital market through KMR’s purchases of i-units issued by us with the proceeds from the sale of KMR shares to institutional investors.

          On May 30, 2006, Standard & Poor’s Rating Services and Moody’s Investors Service each placed our long-term credit ratings on credit watch pending the resolution of KMI’s going-private transaction. On January 5, 2007, in anticipation of the going-private transaction closing, S&P downgraded us one level to BBB and removed our rating from credit watch with negative implications. As previously noted by Moody’s in its credit opinion dated November 15, 2006, it downgraded our credit rating from Baa1 to Baa2 on May 30, 2007, following the closing of the going-private transaction. Additionally, our rating was downgraded by Fitch Ratings from BBB+ to BBB on April 11, 2007. Currently, our long-term corporate debt credit rating is BBB, Baa2 and BBB, respectively, at S&P, Moody’s and Fitch.

          On September 15, 2008, Lehman Brothers Holdings Inc. filed for bankruptcy protection under the provisions of Chapter 11 of the U.S. Bankruptcy Code. One Lehman entity was a lending institution that provided a portion of our, Rockies Express’, and Mid Continent Express’ respective credit facilities. Since Lehman Brothers declared bankruptcy, its affiliate, which is a party to the aforementioned credit facilities, has not met its obligations to lend under those agreements. As such, the commitments have been effectively reduced by $63 million, $41 million, and $100 million, respectively, to $1.79 billion, $1.96 billion, and $1.30 billion. The commitments of the other banks remain unchanged, and the facilities are not defaulted.

          On October 13, 2008, S&P revised its outlook on our long-term credit rating to negative from stable (but affirmed our long-term credit rating at BBB), due to our previously announced expected delay and cost increases associated with the completion of the Rockies Express Pipeline project. At the same time, S&P lowered our short-term credit rating to A-3 from A-2. As a result, we no longer have access to the commercial paper market. However, we believe that our $1.8 billion credit facility is adequate to meet our short term liquidity needs.

          Additionally, some of our customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness. These financial problems may arise from the current financial crises, changes in commodity prices or otherwise. We have and are working to implement, to the extent allowable under applicable contracts, tariffs and regulations, prepayments and other security requirements, such as letters of credit, to enhance our credit position relating to amounts owed from these customers.

We cannot provide assurance that one or more of our current or future financially distressed customers will not default on their obligations to us or that such a default or defaults will not have a material adverse effect on our business, financial position, future results of operations, or future cash flows; however, we believe we have provided adequate allowance for such customers.

          Short-term Liquidity

          We employ a centralized cash management program that essentially concentrates the cash assets of our operating partnerships and their subsidiaries in joint accounts for the purpose of providing financial flexibility and lowering the cost of borrowing. Our centralized cash management program provides that funds in excess of the daily needs of our operating partnerships and their subsidiaries are concentrated, consolidated, or otherwise made available for use by other entities within our consolidated group. We place no restrictions on the ability to move cash between entities, payment of inter-company balances or the ability to upstream dividends to parent companies other than restrictions that may be contained in agreements governing the indebtedness of those entities. However, our cash and the cash of our subsidiaries is not concentrated into accounts of Knight or any company not in our consolidated group of companies, and Knight has no rights with respect to our cash except as permitted pursuant to our partnership agreement.

          Furthermore, certain of our operating subsidiaries are subject to FERC enacted reporting requirements for oil and natural gas pipeline companies that participate in cash management programs. FERC-regulated entities subject to these rules must, among other things, place their cash management agreements in writing, maintain current copies of the documents authorizing and supporting their cash management agreements, and file documentation establishing the cash management program with the FERC.

          Our outstanding short-term debt as of December 31, 2008 was $288.7 million, primarily consisting of a $250 million principal amount of 6.3% senior notes that matured and was paid on February 1, 2009. As of December 31, 2007, our outstanding short-term debt was $610.2 million.

          Our principal sources of short-term liquidity are:

▪ our $1.85 billion five-year senior unsecured revolving bank credit facility that matures August 18, 2010; and

▪ our cash from operations (discussed following in -Operating Activities”).

          Borrowings under our five-year credit facility can be used for general partnership purposes and as a backup for a commercial paper program. The facility can be amended to allow for borrowings up to $2.1 billion. As of both December 31, 2008 and 2007, we had no borrowings under our five-year credit facility. We provide for liquidity by maintaining excess borrowing capacity under our five year revolving credit facility. After reduction for (i) our letters of credit; (ii) commercial paper and/or borrowings under our revolving credit facility outstanding (none at December 31, 2008); and (iii) lending commitments made by a Lehman Brothers related bank, the remaining available borrowing capacity under our bank credit facility was $1,473.7 million as of December 31, 2008.

          As a result of the revision to our short-term credit rating and the current commercial paper market conditions, we are unable to access commercial paper borrowings and as of December 31, 2008, there were no borrowings under our commercial paper program. However, we expect that our financing and liquidity needs will continue to be met through borrowings made under our long-term bank credit facility, and we do not anticipate that fluctuations in the availability of the commercial paper market will affect our liquidity because of the flexibility provided by our credit facility. As of December 31, 2007, we had $589.1 million of commercial paper outstanding.

          Currently, we believe our liquidity to be adequate, and we continue to monitor the status of the capital markets and regularly evaluate the effect that changes in capital market conditions may have on our announced business strategy to grow our portfolio of businesses. We expect that part of our short-term financing and liquidity needs will continue to be met through our long-term bank credit facility. For more information on our credit facility, see Note 9 to our consolidated financial statements included elsewhere in this report.

          Long-term Financing

          In addition to our principal sources of short-term liquidity listed above, we could meet our cash requirements (other than distributions to our common unitholders, Class B unitholders and general partner) through issuing long-term notes or additional common units, or by utilizing the proceeds from purchases of additional i-units by KMR with the proceeds from issuances of KMR shares.

          On September 19, 2008, we filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 on Form S-3. This registration statement, commonly referred to as a shelf registration statement, will allow us to sell up to $5 billion of additional common units or debt securities. The shelf registration statement is intended to provide us with flexibility to raise funds from the offering of our securities in one or more offerings, in amounts, and at prices to be set forth in subsequent filings made with the SEC at the time of each separate offering. This registration statement on Form S-3 was declared effective by the SEC on December 15, 2008.

          Pursuant to this shelf registration statement, on January 16, 2009, we entered into an Equity Distribution Agreement with UBS Securities LLC. According to the provisions of this Agreement, we may offer and sell from time to time common units having an aggregate offering value of up to $300 million through UBS, as sales agent. Sales of the units, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between us and UBS. Under the terms of this Agreement, we also may sell common units to UBS as principal of its own account at a price agreed upon at the time of the sale. Any sale of common units to UBS as principal would be pursuant to the terms of a separate terms agreement between us and UBS.

          We believe this Equity Distribution Agreement provides us further flexibility to raise funds from the offering of our securities because it provides us the right, but not the obligation, to draw down on the facility in the future, at prices we deem appropriate. We retain at all times complete control over the amount and the timing of each draw down, and we will designate the maximum number of common units to be sold through UBS, on a daily basis or otherwise as we and UBS agree. UBS will then use its reasonable efforts to sell, as our sales agent and on our behalf, all of the designated common units. We may instruct UBS not to sell common units if the sales cannot be effected at or above the price designated by us in any such instruction. Either we or UBS may suspend the offering of common units pursuant to the Agreement by notifying the other party. As of February 20, 2009, we have issued 612,083 of our common units pursuant to this Agreement. We received net proceeds of approximately $29.9 million for the issuance of these common units.

          Our offerings would be subject to market conditions and our capital needs, and unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general partnership purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other partnership obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

          We are subject, however, to changes in the equity and debt markets for our limited partner units and long-term notes, and there can be no assurance we will be able or willing to access the public or private markets for our limited partner units and/or long-term notes in the future. If we were unable or unwilling to issue additional limited partner units, we would be required to either restrict potential future acquisitions or pursue other debt financing alternatives, some of which could involve higher costs or negatively affect our credit ratings. Furthermore, our ability to access the public and private debt markets is affected by our credit ratings. See -Credit Ratings and Capital Market Liquidity” above for a discussion of our credit ratings.

          Equity Issuances

          For information on our 2007 and 2008 equity issuances, see Note 11 Partners’ Capital-Equity Issuances” to our consolidated financial statements included elsewhere in this report.

          Debt Issuances

          From time to time we issue long-term debt securities. All of our long-term debt securities issued to date, other than those issued under our long-term revolving credit facility or those issued by our subsidiaries and operating partnerships, generally have the same terms except for interest rates, maturity dates and prepayment premiums. All of our outstanding debt securities are unsecured obligations that rank equally with all of our other senior debt obligations; however, a modest amount of secured debt has been incurred by some of our operating partnerships and subsidiaries. Our fixed rate notes provide that we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

          As of December 31, 2008 and 2007, the total liability balance due on the various series of our senior notes was $8,381.5 million and $6,288.8 million, respectively, and the total liability balance due on the various borrowings of our operating partnerships and subsidiaries was $182.1 million and $188.2 million, respectively. For additional information regarding our debt securities, see Note 9 to our consolidated financial statements included elsewhere in this report; for specific information with regard to the 2007 and 2008 changes in the various series of our senior notes, including debt issuances, see Note 9 Debt-Long-Term Debt-Senior Notes.”

          Capital Structure

          We attempt to maintain a relatively conservative overall capital structure, financing our expansion capital expenditures and acquisitions with approximately 50% equity and 50% debt. In the short-term, we fund these expenditures from borrowings under our credit facility until the amount borrowed is of a sufficient size to cost effectively do either a debt or equity offering, or both.

          With respect to our debt financed expenditures, we target a debt mixture of approximately 50% fixed and 50% variable. We achieve our variable rate exposure primarily by issuing long-term fixed rate debt and then swapping the fixed rate interest payments for variable rate payments. Our interest rate mix is currently weighted more heavily towards fixed interest rates due to a decision to terminate a portion of our interest rate swap agreements at attractive prices in December 2008 and January 2009 as discussed under -Interest Rate Risk” below.

          Our equity offerings consist of the issuance of additional common units or the issuance of additional i-units to KMR (which KMR purchases with the proceeds from the sale of additional KMR shares to institutional investors).

          Capital Expenditures

          Our sustaining capital expenditures for the year 2008 were $180.6 million (including approximately $0.1 million for our proportionate share of Rockies Express’ sustaining capital expenditures), and our forecasted expenditures for 2009 for sustaining capital expenditures are approximately $202.4 million (including $0.4 million for our proportionate share of Rockies Express). Generally, we fund our sustaining capital expenditures with our cash flows from operations.

          All of our capital expenditures, with the exception of sustaining capital expenditures, are discretionary. The discretionary capital expenditures reflected in our consolidated financial statements for the year 2008 were $2,352.5 million, and we forecasted $1,188.2 million for discretionary capital expenditures in our 2009 budget and capital expenditure plan. In addition to these amounts, we contributed an aggregate amount of $333.5 million for both the Rockies Express and Midcontinent Express natural gas pipeline projects in 2008, and we expect to contribute approximately $1.5 billion in the aggregate for both projects in 2009.

          Capital Requirements for Recent Transactions

          During 2008, our cash outlays for the acquisition of assets and investments totaled$40.2 million. For more information on our capital requirements during 2008 in regard to our acquisition expenditures, see Note 3 to our consolidated financial statements included elsewhere in this report. For more information on our recent debt related transactions, see Note 9 to our consolidated financial statements included elsewhere in this report.

          Off Balance Sheet Arrangements

          We have invested in entities that are not consolidated in our financial statements. As of December 31, 2008, our obligations with respect to these investments, as well as our obligations with respect to a letter of credit, are summarized below (dollars in millions):

Entity	Investment Type	Our Ownership Interest	Remaining Interest(s) Ownership	Total Entity Assets(i)	Total Entity Debt		Our Contingent Share of Entity Debt(j)

Cortez Pipeline Company	General Partner	50%	(a)	$95.7	$169.6		$84.8	(b)

West2East Pipeline LLC(c)	Limited Liability	51%	ConocoPhillips and Sempra Energy	$4,741.4	$3,458.9	(d)	$1,102.1	(e)

Midcontinent Express Pipeline LLC(f)	Limited Liability	50%	Energy Transfer Partners, L.P.	$981.1	$837.5		$418.8	(g)

Nassau County, Florida Ocean Highway And Port Authority (h)	N/A	N/A	Nassau County, Florida Ocean Highway and Port Authority	N/A	N/A		$10.2

(a)
The remaining general partner interests are owned by ExxonMobil Cortez Pipeline, Inc., an indirect wholly-owned subsidiary of Exxon Mobil Corporation and Cortez Vickers Pipeline Company, an indirect subsidiary of M.E. Zuckerman Energy Investors Incorporated.

(b)
We are severally liable for our percentage ownership share (50%) of the Cortez Pipeline Company debt. As of December 31, 2008, Shell Oil Company shares our several guaranty obligations jointly and severally for $53.6 million of Cortez’s debt balance; however, we are obligated to indemnify Shell for the liabilities it incurs in connection with such guaranty. Accordingly, as of December 31, 2008 we have a letter of credit in the amount of $26.8 million issued by JP Morgan Chase, in order to secure our indemnification obligations to Shell for 50% of the Cortez debt balance of $53.6 million.

Further, pursuant to a Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company are required to contribute capital to Cortez in the event of a cash deficiency. The agreement contractually supports the financings of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company, by obligating the partners of Cortez Pipeline to fund cash deficiencies at Cortez Pipeline, including anticipated deficiencies and cash deficiencies relating to the repayment of principal and interest on the debt of Cortez Capital Corporation. The partners’ respective parent or other companies further severally guarantee the obligations of the Cortez Pipeline owners under this agreement.

(c)
West2East Pipeline LLC is a limited liability company and is the sole owner of Rockies Express Pipeline LLC. As of December 31, 2008, the remaining limited liability member interests in West2East Pipeline LLC are owned by ConocoPhillips (24%) and Sempra Energy (25%). We owned a 66 2/3% ownership interest in West2East Pipeline LLC from October 21, 2005 until June 30, 2006, and we included its results in our consolidated financial statements until June 30, 2006. On June 30, 2006, our ownership interest was reduced to 51%, West2East Pipeline LLC was deconsolidated, and we subsequently accounted for our investment under the equity method of accounting. Upon completion of the pipeline, our ownership percentage is expected to be reduced to 50%.

(d)
Amount includes an aggregate of $1.3 billion in principal amount of fixed rate senior notes issued by Rockies Express Pipeline LLC in a private offering in June 2008. All payments of principal and interest in respect of these senior notes are the sole obligation of Rockies Express. Noteholders have no recourse against us or the other member owners of West2East

Pipeline LLC for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture.

(e)
In addition, there is a letter of credit outstanding to support the construction of the Rockies Express Pipeline. As of December 31, 2008, this letter of credit, issued by JPMorgan Chase, had a face amount of $31.4 million. Our contingent responsibility with regard to this outstanding letter of credit was $16.0 million (51% of total face amount).

(f)
Midcontinent Express Pipeline LLC is a limited liability company and the owner of the Midcontinent Express Pipeline. In January 2008, in conjunction with the signing of additional binding pipeline transportation commitments, Midcontinent Express Pipeline LLC and MarkWest Pioneer, L.L.C. (a subsidiary of MarkWest Energy Partners, L.P.) entered into an option agreement which provides MarkWest a one-time right to purchase a 10% ownership interest in Midcontinent Express Pipeline LLC after the pipeline is fully constructed and placed into service. If the option is exercised, we and Energy Transfer Partners, L.P. will each own 45% of Midcontinent Express Pipeline LLC, while MarkWest will own the remaining 10%.

(g)
In addition, there is a letter of credit outstanding to support the construction of the Midcontinent Express Pipeline. As of December 31, 2008, this letter of credit, issued by the Royal Bank of Scotland plc, had a face amount of $33.3 million. Our contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

(h)
Arose from our Vopak terminal acquisition in July 2001. Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the state of Florida. During 1990, Ocean Highway and Port Authority issued its Adjustable Demand Revenue Bonds in the aggregate principal amount of $38.5 million for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. A letter of credit was issued as security for the Adjustable Demand Revenue Bonds and was guaranteed by the parent company of Nassau Terminals LLC, the operator of the port facilities. In July 2002, we acquired Nassau Terminals LLC and became guarantor under the letter of credit agreement. In December 2002, we issued a $28 million letter of credit under our credit facilities and the former letter of credit guarantee was terminated. As of December 31, 2008, the face amount of this letter of credit outstanding under our credit facility was $10.2 million. Principal payments on the bonds are made on the first of December each year and reductions are made to the letter of credit.

(i)	Principally property, plant and equipment.

(j)	Represents the portion of the entity’s debt that we may be responsible for if the entity cannot satisfy the obligation.

          For additional information with regard to our contingent debt obligations, Note 9 Debt-Contingent Debt” to our consolidated financial statements included elsewhere in this report.

          We account for our investments in Cortez Pipeline Company, West2East Pipeline LLC and Midcontinent Express Pipeline LLC under the equity method of accounting. For the year ended December 31, 2008, our share of earnings, based on our ownership percentage and before amortization of excess investment cost, if any, was $20.8 million from Cortez Pipeline Company, $84.9 million from West2East Pipeline LLC, and $0.5 million from Midcontinent Express Pipeline LLC. Additional information regarding the nature and business purpose of these investments is included in Notes 7 and 9 to our consolidated financial statements included elsewhere in this report.

          Summary of Certain Contractual Obligations

	Amount of Commitment Expiration per Period

	Total	1 Year Or Less	2-3 Years	4-5 Years	After 5 Years

	(In millions)
Contractual Obligations:
Commercial paper outstanding	$-	$-	$-	$-	$-
Other debt borrowings-principal payments	8,582.1	288.7	992.7	1,975.5	5,325.2
Interest payments(a)	7,735.7	542.9	1,020.9	848.5	5,323.4
Lease obligations(b)	149.0	31.3	50.1	32.1	35.5
Pension and post-retirement welfare plans(c)	70.5	5.1	10.7	12.2	42.5
Other obligations(d)	15.1	8.3	6.8	-	-

Total	$16,552.4	$876.3	$2,081.2	$2,868.3	$10,726.6

Other commercial commitments:
Standby letters of credit(e)	$343.8	$273.3	$25.7	$26.8	$18.0

Capital expenditures(f)	$581.0	$581.0	$-	$-	$-

(a)	Interest payment obligations exclude adjustments for interest rate swap agreements.

(b)	Represents commitments for capital leases, including interest, and operating leases.

(c)	Represents expected benefit payments from pension and post-retirement welfare plans as of December 31, 2008.

(d)
Consist of payments due under carbon dioxide take-or-pay contracts and, for the 1 Year or Less column only, our purchase and sale agreement with LPC Packaging (a California corporation) for the acquisition of certain bulk terminal assets.

(e)
The $343.8 million in letters of credit outstanding as of December 31 2008 consisted of the following: (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of our Pacific operations’ pipelines in the state of California; (ii) a $55.9 million letter of credit supporting our pipeline and terminal operations in Canada; (iii) a combined $40.0 million in two letters of credit supporting our hedging of energy commodity price risks; (iv) our $30.3 million guarantee under letters of credit totaling $45.5 million supporting our International Marine Terminals Partnership Plaquemines, Louisiana Port, Harbor, and Terminal Revenue Bonds; (v) a $26.8 million letter of credit supporting our indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; (vi) a $25.4 million letter of credit supporting our Kinder Morgan Liquids Terminals LLC New Jersey Economic Development Revenue Bonds; (vii) a $18.0 million letter of credit supporting our Kinder Morgan Operating L.P. B” tax-exempt bonds; (viii) a $10.2 million letter of credit supporting Nassau County, Florida Ocean Highway and Port Authority tax-exempt bonds; (ix) a $5.4 million letter of credit supporting our Arrow Terminals, L.P. Illinois Development Revenue Bonds; and (x) a combined $16.6 million in seven letters of credit supporting environmental and other obligations of us and our subsidiaries.

(f)	Represents commitments for the purchase of plant, property and equipment as of December 31, 2008.

          Operating Activities

          Net cash provided by operating activities was $2,235.9 million in 2008, versus $1,741.8 million in 2007. The overall year-to-year increase of $494.1 million (28%) in cash flow from operations consisted of:

▪ a $428.9 million increase in cash from overall higher partnership income-after adding back, among other things, gains and losses on property sales and casualties and certain non-cash expense items, including the $377.1 million goodwill impairment charge recognized in the first quarter of 2007, and non-cash legal expenses associated with certain adjustments made to our reserves related to the legal fees, transportation rate cases and other litigation liabilities of our pipeline and terminal operations-including the $140.0 million expense associated with an increase to our litigation reserves in the fourth quarter of 2007. The higher partnership income reflects an increase in cash earnings from our five reportable business segments in 2008, as discussed above in -Results of Operations;”

▪ a $179.3 million increase in cash from settlements related to the early termination of interest rate swap agreements. In December 2008, we terminated two existing fixed-to-variable interest rate swap agreements having a combined notional principal amount of $700 million and we received combined proceeds of $194.3 million; in March 2007, we terminated a fixed-to-variable interest rate swap agreement having a notional principal amount of $100 million and we received a termination payment of $15.0 million;

▪ a $54.3 million increase related to higher distributions received from equity investments-chiefly due to $82.9 million of initial distributions received in 2008 from our investment in West2East Pipeline LLC, the sole owner of Rockies Express Pipeline LLC. Currently, we own a 51% equity interest in West2East Pipeline LLC, and when construction of the Rockies Express Pipeline is completed, our ownership interest will be reduced to 50% and the capital accounts of West2East Pipeline LLC will be trued-up to reflect our 50% economic interest in the project.

The overall increase in period-to-period distributions from equity investments includes a $28.9 million decrease in distributions received from the Red Cedar Gathering Company. In the first quarter of 2007, Red

Cedar distributed to us $32.6 million following a refinancing of its long-term debt obligations. Red Cedar used the proceeds received from the March 2007 sale of unsecured senior notes to refund and retire the outstanding balance on its then-existing senior notes, and to make a distribution to its two owners;

▪ a $114.4 million decrease in cash inflows related to period-to-period changes in both non-current assets and liabilities and other non-cash expenses. The decrease in cash was driven by, among other things, lower transportation and dock prepayments received from Trans Mountain pipeline system customers in 2008, lower increases in environmental liability reserves in 2008, and lower non-cash general and administrative expenses in 2008, due to higher expenses in 2007 related to the activities required to complete KMI’s going-private transaction.

With regard to the going-private transaction expenses, for accounting purposes, Knight is required to allocate to us a portion of these transaction-related amounts and we are required to recognize the amounts as expense on our income statements; however, we were not responsible for paying these buyout expenses, and accordingly, we recognize the unpaid amount as a contribution to Total Partners’ Capital” on our balance sheet;

▪ a $30.2 million decrease in cash attributable to reparation and/or refund payments made in 2008 to certain shippers on our Pacific operations’ pipelines. The settlement payments were made pursuant to both FERC orders and certain litigation settlement agreements-primarily related to a FERC ruling in February 2008 that resolved certain challenges by complainants with regard to delivery tariffs and gathering enhancement fees at our Pacific operations’ Watson Station, located in Carson, California; and

▪ a $23.8 million decrease in cash inflows relative to net changes in working capital items.

          Investing Activities

          Net cash used in investing activities was $2,825.4 million for the year ended December 31, 2008, compared to $2,428.5 million in the prior year. The $396.9 million (16%) overall increase in funds utilized in investing activities was primarily attributable to the following:

▪ a $841.4 million increase in cash used from higher capital expenditures-largely due to increased investment undertaken to construct our Kinder Morgan Louisiana Pipeline, add infrastructure to our carbon dioxide producing and delivery operations, and expand our Trans Mountain crude oil and refined petroleum products pipeline system.

Since the end of 2007, rising construction costs, additional regulatory requirements, and certain weather delays have continued to create a challenging business environment and accordingly, the amount of capital expenditures we made on our major projects during 2008 increased from the projection we made at the beginning of 2008. Most of this increase has been on our major natural gas pipeline projects-for example, market conditions for consumables, labor and construction equipment along with certain provisions in the final environmental impact statement have resulted in increased construction costs for the Rockies Express Pipeline. Our current estimate of total construction costs for the entire Rockies Express pipeline project is now approximately $6.2 billion (our proportionate share is 51% and this cost estimate is consistent with our January 21, 2009 fourth quarter earnings press release).

We continue to be focused on managing these cost increases in order to complete our expansion projects as close to on-time and on-budget as possible, and we attempt to identify ancillary opportunities to increase our returns where possible. In addition to utilizing cash generated from its operations or proceeds from contributions received from its member owners, Rockies Express can fund its cash requirements for capital expenditures through borrowings under its own credit facility, issuing its own short-term commercial paper (when credit market conditions are favorable), or issuing long-term notes.

Our sustaining capital expenditures totaled $180.6 million in 2008 and $152.6 million in 2007. The above amounts include our proportionate share of Rockies Express’ sustaining capital expenditures-approximately $0.1 million in 2008 and none in 2007-but do not include the sustaining capital expenditures of our Trans

Mountain pipeline system for periods prior to our acquisition date of April 30, 2007. Generally, we fund our sustaining capital expenditures with existing cash or from cash flows from operations. All of our capital expenditures, with the exception of sustaining capital expenditures, are discretionary, and our discretionary capital expenditures-including expenditures for internal expansion projects-totaled $2,352.5 million for 2008, versus $1,539.0 million for 2007;

▪ a $254.8 million increase in cash used due to lower net proceeds received from the sales of investments, property, plant and equipment, and other net assets (net of salvage and removal costs). The decrease in cash sales proceeds was driven by the approximately $298.6 million we received for the fourth quarter 2007 sale of our North System operations. In 2008, we received approximately $50.7 million for the sale of our 25% equity ownership interest in Thunder Creek Gas Services, LLC (both divestitures are discussed in Note 3 to our consolidated financial statements included elsewhere in this report);

▪ a $109.6 million increase in cash used from a loan we made in December 2008 to a single customer of our Texas Intrastate natural gas pipeline group;

▪ a $90.6 million increase in cash used from incremental contributions to investments in 2008, largely driven by a $306.0 million equity investment paid in February 2008 to West2East Pipeline LLC to partially fund its Rockies Express Pipeline construction costs. Total contributions to West2East Pipeline increased $101.2 million in 2008, when compared to 2007, and in 2008 we also purchased a combined $13.2 million in principal amount of tax-exempt development revenue bonds and contributed $9.0 million to Fayetteville Express Pipeline LLC, our 50% owned equity investee that will construct and operate the Fayetteville Express natural gas pipeline.

Our purchase of the revenue bonds was linked to corresponding loan agreements we entered into with borrowing authorities in the states of Louisiana and Mississippi. Per the loan agreements, we received $13.2 million under the same payment and interest terms of the bonds, and we used the cash to partially fund our construction of our Kinder Morgan Louisiana Pipeline and our bulk terminal facility expansions within the state of Mississippi.

The overall increase in period-to-period contributions to investments includes a $34.1 million decrease in contributions paid to Midcontinent Express Pipeline LLC, the sole owner of the Midcontinent Express Pipeline. In 2008 and 2007, we contributed $27.5 million and $61.6 million, respectively, for our proportionate share of Midcontinent Express Pipeline construction costs.

▪ a $696.5 million decrease in cash used for acquisitions, including a decrease of $572.5 million related to our acquisition of Trans Mountain from Knight. In 2007, we paid $549.1 million to Knight to acquire the net assets of Trans Mountain, and in April 2008, we received a cash contribution of $23.4 million from Knight as a result of certain true-up provisions in our acquisition agreement. For more information on our acquisition of Trans Mountain from Knight, see Note 3 to our consolidated financial statements included elsewhere in this report. The remaining $124 million decrease in cash used was primarily related to higher expenditures for terminal assets in 2007 compared to 2008;

▪ a $141.2 million decrease in cash used due to lower period-to-period payments for margin and restricted deposits in 2008 compared to 2007, associated largely with our utilization of derivative contracts to hedge (offset) against the volatility of energy commodity price risks; and

▪ an $89.1 million decrease in cash used related to a return of capital received from Midcontinent Express Pipeline LLC in the first quarter of 2008. In February 2008, Midcontinent entered into and then made borrowings under a new $1.4 billion three-year, unsecured revolving credit facility due February 28, 2011. Midcontinent then made distributions (in excess of cumulative earnings) to its two member owners to reimburse them for prior contributions made to fund its pipeline construction costs.

▪ a $27.3 million increase in cash used due to changes in natural gas stored underground and natural gas linefill, property casualty indemnifications, and other items.

          Financing Activities

          Net cash provided by financing activities amounted to $601.3 million in 2008; while in the prior year, our financing activities provided net cash of $735.7 million. The $134.4 million (18%) overall decrease in cash inflows provided by financing activities was due to:

▪ a $334.4 million decrease in cash from higher partnership distributions in 2008, when compared to distributions paid in 2007. Distributions to all partners, consisting of our common and Class B unitholders, our general partner and noncontrolling interests, totaled $1,488.7 million in 2008, compared to $1,154.3 million last year.

The increase in partnership distributions reflects higher year-over-year distributable cash, which represents the amount of cash we generate that is available to pay our unitholders. The increase in distributable cash was in turn driven by the increase in total segment earnings before depreciation and amortization expenses (discussed above in -Results of Operations”). More information on our cash distributions is provided below in -Partnership Distributions”;

▪ a $79.9 million decrease in cash inflows from partnership equity issuances. The decrease relates to the combined $560.9 million we received, after commissions and underwriting expenses, from three separate offerings of additional common units in 2008, versus the combined $640.8 million we received last year from our May 2007 issuance of additional i-units to KMR and our December 2007 public offering of additional common units. Both our 2008 and 2007 equity issuances are discussed more fully in Note 11 to our consolidated financial statements included elsewhere in this report;

▪ a $225.3 million increase in cash from overall debt financing activities-which include our issuances and payments of debt and our debt issuance costs. The period-to-period increase in cash from overall financing activities was primarily due to (i) a $295.7 million increase in cash inflows from net issuances and payments of senior notes; (ii) a $13.2 million increase in cash from funds we originally invested in long-term tax-exempt development revenue bonds (described above in -Investing Activities”); and (iii) an $80.0 million decrease in cash inflows from lower overall net commercial paper borrowings.

The increase in cash from changes in senior notes outstanding reflects the combined $2,080.2 million we received from three separate public offerings of senior notes in 2008 (discussed in Note 9 to our consolidated financial statements included elsewhere in this report), versus the $1,784.5 million increase in cash inflows from the issuances and payments of senior notes during 2007 (see Note 9 to our consolidated financial statements included elsewhere in this report for more information on our issuances and payments of senior notes). We used the proceeds from each of our 2007 debt offerings and from our first two 2008 offerings to reduce the borrowings under our commercial paper program. We used the proceeds from our third and final 2008 debt offering (in December) to reduce the borrowings under our revolving bank credit facility;

▪ a $51.0 million increase in cash inflows from net changes in cash book overdrafts-resulting from timing differences on checks issued but not yet endorsed; and

▪ a $3.6 million increase in cash from incremental contributions from noncontrolling interests, and from other items.

          Partnership Distributions

          Our partnership agreement requires that we distribute 100% of Available Cash,” as defined in our partnership agreement, to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

          Our general partner is granted discretion by our partnership agreement, which discretion has been delegated to KMR, subject to the approval of our general partner in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, sustaining capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When KMR determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level. For 2008, 2007 and 2006, we distributed approximately 100%, 100% and 103%, respectively, of the total of cash receipts less cash disbursements (calculations assume that KMR unitholders received cash instead of additional i-units). The difference between these numbers and 100% of distributable cash flow reflects net changes in reserves.

          Our general partner and owners of our common units and Class B units receive distributions in cash, while KMR, the sole owner of our i-units, receives distributions in additional i-units. We do not distribute cash to i-unit owners but instead retain the cash for use in our business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to our general partner. Each time we make a distribution, the number of i-units owned by KMR and the percentage of our total units owned by KMR increase automatically under the provisions of our partnership agreement.

          Available cash is initially distributed 98% to our limited partners and 2% to our general partner. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

          Available cash for each quarter is distributed:

▪ first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

▪ second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

▪ third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

▪ fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

          Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed. Our general partner’s incentive distribution that we declared for 2008 and 2007 was $800.8 million and $611.9 million, respectively, while the incentive distribution paid to our general partner during 2008 and 2007 was $754.6 million and $559.6 million, respectively. The difference between declared and paid distributions is because our distributions for the fourth quarter of each year are declared and paid in the first quarter of the following year.

          On February 13, 2009, we paid a quarterly distribution of $1.05 per unit for the fourth quarter of 2008. This distribution was 14% greater than the $0.92 distribution per unit we paid for the fourth quarter of 2007. We paid this distribution in cash to our common unitholders and to our Class B unitholders. KMR, our sole i-unitholder, received additional i-units based on the $1.05 cash distribution per common unit. We believe that future operating results will continue to support similar levels of quarterly cash and i-unit distributions; however, no assurance can be given that future distributions will continue at such levels.

          Litigation and Environmental

          As of December 31, 2008, we have recorded a total reserve for environmental claims, without discounting and without regard to anticipated insurance recoveries, in the amount of $78.9 million. In addition, we have recorded a receivable of $20.7 million for expected cost recoveries that have been deemed probable. As of December 31, 2007, our environmental reserve totaled $92.0 million and our estimated receivable for environmental cost recoveries totaled $37.8 million, respectively.

          Our environmental reserve is primarily established to address and clean up soil and ground water impacts from former releases to the environment at facilities we have acquired or accidental spills or releases at facilities that we own. Reserves for each project are generally established by reviewing existing documents, conducting interviews and performing site inspections to determine the overall size and impact to the environment. Reviews are made on a quarterly basis to determine the status of the cleanup and the costs associated with the effort. In assessing environmental risks in conjunction with proposed acquisitions, we review records relating to environmental issues, conduct site inspections, interview employees, and, if appropriate, collect soil and groundwater samples.

          Additionally, as of December 31, 2008 and 2007, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $234.8 million and $247.9 million, respectively. This reserve is primarily related to various claims from lawsuits arising from our West Coast Products Pipelines operations, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

          Though no assurance can be given, we believe we have established adequate environmental and legal reserves such that the resolution of pending environmental matters and litigation will not have a material adverse impact on our business, cash flows, financial position or results of operations. However, changing circumstances could cause these matters to have a material adverse impact.

          Pursuant to our continuing commitment to operational excellence and our focus on safe, reliable operations, we have implemented, and intend to implement in the future, enhancements to certain of our operational practices in order to strengthen our environmental and asset integrity performance. These enhancements have resulted and may result in higher operating costs and sustaining capital expenditures; however, we believe these enhancements will provide us the greater long term benefits of improved environmental and asset integrity performance.

          Please refer to Notes 16 and 17 of our consolidated financial statements included elsewhere in this report for additional information regarding pending litigation and environmental matters, respectively.

          Regulation

          The Pipeline Safety Improvement Act of 2002 requires pipeline companies to perform integrity tests on natural gas transmission pipelines that exist in high population density areas that are designated as High Consequence Areas. Pipeline companies are required to perform the integrity tests within ten years of December 17, 2002, the date of enactment, and must perform subsequent integrity tests on a seven year cycle. At least 50% of the highest risk segments must be tested within five years of the enactment date. The risk ratings are based on numerous factors, including the population density in the geographic regions served by a particular pipeline, as well as the age and condition of the pipeline and its protective coating. Testing may consist of hydrostatic testing, internal electronic testing, or direct assessment of the piping. A similar integrity management rule for refined petroleum products pipelines became effective May 29, 2001. All baseline assessments for products pipelines were required to be completed by March 31, 2008 and we met that deadline. We have included all incremental expenditures estimated to occur during 2009 associated with the Pipeline Safety Improvement Act of 2002 and the integrity management of our products pipelines in our 2009 budget and capital expenditure plan.

          Please refer to Note 17 to our consolidated financial statements included elsewhere in this report for additional information regarding regulatory matters.

          Fair Value Measurements

          We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil, and utilize interest rate swap agreements to mitigate our risk from fluctuations in interest rates. Pursuant to current accounting provisions, we record our derivative contracts at their estimated fair values as of each reporting date. For more information on our risk management activities, see Note 10 to our consolidated financial statements included elsewhere in this report.

          SFAS No. 157, Fair Value Measurements” establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring fair value. The hierarchy of valuation techniques is based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect a company’s own assumptions of market participant valuation (unobservable inputs). This framework defines three levels of inputs to the fair value measurement process, and requires that each fair value measurement be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety. In accordance with SFAS No. 157, the lowest level of fair value hierarchy based on these two types of inputs is designated as Level 3, and is based on prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

          As of December 31, 2008, the fair value of our derivative contracts classified as Level 3 under the established fair value hierarchy consisted primarily of West Texas Intermediate crude oil options (costless collars) and West Texas Sour crude oil hedges. Costless collars are designed to establish floor and ceiling prices on anticipated future oil production from the assets we own in the SACROC oil field unit. While the use of these derivative contracts limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. In addition to these oil-commodity derivatives, our Level 3 derivative contracts included natural gas basis swaps and natural gas options. Basis swaps are used in connection with another derivative contract to reduce hedge ineffectiveness by reducing a basis difference between a hedged exposure and a derivative contract. Natural gas options are used to offset the exposure related to certain physical contracts.

          The following table summarizes the total fair value asset and liability measurements of our Level 3 energy commodity derivative contracts in accordance with SFAS No. 157.

	Significant Unobservable Inputs (Level 3)

	Assets			Liabilities

	December 31, 2008	December 31, 2007	Change	December 31, 2008	December 31, 2007	Change

WTI options	$34.3	$-	$34.3	$(2.2)	$-	$(2.2)
WTS oil swaps	17.1	-	17.1	(0.2)	(94.5)	94.3
Natural gas basis swaps	3.3	2.8	0.5	(5.2)	(4.7)	(0.5)
Natural gas options	-	-	-	(2.7)	-	(2.7)
Other	0.5	1.0	(0.5)	(0.8)	(4.9)	4.1

Total	$55.2	$3.8	$51.4	$(11.1)	$(104.1)	$93.0

          The largest changes in the fair value of our Level 3 assets and liabilities between December 31, 2008 and December 31, 2007 were related to West Texas Intermediate options and West Texas Sour hedges. We entered into the majority of our WTI option contracts during 2008, which accounts for the changes. The changes in value from our WTS swap contracts were largely due to favorable crude oil price changes since the end of 2007. There were no transfers into or out of Level 3 during the period.

          The valuation techniques used for the above Level 3 input derivative contracts are as follows:

▪ Option contracts-valued using internal model. Internal models incorporate the use of options pricing and estimates of the present value of cash flows based upon underlying contractual terms. The models reflect management’s estimates, taking into account observable market prices, estimated market prices in the absence of quoted market prices, the risk-free market discount rate, volatility factors, estimated correlations of commodity prices and contractual volumes;

▪ WTS oil swaps-prices obtained from a broker using their proprietary model for similar assets and liabilities, quotes are non-binding; and

▪ Natural gas basis swaps-values obtained through a pricing service, derived by combining raw inputs from the New York Mercantile Exchange (referred to in this report as NYMEX) with proprietary quantitative models and processes. Although the prices are originating from a liquid market (NYMEX), we believe the incremental effort to further validate these prices would take undue effort and would not materially alter the assumptions. As a result, we have classified the valuation of these derivatives as Level 3.

          For our energy commodity derivative contracts, the most observable inputs available are used to determine the fair value of each contract. In the absence of a quoted price for an identical contract in an active market, we use broker quotes for identical or similar contracts, or internally prepared valuation models as primary inputs to determine fair value. No adjustments were made to quotes or prices obtained from brokers and pricing services, and our valuation methods have not changed during the quarter ended December 31, 2008.

          When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence, including but not limited to our credit default swap quotes as of December 31, 2008. Collateral agreements with our counterparties serve to reduce our credit exposure and are considered in the adjustment. We adjust the fair value measurements of our energy commodity derivative contracts for credit risk in accordance with SFAS No. 157, and as of December 31, 2008, our consolidated Accumulated other comprehensive loss” balance included a gain of $2.2 million related to discounting the value of our energy commodity derivative net assets for the effect of credit risk.

          With the exception of our Casper and Douglas hedges and the ineffective portion of our derivative contracts, our energy commodity derivative contracts are accounted for as cash flow hedges. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities” (after amendment by SFAS No. 137, SFAS No. 138 and SFAS No. 149; collectively, SFAS No. 133), gains and losses associated with cash flow hedges are reported in Accumulated other comprehensive loss” in our accompanying consolidated balance sheets.

Recent Accounting Pronouncements

          Please refer to Note 18 to our consolidated financial statements included elsewhere in this report for information concerning recent accounting pronouncements.

Information Regarding Forward-Looking Statements

          This filing includes forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as anticipate,” believe,” intend,” plan,” projection,” forecast,” strategy,” position,” continue,” estimate,” expect,” may,” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

▪ price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal and other bulk materials and chemicals in North America;

▪ economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

▪ changes in our tariff rates implemented by the Federal Energy Regulatory Commission or the California Public Utilities Commission;

▪ our ability to acquire new businesses and assets and integrate those operations into our existing operations, as well as our ability to expand our facilities;

▪ difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

▪ our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

▪ shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

▪ crude oil and natural gas production from exploration and production areas that we serve, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains and the Alberta oil sands;

▪ changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

▪ changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

▪ our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

▪ our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

▪ interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

▪ our ability to obtain insurance coverage without significant levels of self-retention of risk;

▪ acts of nature, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

▪ capital and credit markets conditions, inflation and interest rates;

▪ the political and economic stability of the oil producing nations of the world;

▪ national, international, regional and local economic, competitive and regulatory conditions and developments;

▪ our ability to achieve cost savings and revenue growth;

▪ foreign exchange fluctuations;

▪ the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

▪ the extent of our success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

▪ engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells;

▪ the uncertainty inherent in estimating future oil and natural gas production or reserves;

▪ the ability to complete expansion projects on time and on budget;

▪ the timing and success of our business development efforts; and

▪ unfavorable results of litigation and the fruition of contingencies referred to in Note 16 to our consolidated financial statements included elsewhere in this report.

          The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this report are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

          See Item 1A Risk Factors” for a more detailed description of these and other factors that may affect the forward-looking statements. When considering forward-looking statements, one should keep in mind the risk factors described in Risk Factors” above. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Partners of
 Kinder Morgan Energy Partners, L.P.

In our opinion, the accompanying consolidated balance sheets and the related statements of income and comprehensive income, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan Energy Partners, L.P. (the Partnership”) and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing in item 9A of Kinder Morgan Energy Partners, L.P.’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Partnership’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded:

•	The bulk terminal assets acquired from Chemserve, Inc., effective August 15, 2008; and

•	The refined petroleum products storage terminal acquired from ConocoPhillips, effective December 10, 2008,

(the Acquired Businesses”) from its assessment of internal control over financial reporting as of December 31, 2008 because these businesses were each acquired by the Partnership in purchase business combinations during 2008. We have also excluded the Acquired Businesses from our audit of internal control over financial reporting. These Acquired Businesses are wholly-owned subsidiaries whose total assets and total revenues, in the aggregate, represent 0.23% and 0.01%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP
 Houston, Texas
 February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 18, as to which the date is June 10, 2009

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(In millions except per unit amounts)
Revenues
Natural gas sales	$7,705.2	$5,834.7	$6,039.9
Services	2,770.3	2,449.2	2,177.6
Product sales and other	1,64.8	933.8	831.2
	11,740.3	9,217.7	9,048.7
Costs, Expenses and Other
Gas purchases and other costs of sales	7,716.1	5,809.8	5,990.9
Operations and maintenance	1,010.2	1,024.6	777.0
Fuel and power	272.6	237.5	223.7
Depreciation, depletion and amortization	702.7	540.0	423.9
General and administrative	297.9	278.7	238.4
Taxes, other than income taxes	186.7	153.8	134.4
Goodwill impairment expense	-	377.1	-
Other expense (income)	2.6	(11.5)	(31.2)
	10,188.8	8,410.0	7,757.1

Operating Income	1,551.5	807.7	1,291.6

Other Income (Expense)
Earnings from equity investments	160.8	69.7	74.0
Amortization of excess cost of equity investments	(5.7)	(5.8)	(5.6)
Interest, net	(388.2)	(391.4)	(337.8)
Other, net	19.2	14.2	12.0
Income from Continuing Operations Before Income Taxes	1,337.6	494.4	1,034.2

Income Taxes	(20.4)	(71.0)	(29.0)
Income from Continuing Operations	1,317.2	423.4	1,005.2

Discontinued Operations:
Income from operations of North System	-	21.1	14.3
Gain on disposal of North System	1.3	152.8	-
Income from Discontinued Operations	1.3	173.9	14.3

Net Income	1,318.5	597.3	1,019.5

Net Income attributable to noncontrolling interests	(13.7)	(7.0)	(15.4)
Net Income attributable to Kinder Morgan Energy Partners, L.P.	$1,304.8	$590.3	$1,004.1
Calculation of Limited Partners’ interest in Net Income (loss)
Attributable to Kinder Morgan Energy Partners, L.P.:
Income from Continuing Operations	$1,303.5	$416.4	$989.8
Less: General Partner’s interest	(805.8)	(609.9)	(513.2)
Limited Partners’ interest	497.7	(193.5)	476.6
Add: Limited Partners’ interest in Discontinued Operations	1.3	172.2	14.2
Limited Partners’ interest in Net Income (loss)	$499.0	$(21.3)	$490.8
Basic Limited Partners’ Net Income (loss) per Unit:
Income (loss) from Continuing Operations	$1.94	$(0.82)	$2.12
Income from Discontinued Operations	-	0.73	0.07
Net Income (loss)	$1.94	$(0.09)	$2.19
Weighted average number of units outstanding	257.2	236.9	224.6
Diluted Limited Partners’ Net Income (loss) per Unit:
Income (loss) from Continuing Operations	$1.94	$(0.82)	$2.12
Income from Discontinued Operations	-	0.73	0.06
Net Income (loss)	$1.94	$(0.09)	$2.18
Weighted average number of units outstanding	257.2	236.9	224.9
Per unit cash distribution declared	$4.02	$3.48	$3.26

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,

	2008	2007	2006

	(In millions)

Net Income	$1,318.5	$597.3	$1,019.5

Change in fair value of derivatives used for hedging purposes	658.0	(984.1)	(189.4)
Reclassification of change in fair value of derivatives to net income	670.5	437.6	432.4
Foreign currency translation adjustments	(333.2)	133.7	(19.6)
Minimum pension liability adjustments, other post-retirement benefit plan transition obligations, pension and other post-retirement benefit plan actuarial gains/losses, and reclassification of pension and other post-retirement benefit plan actuarial gains/losses, prior service costs/credits and transition obligations to net income, net of tax	3.7	(3.6)	(1.8)

Total other comprehensive income (loss)	999.0	(416.4)	221.6

Comprehensive Income	2,317.5	180.9	1,241.1
Comprehensive income attributable to noncontrolling interests	(23.8)	(2.6)	(17.8)

Comprehensive income attributable to Kinder Morgan Energy Partners, L.P.	$2,293.7	$178.3	$1,223.3

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$62.5	$58.9
Restricted deposits	-	67.9
Accounts, notes and interest receivable, net
Trade	978.9	960.2
Related parties	9.0	3.6
Inventories
Products	16.2	19.5
Materials and supplies	28.0	18.3
Gas imbalances
Trade	14.1	21.2
Related parties	-	5.7
Other current assets	135.7	54.4
	1,244.4	1,209.7
Property, Plant and Equipment, net	13,241.4	11,591.3
Investments	954.3	655.4
Notes receivable
Trade	-	0.1
Related parties	178.1	87.9
Goodwill	1,058.9	1,077.8
Other intangibles, net	205.8	238.6
Deferred charges and other assets	1,002.9	317.0
Total Assets	$17,885.8	$15,177.8
LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities
Accounts payable
Cash book overdrafts	$42.8	$19.0
Trade	831.0	926.7
Related parties	24.6	22.6
Current portion of long-term debt	288.7	610.2
Accrued interest	172.3	131.2
Accrued taxes	51.9	73.8
Deferred revenues	41.1	22.8
Gas imbalances
Trade	10.2	23.7
Related parties	2.2	-
Accrued other current liabilities	317.3	728.3
	1,782.1	2,558.3
Long-Term Liabilities and Deferred Credits
Long-term debt
Outstanding	8,274.9	6,455.9
Value of interest rate swaps	951.3	152.2
	9,226.2	6,608.1
Deferred revenues	12.9	14.2
Deferred income taxes	178.0	202.4
Asset retirement obligations	74.0	50.8
Other long-term liabilities and deferred credits	496.3	1,254.1
	9,987.4	8,129.6
Commitments and Contingencies (Notes 13 and 16)
Partners’ Capital
Common Units (182,969,427 and 170,220,396 units issued and outstanding as of December 31, 2008 and 2007, respectively)	3,458.9	3,048.4
Class B Units (5,313,400 and 5,313,400 units issued and outstanding as of December 31, 2008 and 2007, respectively)	94.0	102.0
i-Units (77,997,906 and 72,432,482 units issued and outstanding as of December 31, 2008 and 2007, respectively)	2,577.1	2,400.8
General Partner	203.3	161.1
Accumulated other comprehensive loss	(287.7)	(1,276.6)
Total Kinder Morgan Energy Partners, L.P. Partners’ Capital	6,045.6	4,435.7
Noncontrolling interests	70.7	54.2
Total Partners’ Capital	6,116.3	4,489.9
Total Liabilities and Partners’ Capital	$17,885.8	$15,177.8

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Cash Flows From Operating Activities
Net income	$1,318.5	$597.3	$1,019.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	702.7	547.0	432.8
Amortization of excess cost of equity investments	5.7	5.8	5.7
Impairment of goodwill	-	377.1	-
Income from the allowance for equity funds used during construction	(10.6)	-	-
Income from the sale of property, plant and equipment and investments	(11.7)	(162.5)	(15.2)
Income from property casualty indemnifications	-	(1.8)	(15.2)
Earnings from equity investments	(160.8)	(71.5)	(76.2)
Distributions from equity investments	158.4	104.1	67.9
Proceeds from termination of interest rate swap agreements	194.3	15.0	-
Changes in components of working capital:
Accounts receivable	105.4	92.6	15.8
Other current assets	(9.1)	3.9	13.8
Inventories	(7.3)	(6.9)	0.9
Accounts payable	(100.6)	(79.7)	(48.8)
Accrued interest	41.1	47.3	8.0
Accrued liabilities	57.4	(9.5)	(10.6)
Accrued taxes	(22.3)	40.7	14.2
Rate reparations, refunds and other litigation reserve adjustments	(13.7)	140.0	(19.1)
Other, net	(11.5)	102.9	(29.6)
Net Cash Provided by Operating Activities	2,235.9	1,741.8	1,363.9

Cash Flows From Investing Activities
Acquisitions of assets and equity investments	(40.2)	(164.2)	(387.2)
Repayment (Payment) for Trans Mountain Pipeline	23.4	(549.1)	-
Loans to customers	(109.6)	-	-
Additions to property, plant and equip. for expansion and maintenance projects	(2,533.0)	(1,691.6)	(1,182.1)
Sale of property, plant and equipment, and other net assets net of removal costs	47.8	302.6	70.8
Property casualty indemnifications	-	8.0	13.1
Net proceeds from (Investments in) margin deposits	71.0	(70.2)	2.3
Contributions to investments	(366.7)	(276.1)	(2.5)
Distributions from equity investments	89.1	-	-
Natural gas stored underground and natural gas liquids line-fill	(7.2)	12.3	(12.9)
Other	-	(0.2)	(3.4)
Net Cash Used in Investing Activities	(2,825.4)	(2,428.5)	(1,501.9)

Cash Flows From Financing Activities
Issuance of debt	9,028.6	7,686.1	4,632.5
Payment of debt	(7,525.0)	(6,409.3)	(3,698.7)
Repayments from (Loans to) related party	1.8	4.4	1.1
Debt issue costs	(12.7)	(13.8)	(2.0)
Increase (Decrease) in cash book overdrafts	23.8	(27.2)	15.8
Proceeds from issuance of common units	560.9	342.9	248.4
Proceeds from issuance of i-units	-	297.9	-
Contributions from noncontrolling interests	9.3	8.9	109.8
Distributions to partners and noncontrolling interests:
Common units	(684.5)	(552.6)	(512.1)
Class B units	(20.7)	(18.0)	(17.2)
General Partner	(764.7)	(567.7)	(523.2)
Noncontrolling interests	(18.8)	(16.0)	(119.0)
Other, net	3.3	0.1	(3.0)
Net Cash Provided by Financing Activities	601.3	735.7	132.4

Effect of exchange rate changes on cash and cash equivalents	(8.2)	3.2	0.2

Increase (Decrease) in Cash and Cash Equivalents	3.6	52.2	(5.4)
Cash and Cash Equivalents, beginning of year	58.9	6.7	12.1
Cash and Cash Equivalents, end of year	$62.5	$58.9	$6.7

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Noncash Investing and Financing Activities:
Contribution of net assets to partnership investments	$-	$-	$17.0
Assets acquired by the issuance of units	-	15.0	1.6
Related party assets acquired by the issuance of units	116.0	-	-
Assets acquired by the assumption or incurrence of liabilities	4.8	19.7	6.1
Assets acquired by the transfer of Trans Mountain	-	-	1,199.5
Liabilities assumed by the transfer of Trans Mountain	-	-	282.5
Related party asset settlements with Knight	-	276.2	-
Related party liability settlements with Knight	-	556.6	-

Supplemental disclosures of cash flow information:
Cash paid during the year for interest (net of capitalized interest)	373.3	336.0	329.2
Cash paid during the year for income taxes	35.7	6.2	25.6

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

	2008		2007		2006
	Units	Amount	Units	Amount	Units	Amount
			(Dollars in millions)
Common Units:
Beginning Balance	170,220,396	$3,048.4	162,816,303	$3,414.9	157,005,326	$2,680.4
Net income (loss)	-	343.4	-	(20.4)	-	347.8
Units issued as consideration pursuant to common unit compensation plan for non-employee directors	4,338	0.3	7,280	0.4	5,250	0.3
Units issued as consideration in the acquisition of assets	2,014,693	116.0	266,813	15.0	34,627	1.6
Units issued for cash	10,730,000	560.3	7,130,000	342.5	5,771,100	248.2
Trans Mountain Pipeline acquisition	-	16.4	-	(166.8)	-	648.7
Express/Jet Fuel Pipelines acquisition	-	52.7	-	-	-	-
Knight Inc. going-private transaction exp.	-	5.9	-	15.4	-	-
Distributions	-	(684.5)	-	(552.6)	-	(512.1)
Ending Balance	182,969,427	3,458.9	170,220,396	3,048.4	162,816,303	3,414.9

Class B Units:
Beginning Balance	5,313,400	102.0	5,313,400	126.1	5,313,400	109.6
Net income (loss)	-	10.4	-	(0.6)	-	11.6
Trans Mountain Pipeline acquisition	-	0.5	-	(6.0)	-	22.1
Express/Jet Fuel Pipelines acquisition	-	1.6	-	-	-	-
Knight Inc. going-private transaction exp.	-	0.2	-	0.5	-	-
Distributions	-	(20.7)	-	(18.0)	-	(17.2)
Ending Balance	5,313,400	94.0	5,313,400	102.0	5,313,400	126.1

i-Units:
Beginning Balance	72,432,482	2,400.8	62,301,676	2,154.2	57,918,373	1,783.6
Net income (loss)	-	145.2	-	(0.3)	-	131.4
Units issued for cash	-	-	5,700,000	297.6	-	-
Trans Mountain Pipeline acquisition	-	6.0	-	(57.4)	-	239.2
Express/Jet Fuel Pipelines acquisition	-	22.6	-	-	-	-
Knight Inc. going-private transaction exp.	-	2.5	-	6.7	-	-
Distributions	5,565,424	-	4,430,806	-	4,383,303	-
Ending Balance	77,997,906	2,577.1	72,432,482	2,400.8	62,301,676	2,154.2

General Partner:
Beginning Balance	-	161.1	-	119.2	-	119.9
Net income	-	805.8	-	611.6	-	513.3
Trans Mountain Pipeline acquisition	-	0.2	-	(2.2)	-	9.2
Express/Jet Fuel Pipelines acquisition	-	0.8	-	-	-	-
Knight Inc. going-private transaction exp.	-	0.1	-	0.2	-	-
Distributions	-	(764.7)	-	(567.7)	-	(523.2)
Ending Balance	-	203.3	-	161.1	-	119.2

Accum. other comprehensive income (loss):
Beginning Balance	-	(1,276.6)	-	(866.1)	-	(1,079.7)
Change in fair value of derivatives used for hedging purposes	-	651.4	-	(974.2)	-	(187.5)
Reclassification of change in fair value of derivatives to net income	-	663.7	-	433.2	-	428.1
Foreign currency translation adjustments	-	(329.8)	-	132.5	-	(19.6)
Pension and other post-retirement benefit liability changes	-	3.6	-	(3.5)	-	(1.8)
Adj. to initially apply SFAS No. 158-pension and other post-retirement benefit acctg. changes	-	-	-	1.5	-	(5.6)
Ending Balance	-	(287.7)	-	(1,276.6)	-	(866.1)

Total Kinder Morgan Energy Partners, L.P. Partners’ Capital	266,280,733	$6,045.6	247,966,278	$4,435.7	230,431,379	$4,948.3

The accompanying notes are an integral part of these consolidated financial statements.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (continued)

	2008		2007		2006
	Units	Amount	Units	Amount	Units	Amount
			(Dollars in millions)
Noncontrolling interests:
Beginning Balance	-	$54.2	-	$60.2	-	$42.3
Net income (loss)	-	13.7	-	7.0	-	15.4
Contributions received pursuant to limited partner equity issuances	-	5.7	-	6.6	-	2.5
Contributions received pursuant to non-cash limited partner equity distributions	-	2.9	-	2.3	-	1.9
Trans Mountain Pipeline acquisition	-	0.2	-	(2.4)	-	9.4
Express/Jet Fuel Pipelines acquisition	-	2.0	-	-	-	-
Knight Inc. going-private transaction exp.	-	0.1	-	0.2	-	-
Contributions-other	-	0.6	-	0.7	-	105.3
Distributions	-	(18.8)	-	(16.0)	-	(119.0)
Change in fair value of derivatives used for hedging purposes	-	6.6	-	(9.9)	-	(1.9)
Reclassification of change in fair value of derivatives to net income	-	6.8	-	4.4	-	4.3
Foreign currency translation adjustments	-	(3.4)	-	1.2	-	-
Pension and other post-retirement benefit liability changes	-	0.1	-	(0.1)	-	-
Adj. to initially apply SFAS No. 158-pension and other post-retirement benefit acctg. Changes	-	-	-	-	-	-
Ending Balance	-	70.7	-	54.2	-	60.2
Total Partners’ Capital	266,280,733	$6,116.3	247,966,278	$4,489.9	230,431,379	$5,008.5

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Organization

          General

          Kinder Morgan Energy Partners, L.P. is a Delaware limited partnership formed in August 1992. Unless the context requires otherwise, references to we,” us,” our” or the Partnership” are intended to mean Kinder Morgan Energy Partners, L.P. and its consolidated subsidiaries.

          We own and manage a diversified portfolio of energy transportation and storage assets and presently conduct our business through five reportable business segments. These segments and the activities performed to provide services to our customers and create value for our unitholders are as follows:

▪ Products Pipelines - transporting, storing and processing refined petroleum products;

▪ Natural Gas Pipelines - transporting, storing, buying, selling, gathering, treating and processing natural gas;

 ▪ CO2 - transporting oil, producing, transporting and selling carbon dioxide, commonly called CO2, for use in, and selling crude oil, natural gas and natural gas liquids produced from, enhanced oil recovery operations;

▪ Terminals - transloading, storing and delivering a wide variety of bulk, petroleum, petrochemical and other liquid products at terminal facilities located across North America; and

 ▪ Kinder Morgan Canada - transporting crude oil and refined petroleum products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia and the state of Washington, and owning an interest in an integrated oil transportation network that connects Canadian and United States producers to refineries in the U.S. Rocky Mountain and Midwest regions.

          We focus on providing fee-based services to customers, generally avoiding near-term commodity price risks and taking advantage of the tax benefits of a limited partnership structure. We trade on the New York Stock Exchange under the symbol KMP,” and we conduct our operations through the following five limited partnerships: (i) Kinder Morgan Operating L.P. A” (OLP-A); (ii) Kinder Morgan Operating L.P. B” (OLP-B); (iii) Kinder Morgan Operating L.P. C” (OLP-C); (iv) Kinder Morgan Operating L.P. D” (OLP-D); and (v) Kinder Morgan CO 2  Company (KMCO 2 ).

          Combined, the five limited partnerships are referred to as our operating partnerships, and we are the 98.9899% limited partner and our general partner is the 1.0101% general partner in each. Both we and our operating partnerships are governed by Amended and Restated Agreements of Limited Partnership, as amended and certain other agreements that are collectively referred to in this report as the partnership agreements.

          Knight Inc. and Kinder Morgan G.P., Inc.

          On August 28, 2006, Kinder Morgan, Inc., a Kansas corporation referred to as KMI” in this report, entered into an agreement and plan of merger whereby generally each share of KMI common stock would be converted into the right to receive $107.50 in cash without interest. KMI in turn would merge with a wholly owned subsidiary of Knight Holdco LLC, a privately owned company in which Richard D. Kinder, Chairman and Chief Executive Officer of KMI, would be a major investor. On May 30, 2007, the merger closed, with KMI continuing as the surviving legal entity and subsequently renamed Knight Inc.,” referred to as Knight” in this report. Additional investors in Knight Holdco LLC include the following: other senior members of Knight management, most of whom are also senior officers of Kinder Morgan G.P., Inc. (our general partner) and of Kinder Morgan Management, LLC (our general partner’s delegate); KMI co-founder William V. Morgan; KMI board members Fayez Sarofim and Michael C. Morgan; and affiliates of (i) Goldman Sachs Capital Partners; (ii) the Highstar Funds; (iii) The Carlyle

Group; and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the going-private transaction.

          Knight is privately owned and indirectly owns all of the common stock of our general partner. On July 27, 2007, our general partner issued and sold 100,000 shares of Series A fixed-to-floating rate term cumulative preferred stock due 2057. The consent of holders of a majority of these preferred shares is required with respect to a commencement of or a filing of a voluntary bankruptcy proceeding with respect to us, or two of our subsidiaries: SFPP, L.P. and Calnev Pipe Line LLC. As of December 31, 2008, Knight and its consolidated subsidiaries owned, through its general and limited partner interests, an approximate 14.1% interest in us.

          Kinder Morgan Management, LLC

          Kinder Morgan Management, LLC, a Delaware limited liability company, was formed on February 14, 2001. Its shares represent limited liability company interests and are traded on the New York Stock Exchange under the symbol KMR.” Kinder Morgan Management, LLC is referred to as KMR” in this report. Our general partner owns all of KMR’s voting securities and, pursuant to a delegation of control agreement, our general partner delegated to KMR, to the fullest extent permitted under Delaware law and our partnership agreement, all of its power and authority to manage and control our business and affairs, except that KMR cannot take certain specified actions without the approval of our general partner.

          Under the delegation of control agreement, KMR manages and controls our business and affairs and the business and affairs of our operating limited partnerships and their subsidiaries. Furthermore, in accordance with its limited liability company agreement, KMR’s activities are limited to being a limited partner in, and managing and controlling the business and affairs of us, our operating limited partnerships and their subsidiaries. As of December 31, 2008, KMR owned approximately 29.3% of our outstanding limited partner units (which are in the form of i-units that are issued only to KMR).

2.       Summary of Significant Accounting Policies

          Basis of Presentation

          Our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and include our accounts and those of our operating partnerships and their majority-owned and controlled subsidiaries. Our accounting records are maintained in United States dollars, and all references to dollars are United States dollars, except where stated otherwise. Canadian dollars are designated as C$. All significant intercompany items have been eliminated in consolidation, and certain amounts from prior years have been reclassified to conform to the current presentation. Our accompanying consolidated financial statements reflect amounts on a historical cost basis, and, accordingly, do not reflect any purchase accounting adjustments related to the May 30, 2007 going-private transaction of KMI, now known as Knight.

          In addition, certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

          Prior to the third quarter of 2008, we reported five business segments: Products Pipelines; Natural Gas Pipelines; CO2; Terminals; and Trans Mountain. As discussed in Note 3 below, we acquired (i) a one-third interest in the Express pipeline system; and (ii) the Jet Fuel pipeline system from Knight on August 28, 2008, and following the acquisition of these businesses, the operations of our Trans Mountain, Express and Jet Fuel pipeline systems have been combined to represent the Kinder Morgan Canada” segment. For more information on our reportable business segments, see Note 15.

          We believe that certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our consolidated financial statements.

          Cash Equivalents

          We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

          Accounts Receivables

          Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record adjustments as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. The following table shows the balance in the allowance for doubtful accounts and activity for the years ended December 31, 2008, 2007 and 2006 (in millions):

	Valuation and Qualifying Accounts
Allowance for Doubtful Accounts	Balance at beginning of Period	Additions charged to costs and expenses	Additions charged to other accounts(1)	Deductions(2)	Balance at end of period

Year ended December 31, 2008	$7.0	$0.6	$-	$(1.5)	$6.1

Year ended December 31, 2007	$6.8	$0.4	$-	$(0.2)	$7.0

Year ended December 31, 2006	$6.5	$0.3	$0.3	$(0.3)	$6.8

(1)	Amount for 2006 represents the allowance recognized when we acquired Devco USA L.L.C. ($0.2) and Transload Services, LLC ($0.1).

(2)	Deductions represent the write-off of receivables and currency translation adjustments.

          In addition, the balances of Accrued other current liabilities” in our accompanying consolidated balance sheets include amounts related to customer prepayments of approximately $10.8 million as of December 31, 2008 and $6.5 million as of December 31, 2007.

          Inventories

          Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market. In December of 2008, we recognized a lower of cost or market adjustment of $12.9 million in our CO 2  business segment. Additionally, as of December 31, 2008 and 2007, we owed certain customers a total of $1.0 million and $8.3 million, respectively, for the value of natural gas inventory stored in our underground storage facilities, and we reported these amounts within Accounts Payable-Trade” in our accompanying consolidated balance sheets.

          Property, Plant and Equipment

          Capitalization, Depreciation and Depletion and Disposals

          We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve. Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

          We compute depreciation using the straight-line method based on estimated economic lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 1.6% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates included changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

          Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

          A gain on the sale of property, plant and equipment used in our oil and gas producing activities or in our bulk and liquids terminal activities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received. A gain on an asset disposal is recognized in income in the period that the sale is closed. A loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the maket value if the asset is being held for sale. A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

          In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected. When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

          As discussed in -Inventories” above, we maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal to meet demand. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as cushion gas,” is divided into the categories of recoverable cushion gas” and unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our Property, Plant and Equipment, net” balance in our accompanying consolidated balance sheets), and this unrecoverable portion is depreciated over the facility’s estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

          Impairments

          We evaluate the impairment of our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount. In December 2008, we completed an impairment test of the long-lived assets included within our CO 2  business segment and determined that the assets were not impaired as of December 31, 2008.

          We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Due to the decline in crude oil and natural gas prices during the course of 2008, on December 31, 2008, we conducted an impairment test on our oil and gas producing properties in our CO 2  business segment and determined that no impairment was necessary. For the purpose of impairment testing, we use the forward curve prices as observed at the test date. The forward curve cash flows may differ from the amounts presented in Note 20 due to differences between the forward curve and spot prices. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment.

          Equity Method of Accounting

          We account for investments greater than 20% in affiliates, which we do not control, by the equity method of accounting. Under this method, an investment is carried at our acquisition cost, plus our equity in undistributed earnings or losses since acquisition, and less distributions received.

          Excess of Cost Over Fair Value

          We account for our business acquisitions and intangible assets in accordance with the provisions of SFAS No. 141, Business Combinations,” and SFAS No. 142, Goodwill and Other Intangible Assets.” Accounting standards require that goodwill not be amortized, but instead should be tested, at least on an annual basis, for impairment. Pursuant to this SFAS No. 142, goodwill and other intangible assets with indefinite useful lives cannot be amortized until their useful life becomes determinable. Instead, such assets must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

          Pursuant to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets” on January 1, 2002, we selected a goodwill impairment measurement date of January 1 of each year, and we have determined that our goodwill was not impaired as of January 1, 2008. In the second quarter of 2008, we changed the date of our annual goodwill impairment test date to May 31 of each year. The change was made following our management’s decision to match our impairment testing date to the impairment testing date of Knight-following the completion of its going-private transaction on May 30, 2007, Knight established as its goodwill impairment measurement date May 31 of each year. This change to the date of our annual goodwill impairment test constitutes a change in the method of applying an accounting principle, as discussed in paragraph 4 of SFAS No. 154, Accounting Changes and Error Corrections.” We believe that this change in accounting principle is preferable because our test would then be performed at the same time as Knight, which indirectly owns all the common stock of our general partner.

          SFAS No. 154 requires an entity to report a change in accounting principle through retrospective application of the new accounting principle to all periods, unless it is impracticable to do so. However, our change to a new testing date, when applied to prior periods, does not yield different financial statement results. Furthermore, there were no impairment charges resulting from the May 31, 2008 impairment testing, and no event indicating an impairment has occurred subsequent to that date. However, our consolidated income statement for the year ended December 31,

2007 included a goodwill impairment expense of $377.1 million, due to the inclusion of Knight’s first quarter 2007 impairment of goodwill that resulted from a determination of the fair values of Trans Mountain pipeline assets prior to our acquisition of these assets on April 30, 2007. For more information on this acquisition and this impairment expense, see Notes 3 and 8, respectively.

          Our total unamortized excess cost over fair value of net assets in consolidated affiliates was $1,058.9 million as of December 31, 2008 and $1,077.8 million as of December 31, 2007. Such amounts are reported as Goodwill” on our accompanying consolidated balance sheets. Our total unamortized excess cost over underlying fair value of net assets accounted for under the equity method was $138.2 million as of both December 31, 2008 and December 31, 2007. Pursuant to SFAS No. 142, this amount, referred to as equity method goodwill, should continue to be recognized in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.” Accordingly, we included this amount within Investments” on our accompanying consolidated balance sheets.

          In almost all cases, the price we paid to acquire our share of the net assets of our equity investees differed from the underlying book value of such net assets. This differential consists of two pieces. First, an amount related to the difference between the investee’s recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and secondly, to any premium in excess of fair value (representing equity method goodwill as described above) we paid to acquire the investment. The first differential, representing the excess of the fair market value of our investees’ plant and other net assets over its underlying book value at the date of acquisition totaled $169.0 million and $174.7 million as of December 31, 2008 and 2007, respectively, and similar to our treatment of equity method goodwill, we included these amounts within Investments” on our accompanying consolidated balance sheets. As of December 31, 2008, this excess investment cost is being amortized over a weighted average life of approximately 29.9 years.

          In addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18. The impairment test under APB No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. As of December 31, 2008, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted. For more information on our investments, see Note 7.

          Revenue Recognition Policies

          We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed. We generally sell natural gas under long-term agreements, with periodic price adjustments. In some cases, we sell natural gas under short-term agreements at prevailing market prices. In all cases, we recognize natural gas sales revenues when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectibility of the revenue is reasonably assured. The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies. We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and generally, our natural gas marketing revenues are recorded gross, not net of cost of gas sold.

          We provide various types of natural gas storage and transportation services to customers. The natural gas remains the property of these customers at all times. In many cases (generally described as firm service”), the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities; and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities. In other cases (generally described as interruptible service”), there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to our firm” and interruptible” transportation services, we also provide natural gas park and loan service to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized based on the terms negotiated under these contracts.

          We provide crude oil transportation services and refined petroleum products transportation and storage services to customers. Revenues are recorded when products are delivered and services have been provided, and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

          We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded. We recognize liquids terminal tank rental revenue ratably over the contract period. We recognize liquids terminal throughput revenue based on volumes received and volumes delivered. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

          Revenues from the sale of oil, natural gas liquids and natural gas production are recorded using the entitlement method. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices. Since there is a ready market for oil and gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer. As a result, we maintain a minimum amount of product inventory in storage.

          Allowance For Funds Used During Construction

          Included in the cost of our qualifying property, plant and equipment is an allowance for funds used during construction or upgrade, often referred to as AFUDC. AFUDC on debt represents the estimated cost of capital, from borrowed funds, during the construction period. Total AFUDC on debt resulting from the capitalization of interest expense in 2008, 2007 and 2006 was $48.6 million, $31.4 million and $20.3 million, respectively. Similarly, AFUDC on equity represents an estimate of the cost of capital funded by equity contributions, and in the twelve months ended December 31, 2008, 2007 and 2006, we also capitalized approximately $10.6 million, $6.1 million and $2.2 million, respectively, of equity AFUDC.

          Unit-Based Compensation

          We account for common unit options granted under our common unit option plan according to the provisions of SFAS No. 123R (revised 2004), Share-Based Payment,” which became effective for us January 1, 2006. However, we have not granted common unit options or made any other share-based payment awards since May 2000, and as of December 31, 2005, all outstanding options to purchase our common units were fully vested. Therefore, the adoption of this Statement did not have an effect on the accounting for these common unit options in our consolidated financial statements, as we had reached the end of the requisite service period for any compensation cost resulting from share-based payments made under our common unit option plan.

          Environmental Matters

          We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

          We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental disclosures, see Note 16.

          Legal

          We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. For more information on our legal disclosures, see Note 16.

          Pensions and Other Post-retirement Benefits

          We account for pension and other post-retirement benefit plans according to the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R).” This Statement requires us to fully recognize the overfunded or underfunded status of our consolidating subsidiaries’ pension and post-retirement benefit plans as either assets or liabilities on our balance sheet. For more information on our pension and post-retirement benefit disclosures, see Note 10.

          Gas Imbalances

          We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines’ various tariff provisions.

          Noncontrolling Interests

          Noncontrolling interests represents the outstanding ownership interests in our five operating limited partnerships and their consolidated subsidiaries that are not owned by us. In our accompanying consolidated income statements, the noncontrolling interest in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as Net income attributable to noncontrolling interests.” In our accompanying consolidated balance sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries’ net assets held by parties other than us. It is presented separately as Noncontrolling interests” within Total Partners’ Capital.”

          As of December 31, 2008, noncontrolling interests consisted of the following:

▪ the 1.0101% general partner interest in each of our five operating partnerships;

▪ the 0.5% special limited partner interest in SFPP, L.P.;

▪ the 50% interest in Globalplex Partners, a Louisiana joint venture owned 50% and controlled by Kinder Morgan Bulk Terminals, Inc.;

▪ the 33 1/3% interest in International Marine Terminals Partnership, a Louisiana partnership owned 66 2/3% and controlled by Kinder Morgan Operating L.P. C”;

▪ the approximate 31% interest in the Pecos Carbon Dioxide Company, a Texas general partnership owned approximately 69% and controlled by Kinder Morgan
CO 2  Company, L.P. and its consolidated subsidiaries;

▪ the 1% interest in River Terminals Properties, L.P., a Tennessee partnership owned 99% and controlled by Kinder Morgan River Terminals LLC; and

▪ the 35% interest in Guilford County Terminal Company, LLC, a limited liability company owned 65% and controlled by Kinder Morgan Southeast Terminals LLC.

          Income Taxes

          We are not a taxable entity for federal income tax purposes. As such, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the federal income tax returns of each partner. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes in us.

          Some of our corporate subsidiaries and corporations in which we have an equity investment do pay U.S. federal, state, and foreign income taxes. Deferred income tax assets and liabilities for certain operations conducted through corporations are recognized for temporary differences between the assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit not expected to be realized.

          Foreign Currency Transactions and Translation

          We account for foreign currency transactions and the foreign currency translation of our consolidating foreign subsidiaries in accordance with the provisions of SFAS No. 52, Foreign Currency Translation.” Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our foreign subsidiary operates, also referred to as its functional currency. Transaction gains or losses result from a change in exchange rates between (i) the functional currency, for example the Canadian dollar for a Canadian subsidiary; and (ii) the currency in which a foreign currency transaction is denominated, for example the U.S. dollar for a Canadian subsidiary.

          We translate the assets and liabilities of each of our consolidating foreign subsidiaries to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year and stockholders’ equity accounts are translated by using historical exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholders’ equity is translated by using historical and weighted-average rates. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income/(loss) within Partners’ Capital on our accompanying consolidated balance sheet.

          Comprehensive Income

          Statement of Financial Accounting Standards No. 130, Accounting for Comprehensive Income,” requires that enterprises report a total for comprehensive income. The difference between our net income and our comprehensive income resulted from (i) unrealized gains or losses on derivatives utilized for hedging our exposure to fluctuating expected future cash flows produced by both energy commodity price risk and interest rate risk; (ii) foreign currency translation adjustments; and (iii) unrealized gains or losses related to changes in pension and other post-retirement benefit plan liabilities. For more information on our risk management activities, see Note 14.

          Cumulative revenues, expenses, gains and losses that under generally accepted accounting principals are included within our comprehensive income but excluded from our earnings are reported as accumulated other comprehensive income/(loss) within Partners’ Capital in our consolidated balance sheets. The following table summarizes changes in the amount of our Accumulated other comprehensive loss” in our accompanying consolidated balance sheets for each of the two years ended December 31, 2007 and 2008 (in millions):

	Net unrealized gains/(losses) on cash flow hedge derivatives	Foreign currency translation adjustments	Pension and other post-retirement liability adjs.	Total Accumulated other comprehensive income/(loss)

December 31, 2006	$(838.7)	$(20.0)	$(7.4)	$(866.1)
Change for period	(541.0)	132.5	(2.0)	(410.5)

December 31, 2007	(1,379.7)	112.5	(9.4)	(1,276.6)
Change for period	1,315.1	(329.8)	3.6	988.9

December 31, 2008	$(64.6)	$(217.3)	$(5.8)	$(287.7)

          Net Income Per Unit

                    We compute Basic Limited Partners’ Net Income per Unit by dividing our limited partners’ interest in net income by the weighted average number of units outstanding during the period. Diluted Limited Partners’ Net Income per Unit reflects the maximum potential dilution that could occur if units whose issuance depends on the market price of the units at a future date were considered outstanding, or if, by application of the treasury stock method, options to issue units were exercised, both of which would result in the issuance of additional units that would then share in our net income. See Note 18 for further information regarding recent accounting pronouncements relating to earnings per unit.

          Asset Retirement Obligations

          We account for asset retirement obligations pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations.” For more information on our asset retirement obligations, see Note 4.

          Risk Management Activities

          We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil. In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our debt obligations.

          Our derivative contracts are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No.133” and No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 established accounting and reporting standards requiring that every derivative contract (including certain derivative contracts embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. If the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from the fair value accounting requirements of SFAS No. 133 and is accounted for using traditional accrual accounting.

          Furthermore, SFAS No. 133 requires that changes in the derivative contract’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative contract meets those criteria, SFAS No. 133 allows a derivative contract’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally designate a derivative contract as a hedge and document and assess the effectiveness of derivative contracts associated with transactions that receive hedge accounting.

          Our derivative contracts that hedge our commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and these derivative contracts have been designated as cash flow hedges as defined by SFAS No. 133. SFAS No. 133 designates derivative contracts that hedge exposure to variable cash flows of forecasted transactions as cash flow hedges and the effective portion of the derivative contract’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. See Note 14 for more information on our risk management activities and disclosures.

          Accounting for Regulatory Activities

          Our regulated utility operations are accounted for in accordance with the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation,” which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.

          The amount of regulatory assets and liabilities reflected within Deferred charges and other assets” and Other long-term liabilities and deferred credits,” respectively, in our accompanying consolidated balance sheets as of December 31, 2008 and December 31, 2007 are not material to our consolidated balance sheets.

3.       Acquisitions, Joint Ventures and Divestitures

          Acquisitions from Unrelated Entities

          During 2008, 2007 and 2006, we completed the following acquisitions, and except for our acquisitions from Knight (discussed below in -Acquisitions from Knight”), these acquisitions were accounted for as business combinations according to the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations.” SFAS No. 141 requires business combinations involving unrelated entities to be accounted for using the purchase method of accounting, which establishes a new basis of accounting for the purchased assets and liabilities-the acquirer records all the acquired assets and assumed liabilities at their estimated fair market values (not the acquired entity’s book values) as of the acquisition date.

          The preliminary allocation of these assets (and any liabilities assumed) were adjusted to reflect the final determined amounts, and although the time that is required to identify and measure the fair value of the assets acquired and the liabilities assumed in a business combination will vary with circumstances, generally our allocation period ends when we no longer are waiting for information that is known to be available or obtainable. The results of operations from these acquisitions accounted for as business combinations are included in our consolidated financial statements from the acquisition date.

			Allocation of Purchase Price

			(in millions)

Ref.	Date	Acquisition	Purchase Price	Current Assets	Property Plant & Equipment	Deferred Charges & Other	Goodwill

(1)	2/06	Entrega Gas Pipeline LLC	$244.6	$-	$244.6	$-	$-
(2)	4/06	Oil and Gas Properties	63.6	0.1	63.5	-	-
(3)	4/06	Terminal Assets	61.9	0.5	43.6	-	17.8
(4)	11/06	Transload Services, LLC	16.6	1.6	6.6	-	8.4
(5)	12/06	Devco USA L.L.C.	7.3	0.8	-	6.5	-
(6)	12/06	Roanoke, Virginia Products Terminal	6.4	-	6.4	-	-
(7)	1/07	Interest in Cochin Pipeline	47.8	-	47.8	-	-
(8)	5/07	Vancouver Wharves Marine Terminal	59.5	6.1	53.4	-	-
(9)	9/07	Marine Terminals, Inc. Assets	102.1	0.2	60.8	22.5	18.6
(10)	8/08	Wilmington, North Carolina Liquids Terminal	12.7	-	5.9	-	6.8
(11)	12/08	Phoenix, Arizona Products Terminal	27.5	-	27.5	-	-

          (1) Entrega Gas Pipeline LLC

          Effective February 23, 2006, Rockies Express Pipeline LLC acquired Entrega Gas Pipeline LLC from EnCana Corporation for $244.6 million in cash. West2East Pipeline LLC is a limited liability company and is the sole owner of Rockies Express Pipeline LLC. We contributed 66 2/3% of the consideration for this purchase, which corresponded to our percentage ownership of West2East Pipeline LLC at that time. At the time of acquisition, Sempra Energy held the remaining 33 1/3% ownership interest and contributed this same proportional amount of the total consideration.

          On the acquisition date, Entrega Gas Pipeline LLC owned the Entrega Pipeline, an interstate natural gas pipeline of over 300 miles in length. The acquired assets are included in our Natural Gas Pipelines business segment.

          In April 2006, Rockies Express Pipeline LLC merged with and into Entrega Gas Pipeline LLC, and the surviving entity was renamed Rockies Express Pipeline LLC. Going forward, the entire pipeline system (including lines currently being developed by Rockies Express Pipeline LLC) will be known as the Rockies Express Pipeline. The combined 1,679-mile pipeline system will be one of the largest natural gas pipelines ever constructed in North America. The project, with an expected cost of $6.3 billion (including expansion), will have the capability to transport 1.8 billion cubic feet per day of natural gas, and binding firm commitments have been secured for all of the pipeline capacity.

          On June 30, 2006, ConocoPhillips exercised its option to acquire a 25% ownership interest in West2East Pipeline LLC. On that date, a 24% ownership interest was transferred to ConocoPhillips, and an additional 1% interest will be transferred once construction of the entire project is completed. Through our subsidiary Kinder Morgan W2E Pipeline LLC, we will continue to operate the project but our ownership interest decreased to 51% of the equity in the project (down from 66 2/3%). Sempra’s ownership interest in West2East Pipeline LLC decreased to 25% (down from 33 1/3%). When construction of the entire project is completed, our ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect our 50% economics in the project. We do not anticipate any additional changes in the ownership structure of the Rockies Express Pipeline project.

          West2East Pipeline LLC qualifies as a variable interest entity as defined by Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003) (FIN 46R), Consolidation of Variable Interest Entities-an interpretation of ARB No. 51,” because the total equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including equity holders. Furthermore, following ConocoPhillips’ acquisition of its ownership interest in West2East Pipeline LLC on June 30, 2006, we receive 50% of the economics of the Rockies Express project on an ongoing basis, and thus, effective June 30, 2006, we were no longer considered the primary beneficiary of this entity as defined by FIN 46R. Accordingly, on that date, we made the change in accounting for our investment in West2East Pipeline LLC from full consolidation to the equity method following the decrease in our ownership percentage.

          Under the equity method, we record the costs of our investment within the Investments” line on our consolidated balance sheet and as changes in the net assets of West2East Pipeline LLC occur (for example, earnings and dividends), we recognize our proportional share of that change in the Investment” account. We also record our proportional share of any accumulated other comprehensive income or loss within the Accumulated other comprehensive loss” line on our consolidated balance sheet.

          In addition, we have guaranteed our proportionate share of West2East Pipeline LLC’s debt borrowings under a $2 billion credit facility entered into by Rockies Express Pipeline LLC. For more information on our contingent debt, see Note 9.

          (2) April 2006 Oil and Gas Properties

          On April 5, 2006, Kinder Morgan Production Company L.P. purchased various oil and gas properties from Journey Acquisition - I, L.P. and Journey 2000, L.P. for an aggregate consideration of approximately $63.6 million, consisting of $60.0 million in cash and $3.6 million in assumed liabilities. The acquisition was effective March 1, 2006. However, we divested certain acquired properties that are not considered candidates for carbon dioxide enhanced oil recovery, thus reducing our total investment. We received proceeds of approximately $27.1 million from the sale of these properties.

          The properties are primarily located in the Permian Basin area of West Texas, produce approximately 400 barrels of oil equivalent per day, and include some fields with potential for enhanced oil recovery development near our current carbon dioxide operations. The acquired operations are included as part of our CO 2  business segment.

          (3) April 2006 Terminal Assets

          In April 2006, we acquired terminal assets and operations from A&L Trucking, L.P. and U.S. Development Group in three separate transactions for an aggregate consideration of approximately $61.9 million, consisting of $61.6 million in cash and $0.3 million in assumed liabilities.

          The first transaction included the acquisition of equipment and infrastructure on the Houston Ship Channel that loads and stores steel products. The acquired assets complement our nearby bulk terminal facility purchased from General Stevedores, L.P. in July 2005. The second acquisition included the purchase of a rail terminal at the Port of Houston that handles both bulk and liquids products. The rail terminal complements our existing Texas petroleum coke terminal operations and maximizes the value of our existing deepwater terminal by providing customers with both rail and vessel transportation options for bulk products. Thirdly, we acquired the entire membership interest of Lomita Rail Terminal LLC, a limited liability company that owns a high-volume rail ethanol terminal in Carson, California. The terminal serves approximately 80% of the Southern California demand for reformulated fuel blend ethanol with expandable offloading/distribution capacity, and the acquisition expanded our existing rail transloading operations. All of the acquired assets are included in our Terminals business segment. A total of $17.8 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes. We believe the purchase price for the assets, including intangible assets, exceeded the fair value of acquired identifiable net assets and liabilities-in the aggregate, these factors represented goodwill.

          (4) Transload Services, LLC

          Effective November 20, 2006, we acquired all of the membership interests of Transload Services, LLC from Lanigan Holdings, LLC for an aggregate consideration of approximately $16.6 million, consisting of $15.8 million in cash and $0.8 million of assumed liabilities. Transload Services, LLC is a leading provider of innovative, high quality material handling and steel processing services, operating 14 steel-related terminal facilities located in the Chicago metropolitan area and various cities in the United States. Its operations include transloading services, steel fabricating and processing, warehousing and distribution, and project staging. Specializing in steel processing and handling, Transload Services can inventory product, schedule shipments and provide customers cost-effective modes of transportation. The combined operations include over 92 acres of outside storage and 445,000 square feet of covered storage that offers customers environmentally controlled warehouses with indoor rail and truck loading facilities for handling temperature and humidity sensitive products. The acquired assets are included in our Terminals business segment, and the acquisition further expanded and diversified our existing terminals’ materials services (rail transloading) operations.

          A total of $8.4 million of goodwill was assigned to our Terminals business segment, and the entire amount is expected to be deductible for tax purposes. We believe this acquisition resulted in the recognition of goodwill primarily because it establishes a business presence in several key markets, taking advantage of the non-residential and highway construction demand for steel that contributed to our acquisition price exceeding the fair value of acquired identifiable net assets and liabilities-in the aggregate, these factors represented goodwill.

          (5) Devco USA L.L.C.

          Effective December 1, 2006, we acquired all of the membership interests in Devco USA L.L.C., an Oklahoma limited liability company, for an aggregate consideration of approximately $7.3 million, consisting of $4.8 million in cash, $1.6 million in common units, and $0.9 million of assumed liabilities. The primary asset acquired was a technology based identifiable intangible asset, a proprietary process that transforms molten sulfur into premium solid formed pellets that are environmentally friendly, easy to handle and store, and safe to transport. The process was developed internally by Devco’s engineers and employees. Devco, a Tulsa, Oklahoma based company, has more than 20 years of sulfur handling expertise and we believe the acquisition and subsequent application of this acquired technology complements our existing dry-bulk terminal operations. We allocated $6.5 million of our total purchase price to the value of this intangible asset, and we have included the acquisition as part of our Terminals business segment.

          (6) Roanoke, Virginia Products Terminal

          Effective December 15, 2006, we acquired a refined petroleum products terminal located in Roanoke, Virginia from Motiva Enterprises, LLC for approximately $6.4 million in cash. The terminal has storage capacity of approximately 180,000 barrels per day for refined petroleum products like gasoline and diesel fuel. The terminal is served exclusively by the Plantation Pipeline and Motiva has entered into a long-term contract to use the terminal. The acquisition complemented the other refined products terminals we own in the southeast region of the United States, and the acquired terminal is included as part our Products Pipelines business segment.

          (7) Interest in Cochin Pipeline

          Effective January 1, 2007, we acquired the remaining approximate 50.2% interest in the Cochin pipeline system that we did not already own for an aggregate consideration of approximately $47.8 million, consisting of $5.5 million in cash and a note payable having a fair value of $42.3 million. As part of the transaction, the seller also agreed to reimburse us for certain pipeline integrity management costs over a five-year period in an aggregate amount not to exceed $50 million. Upon closing, we became the operator of the pipeline.

          The Cochin Pipeline is a multi-product liquids pipeline consisting of approximately 1,900 miles of pipe operating between Fort Saskatchewan, Alberta, and Windsor, Ontario, Canada. Its operations are included as part of our Products Pipelines business segment.

          (8) Vancouver Wharves Terminal

          On May 30, 2007, we purchased the Vancouver Wharves bulk marine terminal from British Columbia Railway Company, a crown corporation owned by the Province of British Columbia, for an aggregate consideration of $59.5 million, consisting of $38.8 million in cash and $20.7 million in assumed liabilities. The acquisition both expanded and complemented our existing terminal operations, and all of the acquired assets are included in our Terminals business segment.

          In the first half of 2008, we made our final purchase price adjustments to reflect final fair value of acquired assets and final expected value of assumed liabilities. Our adjustments increased Property, Plant and Equipment, net” by $2.7 million, reduced working capital balances by $1.6 million, and increased long-term liabilities by $1.1 million. Based on our estimate of fair market values, we allocated $53.4 million of our combined purchase price to Property, Plant and Equipment, net,” and $6.1 million to items included within Current Assets.”

          (9) Marine Terminals, Inc. Assets

          Effective September 1, 2007, we acquired certain bulk terminals assets from Marine Terminals, Inc. for an aggregate consideration of $102.1 million, consisting of $100.8 million in cash and assumed liabilities of $1.3 million. The acquired assets and operations are primarily involved in the handling and storage of steel and alloys. The acquisition both expanded and complemented our existing ferro alloy terminal operations and will provide customers further access to our growing national network of marine and rail terminals. All of the acquired assets are included in our Terminals business segment.

          In the first nine months of 2008, we paid an additional $0.5 million for purchase price settlements, and we made purchase price adjustments to reflect final fair value of acquired assets and final expected value of assumed liabilities. Our 2008 adjustments primarily reflected changes in the allocation of the purchase cost to intangible assets acquired. Based on our estimate of fair market values, we allocated $60.8 million of our combined purchase price to Property, Plant and Equipment, net;” $21.7 million to Other intangibles, net;” $18.6 million to Goodwill;” and $1.0 million to Other current assets” and Deferred charges and other assets.”

          The allocation to Other intangibles, net” included a $20.1 million amount representing the fair value of a service contract entered into with Nucor Corporation, a large domestic steel company with significant operations in the Southeast region of the United States. For valuation purposes, the service contract was determined to have a useful life of 20 years, and pursuant to the contract’s provisions, the acquired terminal facilities will continue to provide Nucor with handling, processing, harboring and warehousing services.

          The allocation to Goodwill,” which is expected to be deductible for tax purposes, was based on the fact that this acquisition both expanded and complemented our existing ferro alloy terminal operations and will provide Nucor and other customers further access to our growing national network of marine and rail terminals. We believe the acquired value of the assets, including all contributing intangible assets, exceeded the fair value of acquired identifiable net assets and liabilities-in the aggregate, these factors represented goodwill.

          (10) Wilmington, North Carolina Liquids Terminal

          On August 15, 2008, we purchased certain terminal assets from Chemserve, Inc. for an aggregate consideration of $12.7 million, consisting of $11.8 million in cash and $0.9 million in assumed liabilities. The liquids terminal facility is located in Wilmington, North Carolina and stores petroleum products and chemicals. The acquisition both expanded and complemented our existing Mid-Atlantic region terminal operations, and all of the acquired assets are included in our Terminals business segment. In the fourth quarter of 2008, we allocated our purchase price to reflect final fair value of acquired assets and final expected value of assumed liabilities. A total of $6.8 million of goodwill was assigned to our Terminals business segment and the entire amount is expected to be deductible for tax purposes. We believe this acquisition resulted in the recognition of goodwill primarily because of certain advantageous factors (including the synergies provided by increasing our liquids storage capacity in the Southeast region of the U.S.) that contributed to our acquisition price exceeding the fair value of acquired identifiable net assets and liabilities-in the aggregate, these factors represented goodwill.

          (11) Phoenix, Arizona Products Terminal

          Effective December 10, 2008, our West Coast Products Pipelines operations acquired a refined petroleum products terminal located in Phoenix, Arizona from ConocoPhillips for approximately $27.5 million in cash. The terminal has storage capacity of approximately 200,000 barrels for gasoline, diesel fuel and ethanol. The acquisition complemented our existing Phoenix liquids assets, and the acquired incremental storage will increase our combined storage capacity in the Phoenix market by approximately 13%. The acquired terminal is included as part our Products Pipelines business segment.

          Pro Forma Information

          Pro forma consolidated income statement information that gives effect to all of the acquisitions we have made and all of the joint ventures we have entered into since January 1, 2007 as if they had occurred as of January 1, 2007 is not presented because it would not be materially different from the information presented in our accompanying consolidated statements of income.

          Acquisitions from Knight

          According to the provisions of Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” effective January 1, 2006, Knight (which indirectly owns all the common stock of our general partner) was deemed to have control over us and no longer accounted for its investment in us under the equity method of accounting. Instead, as of this date, Knight included our accounts, balances and results of operations in its consolidated financial statements and, as required by the provisions of SFAS No. 141, we accounted for each of the two separate acquisitions discussed below as transfers of net assets between entities under common control.

          Trans Mountain Pipeline System

          On April 30, 2007, we acquired the Trans Mountain pipeline system from Knight for $549.1 million in cash. The transaction was approved by the independent directors of both Knight and KMR following the receipt by such directors of separate fairness opinions from different investment banks. We paid $549 million of the purchase price on April 30, 2007, and we paid the remaining $0.1 million in July 2007.

          In April 2008, as a result of finalizing certain true-up” provisions in our acquisition agreement related to Trans Mountain pipeline expansion spending, we received a cash contribution of $23.4 million from Knight. Pursuant to the accounting provisions concerning transfers of net assets between entities under common control, and consistent with our treatment of cash payments made to Knight for Trans Mountain net assets in 2007, we accounted for this cash contribution as an adjustment to equity-primarily as an increase in Partners’ Capital” in our accompanying consolidated balance sheet. We also included this $23.4 million receipt as a cash inflow item from investing activities in our accompanying consolidated statement of cash flows.

          The Trans Mountain pipeline system, which transports crude oil and refined products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia and the state of Washington, completed a pump station expansion in April 2007 that increased pipeline throughput capacity to approximately 260,000 barrels per day. An additional expansion that increased pipeline capacity by 25,000 barrels per day was completed and began service on May 1, 2008. We completed construction on a final 15,000 barrel per day expansion on October 30, 2008, and total pipeline capacity is now approximately 300,000 barrels per day.

          In addition, because Trans Mountain’s operations are managed separately, involve different products and marketing strategies, and produce discrete financial information that is separately evaluated internally by our management, we identified our Trans Mountain pipeline system as a separate reportable business segment prior to the third quarter of 2008. Following the acquisition of our interests in the Express and Jet Fuel pipeline systems on August 28, 2008, discussed following, we combined the operations of our Trans Mountain, Express and Jet Fuel pipeline systems to represent the Kinder Morgan Canada” segment.

          Express and Jet Fuel Pipeline Systems

          Effective August 28, 2008, we acquired Knight’s 33 1/3% ownership interest in the Express pipeline system. The pipeline system is a batch-mode, common-carrier, crude oil pipeline system consisting of both the Express Pipeline and the Platte Pipeline (collectively referred to in this report as the Express pipeline system). We also acquired Knight’s full ownership of an approximately 25-mile jet fuel pipeline that serves the Vancouver International Airport, located in Vancouver, British Columbia, Canada (referred to in this report as the Jet Fuel pipeline system). As consideration for these assets, we paid to Knight approximately 2.0 million common units, valued at $116.0 million. The acquisition complemented our existing Canadian pipeline system (Trans Mountain), and all of the acquired assets (including an acquired cash balance of $7.4 million) are included in our Kinder Morgan Canada business segment.

          We now operate the Express pipeline system, and we account for our 33 1/3% ownership in the system under the equity method of accounting. In addition to our 33 1/3% equity ownership, our investment in Express includes an investment in unsecured debenture bonds issued by Express Holdings U.S. L.P., the partnership that maintains ownership of the U.S. portion of the Express pipeline system. For more information on this long-term note receivable, see Note 12.

          When accounting for transfers of net assets between entities under common control, the purchase cost provisions (as they relate to purchase business combinations involving unrelated entities) of SFAS No. 141 explicitly do not apply; instead the method of accounting prescribed by SFAS No. 141 for such net asset transfers is similar to the pooling-of-interests method of accounting. Under this method, the carrying amount of net assets recognized in the balance sheets of each combining entity are carried forward to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination (that is, no recognition is made for a purchase premium or discount representing any difference between the consideration paid and the book value of the net assets acquired).

          Therefore, in each of these two business acquisitions from Knight, we recognized the assets and liabilities acquired at their carrying amounts (historical cost) in the accounts of Knight (the transferring entity) at the date of transfer. The accounting treatment for combinations of entities under common control is consistent with the concept of poolings as combinations of common shareholder (or unitholder) interests, as the carrying amount of the assets and liabilities transferred to us were carried forward to our balance sheet, and all of the acquired equity accounts were also carried forward intact initially, and subsequently adjusted due to differences between (i) the consideration we paid for the acquired net assets; and (ii) the book value (carrying value) of the acquired net assets.

          In addition to requiring that assets and liabilities be carried forward at historical costs, SFAS No. 141 also prescribes that for transfers of net assets between entities under common control, all financial statements presented be combined as of the date of common control, and all financial statements and financial information presented for prior periods should be restated to furnish comparative information. However, based upon our management’s consideration of all of the quantitative and qualitative aspects of the transfer of the interests in the Express and Jet Fuel pipeline system net assets from Knight to us, we determined that the presentation of combined financial statements which include the financial information of the Express and Jet Fuel pipeline systems would not be materially different from financial statements which did not include such information and accordingly, we elected not to include the financial information of the Express and Jet Fuel pipeline systems in our consolidated financial statements for any periods prior to the transfer date of August 28, 2008.

          Our consolidated financial statements and all other financial information included in this report therefore, have been prepared assuming that the transfer of both the 33 1/3% interest in the Express pipeline system net assets and the Jet Fuel pipeline system net assets from Knight to us had occurred at the date of transfer (August 28, 2008).

          Joint Ventures

           Rockies Express Pipeline LLC

          In the first quarter of 2008, we made capital contributions of $306.0 million to West2East Pipeline LLC (the sole owner of Rockies Express Pipeline LLC) to partially fund its Rockies Express Pipeline construction costs. We included this cash contribution as an increase to Investments” in our accompanying consolidated balance sheet as of December 31, 2008, and we included it within Contributions to investments” in our accompanying consolidated statement of cash flows for the year ended December 31, 2008. We own a 51% equity interest in West2East Pipeline LLC.

          On June 24, 2008, Rockies Express completed a private offering of an aggregate of $1.3 billion in principal amount of fixed rate senior notes. Rockies Express received net proceeds of approximately $1.29 billion from this offering, after deducting the initial purchasers’ discount and estimated offering expenses, and virtually all of the net proceeds from the sale of the notes were used to repay short-term commercial paper borrowings.

          All payments of principal and interest in respect of these senior notes are the sole obligation of Rockies Express. Noteholders will have no recourse against us, Sempra Energy or ConocoPhillips (the two other member owners of West2East Pipeline LLC), or against any of our or their respective officers, directors, employees, shareholders, members, managers, unitholders or affiliates for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture.

          Midcontinent Express Pipeline LLC

          In 2008, we made capital contributions of $27.5 million to Midcontinent Express Pipeline LLC to partially fund its Midcontinent Express Pipeline construction costs. We included this cash contribution as an increase to Investments” in our accompanying consolidated balance sheet as of December 31, 2008, and we included it within Contributions to investments” in our accompanying consolidated statement of cash flows for the year ended December 31, 2008. We own a 50% equity interest in Midcontinent Express Pipeline LLC.

          We also received, in the first quarter of 2008, an $89.1 million return of capital from Midcontinent Express Pipeline LLC. In February 2008, Midcontinent entered into and then made borrowings under a new $1.4 billion three-year, unsecured revolving credit facility due February 28, 2011. Midcontinent then made distributions (in excess of cumulative earnings) to its two member owners to reimburse them for prior contributions made to fund its pipeline construction costs, and we reflected this cash receipt separately within the investing section of our accompanying consolidated statement of cash flows.

          Fayetteville Express Pipeline LLC

          On October 1, 2008, we announced that we have entered into a 50/50 joint venture with Energy Transfer Partners, L.P. to build and develop the Fayetteville Express Pipeline, a new natural gas pipeline that will provide shippers in the Arkansas Fayetteville Shale area with takeaway natural gas capacity, added flexibility, and further access to growing markets.

          The new pipeline will also interconnect with Natural Gas Pipeline Company of America LLC’s pipeline in White County, Arkansas; Texas Gas Transmission LLC’s pipeline in Coahoma County, Mississippi; and ANR Pipeline Company’s pipeline in Quitman County, Mississippi. Natural Gas Pipeline Company of America’s pipeline is operated and 20% owned by Knight. The Fayetteville Express Pipeline will have an initial capacity of two billion cubic feet of natural gas per day. Pending necessary regulatory approvals, the approximately $1.2 billion pipeline project is expected to be in service by late 2010 or early 2011. Fayetteville Express Pipeline LLC has secured binding 10-year commitments totaling approximately 1.85 billion cubic feet per day.

          In the fourth quarter of 2008, we made capital contributions of $9.0 million to Fayetteville Express Pipeline LLC to fund our proportionate share of certain pre-construction pipeline costs. We included this cash contribution as an increase to Investments” in our accompanying consolidated balance sheet as of December 31, 2008, and we included it within Contributions to investments” in our accompanying consolidated statement of cash flows for the year ended December 31, 2008.

          Divestitures

          Douglas Gas Gathering and Painter Gas Fractionation

          Effective April 1, 2006, we sold our Douglas natural gas gathering system and our Painter Unit fractionation facility to Momentum Energy Group, LLC for approximately $42.5 million in cash. Our investment in the net assets we sold in this transaction, including all transaction related accruals, was approximately $24.5 million, most of which represented property, plant and equipment, and we recognized approximately $18.0 million of gain on the sale of these net assets. We used the proceeds from these asset sales to reduce the outstanding balance on our commercial paper borrowings.

          Additionally, upon the sale of our Douglas gathering system, we reclassified a net loss of $2.9 million from Accumulated other comprehensive loss” into net income on those derivative contracts that effectively hedged uncertain future cash flows associated with forecasted Douglas gathering transactions. We included the net amount of the gain, $15.1 million, within the caption Other expense (income)” in our accompanying consolidated statement of income for the year ended December 31, 2006. For more information on our accounting for derivative contracts, see Note 14.

           North System Natural Gas Liquids Pipeline System - Discontinued Operations

          On July 2, 2007, we announced that we entered into an agreement to sell the North System natural gas liquids pipeline and our 50% ownership interest in the Heartland Pipeline Company (collectively referred to in this report as our North System) to ONEOK Partners, L.P. for approximately $298.6 million in cash. Our investment in net assets, including all transaction related accruals, was approximately $145.8 million, most of which represented property, plant and equipment, and we recognized approximately $152.8 million of gain in the fourth quarter of 2007 from the sale of these net assets. We reported this gain separately as Gain on disposal of North System” within the discontinued operations section of our accompanying consolidated statement of income for the year ended December 31, 2007. Prior to the sale, all of the assets were included in our Products Pipelines business segment.

          In the first half of 2008, following final account and inventory reconciliations, we paid a net amount of $2.4 million to ONEOK to fully settle amounts related to (i) working capital items; (ii) total physical product liquids inventory and inventory obligations for certain liquids products; and (iii) the allocation of pre-acquisition investee distributions. Based primarily upon these adjustments, which were below the amounts reserved, we recognized an additional gain of $1.3 million in 2008, and we reported this gain separately as Adjustment to gain on disposal of

North System” within the discontinued operations section of our accompanying consolidated statement of income for the year ended December 31, 2008.

          In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,” we accounted for the North System business as a discontinued operation whereby the financial results and the gains on disposal of the North System have been reclassified to discontinued operations in our accompanying consolidated statements of income.

          Summarized financial information of the North System is as follows (in millions):

	Year Ended December 31,

	2008	2007	2006

Operating revenues	$-	$41.1	$43.7
Operating expenses	-	(14.8)	(22.7)
Depreciation and amortization	-	(7.0)	(8.9)
Earnings from equity investments	-	1.8	2.2
Amortization of excess cost of equity investments	-	-	(0.1)
Other, net - income (expense)	-	-	0.1

Income from operations	-	21.1	14.3
Gain on disposal	1.3	152.8	-

Total earnings from discontinued operations	$1.3	$173.9	$14.3

          Additionally, in our accompanying consolidated statement of cash flows, we elected not to present separately the North System’s operating and investing cash flows as discontinued operations, and, because the sale of the North System does not change the structure of our internal organization in a manner that causes a change to our reportable business segments pursuant to the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information,” we have included the North System’s financial results within our Products Pipelines business segment disclosures for all periods presented in this report.

          Thunder Creek Gas Services, LLC

          Effective April 1, 2008, we sold our 25% ownership interest in Thunder Creek Gas Services, LLC, referred to in this report as Thunder Creek, to PVR Midstream LLC, a subsidiary of Penn Virginia Corporation. Prior to the sale, we accounted for our investment in Thunder Creek under the equity method of accounting and included its financial results within our Natural Gas Pipelines business segment. In the second quarter of 2008, we received cash proceeds, net of closing costs and settlements, of approximately $50.7 million for our investment, and we recognized a gain of $13.0 million with respect to this transaction. We used the proceeds from this sale to reduce the outstanding balance on our commercial paper borrowings, and we included the amount of the gain within the caption Other, net” in our accompanying consolidated statement of income for the year ended December 31, 2008.

4.       Asset Retirement Obligations

          According to the provisions of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations,” we record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs will be depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

          In our CO2 business segment, we are required to plug and abandon oil and gas wells that have been removed from service and to remove our surface wellhead equipment and compressors. As of December 31, 2008 and December 31, 2007, we have recognized asset retirement obligations in the aggregate amount of $74.1 million and $49.2 million, respectively, relating to these requirements at existing sites within our CO 2  business segment. The $24.9 million increase since December 31, 2007 was primarily related to higher estimated service, material and equipment costs related to our legal obligations associated with the retirement of tangible long-lived assets.

          In our Natural Gas Pipelines business segment, the operating systems are composed of underground piping, compressor stations and associated facilities, natural gas storage facilities and certain other facilities and equipment. Currently, we have no plans to abandon any of these facilities, the majority of which have been providing utility services for many years. However, if we were to cease providing utility services in total or in any particular area, we may be required to remove certain surface facilities and equipment from land belonging to our customers and others (we would generally have no obligations for removal or remediation with respect to equipment and facilities, such as compressor stations, located on land we own). We believe we can reasonably estimate both the time and costs associated with the retirement of these facilities and as of December 31, 2008 and December 31, 2007, we have recognized asset retirement obligations in the aggregate amount of $2.4 million and $3.0 million, respectively, relating to the businesses within our Natural Gas Pipelines business segment.

          We have included $2.5 million of our total asset retirement obligations as of December 31, 2008 with Accrued other current liabilities” in our accompanying consolidated balance sheet. The remaining $74.0 million obligation is reported separately as a non-current liability. A reconciliation of the beginning and ending aggregate carrying amount of our asset retirement obligations for each of the years ended December 31, 2008 and 2007 is as follows (in millions):

	Year Ended December 31,

	2008	2007

Balance at beginning of period	$52.2	$50.3
Liabilities incurred/revised	26.2	0.4
Liabilities settled	(5.4)	(1.1)
Accretion expense	3.5	2.6

Balance at end of period	$76.5	$52.2

          We have various other obligations throughout our businesses to remove facilities and equipment on rights-of-way and other leased facilities. We currently cannot reasonably estimate the fair value of these obligations because the associated assets have indeterminate lives. These assets include pipelines, certain processing plants and distribution facilities, and certain bulk and liquids terminal facilities. An asset retirement obligation, if any, will be recognized once sufficient information is available to reasonably estimate the fair value of the obligation.

5.       Income Taxes

          Components of the income tax provision applicable to continuing operations for federal, foreign and state taxes are as follows (in millions):

	Year Ended December 31,

	2008	2007	2006

Taxes current expense:
Federal	$24.4	$12.7	$12.8
State	8.5	8.2	2.3
Foreign	(4.5)	31.5	11.2

Total	28.4	52.4	26.3
Taxes deferred expense:
Federal	6.0	11.8	1.6
State	1.5	6.2	0.2
Foreign	(15.5)	0.6	0.9

Total	(8.0)	18.6	2.7

Total tax provision	$20.4	$71.0	$29.0

Effective tax rate	1.5%	14.4%	2.8%

          The difference between the statutory federal income tax rate and our effective income tax rate is summarized as follows:

	Year Ended December 31,

	2008		2007	2006

Federal income tax rate	35.0%		35.0%	35.0%
Increase (decrease) as a result of:
Partnership earnings not subject to tax	(35.0)%		(35.0)%	(35.0)%
Corporate subsidiary earnings subject to tax	1.6%		2.8%	1.0%
Income tax expense attributable to corporate equity earnings	0.6%		2.3%	0.5%
Income tax expense attributable to foreign corporate earnings	(1.2	) %	6.6%	1.1%
State taxes	0.5%		2.7%	0.2%

Effective tax rate	1.5%		14.4%	2.8%

          Our deferred tax assets and liabilities as of December 31, 2008 and 2007 result from the following (in millions):

	December 31,

	2008	2007

Deferred tax assets:
Book accruals	$3.2	$13.1
Net Operating Loss/Alternative minimum tax credits	1.4	1.2
Other	1.8	1.7

Total deferred tax assets	6.4	16.0

Deferred tax liabilities:
Property, plant and equipment	161.3	189.9
Other	23.1	28.5

Total deferred tax liabilities	184.4	218.4

Net deferred tax liabilities	$178.0	$202.4

          Pursuant to the provisions of FASB’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” which became effective January 1, 2007, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

          Our adoption of FIN No. 48 on January 1, 2007 did not result in a cumulative effect adjustment to Partners’ Capital” on our consolidated balance sheet. A reconciliation of our beginning and ending gross unrecognized tax benefits for each of the years ended December 31, 2008 and 2007 is as follows (in millions):

	Year Ended December 31,

	2008	2007

Balance at beginning of period	$6.3	$3.2
Additions based on current year tax positions	0.4	4.7
Additions based on prior year tax positions	9.6	0.1
Reductions based on settlements with taxing authority	(0.1)	-
Reductions due to lapse in statute of limitations	(1.3)	(1.7)

Balance at end of period	$14.9	$6.3

          As of December 31, 2007, we had $0.7 million of accrued interest and no accrued penalties, and our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended December 31, 2008, we recognized approximately $0.5 million in interest expense, and during the year ended December 31, 2007, we recognized interest income of approximately $0.4 million.

          As of December 31, 2008 (i) we had $1.2 million of accrued interest and no accrued penalties; (ii) we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by approximately $0.2 million during the next twelve months; and (iii) we believe approximately all of the total $14.9 million of unrecognized tax benefits on our consolidated balance sheet as of December 31, 2008 would affect our effective income tax rate in future periods in the event those unrecognized tax benefits were recognized. In addition, we have U.S. and state tax years open to examination for the periods 2003 through 2008.

6.       Property, Plant and Equipment

          Classes and Depreciation

          As of December 31, 2008 and 2007, our property, plant and equipment consisted of the following (in millions):

	December 31,

	2008	2007

Natural gas, liquids, crude oil and carbon dioxide pipelines	$5,752.4	$5,498.4
Natural gas, liquids, carbon dioxide pipeline, and terminals station equipment	6,432.1	5,076.2
Natural gas, liquids (including linefill), and transmix processing	210.3	168.3
Other	1,523.1	1,060.4
Accumulated depreciation and depletion	(2,554.0)	(2,044.0)

	11,363.9	9,759.3
Land and land right-of-way	549.0	551.5
Construction work in process	1,328.5	1,280.5

Property, Plant and Equipment, net	$13,241.4	$11,591.3

          Depreciation and depletion expense charged against property, plant and equipment consisted of $684.2 million in 2008, $529.3 million in 2007 and $416.6 million in 2006.

          Property Casualties

          2005 Hurricanes

          On August 29, 2005, Hurricane Katrina made landfall in the United States Gulf Coast causing widespread damage to residential and commercial property. In addition, on September 23, 2005, Hurricane Rita struck the Texas-Louisiana Gulf Coast causing additional damage to insured interests. The primary assets we operate that were impacted by these storms included several bulk and liquids terminal facilities located in the states of Louisiana and Mississippi, and certain of our Gulf Coast liquids terminals facilities, which are located along the Houston Ship Channel. All of our terminal facilities affected by these storms were repaired and re-opened, and all of the facilities were covered by property casualty insurance. Some of the facilities were also covered by business interruption insurance.

          In the fourth quarter of 2006, we reached settlements with our insurance carriers on all of our property damage claims related to the 2005 hurricane season and as a result of these settlements, we recognized a property casualty gain of $15.2 million, excluding all hurricane repair and clean-up expenses. This casualty gain represented the excess of indemnity proceeds received or recoverable over the book value of damaged or destroyed assets. We also recognized additional casualty gains of approximately $1.8 million in the first quarter of 2007, based upon our final determination of the book value of the fixed assets destroyed or damaged and indemnities pursuant to flood insurance coverage. These recognized casualty gains are reported within the captions Other expense (income)” in our accompanying consolidated statements of income for each of the years ended December 31, 2006 and 2007.

          In addition to the $15.2 million casualty gain, 2006 income and expense items related to hurricane activity included the following (i) a $2.8 million increase in operating and maintenance expenses from hurricane repair and clean-up activities, (ii) a $1.1 million increase in income tax expense associated with overall hurricane income and expense items, (iii) a $0.4 million decrease in general and administrative expenses from the allocation of overhead expenses to hurricane related capital projects, and (iv) a $3.1 million increase in net income attributable to noncontrolling interests, related to the allocation of hurricane income and expense items to noncontrolling interests. Combined, the hurricane income and expense items, including the casualty gain, resulted in a total increase in net income of $8.6 million in 2006.

          We also collected, in 2006 and 2007, property insurance indemnities of $13.1 million and $8.0 million, respectively, and we disclosed these cash receipts separately as Property casualty indemnifications” within investing activities on our accompanying consolidated statements of cash flows. We also incurred capital expenditures related to the repair and replacement of damaged assets due to these 2005 storms. For the year 2006, we spent approximately $12.2 million for hurricane repair and replacement costs and including accruals, sustaining capital expenditures for hurricane repair and replacement costs totaled $14.2 million.

          2008 Hurricanes and Fires

          In September 2008, two hurricanes struck the Gulf Coast communities of southern Texas and Louisiana and a third hurricane made U.S. landfall near the South Carolina-North Carolina border. The three named hurricanes-Hanna, Gustav, and Ike-caused wide-spread damage to residential and commercial property but our primary assets in those areas experienced only relatively minor damage. We realized a combined $11.1 million decrease in net income due to incremental expenses associated with the clean-up and asset damage from these storms (but excluding estimates for lost business and lost revenues). The decrease to net income primarily consisted of a $10.5 million increase in operating and maintenance expenses from hurricane repair and clean-up activities included within the caption Operations and maintenance” in our accompanying consolidated statement of income for 2008.

          Additionally, in the third quarter of 2008, we experienced fire damage at three separate terminal locations. The largest was an explosion and fire at our Pasadena, Texas liquids terminal facility on September 23, 2008. The fire primarily damaged a manifold system used for liquids distribution. We intend to repair the damaged portions of each separate terminal facility, and we recognized a combined $7.2 million decrease in net income due to incremental expenses and asset damage associated with these fires (excluding estimates for lost business and lost revenues). The decrease to net income primarily consisted of combined casualty losses totaling $5.3 million and reported within the caption Other expense (income)” in our accompanying consolidated statement of income for 2008.

7.       Investments

          Our long-term investments as of December 31, 2008 consisted of equity investments totaling $941.1 million and bond investments totaling $13.2 million. Our bond investments consist of certain tax exempt, fixed-income development revenue bonds acquired in the fourth quarter of 2008. Because we have both the ability and the intent to hold these debt securities to maturity, we account for these investments at historical cost. Our bond investments are further discussed in Note 9.

          Our significant equity investments as of December 31, 2008 consisted of:

▪West2East Pipeline LLC (51%);

▪Plantation Pipe Line Company (51%);

▪Red Cedar Gathering Company (49%);

▪Express pipeline system (33 1/3%);

▪Cortez Pipeline Company (50%); and

▪Midcontinent Express Pipeline LLC (50%).

          We operate and own a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. As discussed in Note 3, when construction of the entire Rockies Express Pipeline project is completed, our ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect our 50% economics in the project. According to the provisions of current accounting standards, because we will receive 50% of the economics of the Rockies Express project on an ongoing basis, we are not considered the primary beneficiary of West2East Pipeline LLC and thus, we account for our investment under the equity method of accounting. Prior to June 30, 2006, we owned a 66 2/3% ownership interest in West2East Pipeline LLC and we accounted for our investment under the full consolidation method. Following the decrease in our ownership interest to 51% effective June 30, 2006, we deconsolidated this entity and began to account for our investment under the equity method of accounting.

          Similarly, we operate and own an approximate 51% ownership interest in Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49% interest. Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights. Therefore, we do not control Plantation Pipe Line Company, and we account for our investment under the equity method.

          We acquired our ownership interest in the Red Cedar Gathering Company from Knight (then Kinder Morgan, Inc.) on December 31, 1999. We acquired our ownership interest in the Express pipeline system from Knight effective August 28, 2008. We acquired a 50% ownership interest in Cortez Pipeline Company from affiliates of Shell in April 2000. We formed Midcontinent Express Pipeline LLC in May 2006.

          In 2007, we began making cash contributions to Midcontinent Express, the sole owner of the Midcontinent Express Pipeline, for our share of the Midcontinent Express Pipeline construction costs; however, as of December 31, 2008, we had no net investment in Midcontinent Express because in 2008, Midcontinent Express established and made borrowings under its own revolving bank credit facility in order to fund its pipeline construction costs and to make distributions to its member owners to fully reimburse them for prior contributions.

          In January 2008, Midcontinent Express Pipeline LLC and MarkWest Pioneer, L.L.C. (a subsidiary of MarkWest Energy Partners, L.P.) entered into an option agreement which provides MarkWest a one-time right to purchase a 10% ownership interest in Midcontinent Express Pipeline LLC after the pipeline is fully constructed and fully placed into service-currently estimated to be August 1, 2009. If the option is exercised, we and Energy Transfer Partners, L.P. will each own 45% of Midcontinent Express Pipeline LLC, while MarkWest will own the remaining 10%.

          In addition to the investments listed above (excluding Express), our significant equity investments as of December 31, 2007 included our 25% equity interest in Thunder Creek Gas Services, LLC. We sold our ownership interest in Thunder Creek to PVR Midstream LLC on April 1, 2008. Both the acquisition of our investment in Express and the divestiture of our investment in Thunder Creek are discussed in Note 3.

          Our total equity investments consisted of the following (in millions):

	December 31,

	2008	2007

West2East Pipeline LLC	$501.1	$191.9
Plantation Pipe Line Company	196.6	195.4
Red Cedar Gathering Company	138.9	135.6
Express pipeline system	64.9	-
Cortez Pipeline Company	13.6	14.2
Midcontinent Express Pipeline LLC	-	63.0
Thunder Creek Gas Services, LLC	-	37.0
All others	26.0	18.3

Total equity investments	$941.1	$655.4

          Our earnings (losses) from equity investments were as follows (in millions):

	Year Ended December 31,

	2008	2007	2006

West2East Pipeline LLC	$84.9	$(12.4)	$-
Red Cedar Gathering Company	26.7	28.0	36.3
Plantation Pipe Line Company	22.3	29.4	12.8
Cortez Pipeline Company	20.8	19.2	19.2
Thunder Creek Gas Services, LLC	1.3	2.2	2.4
Midcontinent Express Pipeline LLC	0.5	1.4	-
Express pipeline system	(0.5)	-	-
All others	4.8	1.9	3.3

Total	$160.8	$69.7	$74.0

Amortization of excess costs	$(5.7)	$(5.8)	$(5.6)

          Summarized combined unaudited financial information for our significant equity investments (listed or described above) is reported below (in millions; amounts represent 100% of investee financial information):

	Year Ended December 31,
Income Statement	2008	2007	2006
Revenues	$1,015.0	$473.0	$441.9
Costs and expenses	681.6	355.1	299.5

Earnings before extraordinary items and Cumulative effect of a change in accounting principle	333.4	117.9	142.4
Net income	$333.4	$117.9	$142.4

	December 31,
Balance Sheet	2008	2007
Current assets	$221.7	$138.3
Non-current assets	6,797.5	3,519.5
Current liabilities	3,690.1	319.5
Non-current liabilities	2,015.3	2,624.1
Partners’/owners’ equity	1,313.8	714.2

8.       Intangibles

          Goodwill and Excess Investment Cost

          As an investor, the price we pay to acquire an ownership interest in an investee’s net assets will most likely differ from the underlying interest in the net assets’ book value, with book value representing the investee’s net assets per its financial statements. This differential relates to both discrepancies between the investee’s recognized net assets at book value and at current fair values and to any premium we pay to acquire the investment. Under ABP No. 18, any such premium paid by an investor, which is analogous to goodwill, must be identified.

          For our investments in affiliated entities that are included in our consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as Goodwill” in our accompanying consolidated balance sheets. Goodwill is not subject to amortization but must be tested for impairment at least annually. This test requires us to assign goodwill to an appropriate reporting unit and to determine if the implied fair value of the reporting unit’s goodwill is less than its carrying amount.

          Pursuant to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets” on January 1, 2002, we selected a goodwill impairment measurement date of January 1 of each year; and we have determined that our goodwill was not impaired as of January 1, 2008. In the second quarter of 2008, we changed our impairment measurement date to May 31 of each year. The change was made following our management’s decision to match our impairment testing date to the impairment testing date of Knight-following the completion of its going-private transaction on May 30, 2007, Knight established May 31 of each year as its goodwill impairment measurement date. This change in the date of our annual goodwill impairment test constitutes a change in the method of applying an accounting principle, as discussed in paragraph 4 of SFAS No. 154, Accounting Changes and Error Corrections.” We believe that this change in accounting principle is preferable because our test would then be performed at the same time as Knight, which indirectly owns all the common stock of our general partner.

          SFAS No. 154 requires an entity to report a change in accounting principle through retrospective application of the new accounting principle to all periods, unless it is impracticable to do so. However, our change to a new testing date, when applied to prior periods, does not yield different financial statement results. Furthermore, there were no impairment charges resulting from the May 31, 2008 impairment testing, and no event indicating an impairment has occurred subsequent to that date.

          In conjunction with our goodwill impairment test on May 31, 2008, the fair value of each of our segment’s reporting units was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and nine times cash flows) discounted at a rate of 9.0%. In accordance with paragraph 23 of SFAS No. 142, the value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represented the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date.

          Changes in the carrying amount of our goodwill for each of the two years ended December 31, 2007 and 2008 are summarized as follows (in millions):

	Products Pipelines	Natural Gas Pipelines	CO2	Terminals	Kinder Morgan Canada(a)	Total

Balance as of December 31, 2006	$263.2	$288.4	$46.1	$231.3	$592.0	$1,421.0
Acquisitions and purchase price adjs.	-	-	-	(2.2)	-	(2.2)
Disposals	-	-	-	-	-	-
Impairments	-	-	-	-	(377.1)	(377.1)
Currency translation adjustments	-	-	-	-	36.1	36.1

Balance as of December 31, 2007	$263.2	$288.4	$46.1	$229.1	$251.0	$1,077.8
Acquisitions and purchase price adjs.	-	-	-	28.5	-	28.5
Disposals	-	-	-	-	-	-
Impairments	-	-	-	-	-	-
Currency translation adjustments	-	-	-	-	(47.4)	(47.4)

Balance as of December 31, 2008	$263.2	$288.4	$46.1	$257.6	$203.6	$1,058.9

_____________

(a)
On April 18, 2007, we announced that we would acquire the Trans Mountain pipeline system from Knight, and this transaction was completed April 30, 2007 (discussed in Note 3). Following the provisions of generally accepted accounting principles, the consideration of this transaction caused Knight to consider the fair value of the Trans Mountain pipeline system, and to determine whether goodwill related to these assets was impaired. Based on this determination, Knight recorded a goodwill impairment charge of $377.1 million in the first quarter of 2007, and because we have included all of the historical results of Trans Mountain as though the net assets had been transferred to us on January 1, 2006, this impairment expense is now reflected in our consolidated results of operations.

          For our investments in entities that are not fully consolidated but instead are included in our financial statements under the equity method of accounting, the premium we pay that represents excess cost over underlying fair value of net assets is referred to as equity method goodwill, and under SFAS No. 142, this excess cost is not subject to amortization but rather to impairment testing pursuant to APB No. 18. The impairment test under APB No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. Therefore, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18. As of both December 31, 2008 and 2007, we have reported $138.2 million in equity method goodwill within the caption Investments” in our accompanying consolidated balance sheets.

          We also periodically reevaluate the difference between the fair value of net assets accounted for under the equity method and our proportionate share of the underlying book value (that is, the investee’s net assets per its financial statements) of the investee at date of acquisition. In almost all instances, this differential, relating to the discrepancy between our share of the investee’s recognized net assets at book values and at current fair values, represents our share of undervalued depreciable assets, and since those assets (other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings. We reevaluate this differential, as well as the amortization period for such undervalued depreciable assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18. The caption Investments” in our accompanying consolidated balance sheets includes excess fair value of net assets over book value costs of $169.0 million as of December 31, 2008 and $174.7 million as of December 31, 2007.

          Other Intangibles

          Excluding goodwill, our other intangible assets include customer relationships, contracts and agreements, technology-based assets, and lease value. These intangible assets have definite lives, are being amortized on a straight-line basis over their estimated useful lives, and are reported separately as Other intangibles, net” in our accompanying consolidated balance sheets. Following is information related to our intangible assets subject to amortization (in millions):

	December 31, 2008	December 31, 2007

Customer relationships, contracts and agreements
Gross carrying amount	$246.0	$264.1
Accumulated amortization	(51.1)	(36.9)

Net carrying amount	194.9	227.2

Technology-based assets, lease value and other
Gross carrying amount	13.3	13.3
Accumulated amortization	(2.4)	(1.9)

Net carrying amount	10.9	11.4

Total Other intangibles, net	$205.8	$238.6

          Our customer relationships, contracts and agreements relate primarily to our Terminals business segment, and include relationships and contracts for handling and storage of petroleum, chemical, and dry-bulk materials, including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores. The values of these intangible assets were determined by us (often in conjunction with third party valuation specialists) by first, estimating the revenues derived from a customer relationship or contract (offset by the cost and expenses of supporting assets to fulfill the contract), and secondly, discounting the revenues at a risk adjusted discount rate.

          The decrease in the carrying amount of customer relationships, contracts and agreements since December 31, 2007 was primarily due to purchase price adjustments related to the fair value of an intangible customer contract included in our purchase of certain assets from Marine Terminals, Inc. on September 1, 2007. For more information on this acquisition, see Note 3 Acquisitions and Joint Ventures-Acquisitions from Unrelated Entities-Marine Terminals, Inc. Assets.”

          We amortize our intangible assets by applying the straight-line method - the method of amortizing cost to amortization expense such that there is an even allocation of expense over the life of the intangible. We believe amortizing our intangibles on a straight-line basis most appropriately recognizes the pattern of economic benefits realized from these assets, because our experience has demonstrated that the benefit generally will be realized through the cash flows under each asset essentially equally throughout its corresponding life. For the years ended December 31, 2008, 2007 and 2006, the amortization expense on our intangibles totaled $14.7 million, $14.3 million and $13.7 million, respectively. These expense amounts primarily consisted of amortization of our customer relationships, contracts and agreements. Our estimated amortization expense for these assets for each of the next five fiscal years (2009 - 2013) is approximately $13.8 million, $13.6 million, $13.4 million, $13.1 million and $13.1 million, respectively.

          The life of each intangible asset is based either on the life of the corresponding customer contract or agreement or, in the case of a customer relationship intangible (the life of which was determined by an analysis of all available data on that business relationship), the length of time used in the discounted cash flow analysis to determine the value of the customer relationship. As of December 31, 2008, the weighted average amortization period for our intangible assets was approximately 17.3 years.

9.       Debt

          Short-Term Debt

          Our outstanding short-term debt as of December 31, 2008 was $288.7 million. The balance consisted of (i) $250 million in principal amount of 6.30% senior notes due February 1, 2009; (ii) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (our subsidiary Kinder Morgan Operating L.P. B” is the obligor on the bonds); (iii) an $8.5 million portion of a 5.40% long-term note payable (our subsidiaries Kinder Morgan Operating L.P. A” and Kinder Morgan Canada Company are the obligors on the note); and (iv) a $6.5 million portion of 5.23% senior notes (our subsidiary, Kinder Morgan Texas Pipeline, L.P., is the obligor on the notes).

          Our outstanding short-term debt as of December 31, 2007 was $610.2 million, consisting of (i) $589.1 million of commercial paper borrowings; (ii) a $9.9 million portion of the 5.40% long-term note payable due from our subsidiaries Kinder Morgan Operating L.P. A” and Kinder Morgan Canada Company; (iii) a $6.2 million portion of the 5.23% senior notes due from our subsidiary Kinder Morgan Texas Pipeline, L.P.; and (iv) a remaining $5.0 million in principal amount of 7.84% senior notes due July 23, 2008 from our subsidiary Central Florida Pipe Line LLC, the obligor on the notes.

          The weighted average interest rate on all of our borrowings was approximately 5.44% during 2008 and 6.40% during 2007.

          Credit Facility

          Our $1.85 billion five-year unsecured bank credit facility matures August 18, 2010 and can be amended to allow for borrowings up to $2.1 billion. Borrowings under our credit facility can be used for general partnership purposes and as a backup for our commercial paper program. As of both December 31, 2008 and 2007, there were no borrowings under the credit facility.

          As of December 31, 2008, the amount available for borrowing under our credit facility was reduced by an aggregate amount of $313.0 million, consisting of (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of our Pacific operations’ pipelines in the state of California; (ii) a combined $73.7 million in three letters of credit that support tax-exempt bonds; (iii) a combined $55.9 million in letters of credit that support our pipeline and terminal operations in Canada; (iv) a combined $40 million in two letters of credit that support our hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil; (v) a $26.8 million letter of credit that supports our indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (vi) a combined $16.6 million in other letters of credit supporting other obligations of us and our subsidiaries.

          On September 15, 2008, Lehman Brothers Holdings Inc. filed for bankruptcy protection under the provisions of Chapter 11 of the U.S. Bankruptcy Code. One Lehman entity was a lending institution that provided $63 million of our credit facility. Since Lehman Brothers declared bankruptcy, its affiliate, which is a party to our credit facility, has not met its obligations to lend under those agreements and our credit facility has effectively been reduced by its commitment. The commitments of the other banks remain unchanged, and the facility is not defaulted.

          Our five-year credit facility is with a syndicate of financial institutions, and Wachovia Bank, National Association is the administrative agent. The credit facility permits us to obtain bids for fixed rate loans from members of the lending syndicate. Interest on our credit facility accrues at our option at a floating rate equal to either (i) the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

          Our credit facility included the following restrictive covenants as of December 31, 2008:

▪total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

▪5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which we make any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

▪5.0, in the case of any such period ended on the last day of any other fiscal quarter;

▪certain limitations on entering into mergers, consolidations and sales of assets;

▪limitations on granting liens; and

▪prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

          In addition to normal repayment covenants, under the terms of our credit facility, the occurrence at any time of any of the following would constitute an event of default (i) our failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million; (ii) our general partner’s failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million; (iii) adverse judgments rendered against us for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking our liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

          Excluding the relatively non-restrictive specified negative covenants and events of defaults, our credit facility does not contain any provisions designed to protect against a situation where a party to an agreement is unable to find a basis to terminate that agreement while its counterparty’s impending financial collapse is revealed and perhaps hastened through the default structure of some other agreement. The credit facility also does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin we will pay with respect to borrowings and the facility fee that we will pay on the total commitment will vary based on our senior debt investment rating. None of our debt is subject to payment acceleration as a result of any change to our credit ratings.

          Commercial Paper Program

          On October 13, 2008, Standard & Poor’s Rating Services lowered our short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, we are currently unable to access commercial paper borrowings, and as of December 31, 2008, we had no commercial paper borrowings. However, we expect that our financing and liquidity needs will continue to be met through borrowings made under our bank credit facility described above.

          As of December 31, 2007, we had $589.1 million of commercial paper outstanding with a weighted average interest rate of 5.58%. The borrowings under our commercial paper program were used principally to finance the acquisitions and capital expansions we made during 2007.

          Long-Term Debt

          Our outstanding long-term debt, excluding the value of interest rate swaps, as of December 31, 2008 and 2007 was $8,274.9 million and $6,455.9 million, respectively. The balances consisted of the following (in millions):

	December 31,

	2008	2007

Kinder Morgan Energy Partners, L.P. borrowings:
6.30% senior notes due February 1, 2009	$250.0	$250.0
7.50% senior notes due November 1, 2010	250.0	250.0
6.75% senior notes due March 15, 2011	700.0	700.0
7.125% senior notes due March 15, 2012	450.0	450.0
5.85% senior notes due September 15, 2012	500.0	500.0
5.00% senior notes due December 15, 2013	500.0	500.0
5.125% senior notes due November 15, 2014	500.0	500.0
6.00% senior notes due February 1, 2017	600.0	600.0
5.95% senior notes due February 15, 2018	975.0	-
9.00% senior notes due February 1, 2019	500.0	-
7.400% senior notes due March 15, 2031	300.0	300.0
7.75% senior notes due March 15, 2032	300.0	300.0
7.30% senior notes due August 15, 2033	500.0	500.0
5.80% senior notes due March 15, 2035	500.0	500.0
6.50% senior notes due February 1, 2037	400.0	400.0
6.95% senior notes due January 15, 2038	1,175.0	550.0
Commercial paper borrowings	-	589.1
Bank credit facility borrowings	-	-
Subsidiary borrowings:
Central Florida Pipe Line LLC-7.840% senior notes due July 23, 2008	-	5.0
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3	5.3
Kinder Morgan Louisiana Pipeline LLC-6.0% LA Development Revenue note due Jan. 1, 2011	5.0	-
Kinder Morgan Operating L.P. A”-5.40% BP note, due March 31, 2012	19.4	23.6
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	17.2	21.0
Kinder Morgan Texas Pipeline, L.P.-5.23% Senior Notes, due January 2, 2014	37.0	43.2
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due Jan. 15, 2018	25.0	25.0
Kinder Morgan Columbus LLC-5.50% MS Development Revenue note due Sept. 1, 2022	8.2	-
Kinder Morgan Operating L.P. B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0	40.0
Other miscellaneous subsidiary debt	1.3	1.4
Unamortized debt discount on senior notes	(18.5)	(11.2)
Current portion of long-term debt	(288.7)	(610.2)

Total Long-term debt	$8,274.9	$6,455.9

          Senior Notes

          During 2007, we completed three separate public offerings of senior notes, and on August 15, 2007, we repaid $250 million of 5.35% senior notes that matured on that date. With regard to the three offerings, we received proceeds, net of underwriting discounts and commissions, as follows (i) $992.8 million from a January 30, 2007 public offering of a total of $1.0 billion in principal amount of senior notes, consisting of $600 million of 6.00% notes due February 1, 2017, and $400 million of 6.50% notes due February 1, 2037; (ii) $543.9 million from a June 21, 2007 public offering of $550 million in principal amount of 6.95% senior notes due January 15, 2038; and (iii) $497.8 million from an August 28, 2007 public offering of $500 million in principal amount of 5.85% senior notes due September 15, 2012.

          During 2008, we also completed three separate public offerings of senior notes. With regard to the three offerings, we received proceeds, net of underwriting discounts and commissions, as follows (i) $894.1 million from a February 12, 2008 public offering of a total of $900 million in principal amount of senior notes, consisting of $600 million of 5.95% notes due February 15, 2018, and $300 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the $550 million aggregate principal amount of 6.95% notes we issued on June 21, 2007 and form a single series with those notes); (ii) $687.7 million from a June 6, 2008 public offering of a total of $700 million in principal amount of senior notes, consisting of $375 million of 5.95% notes due February 15, 2018

(these notes constitute a further issuance of the $600 million aggregate principal amount of 5.95% notes we issued on February 12, 2008 and form a single series with those notes), and $325 million of 6.95% notes due January 15, 2038 (these notes constitute a further issuance of the combined $850 million aggregate principal amount of 6.95% notes we issued on June 21, 2007 and February 12, 2008, and form a single series with those notes); and (iii) $498.4 million from a December 19, 2008 public offering of $500 million in principal amount of 9.00% senior notes due February 1, 2019.

          All of our fixed rate senior notes provide that we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium. In addition, the $500 million in principal amount of 9.00% senior notes issued in December 2008 may be repurchased at the noteholders’ option. Each holder of the notes has the right to require us to repurchase all or a portion of the notes owned by such holder on February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date. On and after February 1, 2012, interest will cease to accrue on the notes tendered for repayment. A holder’s exercise of the repurchase option is irrevocable.

          We used the proceeds from each of the three 2007 debt offerings and from the first two 2008 debt offerings to reduce the borrowings under our commercial paper program. We used the proceeds from our December 2008 debt offering to reduce the borrowings under our credit facility.

          As of December 31, 2008 and 2007, our total liability balance due on the various series of our senior notes was $8,381.5 million and $6,288.8 million, respectively. For a listing of the various outstanding series of our senior notes, see the table above included in -Long-Term Debt.”

          Interest Rate Swaps

          Information on our interest rate swaps is contained in Note 14.

          Subsequent Event

          On February 2, 2009, we paid $250 million to retire the principal amount of our 6.3% senior notes that matured on that date.

          Subsidiary Debt

          Our subsidiaries are obligors on the following debt. The agreements governing these obligations contain various affirmative and negative covenants and events of default. We do not believe that these provisions will materially affect distributions to our partners.

          Central Florida Pipeline LLC Debt

          Central Florida Pipeline LLC was an obligor on an aggregate principal amount of $40 million of senior notes originally issued to a syndicate of eight insurance companies. The senior notes had a fixed annual interest rate of 7.84% with repayments in annual installments of $5 million beginning July 23, 2001. Central Florida Pipeline LLC paid the final $5.0 million outstanding principal amount on July 23, 2008.

          Arrow Terminals L.P.

          Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow’s Chicago operations and a third mortgage on assets of Arrow’s Pennsylvania operations. As of December 31, 2008, the interest rate was 1.328%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof.

          Kinder Morgan Operating L.P. A” Debt

          Effective January 1, 2007, we acquired the remaining approximately 50.2% interest in the Cochin pipeline system that we did not already own (see Note 3 Acquisitions and Joint Ventures-Acquisitions from Unrelated Entities-Interest in Cochin Pipeline”). As part of our purchase price, two of our subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. We valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. The principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. We paid the first installment on March 31, 2008, and the final payment is due March 31, 2012. Our subsidiaries Kinder Morgan Operating L.P. A” and Kinder Morgan Canada Company are the obligors on the note, and as of December 31, 2008, the outstanding balance under the note was $36.6 million.

          Kinder Morgan Texas Pipeline, L.P. Debt

          Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million. The final payment is due January 2, 2014. As of December 31, 2008, KMTP’s outstanding balance under the senior notes was $37.0 million.

          Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

          Kinder Morgan Liquids Terminals LLC Debt

          Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2008, the interest rate was 0.52%. We have an outstanding letter of credit issued by Citibank in the amount of $25.4 million that backs-up the $25.0 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 46 days computed at 12% on a per annum basis on the principal thereof.

          Kinder Morgan Operating L.P. B” Debt

          As of December 31, 2008, our subsidiary Kinder Morgan Operating L.P. B” was the obligor of a principal amount of $23.7 million of tax-exempt bonds due April 1, 2024. The bonds were issued by the Jackson-Union Counties Regional Port District, a political subdivision embracing the territories of Jackson County and Union County in the state of Illinois. These variable rate demand bonds bear interest at a weekly floating market rate and are backed-up by a letter of credit issued by Wachovia.

          The bond indenture also contains certain standby purchase agreement provisions which allow investors to put (sell) back their bonds at par plus accrued interest. In the fourth quarter of 2008 certain investors elected to sell back their bonds and we paid a total principal and interest amount of $5.2 million according to the letter of credit reimbursement provisions. However, the bonds were subsequently resold and as of December 31, 2008, we were fully reimbursed for our prior payments. As of December 31, 2008, the interest rate on these bonds was 3.04%. Our outstanding letter of credit issued by Wachovia totaled $18.0 million, which backs-up a principal amount of $17.7 million and $0.3 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

          International Marine Terminals Debt

          We own a 66 2/3% interest in International Marine Terminals partnership. The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0

million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2008, the interest rate on these bonds was 2.20%.

          On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by KBC Bank N.V. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, we agreed to guarantee the obligations of IMT in proportion to our ownership interest. Our obligation is approximately $30.3 million for principal, plus interest and other fees.

          Gulf Opportunity Zone Bonds

          To help fund our business growth in the states of Mississippi and Louisiana, we completed the purchase of a combined $13.2 million in principal amount of tax exempt revenue bonds in two separate transactions in December 2008. The bond offerings were issued under the Gulf Opportunity Zone Act of 2005 and consisted of the following: (i) $8.2 million in principal amount of 5.5% Development Revenue Bonds issued by the Mississippi Business Finance Corporation, a public, non-profit corporation that coordinates a variety of resources used to assist business and industry in the state of Mississippi; and (ii) $5.0 million in principal amount of 6.0% Development Revenue Bonds issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana.

          The Mississippi revenue bonds mature on September 1, 2022, and both principal and interest is due in full at maturity. We hold an option to redeem in full (and settle the note payable to MBFC) the principal amount of bonds held by us without penalty after one year. The Louisiana revenue bonds have a maturity date of January 1, 2011 and provide for semi-annual interest payments each July 1 and January 1.

          Maturities of Debt

          The scheduled maturities of our outstanding debt, excluding value of interest rate swaps, as of December 31, 2008, are summarized as follows (in millions):

Year	Commitment

2009	$288.7
2010	270.8
2011	721.2
2012	1,466.4
2013	506.5
Thereafter	5,310.0

Total	$8,563.6

          Contingent Debt

          As prescribed by the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” we disclose certain types of guarantees or indemnifications we have made. These disclosures cover certain types of guarantees included within debt agreements, even if the likelihood of requiring our performance under such guarantee is remote. The following is a description of our contingent debt agreements as of December 31, 2008.

          Cortez Pipeline Company Debt

          Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO 2  Company, L.P. - 50% partner; a subsidiary of Exxon Mobil Corporation - 37% partner; and Cortez Vickers Pipeline Company - 13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to our indirect ownership of Cortez Pipeline Company through Kinder Morgan CO 2  Company, L.P., we severally guarantee 50% of the debt of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company.

          As of December 31, 2008, the debt facilities of Cortez Capital Corporation consisted of (i) $53.6 million of Series D notes due May 15, 2013; (ii) a $125 million short-term commercial paper program; and (iii) a $125 million five-year committed revolving credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program). As of December 31, 2008, Cortez Capital Corporation had outstanding borrowings of $116.0 million under its five-year credit facility. The average interest rate on the Series D notes was 7.14%.

          In October 2008, Standard & Poor’s Rating Services lowered Cortez Capital Corporation’s short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, Cortez is unable to access commercial paper borrowings; however, it expects that its financing and liquidity needs will continue to be met through borrowings made under its long-term bank credit facility.

          With respect to Cortez’s Series D notes, Shell Oil Company shares our several guaranty obligations jointly and severally; however, we are obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. As of December 31, 2008, JP Morgan Chase has issued a letter of credit on our behalf in the amount of $26.8 million to secure our indemnification obligations to Shell for 50% of the $53.6 million in principal amount of Series D notes outstanding as of December 31, 2008.

          Nassau County, Florida Ocean Highway and Port Authority Debt

          We have posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Our subsidiary, Nassau Terminals LLC is the operator of the marine port facilities. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit.

          In October 2008, pursuant to the standby purchase agreement provisions contained in the bond indenture-which require the sellers of those guarantees to buy the debt back-certain investors elected to put (sell) back their bonds at par plus accrued interest. A total principal and interest amount of $11.8 million was tendered and drawn against our letter of credit and accordingly, we paid this amount pursuant to the letter of credit reimbursement provisions. This payment reduced the face amount of our letter of credit from $22.5 million to $10.7 million. In December 2008, the bonds that were put back were re-sold, and we were fully reimbursed for our prior letter of credit payments. As of December 31, 2008, this letter of credit had a face amount of $10.2 million.

          Rockies Express Pipeline LLC Debt

          Pursuant to certain guaranty agreements, all three member owners of West2East Pipeline LLC (which owns all of the member interests in Rockies Express Pipeline LLC) have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in West2East Pipeline LLC, borrowings under Rockies Express’ (i) $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011; (ii) $2.0 billion commercial paper program; and (iii) $600 million in principal amount of floating rate senior notes due August 20, 2009. The three member owners and their respective ownership interests consist of the following: our subsidiary Kinder Morgan W2E Pipeline LLC - 51%, a subsidiary of Sempra Energy - 25%, and a subsidiary of ConocoPhillips - 24%.

          Borrowings under the Rockies Express commercial paper program and/or its credit facility are primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related expenses. The credit facility, which can be amended to allow for borrowings up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility. The $600 million in principal amount of senior notes were issued on September 20, 2007. The notes are unsecured and are not redeemable prior to maturity. Interest on the notes is paid and computed quarterly at an interest rate of three-month LIBOR (with a floor of 4.25%) plus a spread of 0.85%. Upon maturity in August 2009, we expect that Rockies Express will repay these senior notes from equity contributions received from its member owners.

          Upon issuance of the notes, Rockies Express entered into two floating-to-fixed interest rate swap agreements having a combined notional principal amount of $600 million and maturity dates of August 20, 2009. On September 24, 2008, Rockies Express terminated one of the aforementioned interest rate swaps that had Lehman Brothers as the counterparty. The notional principal amount of the terminated swap agreement was $300 million. The remaining interest rate swap agreement effectively converts the interest expense associated with $300 million of these senior notes from its stated variable rate to a fixed rate of 5.47%.

          In October 2008, Standard & Poor’s Rating Services lowered Rockies Express Pipeline LLC’s short-term credit rating to A-3 from A-2. As a result of this revision and current commercial paper market conditions, Rockies Express is unable to access commercial paper borrowings, and as of December 31, 2008, there were no borrowings under its commercial paper program. However, Rockies Express expects that its financing and liquidity needs will continue to be met through borrowings made under its long-term bank credit facility and contributions by its equity investors.

          As of December 31, 2008, in addition to the $600 million in floating rate senior notes, Rockies Express had outstanding borrowings of $1,561.0 million under its five-year credit facility. Accordingly, as of December 31, 2008, our contingent share of Rockies Express’ debt was $1,102.1 million (51% of total guaranteed borrowings). In addition, there is a letter of credit outstanding to support the construction of the Rockies Express Pipeline. As of December 31, 2008, this letter of credit, issued by JPMorgan Chase, had a face amount of $31.4 million. Our contingent responsibility with regard to this outstanding letter of credit was $16.0 million (51% of total face amount).

          One of the Lehman entities was a lending bank with an approximately $41 million commitment to the Rockies Express $2.0 billion credit facility. Since declaring bankruptcy, Lehman has not met its obligations to lend under the credit facility and our credit facility has effectively been reduced by its commitment. The commitments of the other banks remain unchanged and the facility is not defaulted.

          Midcontinent Express Pipeline LLC Debt

          Pursuant to certain guaranty agreements, each of the two member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express Pipeline LLC, borrowings under Midcontinent’s $1.4 billion three-year, unsecured revolving credit facility, entered into on February 29, 2008 and due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit agreement will be used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses. One of the Lehman entities was a lending bank with an approximately $100 million commitment to the Midcontinent Express $1.4 billion credit facility. Since declaring bankruptcy, Lehman has not met its obligations to lend under the credit facility and our credit facility has effectively been reduced by its commitment. The commitments of the other banks remain unchanged and the facility is not defaulted.

          Midcontinent Express Pipeline LLC is an equity method investee of ours, and the two member owners and their respective ownership interests consist of the following: our subsidiary Kinder Morgan Operating L.P. A” - 50%, and Energy Transfer Partners, L.P. - 50%. As of December 31, 2008, Midcontinent Express Pipeline LLC had $837.5 million borrowed under its three-year credit facility. Accordingly, as of December 31, 2008, our contingent share of Midcontinent Express’ debt was $418.8 million (50% of total borrowings). Furthermore, the revolving credit facility can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline, and as of December 31, 2008, a letter of credit having a face amount of $33.3 million was issued under the credit facility. Accordingly, as of December 31, 2008, our contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

          In addition, on September 4, 2007, Midcontinent Express Pipeline LLC entered into a $197 million reimbursement agreement with JPMorgan Chase as the administrative agent. The agreement included covenants and required payments of fees that are common in such arrangements, and both we and Energy Transfer Partners, L.P. agreed to guarantee borrowings under the reimbursement agreement in the same proportion as the associated percentage ownership of Midcontinent Express’ member interests. This reimbursement agreement expired on September 3, 2008.

          Fair Value of Financial Instruments

          Fair value as used in SFAS No. 107, Disclosures About Fair Value of Financial Instruments,” represents the amount at which an instrument could be exchanged in a current transaction between willing parties. The estimated fair value of our long-term debt, including its current portion and excluding the value of interest rate swaps, is based upon prevailing interest rates available to us as of December 31, 2008 and December 31, 2007 and is disclosed below (in millions).

	December 31, 2008		December 31, 2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total Debt	$8,563.6	$7,627.3	$7,066.1	$7,201.8

          We adjusted the fair value measurement of our long-term debt as of December 31, 2008 in accordance with SFAS No. 157, and the estimated fair value of our debt as of December 31, 2008 (presented in the table above) includes a decrease of $261.1 million related to discounting the fair value measurement for the effect of credit risk.

10.     Pensions and Other Post-Retirement Benefits

          Pension and Post-Retirement Benefit Plans

          Due to our acquisition of the Trans Mountain pipeline system (see Note 3), Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans. We also provide post-retirement benefits other than pensions for retired employees. Our combined net periodic benefit costs for these Trans Mountain pension and post-retirement benefit plans for 2008 and 2007 were approximately $3.5 million and $3.2 million, respectively, recognized ratably over each year. As of December 31, 2008, we estimate our overall net periodic pension and post-retirement benefit costs for these plans for the year 2009 will be approximately $3.1 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. We expect to contribute approximately $7.7 million to these benefit plans in 2009.

          Additionally, in connection with our acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, we acquired certain liabilities for pension and post-retirement benefits. We provide medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. We also provide the same benefits to former salaried employees of SFPP. Additionally, we will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP’s post-retirement benefit plan is frozen and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Knight Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

          Our net periodic benefit cost for the SFPP post-retirement benefit plan was a credit of less than $0.1 million in 2008, a credit of $0.2 million in 2007, and a credit of $0.3 million in 2006. The credits in all three years resulted in increases to income, largely due to amortizations of an actuarial gain and a negative prior service cost. As of December 31, 2008, we estimate our overall net periodic post-retirement benefit cost for the SFPP post-retirement benefit plan for the year 2009 will be a credit of approximately $0.1 million; however, this estimate could change if a future significant event would require a remeasurement of liabilities. In addition, we expect to contribute approximately $0.3 million to this post-retirement benefit plan in 2009.

          On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R).” One of the provisions of this Statement requires an employer with publicly traded equity securities to recognize the overfunded or underfunded status of a defined benefit pension plan or post-retirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. We adopted SFAS No. 158 on December 31, 2006, and pursuant to the provisions of this Statement, we report amounts that have not yet been recognized as a component of benefit expense as part of the net benefit liability on our balance sheet (for example, unrecognized prior service costs or credits, net (actuarial) gain or loss, and transition obligation or asset) with a corresponding adjustment to accumulated other comprehensive income.

          As of December 31, 2008 and 2007, the recorded value of our pension and post-retirement benefit obligations for these plans was a combined $33.4 million and $37.5 million, respectively. We consider our overall pension and post-retirement benefit liability exposure to be minimal in relation to the value of our total consolidated assets and net income.

          Multiemployer Plans

          As a result of acquiring several terminal operations, primarily our acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, we participate in several multi-employer pension plans for the benefit of employees who are union members. We do not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs. Amounts charged to expense for these plans were approximately $7.8 million for the year ended December 31, 2008, $6.7 million for the year ended December 31, 2007, and $6.3 million for the year ended December 31, 2006.

          Kinder Morgan Savings Plan

          The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits all full-time employees of Knight, Inc. and KMGP Services Company, Inc. to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. In addition to a contribution equal to 4% of base compensation per year for most plan participants, our general partner may make special discretionary contributions. Certain employees’ contributions are based on collective bargaining agreements. The contributions are made each pay period on behalf of each eligible employee. Participants may direct the investment of their contributions and all employer contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. The total amount charged to expense for our Savings Plan was $13.3 million during 2008, $11.7 million during 2007, and $10.2 million during 2006.

          Employer contributions for employees vest on the second anniversary of the date of hire. Effective October 1, 2005, for new employees of our Terminals segment, a tiered employer contribution schedule was implemented. This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All employer contributions for Terminals employees hired after October 1, 2005 vest on the third anniversary of the date of hire.

          At its July 2008 meeting, the compensation committee of the KMR board of directors approved a special contribution of an additional 1% of base pay into the Savings Plan for each eligible employee. Each eligible employee will receive an additional 1% company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009. The additional 1% contribution does not change or otherwise impact, the annual 4% contribution that eligible employees currently receive and it will vest according to the same vesting schedule described in the preceding paragraph. Since this additional 1% company contribution is discretionary, compensation committee approval will be required annually for each additional contribution. During the first quarter of 2009, excluding the 1% additional contribution described above, we will not make any additional discretionary contributions to individual accounts for 2008.

          Additionally, participants have an option to make after-tax Roth” contributions (Roth 401(k) option) to a separate participant account. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option, and (ii) attainment of age 59 1/2, death or disability. The employer contribution will still be considered taxable income at the time of withdrawal.

          Cash Balance Retirement Plan

          Employees of KMGP Services Company, Inc. and Knight are also eligible to participate in a Cash Balance Retirement Plan. Certain employees continue to accrue benefits through a career-pay formula, grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Under the plan, we credit each participating employee’s personal retirement account an amount equal to 3% of eligible compensation every pay period. Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year. Employees become fully vested in the plan after three years, and they may take a lump sum distribution upon termination of employment or retirement.

11.     Partners’ Capital

          Limited Partner Units

          As of December 31, 2008 and 2007, our partners’ capital consisted of the following limited partner units:

	December 31, 2008	December 31, 2007

Common units	182,969,427	170,220,396
Class B units	5,313,400	5,313,400
i-units	77,997,906	72,432,482

Total limited partner units	266,280,733	247,966,278

         The total limited partner units represent our limited partners’ interest and an effective 98% interest in us, exclusive of our general partner’s incentive distribution rights. Our general partner has an effective 2% interest in us, excluding its incentive distribution rights.

          As of December 31, 2008, our common unit total consisted of 166,598,999 units held by third parties, 14,646,428 units held by Knight and its consolidated affiliates (excluding our general partner) and 1,724,000 units held by our general partner. As of December 31, 2007, our common unit total consisted of 155,864,661 units held by third parties, 12,631,735 units held by Knight and its consolidated affiliates (excluding our general partner) and 1,724,000 units held by our general partner.

          The Class B units are similar to our common units except that they are not eligible for trading on the New York Stock Exchange. All of our Class B units were issued to a wholly-owned subsidiary of Knight in December 2000.

          On both December 31, 2008 and December 31, 2007, all of our i-units were held by KMR. Our i-units are a separate class of limited partner interests in us and are not publicly traded. In accordance with its limited liability company agreement, KMR’s activities are restricted to being a limited partner in us, and to controlling and managing our business and affairs and the business and affairs of our operating limited partnerships and their subsidiaries. Through the combined effect of the provisions in our partnership agreement and the provisions of KMR’s limited liability company agreement, the number of outstanding KMR shares and the number of i-units will at all times be equal.

          Under the terms of our partnership agreement, we agreed that we will not, except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as our i-units. The number of i-units we distribute to KMR is based upon the amount of cash we distribute to the owners of our common units. When cash is paid to the holders of our common units, we will issue additional i-units to KMR. The fraction of an i-unit paid per i-unit owned by KMR will have a value based on the cash payment on the common unit.

          The cash equivalent of distributions of i-units will be treated as if it had actually been distributed for purposes of determining the distributions to our general partner. We will not distribute the cash to the holders of our i-units but will instead retain the cash for use in our business. If additional units are distributed to the holders of our common units, we will issue an equivalent amount of i-units to KMR based on the number of i-units it owns. Based on the preceding, KMR received a distribution of 1,646,891 i-units on November 14, 2008. These additional i-units distributed were based on the $1.02 per unit distributed to our common unitholders on that date. During the year ended December 31, 2008, KMR received distributions of 5,565,424 i-units. These additional i-units distributed were based on the $3.89 per unit distributed to our common unitholders during 2008. During 2007, KMR received distributions of 4,430,806 i-units, based on the $3.39 per unit distributed to our common unitholders during 2007.

          Equity Issuances

          2007 Issuances

          On May 17, 2007, KMR issued 5,700,000 of its shares in a public offering at a price of $52.26 per share. The net proceeds from the offering were used by KMR to buy additional i-units from us, and we received net proceeds of $297.9 million for the issuance of these 5,700,000 i-units.

          On December 5, 2007, we issued, in a public offering, 7,130,000 of our common units, including common units sold pursuant to the underwriters’ over-allotment option, at a price of $49.34 per unit, less commissions and underwriting expenses. We received net proceeds of $342.9 million for the issuance of these 7,130,000 common units.

          We used the proceeds from each of these two issuances to reduce the borrowings under our commercial paper program. In addition, pursuant to our purchase and sale agreement with Trans-Global Solutions, Inc., we issued 266,813 common units in May 2007 to TGS to settle a purchase price liability related to our acquisition of bulk terminal operations from TGS in April 2005. As agreed between TGS and us, the units were issued equal to a value of $15.0 million.

          2008 Issuances

          On February 12, 2008, we completed an offering of 1,080,000 of our common units at a price of $55.65 per unit in a privately negotiated transaction. We received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and we used the proceeds to reduce the borrowings under our commercial paper program.

          On March 3, 2008, we issued, in a public offering, 5,000,000 of our common units at a price of $57.70 per unit, less commissions and underwriting expenses. At the time of the offering, we granted the underwriters a 30-day option to purchase up to an additional 750,000 common units from us on the same terms and conditions, and pursuant to this option, we issued an additional 750,000 common units on March 10, 2008 upon exercise of this option. After commissions and underwriting expenses, we received net proceeds of $324.2 million for the issuance of these 5,750,000 common units, and we used the proceeds to reduce the borrowings under our commercial paper program.

          In connection with our August 28, 2008 acquisition of Knight’s 33 1/3% ownership interest in the Express pipeline system and Knight’s full ownership of the Jet Fuel pipeline system, we issued 2,014,693 of our common units to Knight. The units were issued August 28, 2008, and as agreed between Knight and us, were valued at $116.0 million. For more information on this acquisition, see Note 3 Acquisitions and Joint Ventures-Acquisitions from Knight-Express and Jet Fuel Pipeline Systems.”

          In addition, on December 22, 2008, we issued, in a public offering, 3,900,000 of our common units at a price of $46.75 per unit, less commissions and underwriting expenses. After commissions and underwriting expenses, we received net proceeds of $176.6 million for the issuance of these common units, and we used the proceeds to reduce the borrowings under our bank credit facility.

          On December 16, 2008, we furnished to the Securities and Exchange Commission two Current Reports on Form 8-K and one Current Report on Form 8-K/A (in each case, containing disclosures under item 7.01 of Form 8-K)

containing certain information with respect to this public offering of our common units. We also filed a prospectus supplement with respect to this common unit offering on December 17, 2008. These Current Reports may have constituted prospectuses not meeting the requirements of the Securities Act due to the legends used in the Current Reports. Accordingly, under certain circumstances, purchasers of the common units from us in the offering might have the right to require us to repurchase the common units they purchased, or if they have sold those common units, to pay damages. Consequently, we could have a potential liability arising out of these possible violations of the Securities Act. The magnitude of any potential liability is presently impossible to quantify, and would depend upon whether it is demonstrated we violated the Securities Act, the number of common units that purchasers in the offering sought to require us to repurchase and the trading price of our common units.

          Income Allocation and Declared Distributions

          For the purposes of maintaining partner capital accounts, our partnership agreement specifies that items of income and loss shall be allocated among the partners, other than owners of i-units, in accordance with their percentage interests. Normal allocations according to percentage interests are made, however, only after giving effect to any priority income allocations in an amount equal to the incentive distributions that are allocated 100% to our general partner. Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate value of cash and i-units being distributed.

          Incentive distributions allocated to our general partner are determined by the amount quarterly distributions to unitholders exceed certain specified target levels, according to the provisions of our partnership agreement. For the years ended December 31, 2008, 2007 and 2006, we declared distributions of $4.02, $3.48 and $3.26 per unit, respectively. Under the terms of our partnership agreement, our total distributions to unitholders for 2008, 2007 and 2006 required incentive distributions to our general partner in the amount of $800.8 million, $611.9 million and $528.4 million, respectively. The increased incentive distributions paid for 2008 over 2007, and 2007 over 2006 reflect the increases in amounts distributed per unit as well as the issuance of additional units. Distributions for the fourth quarter of each year are declared and paid during the first quarter of the following year.

          Fourth Quarter 2008 Incentive Distribution

          On January 21, 2009, we declared a cash distribution of $1.05 per unit for the quarterly period ended December 31, 2008. This distribution was paid on February 13, 2009, to unitholders of record as of January 31, 2009. Our common unitholders and Class B unitholders received cash. KMR, our sole i-unitholder, received a distribution in the form of additional i-units based on the $1.05 distribution per common unit. The number of i-units distributed was 1,917,189. For each outstanding i-unit that KMR held, a fraction of an i-unit (0.024580) was issued. The fraction was determined by dividing:

▪ $1.05, the cash amount distributed per common unit
by

▪ $42.717, the average of KMR’s limited liability shares’ closing market prices from January 13-27, 2009, the ten consecutive trading days preceding the date on which the shares began to trade ex-dividend under the rules of the New York Stock Exchange.

          This February 13, 2009 distribution included an incentive distribution to our general partner in the amount of $216.6 million. Since this distribution was declared after the end of the quarter, no amount is shown in our December 31, 2008 balance sheet as a distribution payable.

          Fourth Quarter 2006 Incentive Distribution Waiver

          According to the provisions of the Knight Annual Incentive Plan, in order for the executive officers of our general partner and KMR, and for the employees of KMGP Services Company, Inc. and Knight who operate our business to earn a non-equity cash incentive (bonus) for 2006, both we and Knight were required to meet pre-established financial performance targets. The target for us was $3.28 in cash distributions per common unit for 2006. Because we did not meet our 2006 budget target, we had no obligation to fund our 2006 bonus plan; however, at its January 17, 2007 board meeting, the board of directors of KMI (now Knight) determined that it was in KMI’s long-term interest to fund a partial payout of our bonuses through a reduction in our general partner’s incentive distribution.

          Accordingly, our general partner, with the approval of the compensation committees and boards of KMI and KMR, waived $20.1 million of its 2006 incentive distribution for the fourth quarter of 2006. The waived amount approximated an amount equal to our actual bonus payout for 2006, which was approximately 75% of our budgeted full bonus payout for 2006 of $26.5 million. Including the effect of this waiver, our distributions to unitholders for 2006 resulted in payments of incentive distributions to our general partner in the amount of $508.3 million. The waiver of $20.1 million of incentive payment in the fourth quarter of 2006 reduced our general partner’s equity earnings by $19.9 million.

12.     Related Party Transactions

          General and Administrative Expenses

          KMGP Services Company, Inc., a subsidiary of our general partner, provides employees and Kinder Morgan Services LLC, a wholly owned subsidiary of KMR, provides centralized payroll and employee benefits services to (i) us; (ii) our operating partnerships and subsidiaries; (iii) our general partner; and (iv) KMR (collectively, the Group”). Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other employer expenses for these employees are allocated and charged by Kinder Morgan Services LLC to the appropriate members of the Group, and the members of the Group reimburse Kinder Morgan Services LLC for their allocated shares of these direct costs. There is no profit or margin charged by Kinder Morgan Services LLC to the members of the Group. The administrative support necessary to implement these payroll and benefits services is provided by the human resource department of Knight, and the related administrative costs are allocated to members of the Group in accordance with existing expense allocation procedures. The effect of these arrangements is that each member of the Group bears the direct compensation and employee benefits costs of its assigned or partially assigned employees, as the case may be, while also bearing its allocable share of administrative costs. Pursuant to our limited partnership agreement, we provide reimbursement for our share of these administrative costs and such reimbursements will be accounted for as described above. Additionally, we reimburse KMR with respect to costs incurred or allocated to KMR in accordance with our limited partnership agreement, the delegation of control agreement among our general partner, KMR, us and others, and KMR’s limited liability company agreement.

          The named executive officers of our general partner and KMR and other employees that provide management or services to both Knight and the Group are employed by Knight. Additionally, other Knight employees assist in the operation of certain of our assets (discussed below in Operations”). These employees’ expenses are allocated without a profit component between Knight on the one hand, and the appropriate members of the Group, on the other hand.

          Additionally, due to certain going-private transaction expenses allocated to us from Knight, we recognized a total of $5.6 million in non-cash compensation expense in 2008. For accounting purposes, Knight is required to allocate to us a portion of these transaction-related amounts and we are required to recognize the amounts as expense on our income statements; however, we were not responsible for paying these buyout expenses, and accordingly, we recognize the unpaid amount as a contribution to Total Partners’ Capital” on our balance sheet.

          Furthermore, in accordance with SFAS No. 123R, Knight Holdco LLC is required to recognize compensation expense in connection with their Class A-1 and Class B units over the expected life of such units. As a subsidiary of Knight Holdco LLC, we are allocated a portion of this compensation expense, although we have no obligation nor do we expect to pay any of these costs.

          Partnership Interests and Distributions

          Kinder Morgan G.P., Inc.

          Kinder Morgan G.P., Inc. serves as our sole general partner. Pursuant to our partnership agreement, our general partner’s interests represent a 1% ownership interest in us, and a direct 1.0101% ownership interest in each of our five operating partnerships. Collectively, our general partner owns an effective 2% interest in our operating partnerships, excluding incentive distributions rights as follows:

▪ its 1.0101% direct general partner ownership interest (accounted for as a noncontrolling interest in our consolidated financial statements); and

▪ its 0.9899% ownership interest indirectly owned via its 1% ownership interest in us.

          In addition, as of December 31, 2008, our general partner owned 1,724,000 common units, representing approximately 0.65% of our outstanding limited partner units.

          Our partnership agreement requires that we distribute 100% of Available Cash,” as defined in our partnership agreement, to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

          Our general partner is granted discretion by our partnership agreement, which discretion has been delegated to KMR, subject to the approval of our general partner in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When KMR determines our quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

          Our general partner and owners of our common units and Class B units receive distributions in cash, while KMR, the sole owner of our i-units, receives distributions in additional i-units. We do not distribute cash to i-unit owners but instead retain the cash for use in our business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to our general partner. Each time we make a distribution, the number of i-units owned by KMR and the percentage of our total units owned by KMR increase automatically under the provisions of our partnership agreement.

          Available cash is initially distributed 98% to our limited partners and 2% to our general partner. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

          Available cash for each quarter is distributed:

▪ first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

▪ second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

▪ third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

▪ fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

          For more information on incentive distributions paid to our general partner, see Note 11 -Income Allocation and Declared Distributions.”

          Knight Inc.

          Knight Inc. remains the sole indirect stockholder of our general partner. Also, as of December 31, 2008, Knight directly owned 10,852,788 common units, indirectly owned 5,313,400 Class B units and 5,517,640 common units through its consolidated affiliates, including our general partner, and owned 11,128,826 KMR shares, representing an indirect ownership interest of 11,128,826 i-units. Together, these units represented approximately 12.3% of our outstanding limited partner units. Including both its general and limited partner interests in us, at the 2008 distribution level, Knight received approximately 51% of all quarterly distributions from us, of which approximately 44% was attributable to its general partner interest and the remaining 7% was attributable to its limited partner interest. The actual level of distributions Knight will receive in the future will vary with the level of distributions to our limited partners determined in accordance with our partnership agreement.

          Kinder Morgan Management, LLC

          As of December 31, 2008, KMR, our general partner’s delegate, remained the sole owner of our 77,997,906 i-units.

          Asset Acquisitions and Sales

          In March 2008, our subsidiary Kinder Morgan CO2 Company, L.P. sold certain pipeline meter equipment to Cortez Pipeline Company, its 50% equity investee, for its current fair value of $5.7 million. The meter equipment is still being employed in conjunction with our CO 2  business segment.

          From time to time in the ordinary course of business, we buy and sell pipeline and related services from Knight and its subsidiaries. Such transactions are conducted in accordance with all applicable laws and regulations and on an arms’ length basis consistent with our policies governing such transactions. In conjunction with our acquisition of (i) certain Natural Gas Pipelines assets and partnership interests from Knight in December 1999 and December 2000; and (ii) all of the ownership interest in TransColorado Gas Transmission Company LLC from two wholly-owned subsidiaries of Knight on November 1, 2004, Knight agreed to indemnify us and our general partner with respect to approximately $733.5 million of our debt. Knight would be obligated to perform under this indemnity only if we are unable, and/or our assets were insufficient to satisfy our obligations.

          Operations

          Natural Gas Pipelines and Products Pipelines Business Segments

          On February 15, 2008, Knight sold an 80% ownership interest in NGPL PipeCo LLC, which owns Natural Gas Pipeline Company of America LLC and certain affiliates (collectively referred to in this report as NGPL) to Myria Acquisition Inc. for approximately $5.9 billion. Myria is comprised of a syndicate of investors led by Babcock & Brown, an international investment and specialized fund and asset management group. Knight accounts for its remaining 20% ownership interest in NGPL under the equity method of accounting and, pursuant to the provisions of a 15-year operating agreement, continues to operate NGPL’s assets.

          Knight (or its subsidiaries) and NGPL operate and maintain for us the assets comprising our Natural Gas Pipelines business segment. NGPL operates Trailblazer Pipeline Company LLC’s assets under a long-term contract pursuant to which Trailblazer Pipeline Company LLC incurs the costs and expenses related to NGPL’s operating and maintaining the assets. Trailblazer Pipeline Company LLC provides the funds for its own capital expenditures. NGPL does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company LLC’s assets.

          The remaining assets comprising our Natural Gas Pipelines business segment as well as our Cypress Pipeline (and our North System until its sale in October 2007, described in Note 3 Divestitures-North System Natural Gas Liquids Pipeline System - Discontinued Operations”), which is part of our Products Pipelines business segment, are operated under other agreements between Knight and us. Pursuant to the applicable underlying agreements, we pay

Knight either a fixed amount or actual costs incurred as reimbursement for the corporate general and administrative expenses incurred in connection with the operation of these assets. The combined amounts paid to Knight and NGPL for corporate general and administrative costs, including amounts related to Trailblazer Pipeline Company LLC, were $45.0 million of actual costs incurred for 2008 (and no fixed costs), $1.0 million of fixed costs and $48.1 million of actual costs incurred for 2007, and $1.0 million of fixed costs and $37.9 million of actual costs incurred for 2006.

          We believe the amounts paid to Knight and NGPL for the services they provided each year fairly reflect the value of the services performed. However, due to the nature of the allocations, these reimbursements may not exactly match the actual time and overhead spent. We believe the fixed amounts that were agreed upon at the time the contracts were entered into were reasonable estimates of the corporate general and administrative expenses to be incurred by both Knight and NGPL in performing such services. We also reimburse both Knight and NGPL for operating and maintenance costs and capital expenditures incurred with respect to our assets.

          In addition, we purchase natural gas transportation and storage services from NGPL. For each of the years 2008, 2007 and 2006, these expenses totaled $8.1 million, $6.8 million and $3.6 million, respectively, and we included these expense amounts within the caption Gas purchases and other costs of sales” in our accompanying consolidated statements of income.

          CO2 Business Segment

          Knight or its subsidiaries also operate and maintain for us the power plant we constructed at the SACROC oil field unit, located in the Permian Basin area of West Texas. The power plant provides nearly half of SACROC’s current electricity needs. Kinder Morgan Power Company, a subsidiary of Knight, operates and maintains the power plant under a five-year contract expiring in June 2010. Pursuant to the contract, Knight incurs the costs and expenses related to operating and maintaining the power plant for the production of electrical energy at the SACROC field. Such costs include supervisory personnel and qualified operating and maintenance personnel in sufficient numbers to accomplish the services provided in accordance with good engineering, operating and maintenance practices. Kinder Morgan Production Company fully reimburses Knight’s expenses, including all agreed-upon labor costs.

          In addition, Kinder Morgan Production Company is responsible for processing and directly paying invoices for fuels utilized by the plant. Other materials, including but not limited to lubrication oil, hydraulic oils, chemicals, ammonia and any catalyst are purchased by Knight and invoiced monthly as provided by the contract, if not paid directly by Kinder Morgan Production Company. The amounts paid to Knight in 2008, 2007 and 2006 for operating and maintaining the power plant were $3.1 million, $3.1 million and $2.9 million, respectively. Furthermore, we believe the amounts paid to Knight for the services they provide each year fairly reflect the value of the services performed.

          Risk Management

          Certain of our business activities expose us to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. We also have exposure to interest rate risk as a result of the issuance of our fixed rate debt obligations. Pursuant to our management’s approved risk management policy, we use derivative contracts to hedge or reduce our exposure to these risks and protect our profit margins.

          Our commodity-related risk management activities are monitored by our risk management committee, which is a separately designated standing committee whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. Our risk management committee is charged with the review and enforcement of our management’s risk management policy. The committee is comprised of 17 executive-level employees of Knight or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of our businesses. The committee is chaired by our President and is charged with the following three responsibilities: (i) establish and review risk limits consistent with our risk tolerance philosophy; (ii) recommend to the audit committee of our general partner’s delegate any changes, modifications, or amendments to our risk management policy; and (iii) address and resolve any other high-level risk management issues.

          In addition, as discussed in Note 1, as a result of the May 2007 going-private transaction of Knight, a number of individuals and entities became significant investors in Knight. By virtue of the size of their ownership interest in Knight, two of those investors became related parties” to us (as that term is defined in authoritative accounting literature): (i) American International Group, Inc., referred to in this report as AIG, and certain of its affiliates; and (ii) Goldman Sachs Capital Partners and certain of its affiliates.

          We and/or our affiliates enter into transactions with certain AIG affiliates in the ordinary course of their conducting insurance and insurance-related activities, although no individual transaction is, and all such transactions collectively are not, material to our consolidated financial statements. We also conduct commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs. In conjunction with these activities, we are a party (through one of our subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs which requires us to provide certain periodic information, but does not require the posting of margin. As a result of changes in the market value of our derivative positions, we have created both amounts receivable from and payable to Goldman Sachs affiliates.

          The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with related parties; and (ii) included on our accompanying consolidated balance sheets as of December 31, 2008 and December 31, 2007 (in millions):

	December 31, 2008	December 31, 2007

Derivatives-asset/(liability)
Other current assets	$60.4	$-
Deferred charges and other assets	20.1	-
Accrued other current liabilities	(13.2)	(239.8)
Other long-term liabilities and deferred credits	$(24.1)	$(386.5)

          For more information on our risk management activities see Note 14.

          KM Insurance, Ltd.

          KM Insurance, Ltd., referred to as KMIL, is a Bermuda insurance company and wholly-owned subsidiary of Knight. KMIL was formed during the second quarter of 2005 as a Class 2 Bermuda insurance company, the sole business of which is to issue policies for Knight and us to secure the deductible portion of our workers compensation, automobile liability, and general liability policies placed in the commercial insurance market. We accrue for the cost of insurance, which is included in the related party general and administrative expenses and which totaled approximately $7.6 million in 2008, $3.6 million in 2007 and $5.8 million in 2006.

          Notes Receivable

          Plantation Pipe Line Company

          We have a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, our 51.17%-owned equity investee. The outstanding note receivable balance was $88.5 million as of December 31, 2008, and $89.7 million as of December 31, 2007. Of these amounts, $3.7 million and $2.4 million were included within Accounts, notes and interest receivable, net-Related parties,” as of December 31, 2008 and December 31, 2007, respectively, and the remainder was included within Notes receivable-Related parties” at each reporting date.

          Express US Holdings LP

          In conjunction with the acquisition of our 33 1/3% equity ownership interest in the Express pipeline system (discussed in Note 3 Acquisitions and Joint Ventures-Acquisitions from Knight-Express and Jet Fuel Pipeline

Systems”) from Knight on August 28, 2008, we acquired a long-term investment in a debt security issued by Express US Holdings LP (the obligor), the partnership that maintains ownership of the U.S. portion of the Express pipeline system. As of our acquisition date, the value of this unsecured debenture was equal to Knight’s carrying value of $107.0 million. The note is denominated in Canadian dollars, and the principal amount of the note is $113.6 million Canadian dollars, due in full on January 9, 2023. It bears interest at the rate of 12.0% per annum and provides for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year.

          As of December 31, 2008, the outstanding note receivable balance, representing the translated amount included in our consolidated financial statements in U.S. dollars, was $93.3 million, and we included this amount within Notes receivable-Related parties” on our accompanying consolidated balance sheet.

          Knight Inc.

          As of December 31, 2007, an affiliate of Knight owed to us a long-term note with a principal amount of $0.6 million, and we included this balance within Notes receivable-Related parties” on our consolidated balance sheet as of that date. The note had no fixed terms of repayment and was denominated in Canadian dollars. In each of the second and third quarters of 2008, we received payments of $0.3 million in principal amount under this note, and as of December 31, 2008, there was no outstanding balance due under this note. The above amounts represent translated amounts in U.S. dollars.

          Additionally, prior to our acquisition of Trans Mountain on April 30, 2007, Knight and certain of its affiliates advanced cash to Trans Mountain. The advances were primarily used by Trans Mountain for capital expansion projects. Knight and its affiliates also funded Trans Mountain’s cash book overdrafts (outstanding checks) as of April 30, 2007. Combined, the funding for these items totaled $67.5 million, and we reported this amount within the caption Changes in components of working capital: Accounts Receivable” in the operating section of our accompanying consolidated statement of cash flows.

          Coyote Gas Treating, LLC

          Coyote Gas Treating, LLC is a joint venture that was organized in December 1996. It is referred to as Coyote Gulch in this report. The sole asset owned by Coyote Gulch is a 250 million cubic feet per day natural gas treating facility located in La Plata County, Colorado. Prior to the contribution of our ownership interest in Coyote Gulch to Red Cedar Gathering on September 1, 2006 (described below), we were the managing partner and owned a 50% equity interest in Coyote Gulch.

          As of January 1, 2006, we had a $17.0 million note receivable from Coyote Gulch. The term of the note was month-to-month. In March 2006, the owners of Coyote Gulch agreed to transfer Coyote Gulch’s notes payable to members’ equity. Accordingly, we contributed the principal amount of $17.0 million related to our note receivable to our equity investment in Coyote Gulch.

          On September 1, 2006, we and the Southern Ute Tribe (owners of the remaining 50% interest in Coyote Gulch) agreed to transfer all of the members’ equity in Coyote Gulch to the members’ equity of Red Cedar Gathering Company, a joint venture organized in August 1994. Red Cedar owns and operates natural gas gathering, compression and treating facilities in the Ignacio Blanco Field in La Plata County, Colorado, and is owned 49% by us and 51% by the Southern Ute Tribe.

          Accordingly, on September 1, 2006, we and the Southern Ute Tribe contributed the value of our respective 50% ownership interests in Coyote Gulch to Red Cedar, and as a result, Coyote Gulch became a wholly owned subsidiary of Red Cedar. The value of our 50% equity contribution from Coyote Gulch to Red Cedar on September 1, 2006 was $16.7 million, and this amount remains included within Investments” on our consolidated balance sheet as of December 31, 2008 and 2007.

          Other

          Generally, KMR makes all decisions relating to the management and control of our business. Our general partner owns all of KMR’s voting securities and is its sole managing member. Knight, through its wholly owned and controlled subsidiary Kinder Morgan (Delaware), Inc., owns all the common stock of our general partner. Certain conflicts of interest could arise as a result of the relationships among KMR, our general partner, Knight and us. The officers of Knight have fiduciary duties to manage Knight, including selection and management of its investments in its subsidiaries and affiliates, in a manner beneficial to themselves. In general, KMR has a fiduciary duty to manage us in a manner beneficial to our unitholders. The partnership agreements for us and our operating partnerships contain provisions that allow KMR to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting its fiduciary duty to our unitholders, as well as provisions that may restrict the remedies available to our unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty.

          The partnership agreements provide that in the absence of bad faith by KMR, the resolution of a conflict by KMR will not be a breach of any duties. The duty of the officers of Knight may, therefore, come into conflict with the duties of KMR and its directors and officers to our unitholders. The audit committee of KMR’s board of directors will, at the request of KMR, review (and is one of the means for resolving) conflicts of interest that may arise between Knight or its subsidiaries, on the one hand, and us, on the other hand.

13.     Leases and Commitments

          Capital Leases

          We acquired certain leases classified as capital leases as part of our acquisition of Kinder Morgan River Terminals LLC in October 2004. We lease our Memphis, Tennessee port facility under an agreement accounted for as a capital lease. The lease is for 24 years and expires in 2017.

          Amortization of assets recorded under capital leases is included with depreciation expense. The components of property, plant and equipment recorded under capital leases are as follows (in millions):

	December 31, 2008	December 31, 2007

Leasehold improvements	$2.2	$2.2
Less: Accumulated amortization	(0.4)	(0.3)

Total	$1.8	$1.9

          Future commitments under capital lease obligations as of December 31, 2008 are as follows (in millions):

Year	Commitment

2009	$0.2
2010	0.2
2011	0.2
2012	0.2
2013	0.2
Thereafter	0.5

Subtotal	1.5
Less: Amount representing interest	(0.5)

Present value of minimum capital lease payments	$1.0

          Operating Leases

          Including probable elections to exercise renewal options, the remaining terms on our operating leases range from one to 61 years. Future commitments related to these leases as of December 31, 2008 are as follows (in millions):

Year	Commitment

2009	$31.1
2010	27.7
2011	22.1
2012	17.9
2013	13.8
Thereafter	34.9

Total minimum payments	$147.5

          We have not reduced our total minimum payments for future minimum sublease rentals aggregating approximately $1.1 million. Total lease and rental expenses were $61.7 million for 2008, $49.2 million for 2007 and $54.2 million for 2006.

          Directors’ Unit Appreciation Rights Plan

          On April 1, 2003, KMR’s compensation committee established our Directors’ Unit Appreciation Rights Plan. Pursuant to this plan, each of KMR’s non-employee directors was eligible to receive common unit appreciation rights. Upon the exercise of unit appreciation rights, we will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant.

          All unit appreciation rights granted vest on the six-month anniversary of the date of grant. If a unit appreciation right is not exercised in the ten year period following the date of grant, the unit appreciation right will expire and not be exercisable after the end of such period. In addition, if a participant ceases to serve on the board for any reason prior to the vesting date of a unit appreciation right, such unit appreciation right will immediately expire on the date of cessation of service and may not be exercised.

          During the first board meeting of 2005, the plan was terminated and replaced by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (discussed following).

          No unit appreciation rights were exercised during 2006. During 2007, 7,500 unit appreciation rights were exercised by one director at an aggregate fair value of $53.00 per unit. During 2008, 10,000 unit appreciation rights were exercised by one director at an aggregate fair value of $60.32 per unit. As of December 31, 2008, 35,000 unit appreciation rights had been granted, vested and remained outstanding.

          Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors

           On January 18, 2005, KMR’s compensation committee established the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan. The plan is administered by KMR’s compensation committee and KMR’s board has sole discretion to terminate the plan at any time. The primary purpose of this plan was to promote our interests and the interests of our unitholders by aligning the compensation of the non-employee members of the board of directors of KMR with unitholders’ interests. Further, since KMR’s success is dependent on its operation and management of our business and our resulting performance, the plan is expected to align the compensation of the non-employee members of the board with the interests of KMR’s shareholders.

          The plan recognizes that the compensation to be paid to each non-employee director is fixed by the KMR board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. Each election is made generally at or around the first board meeting in January of each calendar year and is effective for the entire calendar year. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000.

          The elections under this plan for 2006, 2007, and 2008 were made effective January 17, 2006, January 17, 2007 and January 16, 2008, respectively. The election for 2009 by Messrs. Hultquist and Waughtal were made effective January 21, 2009, and the election for 2009 by Mr. Lawrence was made effective January 28, 2009. Each annual election is evidenced by an agreement, the Common Unit Compensation Agreement, between us and each non-employee director, and this agreement contains the terms and conditions of each award. Pursuant to this agreement, all common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. Until the forfeiture restrictions lapse, common units issued under the plan may not be sold, assigned, transferred, exchanged, or pledged by a non-employee director. In the event the director’s service as a director of KMR is terminated prior to the lapse of the forfeiture restriction either for cause, or voluntary resignation, each director will, for no consideration, forfeit to us all common units to the extent then subject to the forfeiture restrictions. Common units with respect to which forfeiture restrictions have lapsed cease to be subject to any forfeiture restrictions, and we will provide each director a certificate representing the units as to which the forfeiture restrictions have lapsed. In addition, each non-employee director has the right to receive distributions with respect to the common units awarded to him under the plan, to vote such common units and to enjoy all other unitholder rights, including during the period prior to the lapse of the forfeiture restrictions.

          The number of common units to be issued to a non-employee director electing to receive the cash compensation in the form of common units will equal the amount of such cash compensation awarded, divided by the closing price of the common units on the New York Stock Exchange on the day the cash compensation is awarded (such price, the fair market value), rounded down to the nearest 50 common units. The common units will be issuable as specified in the Common Unit Compensation Agreement. A non-employee director electing to receive the cash compensation in the form of common units will receive cash equal to the difference between (i) the cash compensation awarded to such non-employee director and (ii) the number of common units to be issued to such non-employee director multiplied by the fair market value of a common unit. This cash payment is payable in four equal installments generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded.

          On January 17, 2006, each of KMR’s then three non-employee directors was awarded cash compensation of $160,000 for board service during 2006. Effective January 17, 2006, each non-employee director elected to receive compensation of $87,780 in the form of our common units and was issued 1,750 common units pursuant to the plan and its agreements (based on the $50.16 closing market price of our common units on January 17, 2006, as reported on the New York Stock Exchange). The remaining $72,220 cash compensation was paid to each of the non-employee directors as described above. No other compensation was paid to the non-employee directors during 2006.

          On January 17, 2007, each of KMR’s then three non-employee directors was awarded cash compensation of $160,000 for board service during 2007. Effective January 17, 2007, each non-employee director elected to receive certain amounts of compensation in the form of our common units and each were issued common units pursuant to the plan and its agreements (based on the $48.44 closing market price of our common units on January 17, 2007, as reported on the New York Stock Exchange). Mr. Gaylord elected to receive compensation of $95,911.20 in the form of our common units and was issued 1,980 common units; Mr. Waughtal elected to receive compensation of $159,852.00 in the form of our common units and was issued 3,300 common units; and Mr. Hultquist elected to receive compensation of $96,880.00 in the form of our common units and was issued 2,000 common units. All remaining cash compensation ($64,088.80 to Mr. Gaylord; $148.00 to Mr. Waughtal; and $63,120.00 to Mr. Hultquist) was paid to each of the non-employee directors as described above, and no other compensation was paid to the non-employee directors during 2007.

          On January 16, 2008, each of KMR’s then three non-employee directors was awarded cash compensation of $160,000 for board service during 2008; however, during a plan audit it was determined that each director was inadvertently paid an additional dividend in 2007. As a result, each director’s cash compensation for service during 2008 was adjusted downward to reflect this error. The correction results in cash compensation awarded for 2008 in the amounts of $158,380.00 for Mr. Hultquist; $158,396.20 for Mr. Gaylord; and $157,327.00 for Mr. Waughtal. Effective January 16, 2008, two of the three non-employee directors elected to receive certain amounts of compensation in the form of our common units and each was issued common units pursuant to the plan and its agreements (based on the $55.81 closing market price of our common units on January 16, 2008, as reported on the New York Stock Exchange). Mr. Gaylord elected to receive compensation of $84,831.20 in the form of our common units and was issued 1,520 common units; and Mr. Waughtal elected to receive compensation of

$157,272.58 in the form of our common units and was issued 2,818 common units. All remaining cash compensation ($73,565.00 to Mr. Gaylord; $54.42 to Mr. Waughtal; and $158,380.00 to Mr. Hultquist) was paid to each of the non-employee directors as described above, and no other compensation was paid to the non-employee directors during 2008.

          On January 21, 2009, each of KMR’s three non-employee directors (with Mr. Lawrence replacing Mr. Gaylord after Mr. Gaylord’s death) was awarded cash compensation of $160,000 for board service during 2009. Effective January 21, 2009, Mr. Hultquist and Mr. Waughtal elected to receive the full amount of their compensation in the form of cash only. Effective January 28, 2009, Mr. Lawrence elected to receive compensation of $159,136.00 in the form of our common units and was issued 3,200 common units. His remaining compensation ($864.00) will be paid in cash as described above. No other compensation will be paid to the non-employee directors during 2009.

14.     Risk Management

          Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. We also have exposure to interest rate risk as a result of the issuance of our debt obligations. Pursuant to our management’s approved risk management policy, we use derivative contracts to hedge or reduce our exposure to certain of these risks, and we account for these hedging transactions according to the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities” and associated amendments, collectively, SFAS No. 133.

          Energy Commodity Price Risk Management

          We are exposed to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Specifically, these risks are associated with unfavorable price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales; (ii) natural gas purchases; and (iii) natural gas system use and storage.

          Given our portfolio of businesses as of December 31, 2008, our principal use of energy commodity derivative contracts was to mitigate the risk associated with unfavorable market movements in the price of energy commodities. The unfavorable price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations. Our energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

          Discontinuance of Hedge Accounting

          Effective at the beginning of the second quarter of 2008, we determined that the derivative contracts of our Casper and Douglas natural gas processing operations that previously had been designated as cash flow hedges for accounting purposes no longer met the hedge effectiveness assessment as required by SFAS No. 133. Consequently, we discontinued hedge accounting treatment for these relationships (primarily crude oil hedges of heavy natural gas liquids sales) effective as of March 31, 2008. Since the forecasted sales of natural gas liquids volumes (the hedged item) are still expected to occur, all of the accumulated losses through March 31, 2008 on the related derivative contracts remained in accumulated other comprehensive income, and will not be reclassified into earnings until the physical transactions occurs. Any changes in the value of these derivative contracts subsequent to March 31, 2008 will no longer be deferred in other comprehensive income, but rather will impact current period income. As a result, we recognized an increase in income of $5.6 million in 2008 related to the increase in value of derivative contracts outstanding as of December 31, 2008 for which hedge accounting had been discontinued.

          Hedging effectiveness and ineffectiveness

          Pursuant to SFAS No. 133, our energy commodity derivative contracts are designated as cash flow hedges and for cash flow hedges, the portion of the change in the value of derivative contracts that is effective in offsetting undesired changes in expected cash flows (the effective portion) is reported as a component of other comprehensive income (outside current earnings, net income), but only to the extent that they can later offset the undesired changes in expected cash flows during the period in which the hedged cash flows affect earnings. To the contrary, the portion of the change in the value of derivative contracts that is not effective in offsetting undesired changes in expected cash flows (the ineffective portion), as well as any component excluded from the computation of the effectiveness of the derivative contracts, is required to be recognized currently in earnings. Reflecting the portion of changes in the value of derivative contracts that were not effective in offsetting underlying changes in expected cash flows (the ineffective portion of hedges), we recognized a loss of $2.4 million during 2008, a loss of $0.1 million during 2007 and a loss of $1.3 million during 2006, respectively. These recognized losses resulting from hedge ineffectiveness are reported within the captions Natural gas sales,” Gas purchases and other costs of sales,” and Product sales and other” in our accompanying consolidated statements of income, and for each of the years ended 2008, 2007 and 2006, we did not exclude any component of the derivative contracts’ gain or loss from the assessment of hedge effectiveness.

          Furthermore, during the years 2008, 2007 and 2006, we reclassified $663.7 million, $433.2 million and $428.1 million, respectively, of Accumulated other comprehensive loss” into earnings. With the exception of (i) an approximate $0.1 million loss reclassified in the first quarter of 2007; and (ii) a $2.9 million loss resulting from the discontinuance of cash flow hedges related to the sale of our Douglas gathering assets in 2006 (described in Note 3 Divestitures-Douglas Gas Gathering and Painter Gas Fractionation”), none of the reclassification of Accumulated other comprehensive loss” into earnings during 2008, 2007 or 2006 resulted from the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period or within an additional two-month period of time thereafter, but rather resulted from the hedged forecasted transactions actually affecting earnings (for example, when the forecasted sales and purchases actually occurred). The proceeds or payments resulting from the settlement of cash flow hedges are reflected in the operating section of our statement of cash flows as changes to net income and working capital.

          Our consolidated Accumulated other comprehensive loss” balance was $287.7 million as of December 31, 2008 and $1,276.6 million as of December 31, 2007. These consolidated totals included Accumulated other comprehensive loss” amounts associated with the commodity price risk management activities of $63.2 million as of December 31, 2008 and $1,377.2 million as of December 31, 2007. Approximately $20.4 million of the total amount associated with our commodity price risk management activities as of December 31, 2008 is expected to be reclassified into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur).

          Fair Value of Energy Commodity Derivative Contracts

          Derivative contracts that are entered into for the purpose of mitigating commodity price risk include swaps, futures and options. Additionally, basis swaps may also be used in connection with another derivative contract to reduce hedge ineffectiveness by reducing a basis difference between a hedged exposure and a derivative contract. The fair values of these derivative contracts are included in our accompanying consolidated balance sheets within Other current assets,” Deferred charges and other assets,” Accrued other current liabilities,” and Other long-term liabilities and deferred credits.”

          The following table summarizes the fair values of our energy commodity derivative contracts associated with our commodity price risk management activities and included on our accompanying consolidated balance sheets as of December 31, 2008 and December 31, 2007 (in millions):

	December 31, 2008	December 31, 2007

Derivatives-net asset/(liability)
Other current assets	$115.3	$37.0
Deferred charges and other assets	48.9	4.4
Accrued other current liabilities	(129.5)	(593.9)
Other long-term liabilities and deferred credits	$(92.2)	$(836.8)

          As of December 31, 2008, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with energy commodity price risk is through April 2013. Additional information on the fair value measurements of our energy commodity derivative contracts is included below in -SFAS No. 157.”

          Interest Rate Risk Management

          In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. We use interest rate swap agreements to manage the interest rate risk associated with the fair value of our fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate cash flows in order to achieve our desired mix of fixed and variable rate debt.

          Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of our senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest. These swaps, therefore, hedge against changes in the fair value of our fixed rate debt that result from market interest rate changes.

          As of December 31, 2007, we were a party to interest rate swap agreements with a total notional principal amount of $2.3 billion. On February 12, 2008, following our issuance of $600 million of 5.95% senior notes on that date, we entered into two additional fixed-to-variable interest rate swap agreements having a combined notional principal amount of $500 million. On June 6, 2008, following our issuance of $700 million in principal amount of senior notes in two separate series on that date, we entered into two additional fixed-to-variable interest rate swap agreements having a combined notional principal amount of $700 million. Then, in December 2008, we took advantage of the market conditions by terminating two of our existing fixed-to-variable swap agreements. In separate transactions, we terminated fixed-to-variable interest rate swap agreements having (i) a notional principal amount of $375 million and a maturity date of February 15, 2018; and (ii) a notional principal amount of $325 million and a maturity date of January 15, 2038. We received combined proceeds of $194.3 million from the early termination of these swap agreements.

          Therefore, as of December 31, 2008, we had a combined notional principal amount of $2.8 billion of fixed-to-variable interest rate swap agreements effectively converting the interest expense associated with certain series of our senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread. All of our swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of December 31, 2008, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038.

          Hedging effectiveness and ineffectiveness

          Our interest rate swap contracts have been designated as fair value hedges and meet the conditions required to assume no ineffectiveness under SFAS No. 133. Therefore, we have accounted for them using the shortcut” method prescribed by SFAS No. 133 and accordingly, we adjust the carrying value of each swap contract to its fair value each quarter, with an offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged. We record interest expense equal to the variable rate payments under the swap contracts.

          Fair Value of Interest Rate Swap Agreements

          The differences between the fair value and the original carrying value associated with our interest rate swap agreements, that is, the derivative contracts’ changes in fair value, are included within Deferred charges and other assets” and Other long-term liabilities and deferred credits” in our accompanying consolidated balance sheets. The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within Value of interest rate swaps” on our accompanying consolidated balance sheets, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements.

          Our settlement amounts continue to be accounted for in connection with the original anticipated interest payments that the swap was established to offset (since they are still expected to occur as designated), and accordingly, we amortize this deferred gain or loss (as a reduction or increase to periodic interest expense) over the remaining term of the original swap periods. To date, all the swaps we have terminated have resulted in deferred gains. As of December 31, 2008, unamortized premiums received from early swap terminations totaled $204.2 million. In addition to the two swap agreements we terminated in December 2008, discussed above, in March 2007 we terminated an existing fixed-to-variable interest rate swap agreement having a notional principal amount of $100 million and a maturity date of March 15, 2032. We received $15.0 million from the early termination of this swap agreement, and as of December 31, 2007, this unamortized premium totaled $14.2 million.

          The following table summarizes the net fair value of our interest rate swap agreements associated with our interest rate risk management activities and included on our accompanying consolidated balance sheets as of December 31, 2008 and December 31, 2007 (in millions):

	December 31, 2008	December 31, 2007
Derivatives-net asset/(liability)
Deferred charges and other assets	$747.1	$138.0
Other long-term liabilities and deferred credits	-	-
Net fair value of interest rate swaps	$747.1	$138.0

          Additional information on the fair value measurements of our interest rate swap agreements is included below in -SFAS No. 157.”

          Subsequent Event

          In January 2009 we terminated an existing fixed-to-variable swap agreement having a notional principal amount of $300 million and a maturity date of March 15, 2031. We received proceeds of $144.4 million from the early termination of this swap agreement.

          SFAS No. 157

          On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements.” In general, fair value measurements and disclosures are made in accordance with the provisions of this Statement and, while not requiring material new fair value measurements, SFAS No. 157 established a single definition of fair value in generally accepted accounting principles and expanded disclosures about fair value measurements. The provisions of this Statement apply to other accounting pronouncements that require or permit fair value measurements; the Financial Accounting Standards Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.

          On February 12, 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157,” referred to as FAS 157-2 in this report. FAS 157-2 delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

          Accordingly, we adopted SFAS No. 157 for financial assets and financial liabilities effective January 1, 2008. The adoption did not have a material impact on our balance sheet, statement of income, or statement of cash flows since we already apply its basic concepts in measuring fair values. We adopted SFAS No. 157 for non-financial assets and non-financial liabilities effective January 1, 2009. This includes applying the provisions of SFAS No. 157 to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations; (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing; (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments; and (iv) asset retirement obligations initially measured at fair value. The adoption did not have a material impact on our balance sheet, statement of income, or statement of cash flows since we already apply its basic concepts in measuring fair values.

          On October 10, 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” referred to as FAS 157-3 in this report. FAS 157-3 provides clarification regarding the application of SFAS 157 in inactive markets. The provisions of FAS 157-3 were effective upon issuance. This Staff Position did not have any material effect on our consolidated financial statements.

          The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market, and the characteristics specific to the transaction. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less (or no) pricing observability and a higher degree of judgment utilized in measuring fair value.

          SFAS No. 157 established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring fair value. This framework defined three levels of inputs to the fair value measurement process, and requires that each fair value measurement be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety. The three broad levels of inputs defined by the SFAS No. 157 hierarchy are as follows:

▪ Level 1 Inputs-quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

▪ Level 2 Inputs-inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

▪ Level 3 Inputs-unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

          Derivative contracts can be exchange-traded or over-the-counter, referred to in this report as OTC. Exchange-traded derivative contracts typically fall within Level 1 of the fair value hierarchy if they are traded in an active market. We value exchange-traded derivative contracts using quoted market prices for identical securities.

          OTC derivative contracts are valued using models utilizing a variety of inputs including contractual terms; commodity, interest rate and foreign currency curves; and measures of volatility. The selection of a particular model and particular inputs to value an OTC derivative contract depends upon the contractual terms of the instrument as well as the availability of pricing information in the market. We use similar models to value similar instruments. For OTC derivative contracts that trade in liquid markets, such as generic forwards and swaps, model inputs can generally be verified and model selection does not involve significant management judgment. Such contracts are typically classified within Level 2 of the fair value hierarchy.

          Certain OTC derivative contracts trade in less liquid markets with limited pricing information, and the determination of fair value for these derivative contracts is inherently more difficult. Such contracts are classified within Level 3 of the fair value hierarchy. The valuations of these less liquid OTC derivative contracts are typically impacted by Level 1 and/or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Use of a different valuation model or different valuation input values could produce a significantly different estimate of fair value. However, derivative contracts valued using inputs unobservable in active markets are generally not material to our financial statements.

          When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Our fair value measurements of derivative contracts are adjusted for credit risk in accordance with SFAS No. 157, and as of December 31, 2008, our consolidated Accumulated other comprehensive loss” balance includes a gain of $2.2 million related to discounting the value of our energy commodity derivative liabilities for the effect of credit risk. We also adjusted the fair value measurements of our interest rate swap agreements for credit risk in accordance with SFAS No. 157, and as of December 31, 2008, our consolidated Value of interest rate swaps” balance included a decrease (loss) of $10.6 million related to discounting the fair value measurement of our interest rate swap agreements’ asset value for the effect of credit risk.

          The following tables summarize the fair value measurements of our (i) energy commodity derivative contracts; and (ii) interest rate swap agreements as of December 31, 2008, based on the three levels established by SFAS No. 157, and does not include cash margin deposits, which are reported as Restricted deposits” in our accompanying consolidated balance sheets (in millions):

	Asset Fair Value Measurements as of December 31, 2008 Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Energy commodity derivative contracts(a)	$164.2	$0.1	$108.9	$55.2

Interest rate swap agreements	747.1	-	747.1	-

	Liability Fair Value Measurements as of December 31, 2008 Using
	Total	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Energy commodity derivative contracts(b)	$(221.7)	$-	$(210.6)	$(11.1)

Interest rate swap agreements	-	-	-	-

(a)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Intermediate options and West Texas Sour hedges.

(b)	Level 2 consists primarily of OTC West Texas Intermediate hedges. Level 3 consists primarily of natural gas basis swaps, natural gas options and West Texas Intermediate options.

          The table below provides a summary of changes in the fair value of our Level 3 energy commodity derivative contracts for the year ended December 31, 2008 (in millions):

Significant Unobservable Inputs (Level 3)
Year Ended December 31, 2008

Derivatives-net asset/(liability)
Beginning of Period	$(100.3)
Realized and unrealized net losses	69.6
Purchases and settlements	74.8
Transfers in (out) of Level 3	-

End of Period	$44.1

Change in unrealized net losses relating to contracts still held as of December 31, 2008	$88.8

Credit Risks

          We have counterparty credit risk as a result of our use of energy commodity derivative contracts. Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

          We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include (i) an evaluation of potential counterparties’ financial condition (including credit ratings); (ii) collateral requirements under certain circumstances; and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on our policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

          Our over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as a futures, options or stock exchange. These contracts are with a number of parties, all of which have investment grade credit ratings. While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

          In addition, in conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts. As of December 31, 2008 and December 31, 2007, we had outstanding letters of credit totaling $40.0 million and $298.0 million, respectively, in support of our hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil. Additionally, as of December 31, 2008, our counterparties associated with our energy commodity contract positions and over-the-counter swap agreements had margin deposits with us totaling $3.1 million, and we reported this amount within Accrued other liabilities” in our accompanying consolidated balance sheet. As of December 31, 2007, we had cash margin deposits associated with our commodity contract positions and over-the-counter swap partners totaling $67.9 million, and we reported this amount as Restricted deposits” in our accompanying consolidated balance sheet.

          We are also exposed to credit related losses in the event of nonperformance by counterparties to our interest rate swap agreements. As of December 31, 2008, all of our interest rate swap agreements were with counterparties with investment grade credit ratings, and the $747.1 million total value of our interest rate swap derivative assets at December 31, 2008 (disclosed above) included amounts of $301.8 million and $249.0 million related to open positions with Citigroup and Merrill Lynch, respectively.

          Other

          Certain of our business activities expose us to foreign currency fluctuations. However, due to the limited size of this exposure, we do not believe the risks associated with changes in foreign currency will have a material adverse effect on our business, financial position, results of operations or cash flows. As a result, we do not significantly hedge our exposure to fluctuations in foreign currency.

15.     Reportable Segments

          We divide our operations into five reportable business segments:

▪ Products Pipelines;

▪ Natural Gas Pipelines;

▪ CO2;

▪ Terminals; and

▪ Kinder Morgan Canada

          Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see Note 2). We evaluate performance principally based on each segments’ earnings before depreciation, depletion and amortization, which excludes general and administrative expenses, third-party debt costs and interest expense, unallocable interest income, and net income attributable to noncontrolling interests. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies. We identified our Trans Mountain pipeline system as a separate reportable business segment prior to the third quarter of 2008. Following the acquisition of our interests in the Express and Jet Fuel pipeline systems on August 28, 2008, discussed in Note 3, we combined the operations of our Trans Mountain, Express and Jet Fuel pipeline systems to represent the Kinder Morgan Canada” segment.

          Our Products Pipelines segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids. Our Natural Gas Pipelines segment derives its revenues primarily from the sale, transport, processing, treating, storage and gathering of natural gas. Our CO 2 segment derives its revenues primarily from the production and sale of crude oil from fields in the Permian Basin of West Texas and from the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields. Our Terminals segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals. Our Kinder Morgan Canada business segment derives its revenues primarily from the transportation of crude oil and refined products.

          As discussed in Note 3, due to the October 2007 sale of our North System, an approximately 1,600-mile interstate common carrier pipeline system whose operating results were included as part of our Products Pipelines business segment, we accounted for the North System business as a discontinued operation. Consistent with the management approach of identifying and reporting discrete financial information on operating segments, we have included the North System’s financial results within our Products Pipelines business segment disclosures for all periods presented in this report and, as prescribed by SFAS No. 131, we have reconciled the total of our reportable segment’s financial results to our consolidated financial results by separately identifying, in the following pages where applicable, the North System amounts as discontinued operations.

          Financial information by segment follows (in millions):

	2008	2007	2006
Revenues
Products Pipelines
Revenues from external customers	$815.9	$844.4	$776.3
Intersegment revenues	-	-	-
Natural Gas Pipelines
Revenues from external customers	8,422.0	6,466.5	6,577.7
Intersegment revenues	-	-	-
CO2
Revenues from external customers	1,133.0	824.1	736.5
Intersegment revenues	-	-	-
Terminals
Revenues from external customers	1,172.7	963.0	864.1
Intersegment revenues	0.9	0.7	0.7
Kinder Morgan Canada
Revenues from external customers	196.7	160.8	137.8
Intersegment revenues	-	-	-
Total segment revenues	11,741.2	9,259.5	9,093.1
Less: Total intersegment revenues	(0.9)	(0.7)	(0.7)
	11,740.3	9,258.8	9,092.4
Less: Discontinued operations	-	(41.1)	(43.7)
Total consolidated revenues	$11,740.3	$9,217.7	$9,048.7

Operating expenses(a)
Products Pipelines	$291.0	$451.8	$308.3
Natural Gas Pipelines	7,804.0	5,882.9	6,057.8
CO2	391.8	304.2	268.1
Terminals	631.8	536.4	461.9
Kinder Morgan Canada	67.9	65.9	53.3
Total segment operating expenses	9,186.5	7,241.2	7,149.4
Less: Total intersegment operating expenses	(0.9)	(0.7)	(0.7)
	9,185.6	7,240.5	7,148.7
Less: Discontinued operations	-	(14.8)	(22.7)
Total consolidated operating expenses	$9,185.6	$7,225.7	$7,126.0

Other expense (income)
Products Pipelines	$1.3	$(154.8)	$-
Natural Gas Pipelines	(2.7)	(3.2)	(15.1)
CO2	-	-	-
Terminals	2.7	(6.3)	(15.2)
Kinder Morgan Canada(b)	-	377.1	(0.9)
Total segment Other expense (income)	1.3	212.8	(31.2)
Less: Discontinued operations	1.3	152.8	-
Total consolidated Other expense (income)	$2.6	$365.6	$(31.2)

Depreciation, depletion and amortization
Products Pipelines	$89.4	$89.2	$82.9
Natural Gas Pipelines	68.5	64.8	65.4
CO2	385.8	282.2	190.9
Terminals	122.6	89.3	74.6
Kinder Morgan Canada	36.4	21.5	19.0
Total segment depreciation, depletion and amortiz.	702.7	547.0	432.8
Less: Discontinued operations	-	(7.0)	(8.9)
Total consol. depreciation, depletion and amortiz.	$702.7	$540.0	$423.9

Earnings from equity investments
Products Pipelines	$24.4	$32.5	$16.3
Natural Gas Pipelines	113.4	19.2	40.5
CO2	20.7	19.2	19.2
Terminals	2.7	0.6	0.2
Kinder Morgan Canada	(0.4)	-	-
Total segment earnings from equity investments	160.8	71.5	76.2
Less: Discontinued operations	-	(1.8)	(2.2)
Total consolidated equity earnings	$160.8	$69.7	$74.0

	2008	2007	2006
Amortization of excess cost of equity investments
Products Pipelines	$3.3	$3.4	$3.4
Natural Gas Pipelines	0.4	0.4	0.3
CO2	2.0	2.0	2.0
Terminals	-	-	-
Kinder Morgan Canada	-	-	-
Total segment amortization of excess cost of invests.	5.7	5.8	5.7
Less: Discontinued operations	-	-	(0.1)
Total consol. amortization of excess cost of invests..	$5.7	$5.8	$5.6

Interest income
Products Pipelines	$4.3	$4.4	$4.5
Natural Gas Pipelines	1.2	-	0.1
CO2	-	-	-
Terminals	-	-	-
Kinder Morgan Canada	3.9	-	-
Total segment interest income	9.4	4.4	4.6
Unallocated interest income	0.6	1.3	3.1
Total consolidated interest income	$10.0	$5.7	$7.7

Other, net-income (expense)
Products Pipelines	$(2.3)	$5.0	$7.6
Natural Gas Pipelines	28.0	0.2	0.6
CO2	1.9	-	0.8
Terminals	1.7	1.0	2.1
Kinder Morgan Canada	(10.1)	8.0	1.0
Total segment other, net-income (expense)	19.2	14.2	12.1
Less: Discontinued operations	-	-	(0.1)
Total consolidated other, net-income (expense)	$19.2	$14.2	$12.0

Income tax benefit (expense)
Products Pipelines	$(3.8)	$(19.7)	$(5.2)
Natural Gas Pipelines	(2.7)	(6.0)	(1.4)
CO2	(3.9)	(2.1)	(0.2)
Terminals	(19.7)	(19.2)	(12.3)
Kinder Morgan Canada	19.0	(19.4)	(9.9)
Total segment income tax benefit (expense)	(11.1)	(66.4)	(29.0)
Unallocated income tax benefit (expense)	(9.3)	(4.6)	-
Total consolidated income tax benefit (expense)	$(20.4)	$(71.0)	$(29.0)

Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments(c)
Products Pipelines	$546.2	$569.6	$491.2
Natural Gas Pipelines	760.6	600.2	574.8
CO2	759.9	537.0	488.2
Terminals	523.8	416.0	408.1
Kinder Morgan Canada	141.2	(293.6)	76.5
Total segment earnings before DD&A	2,731.7	1,829.2	2,038.8
Total segment depreciation, depletion and amortiz.	(702.7)	(547.0)	(432.8)
Total segment amortization of excess cost of invests..	(5.7)	(5.8)	(5.7)
General and administrative expenses	(297.9)	(278.7)	(238.4)
Interest and other non-operating expenses(d)	(406.9)	(400.4)	(342.4)
Total consolidated net income	$1,318.5	$597.3	$1,019.5

Capital expenditures(e)
Products Pipelines	$221.7	$259.4	$196.0
Natural Gas Pipelines	946.5	264.0	271.6
CO2	542.6	382.5	283.0
Terminals	454.1	480.0	307.7
Kinder Morgan Canada	368.1	305.7	123.8
Total consolidated capital expenditures	$2,533.0	$1,691.6	$1,182.1

	2008	2007	2006
Investments at December 31
Products Pipelines	$202.6	$202.3	$211.1
Natural Gas Pipelines	654.0	427.5	197.9
CO2	13.6	14.2	16.1
Terminals	18.6	10.6	0.5
Kinder Morgan Canada	65.5	0.8	0.7
Total consolidated investments	$954.3	$655.4	$426.3

Assets at December 31
Products Pipelines	$4,183.0	$4,045.0	$3,910.5
Natural Gas Pipelines	5,535.9	4,347.3	3,946.6
CO2	2,339.9	2,004.5	1,870.8
Terminals	3,347.6	3,036.4	2,397.5
Kinder Morgan Canada	1,583.9	1,440.8	1,314.0
Total segment assets	16,990.3	14,874.0	13,439.4
Corporate assets(f)	895.5	303.8	102.8
Total consolidated assets	$17,885.8	$15,177.8	$13,542.2
______________________
(a)	Includes natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.
(b)	2007 amount represents an expense of $377.1 million attributable to a goodwill impairment charge recognized by Knight, as discussed in Notes 3 and 8.
(c)	Includes revenues, earnings from equity investments, allocable interest income, and other, net, less operating expenses, allocable income taxes, and other expense (income).
(d)	Includes unallocated interest income and income tax expense, and interest expense.
(e)
Sustaining capital expenditures, including our share of Rockies Express’ sustaining capital expenditures, totaled $180.6 million in 2008, $152.6 million in 2007 and $125.5 million in 2006. These listed amounts do not include sustaining capital expenditures for the Trans Mountain Pipeline (part of Kinder Morgan Canada) for periods prior to our acquisition date of April 30, 2007. Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset.

(f)
Includes cash and cash equivalents; margin and restricted deposits; unallocable interest receivable, prepaid assets and deferred charges; and risk management assets related to the fair value of interest rate swaps.

          We do not attribute interest and debt expense to any of our reportable business segments. For each of the years ended December 31, 2008, 2007 and 2006, we reported (in millions) total consolidated interest expense of $398.2 million, $397.1 million and $345.5 million, respectively.

          Our total operating revenues are derived from a wide customer base. For each of the three years ended December 31, 2008, 2007 and 2006, no revenues from transactions with a single external customer amounted to 10% or more of our total consolidated revenues.

          Following is geographic information regarding the revenues and long-lived assets of our business segments (in millions):

	2008	2007	2006
Revenues from external customers
United States	$11,452.0	$8,986.3	$8,889.9
Canada	267.0	211.9	139.3
Mexico and other(a)	21.3	19.5	19.5
Total consol. revenues from external customers	$11,740.3	$9,217.7	$9,048.7

Long-lived assets at December 31(b)
United States	$13,563.2	$11,054.3	$9,917.2
Canada	1,547.6	1,420.0	766.4
Mexico and other(a)	87.8	89.5	91.4
Total consolidated long-lived assets	$15,198.6	$12,563.8	$10,775.0

(a)	Includes operations in Mexico and the Netherlands.

(b)	Long-lived assets exclude (i) goodwill; (ii) other intangibles, net; and (iii) long-term note receivables from related parties.

16.     Litigation, Environmental and Other Contingencies

          Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2008. This note also contains a description of any material legal proceeding initiated during 2008 in which we are involved.

          Federal Energy Regulatory Commission Proceedings

•
FERC Docket No. OR92-8, et al.-Complainants/Protestants: Chevron, Navajo, ARCO, BP WCP, Western Refining, ExxonMobil, Tosco, and Texaco (Ultramar is an intervenor)-Defendant: SFPP; FERC Docket No. OR92-8-025-Complainants/Protestants: BP WCP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar-Defendant: SFPP-Subject: Complaints against East Line and West Line rates and Watson Station Drain-Dry Charge

•	FERC Docket No. OR96-2, et al.-Complainants/Protestants: All Shippers except Chevron (which is an intervenor)-Defendant: SFPP-Subject: Complaints against all SFPP rates

•
FERC Docket Nos. OR02-4 and OR03-5-Complainant/Protestant: Chevron-Defendant: SFPP; FERC Docket No. OR04-3-Complainants/Protestants: America West Airlines, Southwest Airlines, Northwest Airlines, and Continental Airlines-Defendant: SFPP; FERC Docket Nos. OR03-5, OR05-4 and OR05-5-Complainants/Protestants: BP WCP, ExxonMobil, and ConocoPhillips (other shippers intervened)-Defendant: SFPP-Subject: Complaints against all SFPP rates; OR02-4 was dismissed and Chevron appeal pending at U.S. Court of Appeals for D.C. Circuit (D.C. Circuit”)

•	FERC Docket Nos. OR07-1 & OR07-2-Complainant/Protestant: Tesoro-Defendant: SFPP-Subject: Complaints against North Line and West Line rates; held in abeyance

•
FERC Docket Nos. OR07-3 & OR07-6-Complainants/Protestants: BP WCP, Chevron, ConocoPhillips; ExxonMobil, Tesoro, and Valero Marketing-Defendant: SFPP-Subject: Complaints against 2005 and 2006 indexed rate increases; dismissed by FERC; appeal pending at D.C. Circuit

•
FERC Docket No. OR07-4-Complainants/Protestants: BP WCP, Chevron, and ExxonMobil-Defendants: SFPP, Kinder Morgan G.P., Inc., and Knight Inc.-Subject: Complaints against all SFPP rates; held in abeyance; complaint withdrawn as to SFPP’s affiliates

•
FERC Docket Nos. OR07-5 and OR07-7 (consolidated) and IS06-296-Complainants/Protestants: ExxonMobil and Tesoro-Defendants: Calnev, Kinder Morgan G.P., Inc., and Knight Inc -Subject: Complaints and protest against Calnev rates; OR07-5 and IS06-296 were settled in 2008

•	FERC Docket Nos. OR07-8 and OR07-11 (consolidated)-Complainants/Protestants: BP WCP and ExxonMobil -Defendant: SFPP-Subject: Complaints against SFPP 2005 index rates; settled in 2008

•	FERC Docket No. OR07-9-Complainant/Protestant: BP WCP-Defendant: SFPP-Subject: Complaint against ultra low sulfur diesel surcharge; dismissed by FERC; BP WCP appeal dismissed by D.C. Circuit

•	FERC Docket No. OR07-14-Complainants/Protestants: BP WCP and Chevron-Defendants: SFPP, Calnev, and several affiliates-Subject: Complaint against cash management practices; dismissed by FERC

•
FERC Docket No. OR07-16-Complainant/Protestant: Tesoro-Defendant: Calnev-Subject: Complaint against Calnev 2005, 2006 and 2007 indexed rate increases; dismissed by FERC; Tesoro appeal dismissed by D.C. Circuit

•
FERC Docket Nos. OR07-18, OR07-19 & OR07-22-Complainants/Protestants: Airline Complainants, BP WCP, Chevron, ConocoPhillips and Valero Marketing-Defendant: Calnev-Subject: Complaints against Calnev rates; complaint amendments pending before FERC

•	FERC Docket No. OR07-20-Complainant/Protestant: BP WCP-Defendant: SFPP-Subject: Complaint against 2007 indexed rate increases; dismissed by FERC; appeal pending at D.C. Circuit

•	FERC Docket Nos. OR08-13 & OR08-15-Complainants/Protestants: BP WCP and ExxonMobil-Defendant: SFPP-Subject: Complaints against all SFPP rates and 2008 indexed rate increases

•
FERC Docket No. IS05-230 (North Line rate case)-Complainants/Protestants: Shippers-Defendant: SFPP-Subject: SFPP filing to increase North Line rates to reflect expansion; initial decision issued; pending at FERC

•	FERC Docket No. IS05-327-Complainants/Protestants: Shippers-Defendant: SFPP-Subject: 2005 indexed rate increases; protests dismissed by FERC; appeal dismissed by D.C. Circuit

•	FERC Docket Nos. IS06-283, IS06-356, IS08-28 and IS08-302-Complainants/Protestants: Shippers-Defendant: SFPP-Subject: East Line expansion rate increases; settled

•
FERC Docket Nos. IS06-356, IS07-229 and IS08-302-Complainants/Protestants: Shippers-Defendant: SFPP-Subject: 2006, 2007 and 2008 indexed rate increases; protests dismissed by FERC; East Line rates resolved by East Line settlement

•	FERC Docket No. IS07-137-Complainants/Protestants: Shippers-Defendant: SFPP-Subject: ULSD surcharge

•	FERC Docket No. IS07-234-Complainants/Protestants: BP WCP and ExxonMobil-Defendant: Calnev-Subject: 2007 indexed rate increases; protests dismissed by FERC

•	FERC Docket No. IS08-390-Complainants/Protestants: BP WCP, ExxonMobil, ConocoPhillips, Valero, Chevron, the Airlines-Defendant: SFPP-Subject: West Line rate increase

•
Motions to compel payment of interim damages (various dockets)-Complainants/Protestants: Shippers-Defendants: SFPP, Kinder Morgan G.P., Inc., and Knight Inc.; Motion for resolution on the merits (various dockets)-Complainants/Protestants: BP WCP and ExxonMobil-Defendant: SFPP and Calnev.

          In this note, we refer to SFPP, L.P. as SFPP; Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP WCP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; Mobil Oil Corporation as Mobil; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; ConocoPhillips Company as ConocoPhillips; Ultramar Diamond Shamrock Corporation/Ultramar Inc. as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airline Complainants; and the Federal Energy Regulatory Commission, as FERC.

          The tariffs and rates charged by SFPP and CALNEV are subject to numerous ongoing proceedings at the FERC, including the above listed shippers’ complaints and protests regarding interstate rates on these pipeline systems. These complaints have been filed over numerous years beginning in 1992 through and including 2008. In general, these complaints allege the rates and tariffs charged by SFPP and CALNEV are not just and reasonable. If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaint) or refunds of any excess rates paid, and SFPP and CALNEV may be required to reduce their rates going forward. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

          As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of our Pacific operations’ rates are grandfathered” under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable; (ii) whether substantially changed circumstances” have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases are justified; and (iv) the appropriate level of return and income tax allowance we may include in our rates. The issues involving CALNEV are similar.

          In May 2005, the FERC issued a statement of general policy stating it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis; consequently, the level of income tax allowance to which SFPP will ultimately be entitled is not certain. In May of 2007, the D.C. Court upheld the FERC’s tax allowance policy.

          In December 2005, SFPP received a FERC order in OR92-8 and OR96-2 that directed it to submit compliance filings and revised tariffs. In accordance with the FERC’s December 2005 order and its February 2006 order on rehearing, SFPP submitted a compliance filing to the FERC in March 2006, and rate reductions were implemented on May 1, 2006. In addition, in December 2005, we recorded accruals of $105.0 million for expenses attributable to an increase in our reserves related to our rate case liability.

          In December 2007, as a follow-up to a March 2006 SFPP compliance filing to FERC, SFPP received a FERC order that directed us to submit revised compliance filings and revised tariffs. In conjunction with FERC’s December 2007 order, our other FERC and CPUC rate cases, and other unrelated litigation matters, we increased our litigation reserves by $140.0 million in the fourth quarter of 2007. And, in accordance with FERC’s December 2007 order and its February 2008 order on rehearing, SFPP submitted a compliance filing to FERC in February 2008, and further rate reductions were implemented on March 1, 2008.

          During 2008, SFPP and CALNEV made combined settlement payments to various shippers totaling approximately $30 million in connection with OR92-8-025, IS6-283 and OR07-5. In October 2008, SFPP entered into a settlement resolving disputes regarding its East Line rates filed in Docket No. IS08-28 and related dockets. In January 2009, the FERC approved the settlement. Upon the finality of FERC’s approval, reduced settlement rates are expected to go into effect on May 1, 2009, and SFPP will make refunds and settlement payments shortly thereafter estimated to total approximately $16.0 million.

          Based on our review of these FERC proceedings, we estimate that as of December 31, 2008, shippers are seeking approximately $355 million in reparation and refund payments and approximately $30 to $35 million in additional annual rate reductions. We assume that, with respect to our SFPP litigation reserves, any reparations and accrued interest thereon will be paid no earlier than the second quarter of 2009.

          California Public Utilities Commission Proceedings

          On April 7, 1997, ARCO, Mobil and Texaco filed a complaint against SFPP with the California Public Utilities Commission, referred to in this note as the CPUC. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and requests prospective rate adjustments and refunds with respect to previously untariffed charges for certain pipeline transportation and related services.

          In October 2002, the CPUC issued a resolution, referred to in this note as the Power Surcharge Resolution, approving a 2001 request by SFPP to raise its California rates to reflect increased power costs. The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC’s analysis of cost data to be submitted by SFPP demonstrates that SFPP’s California jurisdictional rates are unreasonable in any fashion.

          On December 26, 2006, Tesoro filed a complaint challenging the reasonableness of SFPP’s intrastate rates for the three-year period from December 2003 through December 2006 and requesting approximately $8 million in reparations. As a result of previous SFPP rate filings and related protests, the rates that are the subject of the Tesoro complaint are being collected subject to refund.

          SFPP also has various, pending ratemaking matters before the CPUC that are unrelated to the above-referenced complaints and the Power Surcharge Resolution. Protests to these rate increase applications have been filed by various shippers. As a consequence of the protests, the related rate increases are being collected subject to refund.

          All of the above matters have been consolidated and assigned to a single administrative law judge. At the time of this report, it is unknown when a decision from the CPUC regarding the CPUC complaints and the Power Surcharge Resolution will be received. No schedule has been established for hearing and resolution of the consolidated proceedings other than the 1997 CPUC complaint and the Power Surcharge Resolution. Based on our review of these CPUC proceedings, we estimate that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

          On June 6, 2008, as required by CPUC order, SFPP and Calnev Pipe Line Company filed separate general rate case applications, neither of which request a change in existing pipeline rates and both of which assert that existing pipeline rates are reasonable. On September 26, 2008, SFPP filed an amendment to its general rate case application, requesting CPUC approval of a $5 million rate increase for intrastate transportation services to become effective November 1, 2008. Protests to the amended rate increase application have been filed by various shippers and, as a consequence, the related rate increase is being collected subject to refund. The CPUC has issued a ruling suspending further activity with respect to the SFPP and Calnev Pipe Line Company general rate case applications, pending CPUC resolution of the 1997 CPUC complaint and Power Surcharge proceedings. Consequently, no action has been taken by the CPUC with respect to either the SFPP amended general rate case filing or the Calnev general rate case filing.

          Carbon Dioxide Litigation

          Gerald O. Bailey et al. v. Shell Oil Co. et al/Southern District of Texas Lawsuit

          Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the southern district of Texas.  Gerald O. Bailey et al. v. Shell Oil Company et al. , (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas-consolidated by Order dated July 18, 2005). The plaintiffs are asserting claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. have also asserted claims as private relators under the False Claims Act and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

          Effective March 5, 2007, all defendants and plaintiffs Bridwell Oil Company, the Alicia Bowdle Trust, and the Estate of Margaret Bridwell Bowdle executed a final settlement agreement which provides for the dismissal of these plaintiffs’ claims with prejudice to being refiled. On June 10, 2007, the Houston federal district court entered an order of partial dismissal by which the claims by and against the settling plaintiffs were dismissed with prejudice. The claims asserted by Bailey, Ptasynski, and Gray are not included within the settlement or the order of partial dismissal. Effective April 8, 2008, the Shell and Kinder Morgan defendants and plaintiff Gray entered into an indemnification agreement that provides for the dismissal of Gray’s claims with prejudice.

          On April 22, 2008, the federal district court granted defendants’ motions for summary judgment and ruled that plaintiffs Bailey, Ptasynski, and Gray take nothing on their claims. The court entered final judgment in favor of defendants on April 30, 2008. Defendants have filed a motion seeking sanctions against plaintiff Bailey. The plaintiffs have appealed the final judgment to the United States Fifth Circuit Court of Appeals. In October 2008, plaintiffs filed their brief in the Fifth Circuit Court of Appeals. Defendants filed their brief in the Fifth Circuit in December 2008.

           CO2 Claims Arbitration

          Cortez Pipeline Company and Kinder Morgan CO2, successor to Shell CO2 Company, Ltd., were among the named defendants in CO 2  Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit.

          The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

          On October 2, 2007, the plaintiff initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO 2  Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO 2  and an

ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On June 3, 2008, the plaintiff filed a request with the American Arbitration Association seeking administration of the arbitration. In October 2008, the New Mexico federal district court entered an order declaring that the panel in the first arbitration should decide whether the claims in the second arbitration are barred by res judicata. The plaintiff filed a motion for reconsideration of that order, which was denied by the New Mexico federal district court in January 2009. Plaintiff has appealed to the Tenth Circuit Court of Appeals and continues to seek administration of the second arbitration by the American Arbitration Association.

          MMS Notice of Noncompliance and Civil Penalty

          On December 20, 2006, Kinder Morgan CO2 received a Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information-Kinder Morgan CO 2  Company, L.P., Case No. CP07-001” from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS. This Notice, and the MMS’s position that Kinder Morgan CO 2  has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO 2  concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties.

          The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO 2 ’s alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO 2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

          The parties have reached a settlement of the Notice of Noncompliance and Civil Penalty. The settlement agreement is subject to final MMS approval and upon approval will be funded from existing reserves and indemnity payments by Shell CO 2 General LLC and Shell CO 2  LLC pursuant to a royalty claim indemnification agreement.

          MMS Order to Report and Pay

          On March 20, 2007, Kinder Morgan CO2 received an Order to Report and Pay” from the MMS. The MMS contends that Kinder Morgan CO 2  has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO 2  must use its reasonable actual costs” calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO 2 ’s payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount.

          Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. sec. 290.100, et seq.

          In addition to the March 2007 Order to Report and Pay, in April 2007, Kinder Morgan CO2 received an Audit Issue Letter” sent by the Colorado Department of Revenue on behalf of the U.S. Department of the Interior. In the letter, the Department of Revenue states that Kinder Morgan CO 2  has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of $8.5 million for the period from April 2000 through December 2004.

          The MMS and Kinder Morgan CO2 have reached a settlement of the March 2007 and August 2007 Orders to Report and Pay. The settlement is subject to final MMS approval and upon approval will be funded from existing reserves and indemnity payments from Shell CO 2  General LLC and Shell CO 2  LLC pursuant to a royalty claim indemnification agreement.

          J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO 2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

          This case involves a purported class action against Kinder Morgan CO2 alleging that it has failed to pay the full royalty and overriding royalty (royalty interests”) on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit during the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome Unit.

          The case was tried to a jury in the trial court in September 2008. The plaintiffs sought $6.8 million in actual damages as well as punitive damages. The jury returned a verdict finding that Kinder Morgan did not breach the settlement agreement and did not breach the claimed duty to market carbon dioxide. The jury also found that Kinder Morgan breached a duty of good faith and fair dealing and found compensatory damages of $0.3 million and punitive damages of $1.2 million. On October 16, 2008, the trial court entered judgment on the verdict.

          On January 6, 2009, the district court entered orders vacating the judgment and granting a new trial in the case. Kinder Morgan filed a petition with the New Mexico Supreme Court, asking that court to authorize an immediate appeal of the new trial orders. No action has yet been taken by the New Mexico Supreme Court on that petition. Subject to potential further review by New Mexico Supreme Court, the district court scheduled a new trial to occur beginning on October 19, 2009.

          In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2’s payments on carbon dioxide produced from the McElmo Dome and Bravo Dome Units are currently ongoing. These audits and inquiries involve federal agencies and the States of Colorado and New Mexico.

          Commercial Litigation Matters

          Union Pacific Railroad Company Easements

          SFPP, L.P. and Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company and referred to in this note as UPRR) are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 ( Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. D”, Kinder Morgan G.P., Inc., et al.,  Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude in the second quarter of 2009.

          SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right of way and the safety standards that govern relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP has appealed this decision, and in December 2008, the appellate court affirmed the decision. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP’s expense at any time and for any reason, and that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards. Each party is seeking declaratory relief with respect to its positions regarding relocations.

          It is difficult to quantify the effects of the outcome of these cases on SFPP because SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

          United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

          This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the District of Wyoming.

          In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all the Kinder Morgan defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan defendants on jurisdictional grounds. Grynberg has appealed this Order to the Tenth Circuit Court of Appeals. Briefing was completed and oral argument was held on September 25, 2008. No decision has yet been issued.

          Prior to the dismissal order on jurisdictional grounds, the Kinder Morgan defendants filed Motions to Dismiss and for Sanctions alleging that Grynberg filed his Complaint without evidentiary support and for an improper purpose. On January 8, 2007, after the dismissal order, the Kinder Morgan defendants also filed a Motion for Attorney Fees under the False Claim Act. On April 24, 2007 the Court held a hearing on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees. A decision is still pending on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees.

          Leukemia Cluster Litigation

          Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) (Jernee”).

          Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) (Sands”).

          On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against us and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing harmful substances and emissions and gases” to damage the environment and health of human beings.” Plaintiffs claim that Adam Jernee’s death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins.” Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages.

          On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleging the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case. In May 2006, the court granted defendants’ motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants’ motions to dismiss as to the remaining counts, as well as defendants’ motions to strike portions of the complaint.

Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the United States Navy (the United States”) as additional defendants.

          In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint. Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court. By order dated September 25, 2007, the United States District Court granted the motion to dismiss the United States from the case and remanded the Jernee and Sands cases back to the Second Judicial District Court, State of Nevada, County of Washoe. The cases will now proceed in the State Court. Based on the information available to date, our own preliminary investigation, and the positive results of investigations conducted by State and Federal agencies, we believe that the remaining claims against us in these matters are without merit and intend to defend against them vigorously.

          Pipeline Integrity and Releases

          From time to time, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

          Pasadena Terminal Fire

          On September 23, 2008, a fire occurred in the pit 3 manifold area of our Pasadena, Texas terminal facility. One of our employees was injured and subsequently died. In addition, the pit 3 manifold was severely damaged. The cause of the incident is currently under investigation by the Railroad Commission of Texas and the United States Occupational Safety and Health Administration. The remainder of the facility returned to normal operations within 24 hours of the incident.

          Walnut Creek, California Pipeline Rupture

          On November 9, 2004, excavation equipment operated by Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District, struck and ruptured an underground petroleum pipeline owned and operated by SFPP, L.P. in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade. Following court ordered mediation, we have settled with plaintiffs in all of the wrongful death cases and the personal injury and property damages cases. On January 12, 2009, the Contra Costa Superior Court granted summary judgment in favor of Kinder Morgan G.P. Services Co., Inc. in the last remaining civil suit - a claim for indemnity brought by co-defendant Camp, Dresser & McKee, Inc. The only remaining pending matter is our appeal of a civil fine of $140,000 issued by the California Division of Occupational Safety and Health.

          Rockies Express Pipeline LLC Wyoming Construction Incident

          On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc, (a third-party contractor to Rockies Express Pipeline LLC, referred to in this note as REX), struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident was investigated by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA. In March 2008, PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (NOPV”) to El Paso Corporation in which it concluded that El Paso failed to comply with federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident.

          To date, PHMSA has not issued any NOPV’s to REX, and we do not expect that it will do so. Immediately following the incident, REX and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

          In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against us, REX and several other parties in the District Court of Harris County, Texas, 189 Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney’s fees and costs of suit. We have asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. On March 25, 2008, we entered into a settlement agreement with one of the plaintiffs, the decedent’s daughter, resolving any and all of her claims against us, REX and its contractors. We were indemnified for the full amount of this settlement by one of REX’s contractors. On October 17, 2008, the remaining plaintiffs filed a Notice of Nonsuit, which dismissed the remaining claims against all defendants without prejudice to the plaintiffs’ ability to re-file their claims at a later date. The remaining plaintiffs re-filed their Complaint against REX, KMP and several other parties on November 7, 2008, Cause No. 2008-66788, currently pending in the District Court of Harris County, Texas, 189 Judicial District. The parties are currently engaged in discovery.

          Charlotte, North Carolina

          On November 27, 2006, the Plantation Pipeline experienced a release of approximately 4,000 gallons of gasoline from a Plantation Pipe Line Company block valve on a delivery line into a terminal owned by a third party company. The line was repaired and put back into service within a few days. Remediation efforts are continuing under the direction of the North Carolina Department of Environment and Natural Resources (the NCDENR”), which issued a Notice of Violation and Recommendation of Enforcement against Plantation on January 8, 2007. Plantation continues to cooperate fully with the NCDENR.

          Although Plantation does not believe that penalties are warranted, it has engaged in settlement discussions with the EPA regarding a potential civil penalty for the November 2006 release as part of broader settlement negotiations with the EPA regarding this spill and three other historical releases from Plantation, including a February 2003 release near Hull, Georgia. Plantation has entered into a consent decree with the Department of Justice and the EPA for all four releases for approximately $0.7 million, plus some additional work to be performed to prevent future releases. The proposed consent decree was filed in U.S. District Court and is awaiting entry by the court.

          In addition, in April 2007, during pipeline maintenance activities near Charlotte, North Carolina, Plantation discovered the presence of historical soil contamination near the pipeline, and reported the presence of impacted soils to the NCDENR. Subsequently, Plantation contacted the owner of the property to request access to the property to investigate the potential contamination. The results of that investigation indicate that there is soil and groundwater contamination which appears to be from an historical turbine fuel release. The groundwater contamination is underneath at least two lots on which there is current construction of single family homes as part of a new residential development. Further investigation and remediation are being conducted under the oversight of the NCDENR. Plantation reached a settlement with the builder of the residential subdivision. Plantation continues to negotiate with the owner of the property to address any potential claims that it may bring.

          Barstow, California

          The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether, referred to in this report as MTBE, from Calnev Pipe Line Company’s Barstow terminal (i) has migrated underneath the Navy’s Marine Corps Logistics Base in Barstow; (ii) has impacted the Navy’s existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev; and (iii) could affect the MCLB’s water supply system. Although Calnev believes that it has certain meritorious defenses to the Navy’s claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for CERCLA Removal Action to reimburse the Navy for $0.5 million in past response actions, plus perform other work to ensure protection of the Navy’s existing treatment system and water supply.

          Oil Spill Near Westridge Terminal, Burnaby, British Columbia

          On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within our Trans Mountain pipeline system near its Westridge terminal in Burnaby, BC, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, we initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the BC Ministry of Environment, the National Energy Board, and the National Transportation Safety Board. Cleanup and environmental remediation is near completion. The incident is currently under investigation by Federal and Provincial agencies. We do not expect this matter to have a material adverse impact on our results of operations or cash flows.

          On December 20, 2007 we initiated a lawsuit entitled Trans Mountain Pipeline LP, Trans Mountain Pipeline Inc. and Kinder Morgan Canada Inc. v. The City of Burnaby, et al., Supreme Court of British Columbia, Vancouver Registry No. S078716. The suit alleges that the City of Burnaby and its agents are liable in damages including, but not limited to, all costs and expenses incurred by us as a result of the rupture of the pipeline and subsequent release of crude oil. Defendants have denied liability and discovery has begun.

          Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

          Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or cash flows. As of December 31, 2008, and December 31, 2007, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $234.8 million and $247.9 million, respectively. The reserve is primarily related to various claims from lawsuits arising from our Pacific operations’ pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

          Environmental Matters

          Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC. and ST Services, Inc.

          On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, later owned by Support Terminals. The terminal is now owned by Pacific Atlantic Terminals, LLC, (PAT) and it too is a party to the lawsuit

          The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit. The parties are currently involved in mandatory mediation and met in June and October 2008. No progress was made at any of the mediations. The mediation judge will now refer the case back to the litigation court room.

          On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil Corporation and Kinder Morgan Liquids Terminals LLC, f/k/a GATX Terminals Corporation. The complaint was filed in Gloucester County, New Jersey. Both ExxonMobil and we filed third party complaints against Support Terminals seeking to bring Support Terminals into the case. Support Terminals filed motions to dismiss the third party complaints, which were denied. Support Terminals is now joined in the case and it filed an Answer denying all claims.

          The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include cleanup costs and damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants’ actions. As in the case brought by ExxonMobil against GATX Terminals, the issue is whether the plaintiffs’ claims are within the scope of the indemnity obligations between GATX Terminals (and therefore, Kinder Morgan Liquids Terminals) and Support Terminals. The court may consolidate the two cases.

          Mission Valley Terminal Lawsuit

          In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the state of California, filed a lawsuit against us and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city’s stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, we removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, we filed a Motion to Dismiss all counts of the Complaint. The court denied in part and granted in part the Motion to Dismiss and gave the City leave to amend their complaint. The City submitted its Amended Complaint and we filed an Answer. The parties have commenced with discovery. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

          In June 2008, we received an Administrative Civil Liability Complaint from the California Regional Water Quality Control Board (RWQCB) for violations and penalties associated with permitted surface water discharge from the remediation system operating at the Mission Valley terminal facility. In December 2008, we settled the Administrative Civil Liability Complaint with the RWQCB, paying a civil penalty of $0.2 million.

          Other Environmental

          We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies there under, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

          We are currently involved in several governmental proceedings involving air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these violations will have a material adverse affect on our business.

          We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

          In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See -Pipeline Integrity and Releases” above for additional information with respect to ruptures and leaks from our pipelines.

          General

          Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2008, we have accrued an environmental reserve of$78.9 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operations. As of December 31, 2007, our environmental reserve totaled $92.0 million. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes; (ii) groundwater and land use near our sites; and (iii) changes in cleanup technology.

          Other

          We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

17.     Regulatory Matters

          The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For each of the years ended December 31, 2008, 2007 and 2006, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

          Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during 2008. This note also contains a description of any material regulatory matters initiated during 2008 in which we are involved.

          FERC Order No. 2004/690/717

          Since November 2003, the FERC issued Orders No. 2004, 2004-A, 2004-B, 2004-C, and 2004-D, adopting new Standards of Conduct as applied to natural gas pipelines. The primary change from existing regulation was to make such standards applicable to an interstate natural gas pipeline’s interaction with many more affiliates (referred to as energy affiliates”). The Standards of Conduct require, among other things, separate staffing of interstate pipelines and their energy affiliates (but support functions and senior management at the central corporate level may be shared) and strict limitations on communications from an interstate pipeline to an energy affiliate.

          However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit, in Docket No. 04-1183, vacated FERC Orders 2004, 2004-A, 2004-B, 2004-C, and 2004-D as applied to natural gas pipelines, and remanded these same orders back to the FERC.

          On October 16, 2008, the FERC issued a Final Rule in Order 717 revising the FERC Standards of Conduct for natural gas and electric transmission providers by eliminating Order No. 2004’s concept of Energy Affiliates and corporate separation in favor of an employee functional approach as used in Order No. 497. A transmission provider is prohibited from disclosing to a marketing function employee non-public information about the transmission system or a transmission customer. The final rule also retains the long-standing no-conduit rule, which prohibits a transmission function provider from disclosing non-public information to marketing function employees by using a third party conduit. Additionally, the final rule requires that a transmission provider provide annual training on the Standards of Conduct to all transmission function employees, marketing function employees, officers, directors, supervisory employees, and any other employees likely to become privy to transmission function information. This rule became effective November 26, 2008.

          Notice of Inquiry - Financial Reporting

          On February 15, 2007, the FERC issued a notice of inquiry seeking comment on the need for changes or revisions to the FERC’s reporting requirements contained in the financial forms for gas and oil pipelines and electric utilities. Initial comments were filed by numerous parties on March 27, 2007, and reply comments were filed on April 27, 2007.

          On September 20, 2007, the FERC issued for public comment in Docket No. RM07-9 a proposed rule which would revise its financial forms to require that additional information be reported by natural gas companies. The proposed rule would require, among other things, that natural gas companies: (i) submit additional revenue information, including revenue from shipper-supplied gas; (ii) identify the costs associated with affiliate transactions; and (iii) provide additional information on incremental facilities and on discounted and negotiated rates. The FERC proposed an effective date of January 1, 2008, which means that forms reflecting the new requirements for 2008 would be filed in early 2009. Comments on the proposed rule were filed by numerous parties on November 13, 2007.

          On March 21, 2008 the FERC issued a Final Rule regarding changes to the Form 2, 2-A and 3Q. The revisions were designed to enhance the forms’ usefulness by updating them to reflect current market and cost information relevant to interstate pipelines and their customers. The rule is effective January 1, 2008 with the filing of the revised Form 3-Q beginning with the first quarter of 2009. The revised Form 2 and 2-A for calendar year 2008 material would be filed by April 30, 2009. On June 20, 2008, the FERC issued an Order Granting in Part and Denying in Part Rehearing and Granting Request for Clarification. No substantive changes were made to the March 21, 2008 Final Rule.

          Notice of Inquiry - Fuel Retention Practices

          On September 20, 2007, the FERC issued a Notice of Inquiry seeking comment on whether it should change its current policy and prescribe a uniform method for all interstate gas pipelines to use in recovering fuel gas and gas lost and unaccounted for. The Notice of Inquiry included numerous questions regarding fuel recovery issues and the effects of fixed fuel percentages as compared with tracking provisions. Comments on the Notice of Inquiry were filed by numerous parties on November 30, 2007. On November 20, 2008, the FERC issued an order terminating the inquiry.

          Notice of Proposed Rulemaking - Promotion of a More Efficient Capacity Release Market-Order 712

          On November 15, 2007, the FERC issued a notice of proposed rulemaking in Docket No. RM 08-1-000 regarding proposed modifications to its Part 284 regulations concerning the release of firm capacity by shippers on interstate natural gas pipelines. The FERC proposes to remove, on a permanent basis, the rate ceiling on capacity release transactions of one year or less. Additionally, the FERC proposes to exempt capacity releases made as part of an asset management arrangement from the prohibition on tying and from the bidding requirements of section 284.8. Initial comments were filed by numerous parties on January 25, 2008.

          On June 19, 2008, the FERC issued a final rule in Order 712 regarding changes to the capacity release program. The FERC permitted market based pricing for short-term capacity releases of a year or less. Long-term capacity releases and a pipeline’s sale of its own capacity remain subject to a price cap. The ruling would facilitate asset management arrangements by relaxing the FERC’s prohibitions on tying and on bidding requirements for certain capacity releases. The FERC further clarified that its prohibition on tying does not apply to conditions associated with gas inventory held in storage for releases for firm storage capacity. Finally, the FERC waived the prohibition on tying and bidding requirements for capacity releases made as part of state-approved retail open access programs. The final rule became effective on July 30, 2008.

          On November 20, 2008, the FERC issued an order generally denying requests for rehearing and/or clarification that had been filed. The FERC reaffirmed its final rule, Order 712, and denied requests for rehearing stating the removal of the rate ceiling for short-term capacity release transactions is designed to extend to capacity release transactions, the pricing flexibility already available to pipelines through negotiated rates without compromising the fundamental protection provided by the availability of recourse rate service. Additionally, the FERC clarified several areas of the rule as it relates to asset management arrangements.

          Notice of Proposed Rulemaking - Natural Gas Price Transparency

          On April 19, 2007, the FERC issued a notice of proposed rulemaking in Docket Nos. RM07-10-000 and AD06-11-000 regarding price transparency provisions of Section 23 of the Natural Gas Act and the Energy Policy Act. In the notice, the FERC proposed to revise its regulations to (i) require that intrastate pipelines post daily the capacities of, and volumes flowing through, their major receipt and delivery points and mainline segments in order to make available the information to track daily flows of natural gas throughout the United States; and (ii) require that buyers and sellers of more than a de minimis volume of natural gas report annual numbers and volumes of relevant transactions to the FERC in order to make possible an estimate of the size of the physical U.S. natural gas market, assess the importance of the use of index pricing in that market, and determine the size of the fixed-price trading market that produces the information. The FERC believes these revisions to its regulations will facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. Initial comments were filed on July 11, 2007 and reply comments were filed on August 23, 2007. In addition, the FERC conducted an informal workshop in this proceeding on July 24, 2007, to discuss implementation and other technical issues associated with the proposals set forth in the NOPR.

          In addition, on December 21, 2007, the FERC issued a new notice of proposed rulemaking in Docket No. RM08-2-000 regarding the daily posting provisions that were contained in Docket Nos. RM07-10-000 and AD06-11-000. The new NOPR proposes to exempt from the daily posting requirements those non-interstate pipelines that (i) flow less than ten million MMBtus of natural gas per year; (ii) fall entirely upstream of a processing plant; and (iii) deliver more than 95% of the natural gas volumes they flow directly to end-users. However, the new NOPR expands the proposal to require that both interstate and non-exempt non-interstate pipelines post daily the capacities of, volumes scheduled at, and actual volumes flowing through, their major receipt and delivery points and mainline segments. Initial comments were filed by numerous parties on March 13, 2008. A Technical Conference was held on April 3, 2008. Numerous reply comments were received on April 14, 2008.

          On December 26, 2007, the FERC issued Order No. 704 in this docket implementing only the annual reporting provisions of the NOPR with minimal changes to the original proposal. The order became effective February 4, 2008. The initial report is due May 1, 2009 for calendar year 2008. Subsequent reports are due by May 1 of each year for the previous calendar year. Order 704 will require most, if not all of our natural gas pipelines to report annual volumes of relevant transactions to the FERC. Technical workshops were held on April 22, 2008 and May 19, 2008. The FERC issued Order 704-A on September 18, 2008. This order generally affirmed the rule, while clarifying what information certain natural gas market participants must report in Form 552. The revisions pertain to the reporting of transactions occurring in calendar year 2008. The first report is due May 1, 2009 and each May 1st thereafter for subsequent calendar years. Order 704-A became effective October 27, 2008.

          On November 20, 2008, the FERC issued Order 720, which is the final rule in the Docket No. RM08-2-000 proceeding. The final rule established new reporting requirements for interstate and major non-interstate pipelines. A major non-interstate pipeline is defined as a pipeline who delivers annually more than 50 million MMBtu of natural gas measured in average deliveries for the previous three calendar years. Interstate pipelines will be required to post no-notice activity at each receipt and delivery point three days after the day of gas flow. Major non-interstate pipelines will be required to post design capacity, scheduled volumes and available capacity at each receipt or delivery point with a design capacity of 15,000 MMbtus of natural gas per day or greater when gas is scheduled at the point. The final rule became effective January 27, 2009 for interstate pipelines. Non-major interstate pipelines must comply with the requirements of Order 720 within 150 days following the issuance of an order addressing the pending request for rehearing.

          FERC Equity Return Allowance

          On April 17, 2008, the FERC adopted a new policy under Docket No. PL07-2-000 that will allow master limited partnerships to be included in proxy groups for the purpose of determining rates of return for both interstate natural gas and oil pipelines. Additionally, the policy statement concluded that (i) there should be no cap on the level of distributions included in the FERC’s current discounted cash flow methodology; (ii) the Institutional Brokers

Estimated System forecasts should remain the basis for the short-term growth forecast used in the discounted cash flow calculation; (iii) there should be an adjustment to the long-term growth rate used to calculate the equity cost of capital for a master limited partnership, specifically the long term growth rate would be set at 50% of the gross domestic product; and (iv) there should be no modification to the current respective two-thirds and one-third weightings of the short-term and long-term growth factors. Additionally, the FERC decided not to explore other methods for determining a pipeline’s equity cost of capital at this time. The policy statement will govern all future gas and oil rate proceedings involving the establishment of a return on equity, as well as those cases that are currently pending before either the FERC or an administrative law judge. On May 19, 2008, an application for rehearing was filed by The American Public Gas Association. On June 13, 2008, the FERC dismissed the request for rehearing.

          Notice of Proposed Rulemaking - Rural Onshore Low Stress Hazardous Liquids Pipelines

          On September 6, 2006, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA, published a notice of proposed rulemaking (PHMSA 71 FR 52504) that proposed to extend certain threat-focused pipeline safety regulations to rural onshore low-stress hazardous liquid pipelines within a prescribed buffer of previously defined U.S. states. Low-stress hazardous liquid pipelines, except those in populated areas or that cross commercially navigable waterways, have not been subject to the safety regulations in PHMSA 49 C.F.R. Part 195.1. According to the PHMSA, unusually sensitive areas are areas requiring extra protection because of the presence of sole-source drinking water resources, endangered species, or other ecological resources that could be adversely affected by accidents or leaks occurring on hazardous liquid pipelines.

          The notice proposed to define a category of regulated rural onshore low-stress lines” (rural lines operating at or below 20% of specified minimum yield strength, with a diameter of eight and five-eighths inches or greater, located in or within a quarter-mile of a U.S. state) and to require operators of these lines to comply with a threat-focused set of requirements in Part 195 that already apply to other hazardous liquid pipelines. The proposed safety requirements addressed the most common threats-corrosion and third party damage-to the integrity of these rural lines. The proposal is intended to provide additional integrity protection, to avoid significant adverse environmental consequences, and to improve public confidence in the safety of unregulated low-stress lines.

          Since the new notice is a proposed rulemaking in which the PHMSA will consider initial and reply comments from industry participants, it is not clear what impact the final rule will have on the business of our intrastate and interstate pipeline companies.

          Kinder Morgan Liquid Terminals - U.S. Department of Transportation Jurisdiction

          With regard to several of our liquids terminals, we are working with the U.S. Department of Transportation, referred to in this report as the DOT, to supplement our compliance program for certain of our tanks and internal piping. We anticipate the program will call for incremental capital spending over the next several years to improve and/or add to our facilities. These improvements will enhance the tanks and piping previously considered outside the jurisdiction of DOT to conduct DOT jurisdictional transfers of products. Our original estimate called for an incremental $3 million to $5 million of annual capital spending over the next six to ten years for this work; however, we continue to assess the amount of capital that will be required and the amount may exceed our original estimate.

          Natural Gas Pipeline Expansion Filings

          TransColorado Pipeline

          On April 19, 2007, the FERC issued an order approving TransColorado Gas Transmission Company LLC’s application for authorization to construct and operate certain facilities comprising its proposed Blanco-Meeker Expansion Project.” This project provides for the transportation of up to approximately 250 million cubic feet per day of natural gas from the Blanco Hub area in San Juan County, New Mexico through TransColorado’s existing interstate pipeline for delivery to the Rockies Express Pipeline at an existing point of interconnection located in the Meeker Hub in Rio Blanco County, Colorado. Construction commenced on May 9, 2007, and the project was completed and entered service January 1, 2008.

          Rockies Express Pipeline-Currently Certificated Facilities

          We own a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC, and operate the Rockies Express Pipeline. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. When construction of the entire Rockies Express Pipeline project is completed, our ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect our 50% economics in the project. According to the provisions of current accounting standards, because we will receive 50% of the economics of the Rockies Express project on an ongoing basis, we are not considered the primary beneficiary of West2East Pipeline LLC and thus, we account for our investment under the equity method of accounting.

          On August 9, 2005, the FERC approved the application of Rockies Express Pipeline LLC, formerly known as Entrega Gas Pipeline LLC, to construct 327 miles of pipeline facilities in two phases. For phase I (consisting of two pipeline segments), Rockies Express was granted authorization to construct and operate approximately 136 miles of pipeline extending northward from the Meeker Hub, located at the northern end of our TransColorado pipeline system in Rio Blanco County, Colorado, to the Wamsutter Hub in Sweetwater County, Wyoming (segment 1), and then construct approximately 191 miles of pipeline eastward to the Cheyenne Hub in Weld County, Colorado (segment 2). Construction of segments 1 and 2 has been completed, with interim service commencing on segment 1 on February 24, 2006, and full in-service of both segments on February 14, 2007. For phase II, Rockies Express was authorized to construct three compressor stations referred to as the Meeker, Big Hole and Wamsutter compressor stations. The Meeker and Wamsutter stations went into service in January 2008. Construction of the Big Hole compressor station commenced in the second quarter of 2008, and the expected in-service date for this compressor station is the second quarter of 2009.

          Rockies Express Pipeline-West Project

          On April 19, 2007, the FERC issued a final order approving the Rockies Express application for authorization to construct and operate certain facilities comprising its proposed Rockies Express-West Project.” This project is the first planned segment extension of the Rockies Express’ facilities described above, and is comprised of approximately 713 miles of 42-inch diameter pipeline extending from the Cheyenne Hub to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The project also includes certain improvements to existing Rockies Express facilities located to the west of the Cheyenne Hub. Construction on Rockies Express-West commenced on May 21, 2007, and interim service for up to 1.4 billion cubic feet per day of natural gas on the segment’s first 503 miles of pipe began on January 12, 2008. The project commenced deliveries to Panhandle Eastern Pipe Line at Audrain County, Missouri on the remaining 210 miles of pipe on May 20, 2008. The Rockies Express-West pipeline segment transports approximately 1.5 million cubic feet per day of natural gas across five states: Wyoming, Colorado, Nebraska, Kansas and Missouri.

          Rockies Express replaced certain pipe to reflect a higher class location and conducted further hydrostatic testing of portions of its system during September 2008 to satisfy U.S. Department of Transportation testing requirements to operate at its targeted higher operating pressure. This pipe replacement and hydrostatic testing, conducted from September 3, 2008 through September 26, 2008, resulted in the temporary outage of pipeline delivery points and an overall reduction of firm capacity available to firm shippers. By the terms of the Rockies Express FERC Gas Tariff, firm shippers are entitled to daily reservation revenue credits for non-force majeure and planned maintenance outages. The estimated impact of these revenue credits is included in our 2008 results of operations.

          Rockies Express Meeker to Cheyenne Expansion Project

          Pursuant to certain rights exercised by Encana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities, Rockies Express is requesting authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne, Wyoming expansion project. The proposed expansion will consist of additional natural gas compression at its Big Hole compressor station located in Moffat County, Colorado and its Arlington compressor station located in Carbon County, Wyoming. Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming; and (ii) the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County,

Colorado. The expansion is fully contracted and is expected to be operational in April 2010. The total estimated cost for the proposed project is approximately $78 million. Rockies Express submitted a FERC application seeking approval to construct and operate this expansion on February 3, 2009.

          Rockies Express Pipeline-East Project

          On April 30, 2007, Rockies Express filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the Rockies Express-East Project. The Rockies Express-East Project will be comprised of approximately 639 miles of 42-inch diameter pipeline commencing from the terminus of the Rockies Express-West pipeline to a terminus near the town of Clarington in Monroe County, Ohio and will be capable of transporting approximately 1.8 billion cubic feet per day of natural gas.

          By order issued May 30, 2008, the FERC authorized the certificate to construct the Rockies Express Pipeline-East Project. Construction commenced on the Rockies Express-East pipeline segment on June 26, 2008. Delays in securing permits and regulatory approvals, as well as weather-related delays, have caused Rockies Express to set revised project completion dates. Rockies Express-East is currently projected to commence service on April 1, 2009 to interconnects upstream of Lebanon, followed by service to the Lebanon Hub in Warren County, Ohio beginning June 15, 2009, with final completion and deliveries to Clarington, Ohio commencing by November 1, 2009.

          On October 31, 2008, Rockies Express filed an amendment to its certificate application, seeking authorization to revise its tariff-based recourse rates for transportation service on the REX East Project facilities to reflect updated construction costs for the project. The proposed amendment is pending FERC approval.

          Current market conditions for consumables, labor and construction equipment along with certain provisions in the final regulatory orders have resulted in increased costs for the project and have impacted certain projected completion dates. Our current estimate of total completed cost on the Rockies Express Pipeline is now approximately $6.2 billion (consistent with our January 21, 2009 fourth quarter earnings press release).

          Kinder Morgan Interstate Gas Transmission Pipeline

          On August 6, 2007, Kinder Morgan Interstate Gas Transmission Pipeline, referred to in this report as KMIGT, filed, in FERC Docket CP07-430, for regulatory approval to construct and operate a 41-mile natural gas pipeline, referred to in this report as the Colorado Lateral, from the Cheyenne Hub to markets in and around Greeley, Colorado. When completed, the Colorado Lateral will provide firm transportation of up to 55 million cubic feet per day to a local utility under long-term contract. The FERC issued a draft environmental assessment on the project on January 11, 2008, and comments on the project were received February 11, 2008. On February 21, 2008, the FERC granted the certificate application. On July 8, 2008, in response to a rehearing request by Public Service Company of Colorado, referred to in this report as PSCo, the FERC granted rehearing and denied KMIGT recovery in initial transportation rates $6.2 million in costs associated with non-jurisdictional laterals constructed by KMIGT to serve Atmos. The recourse rate adjustment does not have any material effect on the negotiated rate paid by Atmos to KMIGT or the economics of the project. On July 25, 2008, KMIGT filed an amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the Colorado Lateral to reflect updated construction costs for jurisdictional mainline facilities. The FERC approved the revised initial recourse rates on August 22, 2008.

          PSCo, a competitor serving markets off the Colorado Lateral, also filed a complaint before the State of Colorado Public Utilities Commission (CoPUC”) against Atmos, the anchor shipper on the project. The CoPUC conducted a hearing on April 14, 2008 on the complaint. On June 9, 2008, PSCo also filed before the CoPUC seeking a temporary cease and desist order to halt construction of the lateral facilities being constructed by KMIGT to serve Atmos. Atmos filed a response to that motion on June 24, 2008. By order dated June 27, 2008 an administrative law judge for the CoPUC denied PSCo’s request for a cease and desist order. On September 4, 2008, an administrative law judge for the CoPUC issued an order wherein it denied PSCo’s claim to exclusivity to serve Atmos and the Greeley market area but affirmed PSCo’s claim that Atmos’ acquisition of the delivery laterals is not in the ordinary course of business and requires separate approvals. Accordingly, Atmos may require a certificate of public convenience and necessity related to the delivery lateral facilities from KMIGT. While the need for approvals by Atmos before the CoPUC remains pending, service on the subject facilities commenced in November, 2008.

          On December 21, 2007, KMIGT filed, in Docket CP 08-44, for approval to expand its system in Nebraska to serve incremental ethanol and industrial load. No protests to the application were filed and the project was approved by the FERC. Construction commenced on April 9, 2008. These facilities went into service in October 2008.

          Kinder Morgan Louisiana Pipeline

          On September 8, 2006, in FERC Docket No. CP06-449-000, we filed an application with the FERC requesting approval to construct and operate our Kinder Morgan Louisiana Pipeline. The natural gas pipeline will extend approximately 135 miles from Cheniere’s Sabine Pass liquefied natural gas terminal in Cameron Parish, Louisiana, to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including Natural Gas Pipeline Company of America LLC. The project is supported by fully subscribed capacity and long-term customer commitments with Chevron and Total. The entire estimated project cost is now expected to be approximately $950 million (consistent with our January 21, 2009 fourth quarter earnings press release), and it is expected to be fully operational during the third quarter of 2009.

          On March 15, 2007, the FERC issued a preliminary determination that the authorizations requested, subject to some minor modifications, will be in the public interest. This order does not consider or evaluate any of the environmental issues in this proceeding. On April 19, 2007, the FERC issued the final environmental impact statement, or EIS, which addressed the potential environmental effects of the construction and operation of the Kinder Morgan Louisiana Pipeline. The final EIS was prepared to satisfy the requirements of the National Environmental Policy Act. It concluded that approval of the Kinder Morgan Louisiana Pipeline project would have limited adverse environmental impacts. On June 22, 2007, the FERC issued an order granting construction and operation of the project. Kinder Morgan Louisiana Pipeline officially accepted the order on July 10, 2007.

          On July 11, 2008, Kinder Morgan Louisiana Pipeline filed an amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the Kinder Morgan Louisiana Pipeline system to reflect updated construction costs for the project. The amendment was accepted by the FERC on August 14, 2008. On December 30, 2008, KMLP filed a second amendment to its certificate application, seeking authorization to revise its initial rates for transportation service on the KMLP system to reflect an additional increase in projected construction costs for the project. The filing is still pending.

          Midcontinent Express Pipeline

          On October 9, 2007, in Docket No. CP08-6-000, Midcontinent Express Pipeline LLC filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the approximately 500-mile Midcontinent Express Pipeline natural gas transmission system.

          The Midcontinent Express Pipeline will create long-haul, firm transportation takeaway capacity either directly or indirectly connected to natural gas producing regions located in Texas, Oklahoma and Arkansas. The pipeline will originate in southeastern Oklahoma and traverse east through Texas, Louisiana, Mississippi, and terminate at an interconnection with the Transco Pipeline near Butler, Alabama. The Midcontinent Express Pipeline is a 50/50 joint venture between us and Energy Transfer Partners, L.P., and it has a total capital cost of approximately $2.2 billion, including the expansion capacity.

          On July 25, 2008, the FERC approved the application made by Midcontinent Express Pipeline to construct and operate the 500-mile Midcontinent Express Pipeline natural gas transmission system along with the lease of 272 million cubic feet of capacity on the Oklahoma intrastate system of Enogex Inc. Initial design capacity for the pipeline was 1.5 billion cubic feet of natural gas per day, which was fully subscribed with long-term binding commitments from creditworthy shippers. A successful binding open season was completed in July 2008 which will increase the main segment of the pipeline’s capacity to 1.8 billion cubic feet per day, subject to regulatory approval.

          Midcontinent Express Pipeline accepted the FERC Certificate on July 30, 2008. Mobilization for construction of the pipeline began in the third quarter, and subject to the receipt of regulatory approvals, interim service on the first portion of the pipeline is expected to be available by the second quarter of 2009 with full in service in the third quarter of 2009. On January 9, 2009, Midcontinent Express filed an amendment to its original certificate application requesting authorization to revise its initial rates for transportation service on the pipeline system to reflect an increase in projected construction costs for the project. The filing is still pending.

          On January 30, 2009, MEP filed a certificate application in Docket No. CP09-56-000 requesting authorization to increase the capacity in Zone 1 from 1.5 Bcf to 1.8 Bcf/d. The Application is still pending.

          Kinder Morgan Texas Pipeline LLC

          On May 30, 2008, Kinder Morgan Texas Pipeline LLC filed in Docket No. PR08-25-000 a petition seeking market-based rate authority for firm and interruptible storage services performed under section 311 of the Natural Gas Policy Act of 1978 (NGPA) at the North Dayton Gas Storage Facility in Liberty County, Texas, and at the Markham Gas Storage Facility in Matagorda County, Texas. On October 3, 2008, FERC approved this petition effective May 30, 2008.

18.     Recent Accounting Pronouncements

          EITF 04-5

          In June 2005, the Emerging Issues Task Force reached a consensus on Issue No. 04-5, or EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-5 provides guidance for purposes of assessing whether certain limited partners rights might preclude a general partner from controlling a limited partnership.

          For general partners of all new limited partnerships formed, and for existing limited partnerships for which the partnership agreements are modified, the guidance in EITF 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005 (January 1, 2006 for us). The adoption of EITF 04-5 did not have an effect on our consolidated financial statements.

          Nonetheless, as a result of EITF 04-5, as of January 1, 2006, our financial statements are consolidated into the consolidated financial statements of Knight. Notwithstanding the consolidation of our financial statements into the consolidated financial statements of Knight pursuant to EITF 04-5, Knight is not liable for, and its assets are not available to satisfy, the obligations of us and/or our subsidiaries and vice versa. Responsibility for payments of obligations reflected in our or Knight’s financial statements is a legal determination based on the entity that incurs the liability. The determination of responsibility for payment among entities in our consolidated group of subsidiaries was not impacted by the adoption of EITF 04-5.

          FIN 48

          In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” which became effective January 1, 2007. FIN 48 addressed the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Our adoption of FIN No. 48 on January 1, 2007 did not result in a cumulative effect adjustment to Partners’ Capital” on our consolidated balance sheet. For more information related to FIN 48, see Note 5.

          SFAS No. 157

          For information on SFAS No. 157, see Note 14 -SFAS No. 157.”

          SFAS No. 159

          On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

          SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 (disclosed in Note 14 -SFAS No. 157”) and in SFAS No. 107 Disclosures about Fair Value of Financial Instruments” (disclosed in Note 9 -Fair Value of Financial Instruments”).

          This Statement was adopted by us effective January 1, 2008, at which time no financial assets or liabilities, not previously required to be recorded at fair value by other authoritative literature, were designated to be recorded at fair value. As such, the adoption of this Statement did not have any impact on our consolidated financial statements.

          SFAS 141(R)

          On December 4, 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations.” Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination. SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.

          Significant provisions of SFAS No. 141R concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

          This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for us). The adoption of this Statement did not have a material impact on our consolidated financial statements.

          SFAS No. 160

          On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.” This Statement changes the accounting and reporting for noncontrolling interests in consolidated financial statements. A noncontrolling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated income statement; and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently and similarly-as equity transactions.

          Accordingly, our consolidated net income and comprehensive income are now determined without deducting amounts attributable to noncontrolling interests, however, our earnings-per-unit information continues to be calculated on the basis of the net income attributable to our limited partners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for us). SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied; however, its presentation and disclosure requirements have been applied retrospectively for all periods presented in this report. The adoption of this Statement did not have a material impact on our consolidated financial statements.

          SFAS No. 161

          On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities” and is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, among other things, (i) a tabular summary of the fair value of derivative instruments and their gains and losses; (ii) disclosure of derivative features that are credit-risk-related to provide more information regarding an entity’s liquidity; and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments.

          This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us). This Statement expands and enhances disclosure requirements only, and as such, the adoption of this Statement did not have any impact on our consolidated financial statements.

          EITF 07-4

          In March 2008, the Emerging Issues Task Force reached a consensus on Issue No. 07-4, or EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.” EITF 07-4 provides guidance for how current period earnings should be allocated between limited partners and a general partner when the partnership agreement contains incentive distribution rights.

          This Issue is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The guidance in this Issue is to be applied retrospectively for all financial statements presented; however, the adoption of this Issue did not have any impact on our consolidated financial statements.

          FASB Staff Position No. FAS 142-3

          On April 25, 2008, the FASB issued FASB Staff Position FAS 142-3 Determination of the Useful Life of Intangible Assets.” This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets”. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The adoption of this Staff Position did not have a material impact on our consolidated financial statements.

          SFAS No. 162

          On May 9, 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.” This Statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles, referred to in this note as GAAP, for nongovernmental entities.

          Statement No. 162 establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Statement No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles,” and is only effective for nongovernmental entities. We do not expect the adoption of this Statement to have any effect on our consolidated financial statements.

          FASB Staff Position No. EITF 03-6-1

          On June 16, 2008, the FASB issued FASB Staff Position FAS EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This Staff Position clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. As participating securities, these instruments should be included in the calculation of basic earnings per share. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The adoption of this Staff Position did not have an impact on our consolidated financial statements.

          FASB Staff Position No. FAS 157-3

          On October 10, 2008, the FASB issued FASB Staff Position FAS 157-3 Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active.” This Staff Position provides guidance clarifying how SFAS No. 157, Fair Value Measurements” should be applied when valuing securities in markets that are not active. This Staff Position applies the objectives and framework of SFAS No. 157 to determine the fair value of a financial asset in a market that is not active, and it reaffirms the notion of fair value as an exit price as of the measurement date. Among other things, the guidance also states that significant judgment is required in valuing financial assets. This Staff Position became effective upon issuance, and did not have any material effect on our consolidated financial statements.

          EITF 08-6

          On November 24, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force on Issue No. 08-6, or EITF 08-6, Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies certain accounting and impairment considerations involving equity method investments. This Issue is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. The guidance in this Issue is to be applied prospectively for all financial statements presented. The adoption of this Issue did not have any impact on our consolidated financial statements.

          FASB Staff Position No. FAS 140-4 and FIN 46(R)-8

          On December 11, 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8 Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This Staff Position requires enhanced disclosure and transparency by public entities about their involvement with variable interest entities and their continuing involvement with transferred financial assets. The disclosure requirements in this Staff Position are effective for annual and interim periods ending after December 15, 2008 (December 31, 2008 for us). The adoption of this Staff Position did not have any impact on our consolidated financial statements.

          FASB Staff Position No. FAS 132(R)-1

          On December 30, 2008, the FASB issued FASB Staff Position FAS 132(R)-1, Employer’s Disclosures About Postretirement Benefit Plan Assets.” This Staff Position is effective for financial statements ending after December 15, 2009 (December 31, 2009 for us) and requires additional disclosure of pension and post retirement benefit plan assets regarding (i) investment asset classes; (ii) fair value measurement of assets; (iii) investment strategies; (iv) asset risk; and (v) rate-of-return assumptions. We do not expect this Staff Position to have a material impact on our consolidated financial statements.

          Securities and Exchange Commission’s Final Rule on Oil and Gas Disclosure Requirements

          On December 31, 2008, the Securities and Exchange Commission issued its final rule Modernization of Oil and Gas Reporting,” which revises the disclosures required by oil and gas companies. The SEC disclosure requirements for oil and gas companies have been updated to include expanded disclosure for oil and gas activities, and certain definitions have also been changed that will impact the determination of oil and gas reserve quantities. The provisions of this final rule are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009. We do not expect this final rule to have a material impact on our consolidated financial statements.

19.     Quarterly Financial Data (Unaudited)

	Operating Revenues	Operating Income	Income from Continuing Operations	Income from Discontinued Operations	Net Income

	(In millions)
2008
First Quarter	$2,720.3	$419.4	$350.2	$0.5	$350.7
Second Quarter	3,495.7	406.2	365.5	0.8	366.3
Third Quarter	3,232.8	407.9	332.9	-	332.9
Fourth Quarter	2,291.5	318.0	268.6	-	268.6
2007
First Quarter	$2,171.7	$(75.5)	$(157.8)	$7.1	$(150.7)
Second Quarter	2,366.4	314.6	230.5	5.4	235.9
Third Quarter	2,230.8	311.4	207.6	8.6	216.2
Fourth Quarter	2,448.8	257.2	143.1	152.8	295.9

	Limited Partners’ interest in:
	Income (loss) from Continuing Operations	Income (loss) from Discontinued Operations	Net Income

Basic Limited Partners’ income (loss) per Unit:
2008
First Quarter	$0.63	$-	$0.63
Second Quarter	0.64	0.01	0.65
Third Quarter	0.48	-	0.48
Fourth Quarter	0.19	-	0.19
2007
First Quarter	$(1.27)	$0.03	$(1.24)
Second Quarter	0.34	0.02	0.36
Third Quarter	0.21	0.03	0.24
Fourth Quarter	(0.12)	0.62	0.50

Diluted Limited Partners’ income (loss) per Unit:
2008
First Quarter	$0.63	$-	$0.63
Second Quarter	0.64	0.01	0.65
Third Quarter	0.48	-	0.48
Fourth Quarter	0.19	-	0.19
2007
First Quarter(a)	$(1.27)	$0.04	$(1.23)
Second Quarter	0.34	0.02	0.36
Third Quarter	0.21	0.03	0.24
Fourth Quarter	(0.12)	0.62	0.50
______________

(a)	2007 first quarter includes an expense of $377.1 million attributable to a goodwill impairment charge recognized by Knight, as discussed in Notes 3 and 8.

20.     Supplemental Information on Oil and Gas Producing Activities (Unaudited)

          The Supplementary Information on Oil and Gas Producing Activities is presented as required by SFAS No. 69, Disclosures about Oil and Gas Producing Activities.” The supplemental information includes capitalized costs related to oil and gas producing activities; costs incurred for the acquisition of oil and gas producing activities, exploration and development activities; and the results of operations from oil and gas producing activities.

          Supplemental information is also provided for per unit production costs; oil and gas production and average sales prices; the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

          Our capitalized costs consisted of the following (in millions):

Capitalized Costs Related to Oil and Gas Producing Activities

	December 31,

Consolidated Companies(a)	2008	2007	2006

Wells and equipment, facilities and other	$2,106.9	$1,612.5	$1,369.5
Leasehold	348.9	348.1	347.4

Total proved oil and gas properties	2,455.8	1,960.6	1,716.9
Accumulated depreciation and depletion	(1,064,3)	(725.5)	(470.2)

Net capitalized costs	$1,391.5	$1,235.1	$1,246.7

______________________

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. Includes capitalized asset retirement costs and associated accumulated depreciation. There are no capitalized costs associated with unproved oil and gas properties for the periods reported.

Our costs incurred for property acquisition, exploration and development were as follows (in millions):

Costs Incurred in Exploration, Property Acquisitions and Development

	Year Ended December 31,

Consolidated Companies(a)	2008	2007	2006

Property Acquisition
Proved oil and gas properties	$-	$-	$36.6
Development	495.2	244.4	261.8
______________________

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. There are no capitalized costs associated with unproved oil and gas properties for the periods reported. All capital expenditures were made to develop our proved oil and gas properties and no exploration costs were incurred for the periods reported.

        Our results of operations from oil and gas producing activities for each of the years 2008, 2007 and 2006 are shown in the following table (in millions):

Results of Operations for Oil and Gas Producing Activities

	Year Ended December 31,

Consolidated Companies(a)	2008	2007	2006

Revenues(b)	$785.5	$589.7	$524.7
Expenses:
Production costs	308.4	243.9	208.9
Other operating expenses(c)	99.0	56.9	66.4
Depreciation, depletion and amortization expenses	342.2	258.5	169.4

Total expenses	749.6	559.3	444.7

Results of operations for oil and gas producing activities	$35.9	$30.4	$80.0

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)	Revenues include losses attributable to our hedging contracts of $693.3 million, $434.2 million and $441.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(c)	Consists primarily of carbon dioxide expense.

          The table below represents estimates, as of December 31, 2008, of proved crude oil, natural gas liquids and natural gas reserves prepared by Netherland, Sewell and Associates, Inc. (independent oil and gas consultants) of Kinder Morgan CO 2 Company, L.P. and its consolidated subsidiaries’ interests in oil and gas properties, all of which are located in the state of Texas. This data has been prepared using constant prices and costs, as discussed in subsequent paragraphs of this document. The estimates of reserves and future revenue in this document conforms to the guidelines of the United States Securities and Exchange Commission.

          We believe the geologic and engineering data examined provides reasonable assurance that the proved reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change.

          Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations or declines based upon future conditions. Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing investments in wells and field infrastructure under current operating conditions. Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

          During 2008, we filed estimates of our oil and gas reserves for the year 2007 with the Energy Information Administration of the U. S. Department of Energy on Form EIA-23. The data on Form EIA-23 was presented on a different basis, and included 100% of the oil and gas volumes from our operated properties only, regardless of our net interest. The difference between the oil and gas reserves reported on Form EIA-23 and those reported in this report exceeds 5%.

Reserve Quantity Information

	Consolidated Companies(a)

	Crude Oil (MBbls)	NGLs (MBbls)	Nat. Gas (MMcf)(b)

Proved developed and undeveloped reserves:
As of December 31, 2005	141,951	18,983	2,153
Revisions of previous estimates(c)	(4,615)	(6,858)	(1,408)
Production	(13,811)	(1,817)	(461)
Purchases of reserves in place	453	25	7

As of December 31, 2006	123,978	10,333	291
Revisions of previous estimates(d)	10,361	2,784	1,077
Production	(12,984)	(2,005)	(290)

As of December 31, 2007	121,355	11,112	1,078
Revisions of previous estimates(e)	(29,536)	(2,490)	695
Production	(13,240)	(1,762)	(499)

As of December 31, 2008	78,579	6,860	1,274

Proved developed reserves:
As of December 31, 2005	78,755	9,918	1,650
As of December 31, 2006	69,073	5,877	291
As of December 31, 2007	70,868	5,517	1,078
As of December 31, 2008	53,346	4,308	1,274
______________________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)	Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees fahrenheit.

(c)	Based on lower than expected recoveries of a section of the SACROC unit carbon dioxide flood project.

(d)	Associated with an expansion of the carbon dioxide flood project area of the SACROC unit.

(e)	Predominantly due to lower product prices used to determine reserve volumes.

          The standardized measure of discounted cash flows and summary of the changes in the standardized measure computation from year-to-year are prepared in accordance with SFAS No. 69. The assumptions that underly the computation of the standardized measure of discounted cash flows may be summarized as follows:

▪the standardized measure includes our estimate of proved crude oil, natural gas liquids and natural gas reserves and projected future production volumes based upon year-end economic conditions;

▪pricing is applied based upon year-end market prices adjusted for fixed or determinable contracts that are in existence at year-end;

▪future development and production costs are determined based upon actual cost at year-end;

▪the standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

▪a discount factor of 10% per year is applied annually to the future net cash flows.

          Our standardized measure of discounted future net cash flows from proved reserves were as follows (in millions):

Standardized Measure of Discounted Future Net Cash Flows From
 Proved Oil and Gas Reserves

	As of December 31,

Consolidated Companies(a)	2008	2007	2006

Future cash inflows from production	$3,498.0	$12,099.5	$7,534.7
Future production costs	(1,671.6)	(3,536.2)	(2,617.9)
Future development costs(b)	(910,3)	(1,919.2)	(1,256.8)

Undiscounted future net cash flows	916.1	6,644.1	3,660.0
10% annual discount	(257.7)	(2,565.7)	(1,452.2)

Standardized measure of discounted future net cash flows	$658.4	$4,078.4	$2,207.8

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

(b)	Includes abandonment costs.

          The following table represents our estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in millions):

Changes in the Standardized Measure of Discounted Future Net Cash Flows From
 Proved Oil and Gas Reserves

Consolidated Companies(a)	2008	2007	2006

Present value as of January 1	$4,078.4	$2,207.8	$3,075.0
Changes during the year:
Revenues less production and other costs(b)	(1,012.4)	(722.1)	(690.0)
Net changes in prices, production and other costs(b)	(3,076.9)	2,153.2	(123.0)
Development costs incurred	495.2	244.5	261.8
Net changes in future development costs	231.1	(547.8)	(446.0)
Purchases of reserves in place	-	-	3.2
Revisions of previous quantity estimates(c)	(417.1)	510.8	(179.5)
Accretion of discount	392.9	198.1	307.4
Timing differences and other	(32.8)	33.9	(1.1)

Net change for the year	(3,420.0)	1,870.6	(867.2)

Present value as of December 31	$658.4	$4,078.4	$2,207.8

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries.

(b)	Excludes the effect of losses attributable to our hedging contracts of $639.3 million, $434.2 million and $441.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(c)
2008 revisions are predominantly due to lower product prices used to determine reserve volumes. 2007 revisions are associated with an expansion of the carbon dioxide flood project area for the SACROC unit. 2006 revisions are based on lower than expected recoveries from a section of the SACROC unit carbon dioxide flood project.